As filed with the Securities and Exchange Commission on November 16, 2004

Registration No. 333-120119

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mohegan Tribal Gaming Authority	Mohegan Basketball Club LLC
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

7997	7997
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

06-1436334	03-0509165
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

One Mohegan Sun Boulevard

Uncasville, CT 06382

(860) 862-8000

(Address, including zip code and telephone number, including area code of registrants’ principal executive offices)

Mark F. Brown

Chairman and Member of the Management Board

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

(860) 862-8000

(Name, address, including zip code and telephone number, including area code of agent for service)

Copy to:

James E. Showen, Esq.

Kevin L. Vold, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$225,000,000

Mohegan Tribal Gaming Authority

Offer To Exchange

7 1/8% Senior Subordinated Notes due 2014,

Which Have Been Registered Under the Securities Act,

For Any And All Outstanding

7 1/8% Senior Subordinated Notes due 2014

Interest Payable February 15 and August 15, Beginning on February 15, 2005

We are offering to exchange all of our 7 1/8% senior subordinated notes due 2014 registered under the Securities Act, which we refer to as the exchange notes, for our unregistered outstanding 7 1/8% senior subordinated notes due 2014, which we refer to as the outstanding notes. References to notes means the outstanding notes and the exchange notes collectively. Our wholly-owned subsidiary, Mohegan Basketball Club LLC, is the guarantor of the notes on an unsecured senior subordinated basis. The terms of the exchange notes are substantially identical to the terms of the outstanding notes except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable.

Material Terms of the Exchange Offer

•      The exchange offer will expire at 5:00 p.m., New York City time, on December 14, 2004, unless extended. However, in no event will the exchange offer be open for more than 30 business days.

•      You may withdraw tenders of outstanding notes at any time before the expiration of the exchange offer.

•      We will not receive any proceeds from the exchange offer.

•      You may only tender the outstanding notes in denominations of $1,000 and multiples of $1,000.

•      The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•      The exchange offer is subject to customary conditions.

•      If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

Please see “ Risk Factors” beginning on page 15 for a discussion of factors that you should consider in connection with the exchange offer.

Each broker-dealer that receives exchange notes pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. If the broker-dealer acquired the outstanding notes as a result of market-making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

We are not making this exchange offer in any state or jurisdiction where it is not permitted.

None of the National Indian Gaming Commission, the Bureau of Indian Affairs, the U.S. Securities and Exchange Commission or any other federal or state agency has approved or disapproved of the notes to be exchanged in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information that is contained elsewhere in this prospectus, including our financial statements, the notes thereto and the other financial data contained herein. You should read this prospectus carefully, particularly the section entitled “Risk Factors” and the financial statements and the related notes to those statements, and the other documents to which this prospectus refers you, including the Letter of Transmittal. Unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us” and “the Authority” mean the Mohegan Tribal Gaming Authority, the issuer of the notes.

The Tribe, the Authority and MBC

The Mohegan Tribe of Indians of Connecticut, or the Tribe, is a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. Under the Indian Gaming Regulatory Act of 1988, or IGRA, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal lands, subject to, among other things, the negotiation of a gaming compact with the state in which they operate. The Tribe and the State of Connecticut have entered into such a compact, the Mohegan Compact, that has been approved by the United States Secretary of the Interior. The Tribe has established us as an instrumentality of the Tribe, with the exclusive power to conduct and regulate gaming activities on tribal lands and the non-exclusive authority to conduct such activities elsewhere. Our gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. We are governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council (the governing body of the Tribe). We are the issuer of the notes. Our wholly-owned subsidiary, Mohegan Basketball Club LLC, is the guarantor of the notes on an unsecured senior subordinated basis. We refer to this subsidiary as MBC.

Mohegan Sun

In October 1996, we opened a gaming and entertainment complex known as Mohegan Sun. Mohegan Sun is located on a 240-acre site on the Tribe’s reservation overlooking the Thames River with direct access from Routes I-395 and 2A via a four-lane access road constructed by us. Mohegan Sun is approximately 125 miles from New York City and approximately 100 miles from Boston, Massachusetts. We completed a major expansion of Mohegan Sun known as Project Sunburst in fiscal year 2002. The first phase of Project Sunburst, the Casino of the Sky, which included increased gaming, restaurant and retail space and an entertainment arena, opened in September 2001. The remaining components, including an approximately 1,200-room luxury hotel and approximately 100,000 square feet of convention space, were fully opened in June 2002.

Mohegan Sun operates in an approximately 3.0 million square foot facility, which includes the following two casinos:

Casino of the Earth

The Casino of the Earth, the original casino at Mohegan Sun, has approximately 179,500 square feet of gaming space and offers:

•	approximately 3,850 slot machines and 180 table games (including blackjack, roulette, craps and baccarat);

•	food and beverage amenities, including three full-service themed fine dining restaurants, with a fourth area featuring cuisine from all three themes, a 610-seat buffet, a New York style delicatessen, a 24-hour coffee shop, a ten-station food court featuring international and domestic cuisine and multiple service bars, all operated by us for a total of approximately 1,800 restaurant seats;

•	an approximately 10,000 square foot, 410-seat lounge featuring live entertainment seven days a week;

•	an approximately 9,000 square foot simulcasting race book facility; and

•	five retail shops providing shopping opportunities ranging from Mohegan Sun logo souvenirs to cigars.

Casino of the Sky

The Casino of the Sky has approximately 119,000 square feet of gaming space and offers:

•	approximately 2,400 slot machines and 110 table games (including blackjack, roulette, craps and baccarat);

•	food and beverage amenities, including two full-service restaurants, two quick-service restaurants, a 24-hour coffee shop, a 320-seat buffet, a six station food court featuring international and domestic cuisine and five lounges and bars operated by us, as well as four full-service and three quick-service restaurants operated by third parties, for a total of approximately 2,200 restaurant seats;

•	Mohegan After Dark, consisting of a nightclub, a lounge and a pub, which are all operated by a third party;

•	the Mohegan Sun Arena with seating for up to 10,000;

•	a 350-seat Cabaret;

•	the Shops at Mohegan Sun containing 29 different retail shops, four of which we own;

•	an approximately 1,200-room luxury hotel with room service;

•	an approximately 20,000 square foot spa operated by a third party;

•	approximately 100,000 square feet of convention space; and

•	a child care facility and an arcade style recreation area operated by a third party.

Mohegan Sun has parking spaces for approximately 13,000 guests and 3,100 employees. In addition, we operate the Mohegan Sun gasoline and convenience center, an approximately 4,000 square foot, 20-pump facility located adjacent to Mohegan Sun.

Connecticut Sun

In January 2003, we formed MBC for the purpose of holding a membership in the Women’s National Basketball Association, or WNBA, and owning and operating a professional basketball team in the WNBA. MBC entered into a membership agreement with the WNBA permitting it to operate the Connecticut Sun basketball team. The team plays its home games in the Mohegan Sun Arena. MBC is a guarantor of the outstanding notes and will guarantee the exchange notes.

Strategy

Our overall strategy is to profit from expanding demand in the gaming market in the northeastern United States as well as to diversify the Tribe’s business interests in the gaming industry outside of Mohegan Sun. Mohegan Sun’s initial success has resulted primarily from guests living within 100 miles of Mohegan Sun, which represents our primary market. We have also enjoyed additional success from guests living within a 100 to 200 mile radius of Mohegan Sun, which represents our secondary market. Based upon Mohegan Sun’s results and experience, we believe the gaming market in the northeastern United States is strong. We have developed Mohegan Sun into a full-scale entertainment and destination resort, which has led to increases in the number of guests and lengthened the duration of their stays at Mohegan Sun. We believe that Mohegan Sun has and will continue to hold a long-term competitive advantage in the northeastern gaming market.

The Tribe has determined that it is in their long-term best interests to pursue diversification of their business interests, both directly and through us. As a result, from time to time, we and the Tribe identify and evaluate various business opportunities. These opportunities primarily include the management or ownership of, or investment in, other gaming enterprises through direct investments, acquisitions, joint venture arrangements and loan transactions. As described below under “Recent Developments,” since June 30, 2004 we have entered into a number of contracts in furtherance of this diversification strategy. We and the Tribe are currently exploring various other opportunities, although there is no assurance that we or the Tribe will continue to pursue any of them or that any of them will be consummated.

Market

Mohegan Sun and the Foxwoods Resort Casino, or Foxwoods, are the only two legally authorized gaming operations offering both traditional slot machines and table games in New England. Foxwoods, operated by the Mashantucket Pequot Tribe under procedures approved by the United States Department of the Interior, is located approximately 10 miles from Mohegan Sun and is currently the largest gaming facility in the United States in terms of total gaming positions. Based on the size and success of Foxwoods and the rapid growth of Mohegan Sun, we believe that the gaming market in New England and the remaining northeastern United States remains underserved. See “Business—Market and Competition from Other Gaming Operations.”

Recent Developments

Operating Results

On November 16, 2004, we announced our results for the following periods:

Quarter ended September 30, 2004

•	Gaming revenues of $296.9 million, a 4.2% increase over the corresponding period in the prior year.

•	Gross slot revenues of $222.1 million, a 4.4% increase over the corresponding period in the prior year.

•	Table games revenues of $78.2 million, a 7.5% increase over the corresponding period in the prior year.

•	Non-gaming revenues of $68.9 million, a 10.5% increase over the corresponding period in the prior year.

•	Net revenues of $334.5 million, a 4.7% increase over the corresponding period in the prior year.

•	Depreciation and amortization of $22.3 million, a 4.1% decrease from the corresponding period in the prior year.

•	Relinquishment liability reassessment charge of $3.9 million, which had the effect of increasing operating expenses, compared to a relinquishment liability reassessment credit of $22.7 million in the corresponding period in the prior year, which had the effect of reducing operating expenses.

•	Income from operations of $69.5 million, a 19.5% decrease from the corresponding period in the prior year.

•	Net income of $9.3 million, a 69.8% decrease from the corresponding period in the prior year.

Fiscal year ended September 30, 2004

•	Gaming revenues of $1.13 billion, a 6.0% increase over the prior fiscal year.

•	Gross slot revenues of $832.8 million, a 7.2% increase over the prior fiscal year.

•	Table games revenues of $306.4 million, an 8.3% increase over the prior fiscal year.

•	Non-gaming revenues of $242.8 million, a 10.8% increase over the prior fiscal year.

•	Net revenues of $1.26 billion, a 6.7% increase over the prior fiscal year.

•	Depreciation and amortization of $93.6 million, a 1.6% increase over the prior fiscal year.

•	Relinquishment liability reassessment charge of $3.9 million, which had the effect of increasing operating expenses, compared to a relinquishment liability reassessment credit of $22.7 million in the prior fiscal year, which had the effect of reducing operating expenses.

•	Income from operations of $246.6 million, a 2.2% increase over the prior fiscal year.

•	Net income of $102.9 million, a 7.5% increase over the prior fiscal year.

Liquidity, Capital Resources and Capital Spending

We held cash and cash equivalents of $60.8 million as of September 30, 2004. As of September 30, 2004, $179.7 million was outstanding under our bank credit facility, which consists of $91.7 million outstanding under the term loan and $88.0 million under the revolving loan. We had approximately $202.8 million available for borrowing under the bank credit facility as of September 30, 2004. Our total debt was approximately $1.03 billion as of September 30, 2004.

Capital expenditures totaled $30.7 million for the fiscal year ended September 30, 2004. We anticipate capital expenditures at Mohegan Sun to be between $45.0 million and $55.0 million for the fiscal year ending September 30, 2005, comprised primarily of anticipated maintenance capital expenditures. We have also agreed to pay $280.0 million, subject to certain adjustments, for the acquisition of Pocono Downs, more fully described below. We also anticipate that we will spend up to $175.0 million on the construction, furnishing and equipping of a new slot machine facility at Pocono Downs, in addition to paying a one-time $50.0 million fee to the Commonwealth of Pennsylvania upon receipt of a gaming license.

Distributions to the Tribe totaled $65.0 million for the fiscal year ended September 30, 2004. Distributions to the Tribe are anticipated to total $67.5 million for fiscal year 2005.

Refinancing Transactions

On August 3, 2004, we raised net proceeds of $221.9 million in connection with the closing of the private placement of the outstanding notes to Banc of America Securities LLC, Citigroup Global Markets Inc., SG Americas Securities, LLC, Calyon Securities (USA) Inc., Wells Fargo Securities, LLC, RBS Greenwich Capital Markets, Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc. and Commerzbank Capital Markets Corp. We refer to these purchasers as the initial purchasers. MBC guaranteed the outstanding notes on an unsecured senior subordinated basis. The net proceeds from this financing, together with $130.0 million of availability under our bank credit facility, were used to repurchase an aggregate principal amount of $186.0 million of our outstanding 8 1/8% senior notes due 2006, $133.7 million of our outstanding 8 3/8% senior subordinated notes due 2011 and to pay related fees and expenses. The aggregate amount paid for the outstanding 8 1/8% senior notes due 2006 was $200.5 million, which included premium payments of $13.2 million and accrued interest of $1.3 million. The aggregate amount paid for the outstanding 8 3/8% senior subordinated notes due 2011 was $152.5 million, which included premium payments of $17.8 million and accrued interest of $995,000. In this prospectus, references to our refinancing transactions refer to the issuance of the outstanding notes and the related guarantee, the repurchase of $186.0 million principal amount of our outstanding 8 1/8% senior notes due 2006 and the repurchase of $133.7 million principal amount of our outstanding 8 3/8% senior subordinated notes due 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Capital Resources and Capital Spending—External Sources of Liquidity—Notes” for a further description of the refinancing transactions.

Cowlitz Project

On July 23, 2004, we formed Mohegan Ventures-Northwest, LLC as a wholly owned unrestricted subsidiary, or Mohegan Ventures-NW. As an unrestricted subsidiary, Mohegan Ventures-NW is not required to be a guarantor of the outstanding notes, the exchange notes or our other debt obligations. Mohegan Ventures-NW holds a 54.15% membership interest in Salishan-Mohegan, LLC, or Salishan-Mohegan, formed with an unrelated third party to participate in the development and management of a casino to be located in Clark County, Washington. The proposed casino will be owned by the Cowlitz Indian Tribe. We refer to this as the Cowlitz Project. Salishan-Mohegan also has been designated as our unrestricted subsidiary.

On September 21, 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Indian Tribe regarding the Cowlitz Project. Copies of these agreements are filed as Exhibits 10.30 and 10.31 to the registration statement of which this prospectus forms a part. Under the terms of the development agreement, Salishan-Mohegan will carry out all activities that are necessary to develop the Cowlitz Project, including advising the Cowlitz Indian Tribe with its plan to place land into trust by the United States Department of the Interior, assisting the Cowlitz Indian Tribe in the negotiation of a compact with the State of Washington, assisting in the arrangement of financing for the Cowlitz Project and administering and overseeing the planning, design, development, and construction of the Cowlitz Project. The development agreement provides for certain development fees, as defined in the development agreement. The management agreement is for a period of seven years, during which Salishan-Mohegan will manage, operate, and maintain the planned casino. The management agreement also provides for a management fee, as defined in the management agreement. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of Washington and the United States Department of the Interior accepting land into trust on behalf of the Cowlitz Indian Tribe. The management agreement is subject to approval by the National Indian Gaming Commission, or NIGC.

Pocono Downs

On October 14, 2004 we entered into an agreement to purchase The Downs Racing, Inc., or Downs Racing, and its subsidiaries from subsidiaries of Penn National Gaming, Inc. Downs Racing owns and operates Pocono Downs, a standardbred harness racing facility located on approximately 400 acres of land in Wilkes-Barre, Pennsylvania, and five off-track wagering operations located throughout Pennsylvania. In addition, following the closing of the transaction, we will obtain the right to apply for a Pennsylvania Category One slot machine license which, if approved, would initially permit the installation and operation of up to 3,000 slot machines at Pocono Downs, which is one of the fourteen sites eligible to apply for a gaming license under the recently passed Pennsylvania Race Horse Development and Gaming Act. Under the terms of the purchase agreement, we will pay $280.0 million before adjustments and other costs. The transaction is subject to regulatory approvals and other customary closing conditions, and also provides us with both pre- and post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

We urge you to carefully read the purchase agreement, which we filed with the SEC as Exhibit 10.2 to our current report on Form 8-K on October 18, 2004.

Amendment to the Bank Credit Facility

On October 14, 2004 we received the requisite consent of our lenders to Amendment No. 3 to our bank loan agreement, which we refer to as the amendment. The amendment, among other things, provides for an increase in the total loan commitment from $382.7 million to $600.0 million, comprised of a $450.0 million revolving loan and a $150.0 million term loan. The amendment also permits us to make the purchase described above under “—Pocono Downs” and certain other investments planned for Pocono Downs. The amendment also modifies certain provisions of our existing bank loan agreement including our covenants relating to total leverage ratio requirements. Pursuant to the terms of the amendment, the term loan commitment will reduce by approximately $13.6 million beginning on September 30, 2005 and continuing each quarter thereafter.

We urge you to carefully read this amendment, which we filed with the SEC as Exhibit 10.1 to our current report on Form 8-K on October 18, 2004.

Menominee Project

On October 21, 2004, we entered into a management agreement with the Menominee Indian Tribe of Wisconsin, or the Menominee Tribe, and the Menominee Kenosha Gaming Authority. A copy of this agreement is filed as Exhibit 10.35 to the registration statement of which this prospectus forms a part. According to the management agreement, we were granted the exclusive right and obligation to manage, operate and maintain a planned casino and destination resort to be located in Kenosha, Wisconsin, or the Menominee Project, for a period of seven years. We will provide these services in consideration of a management fee as defined in the management agreement. The management agreement is subject to approval by the NIGC.

The Tribe previously entered into an agreement with the developer for the Menominee Project under which the Tribe will lend the developer certain funds necessary to develop the Menominee Project, including administering and overseeing the planning, design, development and construction of the Menominee Project. The Tribe has lent approximately $3.1 million to the developer for use in these efforts. Development of the Menominee Project is subject to certain governmental and regulatory approvals, including, but not limited to, the United States Department of the Interior accepting land into trust on behalf of the Menominee Tribe and the approval of the Governor of Wisconsin. A non-binding Kenosha County referendum held on November 2, 2004 authorized the County Board to support the Menominee Project.

Address and Telephone Number

Our mailing address is One Mohegan Sun Boulevard, Uncasville, CT 06382 and our telephone number is (860) 862-8000. The Internet website for Mohegan Sun is located at www.mohegansun.com. Contents of the website do not constitute a part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer

We are offering to exchange $1,000 principal amount of our exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding notes, which were issued in a private placement in August 2004.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the exchange offer expires.

You may tender your outstanding notes for exchange in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights Agreement	In connection with our sale of the outstanding notes to the initial purchasers we signed a registration rights agreement that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your outstanding notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy this right. If we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest to the affected holders of the notes. See “Description of the Exchange Notes—Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your ability to transfer your outstanding notes will continue to be subject to the restrictions provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on December 14, 2004 unless extended by us, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. However, in no event will the exchange offer be open for more than 30 business days. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer

The exchange offer is subject to conditions which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes;

•	to terminate the exchange offer if specified conditions have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all tendered outstanding notes, subject, however, to the right of tendering holders to withdraw their tender of outstanding notes; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange, you must:

•	complete and sign the accompanying Letter of Transmittal according to the instructions contained in the Letter of Transmittal; and

•	forward the Letter of Transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of such outstanding notes.

Some brokers, dealers, commercial banks, trust companies and other nominees also may effect tenders by book-entry transfer.

If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to accept the exchange offer, you must do so through DTC’s Automated Tender Offer Program, or ATOP, pursuant to which you will agree to be bound by the Letter of Transmittal. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

By executing or agreeing to be bound by the Letter of Transmittal, you will be making a number of important representations to us, as described under the “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender your outstanding notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your outstanding notes. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Withdrawal Rights

You may withdraw the tender of your outstanding notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading “The Exchange Offer—Withdrawal Rights.”

Resales of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	you are not an “affiliate” within the meaning of Rule 405 of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. See “The Exchange Offer—Purpose and Effect of the Exchange Offer” for additional representations that are required.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See “Plan of Distribution.”

Exchange Agent

The exchange agent for the exchange offer is U.S. Bank National Association. The address and the telephone and facsimile numbers of the exchange agent are shown in “The Exchange Offer—Exchange Agent” section of this prospectus and in the Letter of Transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. See “Use of Proceeds.”

United States Federal Income Tax Consequences

Your acceptance of the exchange offer and the related exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Certain United States Federal Income Tax Considerations.”

See “The Exchange Offer” for more detailed information concerning the exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The exchange offer relates to the exchange of up to $225.0 million principal amount of exchange notes for up to an equal principal amount of outstanding notes. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act and, therefore, are freely transferable. The exchange notes will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the outstanding notes which they replace. The outstanding notes and the exchange notes are governed by the same indenture.

Issuer	Mohegan Tribal Gaming Authority.

Securities Offered	$225.0 million in principal amount of 7 1/8% Senior Subordinated Notes due 2014.

Maturity	August 15, 2014.

Interest Payment Dates	February 15 and August 15, beginning February 15, 2005.

Guarantees

MBC, and certain of our future subsidiaries that guarantee any of our debt or incur other debt in excess of $25.0 million, will guarantee our obligations under the exchange notes on an unsecured senior subordinated basis.

Ranking

The exchange notes will be subordinated in right of payment to all of our existing and future senior indebtedness, including our senior secured bank credit facility, our existing 8 1/8% senior notes due 2006 and 50% of our then due and owing payment obligations under our relinquishment agreement with Trading Cove Associates, or TCA, which we refer to as the relinquishment agreement. See “Business—Material Agreements—Relinquishment Agreement with Trading Cove Associates.” The exchange notes and the guarantee will rank equally with all of our existing and future senior subordinated indebtedness, including our 6 3/8% senior subordinated notes due 2009, our existing 8 3/8% senior subordinated notes due 2011, our 8% senior subordinated notes due 2012 and the remaining 50% of our then due and owing payment obligations under the relinquishment agreement. The exchange notes will rank senior to all of our subordinated indebtedness.

Assuming we had fully drawn all possible amounts available under our recently amended bank credit facility, then as of the date of this prospectus, the exchange notes would have been:

•	subordinated to $600.0 million of senior secured debt under our bank credit facility;

•	subordinated to $14.0 million in principal amount outstanding of the 8 1/8% senior notes due 2006;

•	subordinated in a liquidation, bankruptcy or similar proceeding to 50% of our payment obligations under the relinquishment agreement that are then due and owing;

•	ranked equally to:

•	the outstanding notes;

•	$330.0 million in principal amount of 6 3/8% senior subordinated notes due 2009;

•	$16.3 million in principal amount outstanding of the 8 3/8% senior subordinated notes due 2011;

•	$250.0 million in principal amount of 8% senior subordinated notes due 2012; and

•	the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing.

The assets of the Tribe or its affiliates other than us, MBC and any of our future subsidiary guarantors will not be available for our creditors and will not be available to pay the exchange notes.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time after August 15, 2009 at the redemption prices set forth under “Description of the Exchange Notes—Special and Optional Redemptions.”

We may redeem the exchange notes, in whole or in part, at any time prior to August 15, 2009 at a redemption price equal to the greater of (1) 100% of the principal amount of the exchange notes to be redeemed and (2) the sum of the remaining scheduled payments discounted to the redemption date at the applicable treasury rate plus 50 basis points, as described elsewhere in this prospectus. See “Description of the Exchange Notes—Special and Optional Redemptions.”

Special Redemption

We may at any time redeem a holder’s notes or require a holder to dispose of the notes if (1) any gaming regulatory authority requires such holder to be licensed or otherwise qualified under applicable gaming laws in order for us to maintain any of our gaming licenses or franchises and (2) the holder does not obtain such license or qualification within the required time periods. Any such redemption or sale will be at the prices listed in “Description of the Exchange Notes—Special and Optional Redemptions.”

Change of Control

If a change of control (as defined in “Description of the Exchange Notes—Repurchase at the Option of Holders”) occurs, subject to certain conditions and restrictions, we will be required to offer to repurchase the notes, at your option, at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase at the Option of Holders.”

Basic Covenants of the Indenture	We will issue the exchange notes under an existing indenture with U.S. Bank National Association, as trustee. This indenture, among other things, restricts our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions;

•	make investments;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into another person.

These covenants are subject to important exceptions and qualifications. See “Description of the Exchange Notes—Covenants.”

Risk Factors

Investment in the securities involves a high degree of risk. See “Risk Factors” beginning on page 15 for a discussion of some of the factors that you should consider carefully before tendering any outstanding notes for exchange notes.

Summary Financial Data

The following summary financial data should be read together with the section entitled “Selected Financial Data” and our consolidated financial statements and the related notes included in this prospectus beginning on page F-1. You also should read the following information in conjunction with the sections in this prospectus entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Unless otherwise indicated, dollar amounts shown in the following table are in thousands.

	Fiscal Years Ended September 30,						Nine Months Ended June 30,
	2003		2002		2001		2004		2003
Operating Results:
Gross revenues	$1,280,514		$1,121,060		$859,608		$1,002,485		$933,032
Promotional allowances	(91,712)		(77,050)		(71,372)		(82,870)		(78,703)

Net revenues	$1,188,802		$1,044,010		$788,236		$919,615		$854,329

Income from operations	$241,333		$213,680		$267,935		$177,086		$154,984
Total other expense(1)	(145,648	)(2)	(113,648)		(53,403)		(83,450)		(89,884)

Income from continuing operations	95,685		100,032		214,532		93,636		65,100
Loss from discontinued operations	—		—		(591)		—		—

Net income	$95,685		$100,032		$213,941		$93,636		$65,100

Other Data:
Interest expense, net of capitalized interest	$83,492		$76,635		$20,375		$60,076		$63,812
Capital expenditures	30,277		224,743		728,742		25,446		22,338
Net cash flows provided by operating activities	195,484		183,699		201,338		180,076		146,481
Ratio of earnings to fixed charges(3)	1.8	x	1.7	x	2.9	x	2.2	x	1.7	x
Balance Sheet Data:
Total assets	$1,658,511		$1,714,055		$1,554,693		$1,603,392		$1,675,633
Long-term debt and capital lease obligations	1,101,649		1,052,173		908,000		1,031,748		1,105,704

(1)	For the fiscal years ended September 30, 2003, 2002 and 2001, total other expense includes $33.6 million, $36.3 million and $35.8 million, respectively, for the accretion of discount to the relinquishment liability to reflect the impact of the time value of money. For the nine months ended June 30, 2004 and 2003, total other expense includes $22.5 million and $25.2 million, respectively, for the accretion of discount to the relinquishment liability. A discussion of our accounting for the relinquishment liability may be found under Notes 3 and 13 to our audited consolidated financial statements included in this prospectus.
(2)	Total other expense in the fiscal year ended September 30, 2003 includes a loss on early extinguishment of debt of $27.4 million, comprised of a tender premium of $22.8 million, a write-off of unamortized debt issuance costs of $4.4 million and other transaction costs of approximately $200,000.
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings include income from continuing operations, amortization of capitalized interest and fixed charges less capitalized interest. Fixed charges consist of interest expense on debt (which excludes the effects of changes in fair value of derivative instruments), capitalized interest, accretion of discount to the relinquishment liability, amortization of debt issuance costs and a portion of rental expense (deemed by us to be representative of the interest factor of rental payments).

RISK FACTORS

You should consider carefully the following risk factors, as well as all other information contained in this prospectus, before tendering your outstanding notes for exchange notes in this exchange offer.

Risks Related to Our Business

Our substantial indebtedness could affect adversely our financial condition.

We currently have and will continue to have a significant amount of indebtedness. As of June 30, 2004, we had outstanding long-term debt totaling $1.03 billion. In addition, as of June 30, 2004, we had borrowing capacity under the bank credit facility of up to $382.7 million, of which $98.7 million was outstanding. Assuming we had fully drawn all possible amounts available under our recently amended bank credit facility as of the date of this prospectus, we would have had $600.0 million of borrowings outstanding under the facility.

Our substantial indebtedness could have important consequences to you and significant adverse effects on our business. Such adverse effects include, but are not limited to, the following:

•	make it more difficult for us to satisfy our debt service obligations;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures and other general operating requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the gaming industry, which may place us at a disadvantage compared to our competitors that have less debt, thereby hurting our results of operations and ability to meet our debt service obligations with respect to our outstanding indebtedness; and

•	limit, along with the financial and other restrictive covenants in our outstanding indebtedness, the ability to borrow additional funds.

Mohegan Sun’s failure to generate sufficient cash flows could prevent us from fulfilling our debt service obligations.

We rely primarily on cash flows generated by gaming operations of Mohegan Sun to meet our debt service obligations. Our financial condition and operations are subject to many financial, economic, political, competitive and regulatory factors beyond our control. If Mohegan Sun is unable to generate sufficient cash flows, we may be unable to meet our debt service obligations with respect to our outstanding indebtedness. We could be required to, among other things, reduce or delay planned capital expenditures, dispose of some of our assets and/or seek to restructure some or all of our debt. We cannot assure you that any of these alternatives could be effected on satisfactory terms, if at all, and if effected, would not have a material adverse effect on our operations.

If we are not able to compete successfully with existing and potential competitors, we may not be able to generate sufficient cash flows.

Under current law, outside of Atlantic City, New Jersey, full-scale commercial casino gaming in the northeastern United States may be conducted only by federally recognized Indian tribes operating under federal Indian gaming laws or on cruise ships in international waters. In recent years, there has been an increase in the number of Indian tribes seeking to engage in full-scale commercial casino gaming in the northeastern United States and in the number of individual groups seeking to obtain federal recognition as Indian tribes so that they may engage in commercial casino gaming in the northeastern United States. After obtaining federal recognition and before full scale commercial casino gaming operations may commence, a tribe must, among other things, have land taken into trust by the federal government, negotiate a gaming compact with the state in which they intend to engage in commercial casino gaming, adopt a tribal gaming ordinance and construct a facility. A tribe may also need to negotiate a gaming management agreement and obtain financing to construct a facility. As described below, many Indian tribes and individual groups seeking to gain federal recognition as Indian tribes are pursuing commercial casino gaming in the northeastern United States.

A number of states, including Maine, Massachusetts, Rhode Island, Pennsylvania and New York, have considered legalizing one or more forms of commercial casino gaming by non-Indians in one or more locations. In July 2004, Pennsylvania legalized commercial slot machine gaming by non-Indians. Based on internal analysis of the existing and potential gaming market in the northeastern United States, we believe that competition from other commercial casino gaming operations will continue to increase in the future.

Since the completion of the Project Sunburst expansion in June 2002, including our approximately 1,200-room luxury hotel, we have broadened Mohegan Sun’s target market beyond day-trip customers to include guests making overnight stays at the resort. Consequently, Mohegan Sun now competes more directly for customers with casinos in Atlantic City, New Jersey. Many of these casinos have greater resources and greater name recognition than Mohegan Sun.

The existing gaming industry in the northeastern United States is highly competitive. Mohegan Sun currently competes primarily with Foxwoods Resort Casino, or Foxwoods, operated by the Mashantucket Pequot Tribe. Foxwoods is approximately ten miles from Mohegan Sun and is the largest gaming facility in the United States in terms of total gaming positions. Foxwoods has been in operation for approximately twelve years and may have greater financial resources and greater operating experience than us or the Tribe. In addition, Foxwoods has offered certain amenities to its guests for a significantly longer duration than Mohegan Sun, such as hotel accommodations and convention center services.

In the spring of 2003, the Mashantucket Pequot Tribe announced a $99 million expansion at Foxwoods, which was substantially completed in late summer 2004. The expansion includes approximately 120,000 square feet of additional gaming space to accommodate approximately 1,000 slot machines, including 140 new dual-use bingo/slot machines, and 200 smoke-free bingo seats; a 2,100 car parking garage; 7,500 square feet of food and beverage space featuring a Hard Rock Café; and 6,000 square feet of retail space. The Mashantucket Pequot Tribe is also currently constructing two golf courses, with a golf academy, a 50,000 square foot clubhouse and golf villas. The golf courses are expected to be opened in the spring of 2005.

Mohegan Sun also currently faces competition from several casinos and gaming facilities located on Indian tribal lands in New York, and to a lesser extent from racetracks in New York that operate Video Lottery Terminals, or VLTs. New York has six federally recognized tribes located in the central, northern and western parts of the state. Three of these tribes, the Oneida Nation of New York, the Seneca Nation and the St. Regis Mohawk Tribe of New York, currently engage in casino gaming. In addition to these three tribes, other Indian tribes have announced potential casino projects, which, if completed, will add significant casino space and hotel rooms to the northeastern United States gaming market. In addition, four racetracks located in Monticello, Saratoga Springs, Farmington and Buffalo, New York currently operate an aggregate of approximately 5,100 VLTs. On July 7, 2004 the Appellate Division of the New York State Supreme Court ruled that the legislation authorizing VLTs at these racetracks violated the state constitution provision that all revenue from lottery games be dedicated to education aid; however, the Court unanimously ruled that Indian owned casinos could still be operated in New York. Despite the New York State Supreme court ruling, VLTs at racetracks are still currently operating.

In October 2001, the New York State Legislature approved legislation that permitted as many as six casino gaming operations by Indian tribes in New York, in addition to the Oneida Nation’s Turning Stone casino and St. Regis Mohawk Tribe’s Akwesasne Casino already in operation. Up to three of these additional casinos may be owned by the Seneca Nation and three may be located in either Ulster County or Sullivan County. The Seneca Nation opened one of these additional gaming operations, the Seneca Niagara Casino, in December 2002 in Niagara Falls, New York. In May 2004, the Seneca Nation opened its second facility, an approximately 125,000 square foot temporary facility on its reservation in Salamanca, New York, with construction of a permanent facility scheduled to begin later this year. The Seneca Nation may also operate one additional gaming operation in western New York pursuant to the gaming compact negotiated with the Governor of New York.

The Oneida Nation of New York operates Turning Stone Casino Resort on its reservation near Syracuse, New York, approximately 270 miles from Mohegan Sun. The Oneida Nation has begun an approximately $308.0 million expansion effort at Turning Stone, which will include, among other things, the addition of approximately 400 hotel rooms and suites and increase overall gaming space by approximately 30,000 square feet. In October 2004, the Oneida Nation partially opened its expanded convention space and a new 19-story hotel at Turning Stone. Substantial completion of the expansion is expected in early 2005. In June 2004, the New York State Supreme Court ruled that the Oneida Gaming Compact with the State of New York was invalid because the compact had not been approved by the state legislature. According to recent news reports, the NIGC has warned the Oneida Nation to resolve its compact dispute with the State of New York or they may face enforcement actions.

The St. Regis Mohawk Tribe opened a casino located in Hogansburg, New York, near the Canadian border in April 1999. The St. Regis Mohawk Tribe recently reached an agreement with the State of New York on a new compact that will, among other things, permit the tribe to install slot machines at the casino in exchange for payments to the State of New York. In April 2001, the St. Regis Mohawk Tribe entered into an agreement with Park Place Entertainment Corporation, now Caesars Entertainment, a Nevada based gaming and entertainment company, for exclusive rights to develop a casino project in Sullivan County, New York. In August 2001, the St. Regis Mohawk Tribe signed an agreement with Sullivan County to build a $500.0 million resort on Anawana Lake at Kutsher’s Resort and Country Club in the Catskills. In October 2003, the Bureau of Indian Affairs, or BIA, published a notice in the Federal Register of its intent to take 66 acres of land at this site into trust for the St. Regis Mohawk Tribe pending review and approval of an environmental impact statement. In November 2003, the St. Regis Mohawk Tribe and Caesars Entertainment signed an amended management and development agreement to govern the construction and operation of their planned resort in Sullivan County. In addition to settling its Hogansburg casino compact dispute with the State of New York, the St. Regis Mohawk Tribe also has reached a tentative agreement with the State of New York to settle its land claims disputes. The settlement is subject to the approval of the tribal membership, with voting scheduled for November 2004. We believe the settlement of the tribe’s land claim dispute and reaching a compact for the tribe’s Hogansburg casino may clear the way for the tribe to obtain a compact regarding their planned gaming facility to be constructed in Sullivan County.

In April 2004, the Cayuga Indian Nation of New York, a federally recognized Indian tribe without a reservation, received approval of their land into trust application from the Eastern Area Office of the BIA. The tribe requested that the United States take approximately 30 acres of land located adjacent to the Monticello Raceway into trust for the benefit of the tribe for the purposes of conducting gaming. If approved by the BIA, the tribe, in conjunction with Empire Resorts, Inc. as its developer and manager, intends to construct and operate a casino resort at the site. In June 2004, the Governor of New York and Cayuga tribal leaders announced they had signed a memorandum of understanding that would, among other things, settle the tribe’s land claim against New York and require the Governor of New York to negotiate a compact with the tribe to conduct gaming at the site. In August 2004, the office of the Governor of New York announced that talks ended between the state and the Cayuga Nation after the tribe rejected the state’s comprehensive land settlement agreement, which we believe will delay the Cayuga tribe obtaining a gaming compact with the state necessary to operate a casino in Sullivan County.

Currently, there are no non-Indian casinos operating in New York, and the establishment of non-Indian commercial casino operations would require the approval of two successive state legislatures, followed by the voters in a statewide referendum.

In Connecticut, the Historic Eastern Pequot Tribe, located in North Stonington, received federal recognition in June 2002 and has announced its intention to develop a casino in southeastern Connecticut. The Schaghticoke Tribal Nation, located in Kent, received federal recognition in January 2004, and has expressed an interest in developing a casino in the western part of the State. Both federal recognition decisions have been appealed to the Interior Board of Indian Appeals, or IBIA. Other groups of individuals in Connecticut are seeking federal recognition as Indian tribes with the announced intention of establishing gaming operations; however, the BIA is not actively considering any of these applications for federal recognition. Some of these groups have publicized the existence of financial backers for the future construction of gaming facilities.

In fiscal year 2004, the BIA made final determinations denying federal recognition for one Connecticut tribe, the Golden Hill Paugussett Tribe, and two bands of Nipmuc tribes located in Massachusetts. Both bands of the Nipmuc tribes and the Golden Hill Paugussett Tribe filed appeals with the IBIA in September 2004. In October 2004, the IBIA agreed to accept the Nipmuc tribes’ appeal and an appeals board within the BIA rejected the Golden Hill Paugussetts’ request to reconsider their denial of the tribe’s federal recognition.

Several other states in New England have considered the legalization of full-scale commercial casino gaming by Indian tribes and non-Indians. In Rhode Island, the state’s two pari-mutuel facilities, Lincoln Greyhound Park and Newport Grand Jai Alai, offer approximately 3,510 VLTs with approval from the state to add an aggregate of approximately 800 VLTs. In October 2004, Lincoln Greyhound Park announced that it will install the remaining approved slot machines, approximately 460, in May 2005. In addition, this year the Rhode Island state legislature approved a referendum to be included on the November 2004 ballot to determine whether a casino operated by an affiliate of Harrah’s Entertainment, in conjunction with the Narragansett Tribe, should be permitted in West Warwick, Rhode Island. The Rhode Island Supreme Court provided an advisory opinion in August 2004 that the proposed casino referendum was unconstitutional, and the Superior Court subsequently ruled that the referendum could not be placed on the November 2004 ballot. It has been reported that Harrah’s and the Narragansett Tribe will pursue a referendum for the November 2005 ballot. In Massachusetts, the state legislature has not authorized commercial gaming; however, several Native American groups are seeking federal recognition with the announced intention of establishing gaming operations in Massachusetts. Attempts by one federally recognized tribe in Massachusetts, the Aquinnah Wamponoag Tribe of Martha’s Vineyard, to develop commercial casino gaming have been unsuccessful.

In Maine, casinos are prohibited; however one cruise boat operates out of Maine and provides casino gaming offshore. The legislature has also approved up to 1,500 slot machines for the Bangor Historical Raceway following passage of a statewide ballot measure in November 2003. In October 2004, the Maine Harness Racing Commission granted Penn National Gaming, Inc., or Penn National, an unconditional racing license for Bangor Historical Raceway for the 2004 racing season. The annual license represents the completion of the first regulatory approval necessary for Penn National to proceed with its proposed $74 million development project at the Bangor Historical Raceway, where it intends to operate approximately 1,500 slot machines by mid-2006. Penn National must still, among other things, obtain a gaming license before it can operate slot machines at the racetrack.

In July 2004, Pennsylvania’s governor signed into law legislation to legalize slot machines in that state for licensees to be chosen by a new state gambling control board. An aggregate of 61,000 slot machines may be permitted for up to 14 locations throughout Pennsylvania. The holders of racing licenses in Pennsylvania may apply for seven of the licenses available to operate slot machines at the racetracks. The Pocono Downs racetrack located in Wilkes-Barre, Pennsylvania, which we have agreed to acquire, is one of the sites eligible for a gaming license under the Pennsylvania legislation.

On August 2, 2004, Boyd Gaming and MGM Mirage announced a planned $200.0 million expansion of their jointly owned Borgata Hotel and Casino in Atlantic City, New Jersey. The expansion will add an additional 500,000 square feet to the facility, including more gaming space, retail and restaurant space, two additional nightclubs and a larger spa. Construction is expected to begin in December 2004. In October 2004, Boyd Gaming and MGM Mirage announced a Phase II expansion, to begin during the first phase of its initial expansion and to be completed in mid-2007. The Phase II expansion will include a new hotel tower, containing approximately 800 guest rooms, a new spa, two swimming pools and additional meeting space.

We are unable to predict whether any of the efforts discussed above by other federally recognized Indian tribes, individual groups attempting to gain federal recognition as Indian tribes or legalization of commercial casino gaming by non-Indians will lead to the establishment of additional commercial casino gaming operations in the northeastern United States. If established, we are uncertain of the impact such commercial casino gaming operations will have on our operations and our ability to meet our financial obligations.

Your ability to enforce your rights against us is limited by our sovereign immunity and that of the Tribe and MBC.

Although we, the Tribe, and MBC each have sovereign immunity and may not be sued without our and their respective consents, we, the Tribe, and MBC each have granted a limited waiver of sovereign immunity and consent to suit in connection with some of our outstanding indebtedness. Such waiver includes suits against us to enforce our obligation to repay certain outstanding indebtedness. Generally, waivers of sovereign immunity have been held to be enforceable against Indian tribes. In the event that any waiver of sovereign immunity is held to be ineffective, you could be precluded from judicially enforcing your rights and remedies as a noteholder. With limited exceptions, we, the Tribe, and MBC have not waived sovereign immunity from private civil suits, including violations of the federal securities laws. For this reason, you may not have any remedy against us, the Tribe, or MBC for violations of federal securities laws.

Disputes relating to the notes, the guarantee and the Indenture may be brought in a federal or state court that has jurisdiction over the matter. However, federal courts may not exercise jurisdiction over disputes not arising under federal law, and state courts may not exercise jurisdiction over disputes arising on the Mohegan reservation. In addition, the Tribe’s Constitution has established a special court, the Gaming Disputes Court, to rule on disputes with respect to Mohegan Sun. The federal and state courts, under the doctrines of comity and exhaustion of tribal remedies, may be required to (1) defer to the jurisdiction of the Gaming Disputes Court or (2) require that any plaintiff exhaust its remedies in the Gaming Disputes Court before bringing any action in federal or state court. Thus, there may be no federal or state court forum with respect to a dispute.

The Tribe’s Constitution currently has a provision that prohibits the Tribe from enacting any law that would impair the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of gaming on Tribal lands. However, this provision could be amended by the Tribe’s registered voters to impair the obligation of such contracts.

Rights as a creditor are limited to our assets and those of MBC.

Any rights as a creditor in a bankruptcy, liquidation or reorganization or similar proceeding would be limited to our assets and the assets of MBC, and would not encompass the assets of our other subsidiaries that are not guarantors, the Tribe or its other affiliates.

We, the Tribe, and MBC may not be subject to the federal bankruptcy laws, which could impair the ability of our creditors to be repaid from the sale of our assets if we are unwilling or unable to meet our debt service obligations.

We, the Tribe, and MBC may not be subject to the federal bankruptcy laws. Thus, no assurance can be given that, if an event of default occurs, a forum will be available to creditors other than the Gaming Disputes Court. In such court, there are presently no guiding precedents for the interpretation of Tribal law. Any execution of a judgment of the Gaming Disputes Court will require the cooperation of the Tribe’s officials in the exercise of their police powers. Thus, to the extent that a judgment of the Gaming Disputes Court must be executed on Tribal lands, the practical realization of any benefit of such a judgment will be dependent upon the willingness and ability of Tribal officials to carry out such judgment. In addition, the land on which the casino facility is located is owned by the United States in trust for the Tribe, and our creditors and the creditors of the Tribe may not foreclose upon or obtain title to the land.

Restrictions in the bank credit facility and the indentures to which we are a party may impose limits on our ability to pursue our business strategies.

The bank credit facility and the indentures to which we are a party contain customary operating and financial restrictions that limit our discretion on various business matters. These restrictions include covenants limiting our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions;

•	make certain investments;

•	use assets as security in other transactions;

•	sell certain assets or merge with or into another person;

•	grant liens;

•	make capital expenditures; and

•	enter into transactions with affiliates.

These restrictions may, among other things, reduce our flexibility in planning for, or reacting to, changes in our business and the gaming industry in general and thereby hurt our results of operations and our ability to meet our debt service obligations.

The bank credit facility also requires us to maintain a fixed charge coverage ratio and not to exceed certain ratios of senior leverage and total leverage, as defined in the bank credit facility. If these ratios are not maintained or are exceeded, as applicable, it may be impossible for us to borrow additional funds to meet our obligations.

Additionally, our failure to comply with covenants in our debt instruments could result in an event of default which, if not cured or waived, could have a material adverse effect on us and could result in the acceleration of all then-outstanding amounts of such debt and an inability to make debt service payment.

Our obligations under the relinquishment agreement could affect adversely our financial condition and prevent us from fulfilling our debt service obligations.

Pursuant to the terms of the relinquishment agreement, we are required, among other things, to pay TCA five percent of the revenues generated by Mohegan Sun during the 15-year period which commenced on January 1, 2000. During the nine months ended June 30, 2004 and the fiscal year ended September 30, 2003, we paid $42.2 million and $62.9 million in relinquishment payments, respectively. As of June 30, 2004, relinquishment payments earned but unpaid were $25.2 million.

This obligation consumes a significant portion of our operating cash flows that might otherwise be available to, among other things, reduce indebtedness and fund working capital, capital expenditures and other general operating requirements. As a result, our flexibility in planning for, or reacting to, changes in our business and the gaming industry in general is reduced. This may place us at a disadvantage compared to our competitors that do not have such an obligation and thereby hurt our results of operations and our ability to meet our debt service obligations.

A downturn in the regional economy could impact negatively our financial performance.

Primarily all of Mohegan Sun’s patrons arrive via automobile and are assumed to work or live in the northeastern United States. Moderate or severe economic downturns or adverse conditions in the northeastern United States may affect negatively our financial performance. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming and other leisure activities that we offer are discretionary expenditures and participation in such activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may affect adversely consumer spending in our gaming operations and related facilities, because consumers spend less in anticipation of a potential economic downturn. Accordingly, our business, assets, financial condition and results of operations could be affected adversely if the regional economic conditions or outlook weaken.

Because the gaming industry in the State of Connecticut has experienced seasonal fluctuations in the past, we also may experience seasonal variations in our revenue and operating results that could affect adversely our cash flows.

The gaming industry in the State of Connecticut has experienced seasonal fluctuations, with the heaviest gaming activity occurring between May and August. Similarly, the heaviest gaming activity has occurred at Mohegan Sun between May and August. As a result of this seasonal fluctuation, we likely will continue to experience seasonal variation in our quarterly revenue and operating results that could result in decreased cash flows during periods in which gaming activity is relatively low. These variations in quarterly revenue and operating results could affect adversely our overall financial condition.

Negative conditions affecting, and the seasonal nature of, the lodging industry may have an adverse affect on our revenue and cash flows.

We depend on the revenue generated from the hotel, together with the revenue generated from the other portions of Mohegan Sun, to meet our debt obligations and fund our operations. Revenue generated from the operation of the hotel is subject to conditions affecting the lodging industry in general, and, as a result, our cash flows and financial performance may be affected not only by the conditions in the gaming industry, but also by those in the lodging industry. Some of these conditions are as follows:

•	changes in the local, regional or national economic climate;

•	changes in local conditions such as an oversupply of hotel properties;

•	decreases in the level of demand for hotel rooms and related services;

•	the attractiveness of our hotel to consumers and competition from comparable hotels;

•	cyclical over-building in the hotel industry;

•	changes in travel patterns;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	the periodic need to repair and renovate the hotel.

Adverse changes in these conditions could affect adversely our hotel’s profitability and, hence, our financial performance.

In addition, the hotel industry is seasonal in nature, which means that our hotel may experience a decrease in the number of guests and amount of revenue during particular periods during the year where there is limited travel. As a result, our hotel’s revenues may not be stable throughout the year and may cause our financial performance to be affected adversely during these periods.

The loss of a key management member could have a material adverse effect on us and Mohegan Sun.

Our success depends in large part on the continued service of key management personnel, particularly William J. Velardo, Chief Executive Officer of the Authority, Leo M. Chupaska, Chief Financial Officer of the Authority, Mitchell Grossinger Etess, President and Chief Executive Officer of Mohegan Sun, and Jeffrey E. Hartmann, Executive Vice President and Chief Operating Officer of Mohegan Sun. The loss of the services of one or more of these individuals or other key personnel could have a material adverse effect on our business, operating results and financial condition. The key management personnel, excluding Mr. Chupaska, currently are retained pursuant to five-year employment agreements which expire on December 31, 2009 and include a provision for automatic renewal for an additional term of five years. Mr. Chupaska and the Authority’s Management Board are currently in the process of finalizing the terms of his employment agreement with the Authority.

We may be subject to material environmental liability as a result of possibly incomplete remediation of known environmental hazards and the existence of unknown environmental hazards.

The site on which Mohegan Sun is located was formerly occupied by United Nuclear Corporation, a naval products manufacturer of, among other things, nuclear reactor fuel components. Prior to the decommissioning of United Nuclear Corporation facilities on the site, extensive remediation of contaminated soils and additional investigations were completed. The site currently meets federal and state remediation requirements. Notwithstanding the foregoing, we cannot assure you that:

•	the various environmental reports or any other existing environmental studies revealed all environmental liabilities;

•	any prior owners or tenants did not create any material environmental condition not known to us;

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	a material environmental condition does not otherwise exist on the site.

Any of the above could have a material adverse effect upon our future operating results and ability to meet our debt service obligations.

Risks Related to the Indian Gaming Industry

Gaming is a highly regulated industry and changes in the law could have a material adverse effect on the Tribe’s and our ability to conduct gaming, and thus on our ability to meet our debt service obligations.

Gaming on the Tribe’s reservation is regulated extensively by federal, state and tribal regulatory bodies, including the NIGC and agencies of the State of Connecticut, such as the Department of Revenue Services’ Division of Special Revenue, the State Police and the Department of Consumer Protection’s Division of Liquor Control. As is the case with any casino, changes in applicable laws and regulations could limit or materially affect the types of gaming that may be conducted, or services provided, by us and the revenues realized therefrom.

Currently, the operation of all gaming on Indian lands is subject to IGRA. Over the past several years, legislation has been introduced in the United States Congress with the intent of modifying a variety of perceived problems with IGRA. Virtually all of the proposals that have been considered seriously would be prospective in effect and contain clauses that would grandfather existing Indian gaming operations such as Mohegan Sun. Legislation also has been proposed, however, which would have the effect of repealing many of the key provisions of IGRA and prohibiting the continued operation of particular classes of gaming on Indian reservations in states where such gaming is not otherwise allowed on a commercial basis. While none of the substantive proposed amendments to IGRA have been enacted, we cannot predict the ramifications of future legislative acts. In the event that Congress passes prohibitory legislation that does not include any grandfathering exemption for existing tribal gaming operations, and if such legislation is sustained in the courts against tribal challenge, our ability to meet our debt service obligations would be materially and adversely affected.

In addition, under federal law, gaming on Indian land is dependent on the permissibility under state law of specific forms of gaming or similar activities. If the State of Connecticut were to make various forms of gaming illegal or against public policy, such action may have an adverse effect on our ability to conduct our gaming operations. In fact, in January 2003, the State of Connecticut repealed the Las Vegas nights statute, but the state attorney general opined that the repeal did not affect the two existing Indian gaming compacts. Connecticut currently permits, among other things, a state lottery, jai alai fronton betting, greyhound racing and off-track betting parlors.

A change in our or MBC’s current tax-exempt status could have a material adverse effect on our ability to meet our debt service obligations.

Based on current interpretation of the Internal Revenue Code of 1986, as amended, or the Code, we, the Tribe, and MBC are not subject to federal income taxes. However, we cannot assure you that the United States Congress will not reverse or modify the exemption for Indian tribes from federal income taxation.

Efforts have been made in the United States Congress over the past several years to amend the Code to provide for taxation of the net income of tribal business entities. These efforts have included a House of Representatives bill that would have taxed gaming income earned by Indian tribes as unrelated business income subject to corporate tax rates. Although no such legislation has been enacted, such legislation could be passed in the future. A change in the tax law could have a material adverse effect on our financial performance.

Risks Related to Our Pending Acquisition of Downs Racing

Our inability to obtain a slot machine license in Pennsylvania could adversely affect our liquidity, financial position or cause us to incur significant losses.

One of our primary motives in entering into an agreement to acquire Downs Racing, which includes the Pocono Downs Racetrack, or Pocono Downs, from subsidiaries of Penn National Gaming, Inc., was to obtain a Category One slot machine license in Pennsylvania to operate slot machines at the Pocono Downs. If we are not able to obtain such a license, other than as a result of the actions of the sellers or the failure of the Pennsylvania gaming board to issue any conditional or permanent slot machine licenses on or before July 1, 2006, we may be forced to sell the business to another buyer or operate it, without a slot machine license, as the business is presently conducted, either of which could subject us to significant losses.

We may experience difficulties in integrating the Pocono Downs operations after completing the acquisition.

The integration of a new business involves risks which may be costly and may adversely affect us. These risks include, among others:

•	The need to divert more management resources to integration than we planned, which may adversely affect, among other things, our ability to manage our existing business;

•	The failure to retain key employees of the Pocono Downs business may result in an inability to replace them on favorable terms with employees of equal skill;

•	Difficulties in coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures; and

•	Acquiring liabilities or adverse operating issues that we failed to discover through our diligence prior to the acquisition that, if in excess of the indemnification obligations of the sellers, could result in unforeseen costs.

If we are unable to develop a slot machine facility at Pocono Downs on time or on budget, we may not be able to achieve our operating projections for the Pocono Downs acquisition.

We anticipate costs to develop a permanent slot machine facility at Pocono Downs by spring of 2006 of approximately $175 million. Our estimates assume that we are able to begin construction of a permanent facility in early 2005; however if we are not able to break ground on the projected timeline, our projected opening may be delayed and may expose us to higher than expected costs. Failure to complete the slot machine facility on budget or on schedule could prevent us from achieving our operating projections and, accordingly, may have a material adverse effect on our financial condition, results of operations or liquidity position.

In addition, construction projects like this one are inherently subject to significant development and construction risks, all of which could cause unanticipated cost increases. These include the following:

•	regulatory approvals;

•	labor disputes;

•	shortage of material and skilled labor;

•	weather interference;

•	engineering problems;

•	environmental problems;

•	fire, flood and other natural disasters; and

•	geological, construction, demolition, excavation and/or equipment problems.

Our operations of the Pocono Downs business will subject us to regulation by Pennsylvania’s harness racing and, if we obtain a license, gaming authorities.

As owners and operators of the Pocono Downs harness racing facility and off-track-wagering operations in Pennsylvania, we will be subject to extensive state regulation. If we obtain a slot machine license, we will become subject to further state regulation. Applicable rules and regulations may require that we obtain a variety of registrations, permits and approvals to conduct our operations. Regulatory bodies may, for any reason set forth in the applicable legislation, rules and regulations, limit, condition, suspend, deny or revoke a license to conduct our operations as we intend to conduct them. We cannot assure you that we will be able to obtain all registrations, permits, approvals or licenses necessary to conduct our business in Pennsylvania as we intend to conduct it or that, if obtained, we will be able to renew them as required. Any of these events, or any changes in applicable laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Notes and the Exchange Offer

The exchange notes will not be secured by any of our assets.

The exchange notes will not be secured by any of our assets. If we become insolvent or are liquidated, the holders of our senior secured debt, including our bank credit facility, will be entitled to exercise the remedies available to senior secured lenders under applicable law and pursuant to instruments governing such debt. Accordingly, such lenders will have a prior claim on our assets. In that event, because the exchange notes will not be secured by any of our assets, it is possible that there will be no assets from which claims of holders of the exchange notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. Assuming we had fully drawn all possible amounts available under our bank credit facility as of the date of this prospectus, we would have had $600.0 million of senior secured debt outstanding.

Your notes may be redeemed automatically if your ownership of the notes jeopardizes our authority or ability to conduct gaming.

We have the right to redeem the notes if any holder of the notes jeopardizes our authority or ability to conduct gaming by not having required licenses or qualifications. The redemption price for the notes in the case of such redemption is equal to the lowest of the holder’s cost, the principal amount of such notes and the current market price of such notes.

We may lack sufficient funds to effect a repurchase of the notes upon a change of control.

Upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Some holders of exchange notes may still be subject to various transfer restrictions.

You generally may sell exchange notes without complying with the registration requirements of the Securities Act, unless you are:

•	an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities; or

•	a broker-dealer that acquired outstanding notes directly from us for resale pursuant to Rule 144A or another available exemption under the Securities Act.

Our “affiliates” may sell exchange notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption. The broker-dealers described above must deliver a prospectus in connection with any resale of exchange notes.

Your right to receive payments on the notes and the guarantee will be junior in priority to our senior indebtedness. Therefore, if we do not have sufficient funds to pay all of our debts, then the senior debt will be paid before any payment may be made with respect to the notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantor, holders of the notes will participate with trade creditors and other holders of senior subordinated indebtedness in the assets remaining after we and the guarantor have paid all of our respective senior debt, including our remaining 8 1/8% Senior Notes due 2006 and the bank credit facility. However, because the indenture requires that amounts otherwise payable to the holders of the notes in a bankruptcy or similar proceeding be paid to holders of designated senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceedings. Therefore, if we or the guarantor do not have sufficient funds to pay all creditors, then holders of our notes and the guarantor’s guarantee likely will receive less, ratably, than the holders of our senior debt and holders of our trade payables.

Assuming we had fully drawn all possible amounts available under the bank credit facility as of the date of this prospectus, the notes and the guarantee would have been subordinated to $614.0 million of designated senior debt. Subject to provisions in the indenture and the other instruments to which we are a party, we may be able to borrow substantial additional indebtedness, including senior debt, in the future.

In the event of a liquidation, bankruptcy or a similar proceeding, the notes also are subordinated to 50% of our payment obligations under the relinquishment agreement that are then due and owing, but effectively are not subordinated to such payment obligations that are not yet due under the relinquishment agreement since the payment obligations under the relinquishment agreement cannot be accelerated by their terms and have no blockage rights as designated senior debt under our indentures. In addition, the notes rank equally to the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing, but effectively are senior to such payment obligations that are not yet due under the relinquishment agreement since payment obligations under the relinquishment agreement cannot be accelerated by their terms.

There is no established trading market for the notes, which could make it more difficult for you to sell your notes and could affect adversely the price of your notes.

The notes constitute a new issue of securities for which no established trading market exists. If the notes are traded after their initial issuance, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be affected adversely by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in the gaming industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.

We have been informed by the initial purchasers of the outstanding notes that they intend to make a market in the notes. However, the initial purchasers have no obligation to do so, and may discontinue any market- making activities at any time without notice. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trade on the Nasdaq National Market. We cannot assure you of the development of any market or of the liquidity of any market that may develop for the notes following the exchange offer.

Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.

We have not registered and do not intend to register the outstanding notes under the Securities Act. Outstanding notes that remain unexchanged after consummation of the exchange offer will therefore remain subject to transfer restrictions under applicable securities laws. Unexchanged outstanding notes will continue to bear a legend reflecting these restrictions on transfer. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

If a bankruptcy case or lawsuit is initiated by unpaid creditors or any guarantor, the debt represented by the guarantee entered into by the guarantor may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of the guarantee could be subordinated to certain obligations of a guarantor if, among other things, the guarantor, at the time it entered into the guarantee:

•	received less than reasonably equivalent value or fair consideration for entering into the guarantee; and:

•	was insolvent or rendered insolvent by reason of entering into a guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they became due.

In addition, any payment by a guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors under those circumstances.

If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would be solely creditors of us and creditors of future subsidiaries that have validly guaranteed the notes. The notes then would be effectively subordinated to all liabilities of the subsidiary whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

The indenture requires that future restricted subsidiaries guarantee the notes under certain circumstances. These considerations will also apply to those guarantees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events, including without limitation, information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by us or on our behalf. You should review carefully all of the information in this prospectus, including the financial statements.

In addition to the risk factors described under the heading “Risk Factors,” the following important factors, among others, could affect our future financial condition or results of operations, causing actual results to differ materially from those expressed in the forward-looking statements:

•	increased competition (including the legalization or expansion of gaming in Connecticut, New York, Pennsylvania, Massachusetts, Maine and/or Rhode Island);

•	the financial performance of Mohegan Sun;

•	our ability to complete our Pocono Downs acquisition, obtain a gaming license in Pennsylvania and develop a gaming facility at Pocono Downs on time and on budget;

•	the financial performance of the Pocono Downs facility;

•	our ability to implement successfully our diversification strategy;

•	our dependence on existing management;

•	the local, regional, national or global economic climate;

•	our leverage and ability to meet our debt service obligations;

•	an act of terrorism in the United States of America;

•	changes in federal or state tax laws or the administration of such laws;

•	changes in gaming laws or regulations (including the limitation or suspension of licenses required under gaming laws and regulations); and

•	the continued availability of financing.

These factors and the other risk factors discussed in this prospectus are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of the forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We cannot assure you that any projected results or events will be achieved. We do not have and do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to file and to use our best efforts to cause to become effective with the SEC a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our contractual obligations under the registration rights agreement.

By tendering outstanding notes in exchange for exchange notes, each holder represents to us that:

(1) the holder of the outstanding notes is not an “affiliate,” as such term is defined under the Securities Act, of us, or if the holder is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, if applicable (we may require a holder to deliver a legal opinion confirming it is not such an affiliate);

(2) the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

(3) the holder is not engaging in or intending to engage in a “distribution,” as such term is defined under the Securities Act, of such exchange notes;

(4) the holder has no arrangement or understanding with any person to participate in a distribution of such exchange notes;

(5) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act and who receives exchange notes for its own account in exchange for outstanding notes pursuant to the exchange offer, by tendering outstanding notes and executing the Letter of Transmittal, represents and agrees that such outstanding notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act);

(6) the holder acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or interests therein acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters;

(7) the holder understands that a secondary resale transaction described in the representation above and any resales of exchange notes or interests therein obtained by such holder in exchange for outstanding notes or interests therein originally acquired by such holder directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K or the SEC;

(8) the holder has full power and authority to tender, exchange, sell, assign and transfer the outstanding notes tendered hereby and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; and

(9) the outstanding notes tendered hereby are not subject to any adverse claims or proxies.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of the securities laws of that jurisdiction.

Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC, whose name appears on a security position listing as a holder of outstanding notes (which, for purposes of the exchange offer, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form).

We may be required to file with the SEC a “shelf” registration statement for a continuous offer in connection with the outstanding notes. Pursuant to the registration rights agreement, we will be required to file a shelf registration statement if (1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or (2) any holder of transfer restricted securities notifies us prior to the 20th business day following consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (c) it is a broker-dealer and owns outstanding notes acquired directly from us or any of our affiliates.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions shown in this prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in integral multiples of $1,000 principal amount.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that (1) the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the outstanding notes and (2) holders of the exchange notes will not be entitled to some of the rights of holders of the outstanding notes under the registration rights agreement. The exchange notes evidence the same indebtedness as the outstanding notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the indenture.

The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date in the exchange offer or, as shown under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $225.0 million principal amount of outstanding notes are outstanding.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange—Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.”

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described herein or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than specified applicable taxes. See “—Fees and Expenses.”

THE AUTHORITY MAKES NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

The “expiration date” for the exchange offer is 5:00 p.m., New York City time, on December 14, 2004 unless we extend the exchange offer. If we extend the exchange offer, the “expiration date” will be the latest date and time to which the exchange offer is extended. However, in no event will the exchange offer be open for more than 30 business days.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time,

(1) to delay the acceptance of the outstanding notes for exchange,

(2) to terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under “—Conditions to the Exchange Offer” has occurred or exists or has not been satisfied with respect to the exchange offer,

(3) to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under “—Withdrawal Rights” and

(4) to waive any condition or otherwise amend the terms of the exchange offer in any respect. If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be confirmed promptly in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under “—Withdrawal Rights”) promptly after the expiration date.

In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

(1) outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC,

(2) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an electronic message agreeing to be bound by the Letter of Transmittal properly transmitted through DTC’s ATOP for a book-entry transfer, with any required signature guarantees, and

(3) any other documents required by the Letter of Transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn, if and when we give oral or written notice to the exchange agent (any such oral notice to be confirmed promptly in writing) of our acceptance of such outstanding notes for exchange pursuant to the exchange offer. Our acceptance for exchange of outstanding notes tendered pursuant to any of the procedures described below will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of outstanding notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, Letters of Transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any outstanding notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of outstanding notes), or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights.”

Procedures for Tendering Outstanding Notes

Valid Tender

Except as set forth below, in order for outstanding notes to be validly tendered pursuant to the exchange offer, either (1)(a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an electronic message agreeing to be bound by the Letter of Transmittal properly transmitted through DTC’s ATOP for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under “—Exchange Agent” prior to the expiration date and (b) tendered outstanding notes must be received by the exchange agent, or such outstanding notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date, or (2) the guaranteed delivery procedures set forth below must be complied with.

If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person’s authority to so act also must be submitted.

Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

The method of delivery of outstanding notes, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Letter of Transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility system should make a book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfers. ATOP is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s system instead of sending a signed, hard-copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Signature Guarantees

Certificates for outstanding notes need not be endorsed and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein) (1) a bank, (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (3) a credit union, (4) a national securities exchange, registered securities association or clearing agency or (5) a savings association that is a participant in a Securities Transfer Association (each an “Eligible Institution”), unless surrendered on behalf of such Eligible Institution. See Instruction 2 to the Letter of Transmittal.

Guaranteed Delivery

If a holder desires to tender outstanding notes pursuant to the exchange offer and the certificates for such outstanding notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(1) such tenders are made by or through an Eligible Institution;

(2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered outstanding notes, in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the exchange agent; and

(3) the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or a facsimile thereof) or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the Letter of Transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “—Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither we nor the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that holders of outstanding notes who exchange their outstanding notes for exchange notes may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that are acquired in the ordinary course of a holder’s business, where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes and such holder is not our “affiliate.” The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes under the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal Rights

Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on December 14, 2004, or such date and time to which the exchange offer is extended.

In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the exchange agent at its address or the facsimile number set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn, and (if certificates for such outstanding notes have been tendered) the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered such outstanding notes. If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of outstanding notes tendered for the account of an Eligible Institution. If outstanding notes have been tendered pursuant to the procedures for book-entry transfer set forth in “—Procedures for Tendering Outstanding Notes,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under “—Procedures for Tendering Outstanding Notes.”

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of us, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and we will not be required to issue exchange notes in exchange for any outstanding notes and, as described below, we may at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or we may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied before the expiration date:

•	a change in the current interpretation by the staff of the SEC which permits resale of exchange notes as described under “—Resales of Exchange Notes;”

•	the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the adoption or enactment of any law, statute, rule or regulation which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the issuance of a stop order by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings for that purpose;

•	failure to obtain any governmental approval which we consider necessary for the consummation of the exchange offer as contemplated hereby; and

•	any change or development involving a prospective change in our business or financial affairs which we believe might materially impair our ability to proceed with the exchange offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

United States Federal Income Tax Consequences

The exchange of the outstanding notes for the exchange notes will not be a taxable exchange for United States federal income tax purposes, and holders of outstanding notes will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent as follows:

By Overnight Courier, Registered/ Certified Mail and by Hand Delivery:

US Bank National Association

U.S. Bank West Side Flats Operations Center

60 Livingston Ave

St. Paul, MN 55107

Attn: Specialized Finance

Telephone: 800-934-6802

Facsimile: 651-495-8158

Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers.

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except as otherwise described in the section entitled “The Exchange Offer—Terms of the Exchange Offer.” The outstanding notes tendered in exchange for the exchange notes will be retired and cancelled by us and cannot be reissued.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2004 on an actual and as adjusted basis to give effect to the refinancing transactions described under “Prospectus Summary—Recent Developments—Refinancing Transactions” and related fees as if they had occurred on that date. This table should be read in conjunction with the consolidated financial statements and related footnotes to those financial statements and other financial data appearing elsewhere in this prospectus.

	As of June 30, 2004
	Actual	As Adjusted(1)
	(in millions)
Cash and cash equivalents	$76.6	$75.5

Long-term debt (including current maturities):
Bank credit facility	$98.7	$228.7
8 1/8% senior notes due 2006	200.0	14.0
6 3/8% senior subordinated notes due 2009	330.0	330.0
8 3/8% senior subordinated notes due 2011	150.0	16.3
8% senior subordinated notes due 2012	250.0	250.0
7 1/8% senior subordinated notes due 2014	—	225.0
WNBA promissory note	7.0	7.0
Deferred loss on derivative instruments sold	(2.9)	(4.4)

Total long-term debt (including current maturities)	1,032.8	1,066.6
Total capital(2)	(53.7)	(87.7)

Total capitalization	$979.1	$978.9

(1)	On August 3, 2004, we raised net proceeds of $221.9 million in connection with the closing of the private placement of the outstanding notes. The net proceeds from this financing, together with $130.0 million of availability under our bank credit facility, were used to repurchase an aggregate principal amount of $186.0 million of our outstanding 8 1/8% senior notes due 2006, $133.7 million of our outstanding 8 3/8% senior subordinated notes due 2011 and to pay related fees and expenses. The aggregate amount paid for the outstanding 8 1/8% senior notes due 2006 was $200.5 million, which included premium payments of $13.2 million and accrued interest of $1.3 million. The aggregate amount paid for the outstanding 8 3/8% senior subordinated notes due 2011 was $152.5 million, which included premium payments of $17.8 million and accrued interest of $995,000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Capital Resources and Capital Spending—External Sources of Liquidity—Notes” for a further description of the refinancing transactions.

(2)	As Adjusted total capital includes a net loss on extinguishment of debt of $34.0 million. The loss is comprised of tender premiums and consent fees of $31.0 million, a write-off of unamortized debt issuance costs pertaining to the existing notes of $3.4 million and other transaction costs estimated to total $1.1 million, offset by a net gain of $1.5 million from the recognition of the remaining net deferred gain on derivative instruments sold in connection with the existing notes.

SELECTED FINANCIAL DATA

The selected financial data shown below for the fiscal years ended September 30, 2003, 2002 and 2001 and as of September 30, 2003 and 2002, have been derived from our audited consolidated financial statements included in this prospectus. The selected financial data set forth below for the fiscal years ended September 30, 2000 and 1999 and as of September 30, 2001, 2000 and 1999, have been derived from our audited financial statements for those years, which are not included in this prospectus. The selected financial data shown below for the nine months ended June 30, 2004 and 2003 and as of June 30, 2004 have been derived from the unaudited condensed consolidated financial statements included in this prospectus. The selected financial data shown below as of June 30, 2003 has been derived from the unaudited condensed consolidated financial statements for that period, which are not included in this prospectus. The condensed consolidated financial statements as of or for the nine months ended June 30, 2004 and 2003 include all adjustments (including only normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. The financial information shown below should be read in conjunction with our financial statements and related notes beginning on page F-1 of this prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial and statistical data included in this prospectus. Our historical financial statements for the fiscal years ended September 30, 2000 (prior to the revisions described in Note 3—Reclassifications) and 1999 were audited by another firm of independent accountants, Arthur Andersen LLP, who have ceased operations. Unless otherwise indicated, dollar amounts shown in the following table are in thousands.

	As of or for the Fiscal Year Ended September 30,										As of or for the Nine Months Ended June 30,
	2003		2002		2001		2000		1999		2004		2003
Operating Results:
Gross revenues	$1,280,514		$1,121,060		$859,608		$809,314		$725,510		$1,002,485		$933,032
Promotional allowances	(91,712)		(77,050)		(71,372)		(70,044)		(56,827)		(82,870)		(78,703)

Net revenues	$1,188,802		$1,044,010		$788,236		$739,270		$668,683		$919,615		$854,329

Income from operations	$241,333		$213,680		$267,935		$195,514		$66,675		$177,086		$154,984
Total other expense(1)	(145,648	)(2)	(113,648)		(53,403)		(48,906)		(104,783	)(3)	(83,450)		(89,884)

Income (loss) from continuing operations	95,685		100,032		214,532		146,608		(38,108)		93,636		65,100
Loss from discontinued operations	—		—		(591)		(674)		(812)		—		—

Net income (loss)	$95,685		$100,032		$213,941		$145,934		$(38,920)		$93,636		$65,100

Other Data:
Interest expense, net of capitalized interest	$83,492		$76,635		$20,375		$37,799		$55,595		$60,076		$63,812
Capital expenditures	$30,277		$224,743		$728,742		$288,278		$62,795		$25,446		$22,338
Net cash flows provided by operating activities	$195,484		$183,699		$201,338		$194,845		$144,724		$180,076		$146,481
Ratio of earnings to fixed charges(4)	1.8	x	1.7	x	2.9	x	2.8	x	—	(5)	2.2	x	1.7	x
Balance Sheet Data:
Total assets	$1,658,511		$1,714,055		$1,554,693		$885,379		$914,962		$1,603,392		$1,675,633
Long-term debt and capital lease obligations	$1,101,649		$1,052,173		$908,000		$502,336		$507,076		$1,031,748		$1,105,704

(1)

For the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999, total other expense includes $33.6 million, $36.3 million, $35.8 million, $23.1 million and $22.0 million, respectively, for the accretion of discount to the relinquishment liability to reflect the impact of the time value of money. For the nine months ended June 30, 2004 and 2003, total other expense includes $22.5 million and $25.2 million, respectively, for the accretion of discount to the relinquishment liability. A discussion of our accounting for the relinquishment liability may be found under Notes 3 and 13 to our audited consolidated financial statements which are included in this prospectus beginning on page F-1.

(2)	Includes a loss on extinguishment of debt of approximately $27.4 million. The loss is comprised of a tender premium of $22.8 million, a write-off of unamortized debt issuance costs of $4.4 million and other transaction costs of approximately $200,000.
(3)	Includes expense of $33.7 million related to the tender premium of the $175.0 million senior secured notes, $5.2 million write-off of financing fees, net of $500,000 forgiveness of debt.
(4)	For purposes of computing the ratio of earnings to fixed charges, earnings include income (loss) from continuing operations, amortization of capitalized interest and fixed charges less capitalized interest. Fixed charges consist of interest expense on debt, capitalized interest, accretion of discount to the relinquishment liability, amortization of debt issuance costs and a portion of rental expense (deemed by us to be representative of the interest factor of rental payments).
(5)	For the fiscal year ended September 30, 1999, earnings were inadequate to cover fixed charges. The deficiency of earnings available to cover fixed charges was $37.9 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the related notes beginning on page F-1 and the sections in this prospectus entitled “Selected Financial Data,” “Capitalization” and “Business.”

Overview

The Tribe and the Authority

The Tribe is a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. Under IGRA, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal lands, subject to, among other things, the negotiation of a gaming compact with the state in which they operate. The Tribe and the State of Connecticut have entered into such a compact, the Mohegan Compact, which has been approved by the United States Secretary of the Interior. The Tribe established us as an instrumentality of the Tribe, with the exclusive power to conduct and regulate gaming activities on tribal lands and the non-exclusive authority to conduct such activities elsewhere. We are governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council (the governing body of the Tribe). We are the issuer of the notes. Our wholly-owned subsidiary, MBC, is the guarantor of the notes on an unsecured senior subordinated basis.

Mohegan Sun

In October 1996, we opened a gaming and entertainment complex known as Mohegan Sun. Mohegan Sun is located on a 240-acre site on the Tribe’s reservation overlooking the Thames River with direct access from Routes I-395 and 2A via a four-lane access road constructed by us. Mohegan Sun is approximately 125 miles from New York City and approximately 100 miles from Boston, Massachusetts. We completed a major expansion of Mohegan Sun known as Project Sunburst in fiscal year 2002. The first phase of Project Sunburst, the Casino of the Sky, which included increased gaming, restaurant and retail space and an entertainment arena, opened in September 2001. The remaining components, including an approximately 1,200-room luxury hotel and approximately 100,000 square feet of convention space, were fully opened in June 2002.

As of June 30, 2004, Mohegan Sun operates in an approximately 3.0 million square foot facility which includes the following two casinos:

Casino of the Earth

The Casino of the Earth, the original casino at Mohegan Sun, has approximately 179,500 square feet of gaming space and offers:

•	approximately 3,850 slot machines and 180 table games (including blackjack, roulette, craps and baccarat);

•	food and beverage amenities, including three full-service themed fine dining restaurants, with a fourth area featuring cuisine from all three themes, a 610-seat buffet, a New York style delicatessen, a 24-hour coffee shop, a ten-station food court featuring international and domestic cuisine and multiple service bars, all operated by us, for a total of approximately 1,800 restaurant seats;

•	an approximately 10,000 square foot, 410-seat lounge featuring live entertainment seven days a week;

•	an approximately 9,000 square foot simulcasting race book facility; and

•	five retail shops providing shopping opportunities ranging from Mohegan Sun logo souvenirs to cigars.

Casino of the Sky

The Casino of the Sky has approximately 119,000 square feet of gaming space and offers:

•	approximately 2,400 slot machines and 110 table games (including blackjack, roulette, craps and baccarat);

•	food and beverage amenities, including two full-service restaurants, two quick-service restaurants, a 24-hour coffee shop, a 320-seat buffet, a six station food court featuring international and domestic cuisine and five lounges and bars operated by us, as well as four full-service and three quick-service restaurants operated by third parties, for a total of approximately 2,200 restaurant seats;

•	Mohegan After Dark, consisting of a nightclub, a lounge and a pub, which are all operated by a third party;

•	the Mohegan Sun Arena with seating for up to 10,000;

•	a 350-seat Cabaret;

•	the Shops at Mohegan Sun containing 29 different retail shops, four of which we own;

•	an approximately 1,200-room luxury hotel with room service;

•	an approximately 20,000 square foot spa operated by a third party;

•	approximately 100,000 square feet of convention space; and

•	a child care facility and an arcade style recreation area operated by a third party.

Mohegan Sun has parking spaces for approximately 13,000 guests and 3,100 employees. In addition, we operate the Mohegan Sun gasoline and convenience center, an approximately 4,000 square foot, 20-pump facility located adjacent to Mohegan Sun.

Connecticut Sun

In January 2003, we formed MBC for the purpose of holding a membership in the WNBA and owning and operating a professional basketball team in the WNBA. MBC entered into a membership agreement with the WNBA permitting it to operate the Connecticut Sun basketball team. The team plays its home games in the Mohegan Sun Arena. MBC is a guarantor of the outstanding notes and will guarantee the exchange notes.

Other Business Developments

The Tribe has determined that it is in its long-term best interest to pursue diversification of its business interests, both directly and through us. As a result, from time to time, we and the Tribe identify and evaluate various business opportunities. These opportunities primarily include the management or ownership of, or investment in, other gaming enterprises through direct investments, acquisitions, joint venture arrangements and loan transactions.

On July 23, 2004, we formed Mohegan Ventures-NW as a wholly owned unrestricted subsidiary. As an unrestricted subsidiary, Mohegan Ventures-NW is not required to be a guarantor of the outstanding notes, the exchange notes or our other debt obligations. Mohegan Ventures-NW holds a 54.15% membership interest in Salishan-Mohegan, formed with an unrelated third party to participate in the development and management of a casino to be located in Clark County, Washington. The proposed casino will be owned by the Cowlitz Indian Tribe. Salishan-Mohegan also has been designated as our unrestricted subsidiary. Pursuant to the Salishan-Mohegan Operating Agreement dated July 23, 2004, Mohegan Ventures-NW has contributed cash of approximately $2.5 million and certain non-exclusive licenses to Salishan-Mohegan as its initial capital contribution and has committed to lend up to an additional $3.5 million to Salishan-Mohegan in connection with development costs and certain land purchase contracts contributed to the venture.

On September 21, 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Indian Tribe regarding the Cowlitz Project. Under the terms of the development agreement, Salishan-Mohegan will carry out all activities that are necessary to develop the Cowlitz Project, including advising the Cowlitz Indian Tribe with its plan to place land into trust by the United States Department of the Interior, assisting the Cowlitz Indian Tribe in the negotiation of a compact with the State of Washington, assisting in the arrangement of financing for the Cowlitz Project and administering and overseeing the planning, design, development, and construction of the Cowlitz Project. The development agreement provides for certain development fees, as defined in the development agreement. The management agreement is for a period of seven years during which Salishan-Mohegan will manage, operate, and maintain the planned casino. The management agreement also provides for a management fee, as defined in the management agreement. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of Washington and the United States Department of the Interior accepting land into trust on behalf of the Cowlitz Indian Tribe. The management agreement is subject to approval by the NIGC.

On October 14, 2004, we entered into an agreement to purchase Downs Racing and its subsidiaries from subsidiaries of Penn National Gaming, Inc. Under the terms of the agreement, we will acquire Pocono Downs, a standardbred harness racing facility located on approximately 400 acres of land in Wilkes-Barre, Pennsylvania and five Pennsylvania off-track wagering operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). As part of the purchase agreement, we have agreed to a $280 million purchase price before adjustments and other costs and the transaction is expected to close prior to December 31, 2004, subject to customary closing conditions and regulatory approvals. The agreement also provides us with both pre- and post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

Following the closing of the Downs Racing transaction, we will obtain the right to apply for a Pennsylvania Category One slot machine license which, if approved, would initially permit the installation and operation of up to 3,000 slot machines at Pocono Downs. Upon the issuance of a gaming license, we will proceed with our plans to open a new slot machine facility which we anticipate will open in early 2006. The new facility will also include restaurants, lounges and a small entertainment venue. We anticipate that we will spend up to $175 million on the construction, furnishing and equipping of the new facility, in addition to paying a one-time $50 million fee to the Commonwealth of Pennsylvania upon receipt of a gaming license.

On October 21, 2004, we entered into a management agreement with the Menominee Indian Tribe of Wisconsin, or the Menominee Tribe, and the Menominee Kenosha Gaming Authority. According to the management agreement, we were granted the exclusive right and obligation to manage, operate and maintain a planned casino and destination resort to be located in Kenosha, Wisconsin, or the Menominee Project, for a period of seven years in consideration of a management fee, as defined in the management agreement. The management agreement is subject to approval by the NIGC.

The Tribe previously entered into an agreement with the developer for the Menominee Project, under which the Tribe will lend the developer certain funds necessary to develop the Menominee Project, including administering and overseeing the planning, design, development and construction of the Menominee Project. The Tribe has lent approximately $3.1 million to the developer for use in these efforts. Development of the Menominee Project is subject to certain governmental and regulatory approvals, including, but not limited to, the United States Department of the Interior accepting land into trust on behalf of the Menominee Tribe and the approval of the Governor of Wisconsin. A non-binding Kenosha County referendum held on November 2, 2004 authorized the County Board to support the Menominee Project.

We and the Tribe are currently exploring various other opportunities, although there is no assurance that we or the Tribe will continue to pursue any of them or that any of them will be consummated.

Explanation of Key Financial Statement Captions

Gross revenues

Our gross revenues are derived primarily from the following four sources:

•	gaming revenues, which include revenues from slot machines, table games, keno and racebook (also poker revenue for the quarter and nine months ended June 30, 2003 and the fiscal years ended September 30, 2003, 2002 and 2001, which were prior to the closing of our poker room on September 2, 2003);

•	food and beverage revenues;

•	hotel revenues; and

•	retail, entertainment and other revenues, which include revenues from the Mohegan Sun managed retail shops and the Mohegan Sun Arena.

Our largest component of revenues is gaming revenues, which is recognized as gaming wins less gaming losses and is comprised primarily of revenues from our slot machines and table games. Revenues from slot machines are the largest component of our gaming revenues. Gross slot revenues, also referred to as gross slot win, represent all amounts played in the slot machines reduced by both (1) the winnings paid out and (2) all amounts we deposit into the slot machines to ensure sufficient coins in each machine to pay out the winnings. Pursuant to the Mohegan Compact, we report gross slot revenues and other statistical information related to slot machine operations to the State of Connecticut. On a monthly basis, we also post this information on our website at www.mohegansun.com.

Other commonly used terms in the discussion of revenues from slot machines include progressive slot machines, progressive jackpots, net slot revenues, slot handle, gross slot hold percentage and net slot hold percentage. Progressive slot machines retain a portion of each amount wagered and aggregate these amounts with similar amounts from other slot machines in order to create one-time winnings that are substantially larger than those paid in the ordinary course. We refer to such aggregated amounts as progressive jackpots. Wide-area progressive jackpot amounts are paid by a third party vendor and we remit a weekly payment to the vendor based on a percentage of the slot handle for each wide-area progressive slot machine. We accrue in-house progressive jackpot amounts until paid, and such accrued amounts are deducted from gross slot revenues, along with wide-area progressive jackpot amounts, to arrive at net slot revenues, also referred to as net slot win. Net slot revenues are included in gaming revenues in the accompanying condensed consolidated statements of income. Slot handle is the total amount wagered by patrons on slot machines during the period. Gross slot hold percentage is the gross slot win as a percentage of slot handle. Net slot hold percentage is the net slot win as a percentage of slot handle.

Commonly used terms in the discussion of revenues from table games include table games revenues, table games drop and table games hold percentage. Table games revenue represents the closing table games inventory plus table games drop and credit slips for coins, chips or tokens returned to the casino cage, less opening table games inventory, discounts provided on patron losses, free bet coupons and chip fills to the tables. Table games drop is the total amount of cash, free bet coupons, cash advance drafts, customer deposit withdrawals, safekeeping withdrawals and credit issued at the table contained in the locked container at each gaming table. Table games hold percentage is the table games revenues as a percentage of table games drop.

Revenues from food and beverages, hotel, retail, entertainment events and other services are recognized at the time the service is performed. Minimum rental revenues that we receive pursuant to our rental lease agreements for the Shops at Mohegan Sun are recognized on a straight-line basis over the terms of the leases. Percentage rents are recognized in the period in which the tenants exceed their respective percentage rent thresholds.

Promotional allowances

We operate a voluntary program for our guests, without membership fees, called the Mohegan Sun Player’s Club. This program provides complimentary food, beverages, hotel, retail, entertainment and other services to guests based on points that are awarded for guests’ gaming activities. These points may be used to purchase, among other things, items at the retail stores and restaurants located within Mohegan Sun, including the Shops at Mohegan Sun and the Mohegan Sun gasoline and convenience center. Points also may be used to purchase hotel services and tickets to entertainment events held at Mohegan Sun facilities. The retail value of points are included in gross revenues when redeemed at Mohegan Sun operated facilities and then deducted as promotional allowances to arrive at net revenues.

We also have ongoing promotional programs which offer coupons to our guests for the purchase of food, beverage, hotel and retail amenities offered within Mohegan Sun. The retail value of items or services purchased with coupons at Mohegan Sun operated facilities is included in gross revenues and the respective coupon value is deducted as promotional allowances to arrive at net revenues.

Gaming expenses

The largest component of gaming expenses is the portion of gross slot revenues which must be paid to the State of Connecticut. We refer to this payment as the slot win contribution. For each 12-month period commencing July 1, 1995, the slot win contribution is the lesser of (a) 30% of gross slot revenues, or (b) the greater of (i) 25% of gross slot revenues or (ii) $80.0 million. Gaming expenses also include, among other things, expenses associated with operation of slot machines, table games, keno and racebook, certain marketing expenses, and promotional expenses for the Mohegan Sun Player’s Club points and coupons redeemed at the hotel, restaurants and retail outlets owned by Mohegan Sun, as well as third party tenant restaurants and the Shops at Mohegan Sun. Gaming expenses for the quarter and nine months ended June 30, 2003 and the fiscal years ended September 30, 2003, 2002, and 2001 also included expenses associated with poker operations, which closed on September 2, 2003.

Income from operations

We calculate income from operations as net revenues less total operating costs and expenses. Income from operations represents only those amounts that relate to our operations and excludes accretion of discount to the relinquishment liability, interest income, interest expense, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expenses.

Accretion of discount to the relinquishment liability and reassessment of relinquishment liability

In February 1998, we entered into a relinquishment agreement with Trading Cove Associates, or TCA. The relinquishment agreement provides that we will make certain payments to TCA out of, and determined as a percentage of, revenues (as defined in the relinquishment agreement) generated by Mohegan Sun over a 15-year period. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 5 “Accounting for Contingencies,” or SFAS 5, we have recorded a relinquishment liability of the estimated present value of our obligations under the relinquishment agreement. We reassess projected revenues (and consequently the relinquishment liability) (i) annually in conjunction with our budgeting process and (ii) when necessary to account for material increases or decreases in projected revenues over the relinquishment period. Further, we record a quarterly accretion to the relinquishment liability to reflect the impact of the time value of money. Since there is a high level of estimates and judgments used with respect to calculating the relinquishment liability, future events that affect such estimates and judgments may cause the actual relinquishment liability to differ significantly from the estimate. In addition, we have capitalized $130.0 million of this relinquishment liability in connection with the trademark value of the Mohegan Sun brand name. We adopted SFAS No. 142 “Goodwill and Other Intangible Assets,” or SFAS 142, on October 1, 2001. Under SFAS 142, the Mohegan Sun trademark is no longer subject to amortization because it has been deemed to have an indefinite useful life. SFAS 142, however, requires the trademark to be evaluated at least annually for impairment by applying a fair-value test and, if impairment occurs, the amount of impaired trademark must be written off immediately. With the adoption of SFAS 142, we no longer record amortization of the trademark. Refer to Notes 3 and 13 to our audited consolidated financial statements included in this prospectus for a further discussion of how we calculate the relinquishment liability and related reassessments.

Results of Operations

Comparison of Operating Results for the Quarters and Nine Months Ended June 30, 2004 and 2003:

The following table summarizes our results of operations (in thousands):

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Dollar Variance	Percentage Variance	2004	2003	Dollar Variance	Percentage Variance
Net revenues	$310,952	$298,156	$12,796	4.3%	$919,615	$854,329	$65,286	7.6%
Income from operations	61,481	58,201	3,280	5.6%	177,086	154,984	22,102	14.3%
Net income	32,815	28,305	4,510	15.9%	93,636	65,100	28,536	43.8%

The most important factors and trends contributing to our operating performance over the quarter and nine month periods ended June 30, 2004 and 2003 have been:

•	The initiation of a cost reduction program in fiscal year 2004 which targets expenditures that grow at substantially faster rates than net revenues, such as employee medical insurance costs;

•	Improvements in labor productivity leading to the reduction of operational full time equivalents for the quarter and nine months ended June 30, 2004 which resulted in lower salary and wages in our gaming operations and certain related fringe benefit expenditures;

•	The strengthening of our brand awareness in the Connecticut gaming market, which is reflected in our slot revenue growth rate which exceeds the growth rate of the Connecticut slot revenue market;

•	Successful marketing programs and promotional events designed to increase targeted patron volume and developed by the tracking of our customers’ play through our Mohegan Sun Players’ Club program;

•	The closing of our poker room on September 2, 2003 for the purpose of adding approximately 260 slot machines, which led to increased revenue per square foot and a higher operating margin partially due to the use of ticket-in, ticket-out technology;

•	The reduction of our debt through the repayment of $67.3 million of principal amount outstanding on our bank credit facility in fiscal year 2004; and

•	The refinancing of $300.0 million of our outstanding debt in late fiscal year 2003, which resulted in lower interest costs that had a positive effect on our net income for the quarter and nine month periods ended June 30, 2004.

Net revenues for the quarter and nine months ended June 30, 2004 increased as a result of continued growth in both gaming and non-gaming revenues due primarily to continued expansion in public awareness of Mohegan Sun gaming and non-gaming offerings and amenities, evidenced by the increase in patronage to our Mohegan Sun casino.

Income from operations for the quarter ended June 30, 2004 increased primarily as a result of the growth in net revenues, offset by related increases in gaming expenses, food and beverage expenses and a $1.3 million increase in depreciation and amortization expense due primarily to the termination of certain Connecticut Sun player contracts and the resulting write-off of the related portion of the player roster value intangible asset.

Income from operations for the nine months ended June 30, 2004 increased primarily as a result of the growth in net revenues, offset by related increases in gaming expenses, food and beverage expenses, retail, entertainment and other expenses, and advertising, general and administrative expenses as more fully described below.

Net income for the quarter and nine months ended June 30, 2004 increased primarily as a result of the increase in income from operations and decreases in accretion of discount to the relinquishment liability and in interest expense as more fully described below.

Gross Revenues

Gross revenues consisted of the following (in thousands):

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Dollar Variance	Percentage Variance	2004	2003	Dollar Variance	Percentage Variance
Gaming	$280,274	$270,864	$9,410	3.5%	$828,234	$776,354	$51,880	6.7%
Food and beverage	22,267	21,634	633	2.9%	66,213	63,116	3,097	4.9%
Hotel	12,970	13,221	(251)	-1.9%	38,208	37,265	943	2.5%
Retail, entertainment and other	24,062	19,008	5,054	26.6%	69,830	56,297	13,533	24.0%

Total	$339,573	$324,727	$14,846	4.5%	$1,002,485	$933,032	$69,453	7.4%

The table below summarizes the percentage of gross revenues from each of our four revenue sources:

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2004	2003	2004	2003
Gaming	82.5%	83.4%	82.6%	83.2%
Food and beverage	6.6%	6.7%	6.6%	6.8%
Hotel	3.8%	4.1%	3.8%	4.0%
Retail, entertainment and other	7.1%	5.8%	7.0%	6.0%

Total	100.0%	100.0%	100.0%	100.0%

The following table presents data related to our gaming revenues (in millions, except where noted):

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Variance	Percentage Variance	2004	2003	Variance	Percentage Variance
Slot handle	$2,578	$2,438	$140	5.7%	$7,519	$7,063	$456	6.5%
Gross slot revenues	$209	$200	$9	4.5%	$611	$564	$47	8.3%
Net slot revenues	$203	$195	$8	4.1%	$593	$549	$44	8.0%
Weighted average number of slot machines	6,252	6,105	147	2.4%	6,216	6,165	51	0.8%
Gross slot hold percentage	8.1%	8.2%	-0.1%	-1.1%	8.1%	8.0%	0.1%	1.2%
Gross slot win per unit per day (in dollars)	$367	$359	$8	2.2%	$359	$335	$24	7.2%

Table games drop	$472	$468	$4	0.8%	$1,441	$1,346	$95	7.1%
Table games revenues	$75	$70	$5	7.1%	$228	$210	$18	8.6%
Weighted average number of table games	290	260	30	11.5%	281	258	23	8.9%
Table games hold percentage(1)	15.9%	14.9%	1.0%	6.4%	15.8%	15.6%	0.2%	1.3%
Table games revenue per unit per day (in dollars)	$2,834	$2,945	$(111)	-3.8%	$2,964	$2,989	$(25)	-0.8%

(1)	Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods.

Gaming revenues for the quarter and nine months ended June 30, 2004 increased due to continued growth in net slot revenues and table games revenues. The increase in net slot revenues and table games revenues resulted primarily from the continued awareness of the Mohegan Sun brand in the Northeast United States gaming market and an improved table games hold percentage for the quarter ended June 30, 2004 from the lower than expected hold percentage for the quarter ended June 30, 2003. Table games drop for the quarter ended June 30, 2004 was relatively flat compared to the same period in the prior year due primarily to increased competition in the table games market. We exceeded the Connecticut slot revenue market growth for the quarter and nine months ended June 30, 2004 of 0.3% and 4.1%, respectively. The State of Connecticut reported slot revenues of $405.3 million and $1.18 billion for the quarter and nine months ended June 30, 2004, respectively, and $404.3 million and $1.14 billion for the quarter and nine months ended June 30, 2003, respectively.

Food and beverage revenues for the quarter and nine months ended June 30, 2004 increased primarily as a result of an increase in average price per meal of 7.6% and 6.4%, respectively, partially offset by a decrease in food covers. The average price per meal was $13.16 and $12.23 for the quarters ended June 30, 2004 and 2003, respectively, and $13.15 and $12.36 for the nine months ended June 30, 2004 and 2003, respectively.

The following table presents data related to our hotel revenues:

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Variance	Percentage Variance	2004	2003	Variance	Percentage Variance
Rooms occupied	92,200	85,400	6,800	8.0%	272,800	237,400	35,400	14.9%
Average daily room rate (ADR)	$131	$146	$(15)	-10.3%	$131	$150	$(19)	-12.7%
Occupancy rate	86%	80%	6%	8.0%	85%	74%	11%	14.6%
Revenue per available room (REVPAR)	$113	$117	$(4)	-3.4%	$111	$111	—	—

Hotel revenues decreased for the quarter ended June 30, 2004 as a result of decreases in ADR and REVPAR offset by an increase in rooms occupied. Hotel revenues increased for the nine months ended June 30, 2004 as a result of a substantial increase in rooms occupied offset by a related decrease in ADR. The increase in rooms occupied and occupancy rate for the quarter and nine months ended June 30, 2004 was due primarily to an increase in promotional programs directed to our casino patrons, which management believes yields a greater gaming revenue contribution than group and transient hotel patrons. The promotional programs extended to casino patrons provide lower room rates, which is reflected in the decrease in ADR for the quarter and nine months ended June 30, 2004 and the decrease in REVPAR during the quarter ended June 30, 2004. The increased hotel occupancy contributed to growth in gaming, food and beverage, and retail, entertainment and other revenues for the quarter and nine months ended June 30, 2004.

Retail, entertainment and other revenues increased for the quarter and nine months ended June 30, 2004 primarily as a result of increased entertainment revenues of 135.1%, or $4.5 million, for the quarter ended June 30, 2004 and 90.6%, or $10.4 million, for the nine months ended June 30, 2004. Tickets sold for Mohegan Sun Arena events increased by 44.7% for the quarter ended June 30, 2004 due primarily to a change in mix of entertainers and events, which is reflected in a substantial increase in average ticket price per event for the quarter of 27.6%. Tickets sold during the nine months ended June 30, 2004 increased by 35.5% as a result of the change in mix and a 6.7% increase in the number of events held at the arena. Retail and other revenues increased by $600,000 for the quarter ended June 30, 2004 as a result of a $800,000 increase in gasoline revenues at the Mohegan Sun gasoline and convenience center offset by slight decreases in rental revenues associated with the third party tenant restaurants and retail outlets in the Casino of the Sky, along with retail revenues from our stores. Retail and other revenues increased by $3.1 million for the nine months ended June 30, 2004 due to increased gasoline revenues, rental revenues and retail revenues from our stores.

Promotional Allowances

The retail value of providing promotional allowances is included in revenues as follows (in thousands):

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Dollar Variance	Percentage Variance	2004	2003	Dollar Variance	Percentage Variance
Food and beverage	$11,150	$11,762	$(612)	-5.2%	$32,929	$33,550	$(621)	-1.9%
Hotel	3,684	4,404	(720)	-16.3%	11,499	13,238	(1,739)	-13.1%
Retail, entertainment and other	13,787	10,405	3,382	32.5%	38,442	31,915	6,527	20.5%

Total	$28,621	$26,571	$2,050	7.7%	$82,870	$78,703	$4,167	5.3%

The estimated cost of providing promotional allowances is included in operating costs and expenses, primarily gaming, as follows (in thousands):

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Dollar Variance	Percentage Variance	2004	2003	Dollar Variance	Percentage Variance
Food and beverage	$11,120	$11,487	$(367)	-3.2%	$32,536	$33,144	$(608)	-1.8%
Hotel	1,556	1,750	(194)	-11.1%	4,937	5,029	(92)	-1.8%
Retail, entertainment and other	10,440	7,629	2,811	36.8%	29,443	25,206	4,237	16.8%

Total	$23,116	$20,866	$2,250	10.8%	$66,916	$63,379	$3,537	5.6%

Promotional allowances for the quarter and nine months ended June 30, 2004 increased due to higher retail, entertainment and other complimentaries offset by lower hotel complimentaries consistent with the decrease in ADR and lower food and beverage complimentaries due to the decrease in meals served. The increase in retail, entertainment and other promotional allowances was due primarily to higher entertainment complimentaries resulting from higher attendance and retail prices of tickets for events at the Mohegan Sun Arena. Increases in Player’s Club points and coupons redeemed at Mohegan Sun managed retail outlets, including the Mohegan Sun gasoline and convenience center, also contributed to the increase in retail, entertainment and other promotional allowances.

Operating Costs and Expenses

Operating costs and expenses consisted of the following (in thousands):

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Dollar Variance	Percentage Variance	2004	2003	Dollar Variance	Percentage Variance
Gaming	$156,214	$150,108	$6,106	4.1%	$463,823	$439,126	$24,697	5.6%
Food and beverage	10,413	8,849	1,564	17.7%	30,934	27,452	3,482	12.7%
Hotel	3,522	3,542	(20)	-0.6%	10,852	9,566	1,286	13.4%
Retail, entertainment and other	8,339	8,526	(187)	-2.2%	30,312	25,674	4,638	18.1%
Advertising, general and administrative	46,555	45,956	599	1.3%	133,974	128,644	5,330	4.1%
Corporate development	127	—	127	—	1,332	—	1,332	—
Depreciation and amortization	24,301	22,974	1,327	5.8%	71,302	68,883	2,419	3.5%

Total	$249,471	$239,955	$9,516	4.0%	$742,529	$699,345	$43,184	6.2%

Gaming costs and expenses for the quarter and nine months ended June 30, 2004 increased primarily as a result of increased marketing efforts, including costs incurred for special promotional events, costs relating to increased complimentaries provided to casino patrons and an increase in the slot win contribution payments to the State of Connecticut. Gaming costs and expenses also increased for the nine months ended June 30, 2004 as a result of a holiday shopping program and bus patron promotional costs designed to increase targeted patron volume. We recorded expenses associated with the slot win contribution of $52.2 million and $49.9 million for the quarters ended June 30, 2004 and 2003, respectively, and $152.7 million and $141.2 million for the nine months ended June 30, 2004 and 2003, respectively. These increases in gaming costs and expenses were partially offset by a decrease in direct gaming labor costs.

Food and beverage costs and expenses for the quarter and nine months ended June 30, 2004 increased due to higher salary and wages and fringe benefit costs associated with supporting the increase in food and beverage revenues and higher cost of goods sold due to price increases and an increase in patron volume at our fine dining and other high cost outlets relative to volume at our quick service and other lower cost food outlets.

Hotel costs and expenses for the quarter ended June 30, 2004 decreased primarily as a result of certain room cost reductions. Hotel costs and expenses for the nine months ended June 30, 2004 increased primarily as a result of increased labor and other hotel operating costs related to the increase in the amount of rooms occupied in the nine months ended June 30, 2004.

Retail, entertainment, and other costs and expenses for the quarter ended June 30, 2004 decreased primarily due to the substantial increase in entertainment complimentaries, which resulted in a higher amount of entertainment costs and expenses being recorded in gaming costs and expenses than in the quarter ended June 30, 2003. Retail, entertainment and other costs and expenses for the nine months ended June 30, 2004 increased primarily as a result of higher entertainment costs associated with a change in the mix of entertainers and events during the nine months ended June 30, 2004, which drove higher attendance. This increase was partially offset by an increase in hotel complimentaries, which resulted in a higher amount of entertainment costs and expenses being recorded in gaming costs and expenses than in the nine months ended June 30, 2003. The increase during the nine months ended June 30, 2004 was also attributable to a higher cost of gasoline supporting the increase in revenues from our gasoline and convenience center.

Advertising, general and administrative costs and expenses for the quarter and nine months ended June 30, 2004 increased as a result of increased labor costs for advertising, general and administrative departments and offset by decreases in advertising costs.

During fiscal 2004, we began corporate development activities relating to the potential diversification of the Tribe’s business interests through us. These activities include the identification and evaluation of business opportunities, such as management, development or ownership of, or investment in, other gaming enterprises through direct investments, acquisitions, joint venture arrangements and loan transactions. No opportunities derived from these activities were consummated during the nine months ended June 30, 2004. There were no such related costs during the fiscal year ended September 30, 2003.

Depreciation and amortization for the quarter and nine months ended June 30, 2004 increased primarily due to the termination of certain Connecticut Sun player contracts and the resulting write-off of the related portion of the player roster value intangible asset and the placement of new capital assets into service relating to casino renovations completed during the first quarter of fiscal 2004.

Other Income (Expense)

Other income (expense) consisted of the following (in thousands):

	For the Quarters Ended June 30,				For the Nine Months Ended June 30,
	2004	2003	Dollar Variance	Percentage Variance	2004	2003	Dollar Variance	Percentage Variance
Accretion of discount to the relinquishment liability(1)	$(7,485)	$(8,398)	$913	-10.9%	$(22,455)	$(25,194)	$2,739	-10.9%
Interest income	23	61	(38)	-62.3%	174	213	(39)	-18.3%
Interest expense	(20,407)	(20,961)	554	-2.6%	(60,076)	(63,812)	3,736	-5.9%
Loss on early extinguishment of debt	—	—	—	—	(248)	—	(248)	—
Write-off of debt issuance costs	—	—	—	—	—	(403)	403	-100.0%
Other expense, net	(797)	(598)	(199)	33.3%	(845)	(688)	(157)	22.8%

Total	$(28,666)	$(29,896)	$1,230	-4.1%	$(83,450)	$(89,884)	$6,434	-7.2%

(1)	Our accretion of the discount to the relinquishment liability reflects the impact of the time value of money, discounted to present value.

Interest expense for the quarter and nine months ended June 30, 2004 decreased primarily as the result of decreases in weighted average outstanding debt. Weighted average outstanding debt decreased to $1.07 billion and $1.10 billion for the quarter and nine months ended June 30, 2004, respectively, from $1.14 billion and $1.15 billion for the quarter and nine months ended June 30, 2003, respectively, due to lower principal amounts borrowed and outstanding from our bank credit facilities offset by higher amounts of senior subordinated notes outstanding. The weighted average interest rate for the quarter ended June 30, 2004 was 7.6% compared to 7.4% for the quarter ended June 30, 2003. The weighted average interest rate for the nine months ended June 30, 2004 was 7.3% compared to 7.4% for the nine months ended June 30, 2003. The increase in our weighted-average interest rate for the quarter ended June 30, 2004 was primarily the result of a $1.3 million favorable change in the fair value of derivative instruments in the quarter ended June 30, 2003. The decrease in our weighted-average interest rate for the nine months ended June 30, 2004 was primarily the result of a reduction in interest expense of approximately $3.8 million from our refinancing in July 2003.

Loss on early extinguishment of debt associated with the redemption of our remaining $5.2 million 8 3/4% senior subordinated notes was $248,000 in the nine months ended June 30, 2004. There was no loss on early extinguishment of debt for the quarter ended June 30, 2004 and the quarter and nine months ended June 30, 2003.

Write-off of debt issuance costs for the nine months ended June 30, 2003 related to the amendment to and restatement of our previous bank credit facility in March 2003. There was no write-off of debt issuance costs for the quarter ended June 30, 2003 and the quarter and nine months ended June 30, 2004.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2003, 2002 and 2001:

Net revenues for the fiscal year ended September 30, 2003 increased by $144.8 million, or 13.9%, to $1.19 billion from $1.04 billion for the fiscal year ended September 30, 2002. This increase is partially attributable to operating the Mohegan Sun hotel with approximately 1,200 rooms for the entire fiscal year ended September 30, 2003 and the availability of the Thames River and Indian Summer parking garages for the entire fiscal year ended September 30, 2003, resulting in increases in all gaming and non-gaming revenue categories. The increase in gross revenues was partially offset by an increase of $14.6 million in promotional allowances from $77.1 million in fiscal year ended September 30, 2002 to $91.7 million in fiscal year ended September 30, 2003.

Net revenues for the fiscal year ended September 30, 2002 increased by $255.8 million, or 32.4%, to $1.04 billion from $788.2 million reported for the same period of the prior year. This increase was attributable primarily to the increase in gaming revenues combined with the increase in non-gaming revenues associated with the opening of the 1,200-room Mohegan Sun hotel, the additional Mohegan Sun managed restaurants, Mohegan Sun managed retail shops and the Mohegan Sun Arena and convention center.

The table below summarizes the percentage of gross revenues from each of our four revenue sources:

	For the Year Ended September 30,
	2003	2002	2001
Gaming	83%	85%	87%
Food and beverage	7%	7%	6%
Hotel	4%	2%	—
Retail, entertainment and other	6%	6%	7%

Total	100%	100%	100%

Gaming revenues for the fiscal year ended September 30, 2003 increased by $102.8 million, or 10.7%, to $1.06 billion from $958.6 million for the fiscal year ended September 30, 2002. This increase was primarily due to a 9.0% increase in net slot revenues and a 16.6% increase in table games revenues for the fiscal year ended September 30, 2003. Gaming revenues for the fiscal year ended September 30, 2003 were enhanced by increased patronage in the casino due to the approximately 1,200 room Mohegan Sun hotel completed in June 2002 and improved customer parking created by the additions of the approximately 1,700-space Thames Garage in April 2002 and the approximately 2,700-space Indian Summer Garage in June 2002.

Slot handle for the fiscal year ended September 30, 2003 increased by $814.2 million, or 9.2%, to $9.65 billion from $8.84 billion for the fiscal year ended September 30, 2002. Gross slot revenues were $776.6 million, representing a Connecticut market share of 49.6% for the fiscal year ended September 30, 2003, compared to

$718.9 million and 47.5% for the fiscal year ended September 30, 2002. The State of Connecticut reported gross slot revenues of $1.56 billion and $1.51 billion for the fiscal years ended September 30, 2003 and 2002, respectively, representing an increase of 3.7%. We exceeded the Connecticut market growth in gross slot revenue as we experienced an increase in gross slot revenues of 8.0% from the fiscal year ended September 30, 2002 to the fiscal year ended September 30, 2003. Gross slot hold percentage for the fiscal year ended September 30, 2003 was 8.0% compared to 8.1% for the same period in the prior year.

Table games drop for the fiscal year ended September 30, 2003 increased by $316.8 million, or 20.9%, to $1.83 billion for the fiscal year ended September 30, 2003 from $1.52 billion for the fiscal year ended September 30, 2002. Table games revenues for the fiscal year ended September 30, 2003 increased by $40.3 million, or 16.6%, to $283.0 million from $242.7 million for the fiscal year ended September 30, 2002. Table games hold percentage was 15.4% and 16.0% for the fiscal years ended September 30, 2003 and 2002, respectively. Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods.

Gaming revenues for the fiscal year ended September 30, 2002 increased by $207.5 million, or 27.6%, to $958.6 million from $751.1 million for the fiscal year ended September 30, 2001. This increase was due to a 23.2% growth in net slot revenues and a 43.3% increase in table games revenues as a result of the opening of the Casino of the Sky on September 25, 2001 and the completion of the second phase of Project Sunburst in June 2002.

The Connecticut slot market grew at a rate of 11.5% for the fiscal year ended September 30, 2002 as compared to the fiscal year ended September 30, 2001. The State of Connecticut reported a gross slot win of $1.51 billion and $1.35 billion for the fiscal years ended September 30, 2002 and 2001, respectively. Mohegan Sun exceeded the market’s growth in gross slot win as it experienced an increase in gross slot revenues of 24.3% in the fiscal year ended September 30, 2002 over the fiscal year ended September 30, 2001. Gross slot revenues were $718.9 million and $578.4 million for the fiscal years ended September 30, 2002 and 2001, respectively. Gross slot win per unit per day was $317 and $471 for the respective periods. The decrease in gross slot win per unit was due to an increase in the weighted-average number of slot machines from approximately 3,400 in the fiscal year ended September 30, 2001 to approximately 6,200 in the fiscal year ended September 30, 2002. The increase in the weighted-average number of slot machines was attributable primarily to the opening of the Casino of the Sky on September 25, 2001.

Food and beverage revenues for the fiscal year ended September 30, 2003 increased by $11.9 million, or 16.0%, to $87.0 million from $75.1 million for the fiscal year ended September 30, 2002. This increase was attributable primarily to a 10.8% increase in the number of meals served, or food covers, due to increased patronage at the casino and increases in room service in the Mohegan Sun hotel and food services at the convention center. These increases resulted from the Mohegan Sun hotel and convention center being opened for the entire fiscal year ended September 30, 2003. The increase was also attributable to a higher average sale per meal served of $12.35 for the fiscal year ended September 30, 2003 as compared to $12.01 for the fiscal year ended September 30, 2002.

Food and beverage revenues for the fiscal year ended September 30, 2002 increased by $25.6 million, or 51.6%, to $75.1 million from $49.5 million for the fiscal year ended September 30, 2001. This increase was attributable to a 38.6% increase in meals served, or food covers, for the fiscal year ended September 30, 2002 as compared to the same period in the prior year and a higher average sale per meal. The average sale per meal was $12.01 for the fiscal year ended September 30, 2002, as compared to $11.43 for the same period in the prior year. The increases in meals served and higher average sale per meal were associated primarily with the new Project Sunburst restaurants which included the 350-seat Sunburst Buffet, the Rising Moon Gallery of Eateries, Fidelia’s, Rain and Tuscany.

Hotel revenues for the fiscal year ended September 30, 2003 increased by $31.5 million, or 151.1%, to $52.4 million from $20.9 million for the fiscal year ended September 30, 2002. The increase in hotel revenues was due to the operation of the Mohegan Sun hotel with approximately 1,200 available rooms for the entire 2003 fiscal year, compared to six months of operations in 2002. Room nights occupied for the fiscal year ended September 30, 2003 increased by approximately 221,000, or 192.3%, to 336,000 from 115,000 for the prior fiscal year. The average daily room rate, or ADR, was $149 with an occupancy rate of 78% for the fiscal year ended September 30, 2003 compared to an ADR of $173 and an occupancy rate of 70% for the prior fiscal year. Revenue per available room, or REVPAR, was $116 for the fiscal year ended September 30, 2003 versus $121 for the prior fiscal year. The increased hotel occupancy contributed to growth in gaming, food and beverage, retail and entertainment revenue for the 2003 fiscal year.

Hotel revenues for the fiscal year ended September 30, 2002 were $20.9 million due to the opening of the Mohegan Sun hotel in April 2002. ADR was $173 for the fiscal year ended September 30, 2002 with an occupancy rate of 70%. REVPAR was $121. There were no hotel revenues for the fiscal year ended September 30, 2001.

Retail, entertainment and other revenues for the fiscal year ended September 30, 2003 increased by $13.2 million, or 19.8%, to $79.7 million from $66.5 million for the fiscal year ended September 30, 2002. Retail and other revenues increased by $7.4 million, or 13.5%, while entertainment revenues increased by $5.8 million, or 48.5%, for the fiscal year ended September 30, 2003 as compared to the prior fiscal year. The increase in entertainment revenues was attributable primarily to a 63.6% increase in the number of arena events, including 20 home games played by the Connecticut Sun. The increase in retail and other revenues for the fiscal year ended September 30, 2003 was attributable primarily to increased patronage to the Mohegan Sun operated retail outlets, and the Mohegan Sun gasoline and convenience center. This is combined with an increase in rental revenue associated with the third party tenant restaurants and retail outlets in the Casino of the Sky.

Retail, entertainment and other revenues increased by $7.5 million, or 12.7%, to $66.5 million for the fiscal year ended September 30, 2002 from $59.0 million for the same period in the prior year. The increase was attributable mainly to increases in entertainment and tenant revenues, partially offset by decreases in retail, gasoline and convenience center revenues. Entertainment revenues increased by $6.3 million, or 112.7%, due primarily to the opening of the Mohegan Sun Arena on September 25, 2001. There were 66 Mohegan Sun Arena events and 294 Cabaret events held during the fiscal year ended September 30, 2002. The average ticket price for a Mohegan Sun Arena event was $27, while the average ticket price for a Cabaret event was $17. Tenant revenues were $4.6 million due to the addition of the Shops at Mohegan Sun. There were no tenant revenues during the fiscal year ended September 30, 2001. Retail, gasoline and convenience center revenues decreased by $6.0 million for the fiscal year ended September 30, 2002, due to a shift in point redemption from the Mohegan Sun managed retail outlets and the Mohegan Sun gasoline and convenience center to the tenant operated outlets in the Shops at Mohegan Sun.

The retail value of providing promotional allowances was included in revenues as follows (in thousands):

	For the Fiscal Year Ended September 30,
	2003	2002	2001
Food and beverage	$31,140	$29,417	$25,841
Hotel	18,482	8,069	—
Retail, entertainment and other	42,090	39,564	45,531

Total	$91,712	$77,050	$71,372

The estimated cost of providing promotional allowances was charged to gaming expenses as follows (in thousands):

	For the Fiscal Year Ended September 30,
	2003	2002	2001
Food and beverage	$29,898	$29,269	$29,198
Hotel	7,026	4,393	—
Retail, entertainment and other	32,910	31,279	33,626

Total	$69,834	$64,941	$62,824

Promotional allowances for the fiscal year ended September 30, 2003 increased by $14.6 million, or 19.0%, to $91.7 million from $77.1 million for the fiscal year ended September 30, 2002. The increase was due primarily to a $10.4 million increase in hotel complimentaries in the fiscal year ended September 30, 2003. The increase in hotel promotional allowances can be attributed to the Mohegan Sun hotel being opened for the entire year in 2003, compared to only six months of operations in 2002. Additional increases included an increase in food, beverage, retail and gas complimentaries associated with increased volumes in the food and retail outlets owned by Mohegan Sun and in the Mohegan Sun gasoline and convenience center.

Promotional allowances for the fiscal year ended September 30, 2002 increased by $5.7 million, or 8.0%, to $77.1 million from $71.4 million for the fiscal year ended September 30, 2001. The increase was attributable principally to the addition of hotel complimentaries of $8.1 million partially offset by a decrease in gas and cigarette complimentaries of $1.9 million and $1.2 million, respectively.

Total operating costs and expenses for the fiscal year ended September 30, 2003 increased by $117.2 million, or 14.1%, to $947.5 million from $830.3 million for the fiscal year ended September 30, 2002. The increase was attributable primarily to additional operating costs and expenses associated with supporting the $144.8 million increase in net revenues, a $31.3 million increase in advertising, general and administrative expenses and a $13.4 million increase in depreciation and amortization expenses associated with the completion of Project Sunburst, offset by a $7.8 million decrease in pre-opening costs and expenses and a $3.1 million increase in the relinquishment liability reassessment, which had the effect of reducing operating expenses. Additional increases occurred in costs related to employee benefits, redemption of Mohegan Sun Player’s Club points in third party tenant outlets, and costs to operate the expanded facility, such as utilities, engineering, information technology, and cleaning and maintenance services.

Total operating costs and expenses for the fiscal year ended September 30, 2002 increased by $310.0 million, or 59.6% to $830.3 million from $520.3 million for the fiscal year ended September 30, 2001. The increase was attributable to the additional operating costs resulting from the opening of Project Sunburst, a $47.4 million increase in depreciation and amortization expense due to the opening of the various stages of Project Sunburst, and a higher relinquishment liability reassessment adjustment in 2001, which had a greater effect of reducing operating expenses for the fiscal year ended September 30, 2001.

Gaming costs and expenses for the fiscal year ended September 30, 2003 increased by $56.2 million, or 10.2%, to $606.3 million from $550.1 million for the fiscal year ended September 30, 2002. The increase was due primarily to an increase in labor costs including employee benefit costs, for the fiscal year to support the 10.7% increase in gaming revenues. An increase in the slot win contribution payments to the State of Connecticut also contributed to the increase in gaming costs and expenses. We recorded expenses associated with the slot win contribution totaling $194.3 million and $179.6 million for the fiscal years ended September 30, 2003 and 2002, respectively. Additionally, increased patronage resulted in an increase in the redemption of Mohegan Sun Player’s Club points in the outlets owned by Mohegan Sun, as well as third party tenant restaurants and third party tenants at the Shops at Mohegan Sun, resulting in increased costs allocated to gaming expenses. Despite the increases mentioned above, efficiencies achieved in the gaming division caused gaming costs and expenses as a percentage of gaming revenues to decrease from 57.4% for the fiscal year ended September 30, 2002 to 57.1% for the fiscal year ended September 30, 2003.

Gaming costs and expenses for the fiscal year ended September 30, 2002 increased by $149.4 million, or 37.3%, to $550.1 million for the fiscal year ended September 30, 2002 from $400.7 million for the fiscal year ended September 30, 2001. The majority of the increase was attributable to additional labor costs associated with the approximately 90-unit increase in table games and the addition of approximately 2,500 slot machines associated with the opening of the Casino of the Sky. The slot win contribution payments to the State of Connecticut also contributed to the increase in gaming costs and expenses. We recorded expenses associated with the slot win contribution totaling $179.6 million and $144.6 million, respectively, for the fiscal years ended September 30, 2002 and 2001. Also, the point redemption by Mohegan Sun Player’s Club patrons in the third party retail tenant Shops at Mohegan Sun resulted in an increase in Mohegan Sun’s gaming expenses for the fiscal year ended September 30, 2002. Gaming costs and expenses as a percentage of gaming revenues were 57.4% in the fiscal year ended September 30, 2002 compared to 53.3% for the fiscal year ended September 30, 2001.

Food and beverage costs and expenses for the fiscal year ended September 30, 2003 increased by $7.6 million, or 16.6%, to $52.9 million from $45.3 million for the fiscal year ended September 30, 2002. The opening of the Mohegan Sun hotel and convention center in April 2002 resulted principally in a 10.8% increase in the number of meals served, or food covers, from 5.5 million for the fiscal year ended September 30, 2002 to 6.1 million for the fiscal year ended September 30, 2003. The increased volume resulted in higher food and beverage operating costs, particularly labor costs, and an increase in cost of goods sold directly related to the $11.9 million increase in food and beverage revenue. The net cost of goods sold percentage for food was 32.3% for the fiscal year ended September 30, 2003 compared to 33.6% for the fiscal year ended September 30, 2002. The net cost of goods sold for beverage was 24.8% for the fiscal year ended September 30, 2003 compared to 25.6% for the fiscal year ended September 30, 2002.

Food and beverage costs and expenses for the fiscal year ended September 30, 2002 increased by $20.0 million, or 79.4%, to $45.3 million from $25.3 million for the fiscal year ended September 30, 2001. This increase was the result of higher food and beverage operating costs, particularly labor costs and other operating expenses related to the opening of the Rising Moon Gallery of Eateries, a 350-seat Sunburst Buffet, Fidelia’s, Rain and Tuscany. Also contributing to the food and beverage costs were banquets and room service associated with the opening of the Mohegan Sun hotel. The opening of these additional outlets resulted in an increase in the number of meals served, or food covers, from 4.0 million in the fiscal year ended September 30, 2001 to 5.5 million in the year ended September 30, 2002, a 38.6% increase. The net cost of goods sold for food was 33.6% for the year ended September 30, 2002 compared to 35.3% for the year ended September 30, 2001.

Hotel costs and expenses for the fiscal year ended September 30, 2003 increased by $7.7 million, or 146.4%, to $12.9 million from $5.2 million for the fiscal year ended September 30, 2002. The increase was attributable to the effect of operating the Mohegan Sun hotel with approximately 1,200 rooms for the entire fiscal year ended September 30, 2003, compared to only six months of operations in 2002.

Hotel costs and expenses for the fiscal year ended September 30, 2002 were $5.2 million due to the opening of the Mohegan Sun hotel in April 2002.

Retail, entertainment and other costs and expenses for the fiscal year ended September 30, 2003 increased by $11.8 million, or 47.4%, to $36.6 million from $24.8 million for the fiscal year ended September 30, 2002. This increase was attributable primarily to an increase in the number of arena events and entertainment costs associated with the events held in the Mohegan Sun Arena during the fiscal year ended September 30, 2003. There were 108 events in the Mohegan Sun Arena during the fiscal year ended September 30, 2003 compared to 66 events during the fiscal year ended September 30, 2002. The Connecticut Sun incurred $2.3 million in retail and entertainment costs and expenses for the fiscal year ended September 30, 2003. Increases were also attributable to higher cost of sales supporting the increase in retail revenues pertaining to Mohegan Sun operated retail outlets and the Mohegan Sun gasoline and convenience center.

Retail, entertainment and other costs and expenses for the fiscal year ended September 30, 2002 increased by $9.6 million, or 63.4%, to $24.8 million from $15.2 million for the fiscal year ended September 30, 2001. The increase was mainly attributable to a $12.1 million increase in entertainment costs associated with events held in the Mohegan Sun Arena during the fiscal year ended September 30, 2002. The increase in entertainment costs was partially offset by a decrease in retail and gas station expenses of $2.7 million for the fiscal year ended September 30, 2002 compared to the prior year. This decrease was attributable primarily to lower retail sales in Mohegan Sun operated retail shops as a result of the addition of the Shops at Mohegan Sun.

Advertising, general and administrative costs and expenses for the fiscal year ended September 30, 2003 increased by $31.3 million, or 22.7%, to $169.3 million from $138.0 million for the fiscal year ended September 30, 2002. The increase was due partially to increases in costs to operate the expanded facility, such as increased utilities, engineering, cleaning and maintenance services and information technology. Additional increases were attributed to labor costs supporting the growth in revenues, employee benefit costs, advertising costs, property insurance costs, workers’ compensation costs, and reimbursements to the Tribe for governmental and administrative services.

Advertising, general and administrative costs and expenses for the fiscal year ended September 30, 2002 increased by $47.1 million, or 51.7%, to $138.0 million from $90.9 million for the fiscal year ended September 30, 2001. This increase was associated primarily with costs to operate the expanded facility such as utilities, engineering, risk management and maintenance services, and advertising expenses targeted to promote Mohegan Sun through all major media outlets.

Pre-opening costs and expenses during the fiscal year ended September 30, 2002 decreased by $23.5 million, or 75.3%, to $7.8 million from $31.3 million for the fiscal year ended September 30, 2001. The decrease was associated with the opening of the Casino of the Sky on September 25, 2001. Pre-opening costs and expenses for the fiscal year ended September 30, 2002 consisted of expenses related to the opening of the Mohegan Sun hotel in April 2002. There were no pre-opening costs and expenses for the fiscal year ended September 30, 2003.

Depreciation and amortization for the fiscal year ended September 30, 2003 increased by $13.4 million, or 17.0%, to $92.1 million from $78.7 million for the fiscal year ended September 30, 2002. This increase was a result of placing assets in service related to the opening of the Mohegan Sun hotel, which opened in April 2002, and the Thames and Indian Summer parking garages, which opened in April 2002 and June 2002, respectively.

Depreciation and amortization for the fiscal year ended September 30, 2002 increased by $47.4 million, or 151.5%, to $78.7 million from $31.3 million for the fiscal year ended September 30, 2001. This increase was a result of $1.06 billion of assets related to Project Sunburst, including $63.5 million of capitalized interest and net of $5.3 million expensed or recorded as inventory, placed in service between the opening of the first phase of Project Sunburst in September 2001 and the completion of the second phase of Project Sunburst in June 2002. Additionally, in accordance with SFAS 142, we ceased amortizing the Mohegan Sun trademark effective October 1, 2001. We recorded $3.4 million related to the amortization of the trademark for the year ended September 30, 2001.

Relinquishment liability reassessment for the fiscal year ended September 30, 2003 increased by $3.1 million, or 15.7%, to $22.7 million from $19.6 million for the fiscal year ended September 30, 2002, both of which had the effect of reducing operating expenses. Relinquishment liability reassessment for the fiscal year ended September 30, 2002 decreased by $54.8 million, or 73.6%, to $19.6 million from $74.4 million for the fiscal year ended September 30, 2001, both of which had the effect of reducing operating expenses. The relinquishment liability reassessments were the result of our review of current revenue forecasts and the reduction of revenue projections for the period in which the relinquishment agreement applies due to uncertainties involving economic market conditions that have affected or could affect our revenues and/or future competition from potential additional commercial casinos in the northeastern gaming market.

Income from operations for the year ended September 30, 2003 increased by $27.6 million, or 12.9%, to $241.3 million from $213.7 million for the prior fiscal year. This increase is attributable primarily to the increase in net revenues, offset substantially by increases in gaming expenses, advertising, general and administrative expenses and depreciation and amortization expense. The increase in expenses mentioned above was partially offset by a $7.8 million decrease in pre-opening costs and expenses and an increase in the relinquishment liability reassessment of $3.1 million which had the effect of reducing expenses.

Income from operations for the fiscal year ended September 30, 2002 decreased by $54.2 million, or 20.2%, to $213.7 million from $267.9 million for the year ended September 30, 2001. This decrease was attributable to a lower relinquishment liability reassessment adjustment of $19.6 million for the fiscal year ended September 30, 2002 compared to the $74.4 million relinquishment liability reassessment adjustment for the fiscal year ended September 30, 2001, both of which had the effect of reducing operating expenses. The decrease in the relinquishment liability reassessment adjustment was offset by an increase in operating costs and expenses associated with the expansion of Mohegan Sun and increases in depreciation and amortization associated with the completion of Project Sunburst. Additionally, in accordance with SFAS 142, we ceased amortizing the Mohegan Sun trademark effective October 1, 2001. We recorded $3.4 million related to the amortization of the trademark for the fiscal year ended September 30, 2001.

Accretion of discount to the relinquishment liability for the fiscal year ended September 30, 2003 decreased by $2.7 million, or 7.5%, to $33.6 million from $36.3 million for the fiscal year ended September 30, 2002. Accretion of discount to the relinquishment liability for the fiscal year ended September 30, 2002 increased by $500,000, or 1.4%, to $36.3 million from $35.8 million for the fiscal year ended September 30, 2001. Our accretion of discount to the relinquishment liability reflects the impact of the time value of money, discounted to present value.

Interest income for the fiscal year ended September 30, 2003 decreased by $149,000, or 35.6%, to $269,000 from $418,000 for the fiscal year ended September 30, 2002. The decrease in interest income resulted principally from a decrease in the weighted-average invested cash and cash equivalents and a decrease in the weighted-average interest rate. The weighted-average invested cash and cash equivalents were $17.1 million and $23.3 million for the fiscal years ended September 30, 2003 and 2002, respectively. The weighted-average interest rate for invested cash was 1.6% for the fiscal year ended September 30, 2003 compared to 1.8% for the fiscal year ended September 30, 2002. We invest in investment-grade commercial paper having maturities of not more than three months from the date of acquisition.

Interest income for the fiscal year ended September 30, 2002 decreased by $2.5 million, or 85.7%, to $418,000 from $2.9 million for the fiscal year ended September 30, 2001. The decrease in interest income resulted from the liquidation of investments and a decline in return on the invested assets.

Interest expense, net of capitalized interest, for the fiscal year ended September 30, 2003 increased by $6.9 million, or 8.9%, to $83.5 million from $76.6 million for the fiscal year ended September 30, 2002. The increase in interest expense is attributable to a decrease in the amount of interest capitalized due to the completion of Project Sunburst and an increase in our weighted-average outstanding debt, partially offset by a decrease in the weighted-average interest rate. The weighted average debt outstanding was $1.15 billion in the year ended September 30, 2003, compared to $1.07 billion for the prior fiscal year. The weighted-average interest rate was 7.3% for the year ended September 30, 2003 compared to 8.3% for the prior fiscal year. Capitalized interest was $12.4 million for the fiscal year ended September 30, 2002. There was no capitalized interest for the fiscal year ended September 30, 2003. The decrease in our weighted-average interest rate was due to lower floating interest rates and a favorable change in fair value related to derivative instruments of $3.0 million for the fiscal year ended September 30, 2003 compared to a favorable change in fair value related to derivative instruments of $1.3 million for the fiscal year ended September 30, 2002. Additionally, there were interest settlements of $4.1 million received or expected to be received on derivative instruments held, which we recorded as a reduction to interest expense in the fiscal year ended September 30, 2003 compared to interest settlements of $4.0 million paid on derivative instruments held, which we recorded as an increase to interest expense in the fiscal year ended September 30, 2002.

Interest expense, net of capitalized interest, for the fiscal year ended September 30, 2002 increased by $56.2 million, or 276.1%, to $76.6 million from $20.4 million for the fiscal year ended September 30, 2001. This increase was attributable mainly to higher weighted-average outstanding debt and a decrease in the amount of capitalized interest as a result of the decrease in the weighted-average cumulative expenditures for the period due to the opening of the first phase of Project Sunburst in September 2001 and the completion of the second phase of Project Sunburst in June 2002. The weighted-average outstanding debt was $1.07 billion for the fiscal year ended September 30, 2002, compared to $648.7 million for the fiscal year ended September 30, 2001. Capitalized interest was $12.4 million and $40.7 million for the fiscal years ended September 30, 2002 and 2001, respectively. The weighted-average interest rate for the fiscal year ended September 30, 2002 was 8.3%, compared to 9.4% for the fiscal year ended September 30, 2001.

Loss on early extinguishment of debt associated with the refinancing of our $300.0 million 8 3/4% senior subordinated notes due 2009 was $27.4 million in fiscal year ended September 30, 2003. There was no loss on early extinguishment of debt for the fiscal years ended September 30, 2002 and 2001.

Write-off of debt issuance costs for the fiscal year ended September 30, 2003 decreased by $423,000, or 51.2%, to $403,000 from $826,000 for the fiscal year ended September 30, 2002. The write-off of debt issuance costs related to the repayment of the entire outstanding indebtedness under the old credit facility in March 2003 and the old credit facility commitment reduction from $500.0 million to $400.0 million in March 2002. There was no write-off of debt issuance costs for the fiscal year ended September 30, 2001.

Other expense, net increased by $762,000 or 280.1% from $272,000 in fiscal year ending September 30, 2002 compared to $1.0 million in fiscal year ending September 30, 2003. The change in other expenses, net is primarily attributable to an increase in the loss on dispositions of assets from $265,000 in fiscal year ending September 30, 2002 to $1.0 million in fiscal year ending September 30, 2003.

Other expense, net increased by $157,000 or 136.5% from $115,000 in fiscal year ending September 30, 2001 compared to $272,000 in fiscal year ending September 30, 2002. The increase is attributable to an increase in the loss on disposition of assets from $116,000 in fiscal year ending September 30, 2001 compared to $265,000 in fiscal year ending September 30, 2002.

Loss from discontinued operations for the fiscal year ended September 30, 2001 was $591,000. The loss was the result of our decision, in conjunction with the Tribe, to cease bingo operations in order to convert the floor space into the 637-unit Hall of the Lost Tribes smoke-free slot machine venue. There was no loss from discontinued operations for the fiscal years ended September 30, 2003 and 2002.

Net income for the year ended September 30, 2003 decreased by $4.3 million, or 4.3% to $95.7 million from $100.0 million for the prior fiscal year. The decrease in net income is primarily due to a $27.4 million loss on the early extinguishment of debt pertaining to the refinancing of our $300.0 million 8 3/4% senior subordinated notes offset by an increase in income from operations as more fully described above.

Net income for the fiscal year ended September 30, 2002 decreased by $113.9 million, or 53.2%, to $100.0 million from $213.9 million for the fiscal year ended September 30, 2001. The decrease in net income was due primarily to the decrease in income from operations as more fully described above and an increase in interest expense, net of capitalized interest. The increase in interest expense was attributable mainly to higher weighted-average outstanding debt and a decrease in the amount of capitalized interest due to the completion of the first phase of Project Sunburst in September 2001 and the completion of the second phase of Project Sunburst in June 2002.

Seasonality

The gaming industry in Connecticut is seasonal in nature, with the heaviest gaming activity often occurring at Mohegan Sun between May and August. Accordingly, the results of operations for the quarter and nine months ended June 30, 2004 are not necessarily indicative of the operating results for other interim periods or a full fiscal year.

Liquidity, Capital Resources and Capital Spending

Our cash flows consisted of the following (in thousands):

	Nine Months Ended June 30,
	2004	2003	Dollar Variance	Percentage Variance
Net cash provided by operating activities	$180,076	$146,481	$33,595	22.9%
Net cash used in investing activities	(26,612)	(51,597)	24,985	-48.4%
Net cash used in financing activities	(150,084)	(113,933)	(36,151)	31.7%

Net increase (decrease) in cash and cash equivalents	$3,380	$(19,049)	$22,429	117.7%

As of June 30, 2004 and September 30, 2003, we held cash and cash equivalents of $76.6 million and $73.3 million, respectively. Due to the cash-based nature of our business, operating cash flow levels tend to follow trends in our operating income, excluding the effects of non-cash charges, such as depreciation and amortization. The increase in cash provided by operating activities for the nine months ended June 30, 2004 is attributable primarily to the increase in operating income after adjustments for non-cash items and a lower net amount of cash paid for interest expense.

Operating activities are a significant source of our cash flows. We use our cash flows provided by operating activities primarily to meet our working capital requirements and to reduce our debt and provide distributions to the Tribe. While we do not believe that there is any trend or a likely event that would adversely impact the level of our cash flows provided by operating activities, there are numerous potential factors which may cause a substantial reduction in the amount of such cash flows, including, but not limited to, the following:

•	increased competition in the gaming industry, including the legalization or expansion of gaming in Connecticut, New York, Massachusetts and Rhode Island, which may result in a substantial decrease in revenue;

•	downturn in the economy and lack of consumer confidence, which would result in reduced spending on discretionary items such as gaming activities;

•	an infrastructure disruption, such as the closure of Connecticut Interstate 95, for an extended period of time; and

•	an act of terrorism in the United States of America.

In addition to cash generated by operating activities, we have relied on external sources of liquidity to meet our investing requirements. The increase in cash used in financing activities for the nine months ended June 30, 2004 is attributable primarily to a $12.3 million increase in the net reduction of outstanding principal under our bank credit facilities, a higher amount of distributions provided to the Tribe, a $5.2 million payment made to extinguish the remaining principal outstanding on our 8 3/4% senior subordinated notes, a $6.2 million increase in the net cash activity from the termination of our derivative instruments and a higher amount of payments on the principal portion of the relinquishment liability. The decrease in cash used in investing activities for the nine months ended June 30, 2004 is attributable primarily to lower funds disbursed for capital expenditures. Please refer to “Capital Expenditures” below for further detail regarding our capital expenditures for the nine months ended June 30, 2004 and 2003.

External Sources of Liquidity

Notes: We previously financed much of the costs of construction and initial operations with the net proceeds raised from the issuance of notes. As of June 30, 2004, we had $200.0 million outstanding in 8 1/8% senior notes due January 1, 2006, or the senior notes; $150.0 million outstanding in 8 3/8% senior subordinated notes due January 1, 2011 and first callable July 1, 2006, or the 2001 senior subordinated notes; $250.0 million outstanding in 8% senior subordinated notes due April 1, 2012 and first callable April 1, 2007, or the 2002 senior subordinated notes; and $330.0 million outstanding in 6 3/8% senior subordinated notes due July 15, 2009 and callable at any time, or the 2003 senior subordinated notes. MBC is a guarantor of each of these notes. Refer to Note 3 to our unaudited condensed consolidated financial statements included in this prospectus for a further discussion of these notes.

On July 15, 2004, we commenced a cash tender offer and consent solicitation to repurchase any or all of our outstanding senior notes, at a subsequently determined price of 107.068% and any or all of our outstanding 2001 senior subordinated notes at a subsequently determined price of 113.355% of the original principal amount tendered. The tender offer expired on August 11, 2004. As part of the tender offer, we solicited and received requisite consents to certain proposed amendments to the indentures governing the senior notes and 2001 senior subordinated notes which eliminated substantially all of the restrictive covenants thereunder. The aggregate amount paid for the senior notes at the initial closing on August 3, 2004 was $200.5 million, which represented an original principal amount of senior notes tendered of approximately $186.0 million, a tender and consent solicitation premium of $13.2 million and accrued interest of $1.3 million. The aggregate amount paid for the 2001 senior subordinated notes at the initial closing was $152.5 million, which represented an original principal amount of senior subordinated notes tendered of approximately $133.7 million, a tender and consent solicitation premium of $17.8 million and accrued interest of $995,000. No additional senior notes or 2001 senior subordinated notes were tendered after the initial closing.

On August 3, 2004, we issued $225.0 million senior subordinated notes due 2014 with fixed interest payable at a rate of 7 1/8% per annum, or the 2004 senior subordinated notes. The net proceeds from this financing were used to repurchase the outstanding 2001 senior subordinated notes and a portion of the outstanding senior notes tendered in the tender offer described above and to pay fees and expenses associated with the issuance. We also used $130.0 million of availability under our bank credit facility to repurchase the remaining outstanding senior notes, as tendered. The 2004 senior subordinated notes mature on August 15, 2014. The first call date for the 2004 senior subordinated notes is August 15, 2009. Interest on the 2004 senior subordinated notes is payable semi-annually on February 15 and August 15, with the first interest payment scheduled for February 15, 2005. The 2004 senior subordinated notes are our uncollateralized general obligations and are subordinated to the bank credit facility, the remaining senior notes, and in a liquidation, bankruptcy or similar proceeding, 50% of our payment obligations under the relinquishment agreement that are then due and owing. The 2004 senior subordinated notes rank equally with the remaining 2001 senior subordinated notes, the 2002 senior subordinated notes, the 2003 senior subordinated notes and the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing. MBC is a guarantor of the 2004 senior subordinated notes.

Bank Credit Facility: We have a recently amended loan agreement for up to $600.0 million from a syndicate of financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent, or the bank credit facility. The bank credit facility is comprised of a revolving loan of up to $450.0 million and a

$150.0 million term loan, both of which mature on March 31, 2008. The maximum aggregate principal amount of $600.0 million available for borrowing includes amounts available under letters of credit. As of June 30, 2004, the amount available under letters of credit totaled $350,000, of which no amount was drawn. Pursuant to the terms of the bank credit facility, the term loan shall reduce by one-eleventh of the initial principal balance, or approximately $13.6 million, beginning on September 30, 2005 and continuing each quarter thereafter. The revolving loan has no mandatory amortization provisions and is payable in full on March 31, 2008. Also, pursuant to the terms of the bank credit facility, the term loan shall reduce automatically and permanently on the date and by the amount of any voluntary prepayment of the term loan. We had $98.7 million outstanding under the bank credit facility as of June 30, 2004, which does not give effect to the recent amendment described below.

The bank credit facility is collateralized by a lien on substantially all of our assets and a leasehold mortgage on the land and improvements which comprise Mohegan Sun. We will also be required to pledge additional assets, such as the Pocono Downs assets, as collateral after we acquire them. In addition, our obligations under the bank credit facility are guaranteed by MBC. The bank credit facility subjects us to a number of restrictive covenants, including financial covenants. These financial covenants relate to, among other things, our permitted total debt and senior debt leverage ratios, our minimum fixed charge coverage ratio and our maximum capital expenditures. The bank credit facility includes non-financial covenants by us and the Tribe of the type customarily found in loan agreements for similar transactions including requirements that:

•	the Tribe preserve its existence as a federally recognized Indian tribe;

•	the Tribe causes us to continually operate Mohegan Sun in compliance with all applicable laws; and

•	except under specific conditions, limit us from selling or disposing of our assets, limit the incurrence by us of other debt or contingent obligations and limit our ability to extend credit, make investments or commingle our assets with assets of the Tribe.

At our option, each advance of loan proceeds accrues interest on the basis of a base rate or on the basis of a one-month, two-month, three-month, six-month or twelve-month London Inter-Bank Offered Rate, or LIBOR, plus in either case, the applicable spread at the time each loan is made. We also pay commitment fees for the unused portion of the $450.0 million revolving loan on a quarterly basis equal to the applicable spread for commitment fees times the average daily unused commitment for that calendar quarter. Applicable spreads are based on our total leverage ratio, as defined in the bank credit facility. The applicable spread for base rate advances will be between 0.50% and 1.25%, and the applicable spread for LIBOR rate advances will be between 1.75% and 2.50%. The applicable spread for commitment fees will be between 0.375% and 0.50%. The base rate is the higher of Bank of America’s announced prime rate or the federal funds rate plus 0.50%. Interest on LIBOR loans is payable at the end of each applicable interest period or quarterly in arrears, if earlier. Interest on base rate advances will be payable quarterly in arrears. As of June 30, 2004, we had no base rate loans. All outstanding advances as of June 30, 2004 are based on one-month LIBOR plus the applicable spread. As of June 30, 2004, one-month LIBOR was 1.37% and the applicable spread was 2.25%. The applicable spread for commitment fees was 0.50% as of June 30, 2004.

In July 2004, we received the requisite consent of our lenders for amendment No. 2 to our bank credit facility. The amendment, among other things, permitted us to use the proceeds from a notes offering to repurchase our 2001 senior subordinated notes. See the discussion above describing the cash tender offer completed in July 2004. The amendment also allows us to prepay up to an additional $100.0 million in principal with respect to our other senior subordinated obligations.

On October 14, 2004, we received the requisite consent of our lenders to amendment No. 3 to our bank credit facility, which we refer to as the amendment. The amendment, among other things, provided for an increase in the total loan commitment from $382.7 million to $600.0 million, comprised of a $450.0 million revolving loan and a $150.0 million term loan. The amendment also permits us to make the Downs Racing acquisition described under “—Overview—Other Business Developments” and certain other investments planned for Pocono Downs. The amendment also modified certain provisions of the loan agreement, including our covenants relating to total leverage ratio requirements.

Upon funding under the amendment on October 18, 2004, we received proceeds of $58.3 million from the increase in the term loan commitment from $91.7 million to $150.0 million. The proceeds were used to pay down existing principal amounts outstanding on the revolving loan.

Line of Credit: We have a $25.0 million revolving loan agreement with Fleet National Bank, or the line of credit. At our option, each advance accrues interest on the basis of the bank’s variable prime rate or on the basis of seven or thirty day LIBOR, plus the applicable spread pursuant to the terms of the line of credit. Borrowings under the line of credit are our uncollateralized obligations. The line of credit expires in March 2006. The line of credit subjects us to certain covenants, including a covenant to maintain at least $25.0 million available for borrowing under the bank credit facility.

Capital Expenditures

Capital Expenditures Incurred

Capital expenditures totaled $25.4 million for the nine months ended June 30, 2004, compared to $22.3 million for the nine months ended June 30, 2003 These capital expenditures were an aggregate of the following:

•	Property maintenance capital expenditures for furniture, fixtures and equipment totaled $24.3 million and $21.9 million for the nine months ended June 30, 2004 and 2003, respectively. For the nine months ended June 30, 2004, these expenditures included $7.3 million in renovations and the purchase of equipment to add slot machines to gaming space formerly used for poker operations, to add slot machines to our keno gaming area and to add 14 new table games in the Casino of the Earth.

•	Cumulative Project Sunburst capital expenditures totaled $1.06 billion, including $63.5 million in capitalized interest, through June 30, 2004. During the nine months ended June 30, 2004 and 2003, capital expenditures totaled $748,000 and $646,000, respectively, with no amounts recorded as capitalized interest.

•	Capital expenditures for the Thames and Indian Summer parking garages totaled $359,000 for the nine months ended June 30, 2004. Related expenditures for the nine months ended June 30, 2003 were reduced by $216,000 due to revised estimates.

Expected Future Capital Expenditures

We expect capital expenditures, comprised primarily of anticipated maintenance capital expenditures, to total approximately $30.7 million for the fiscal year ended September 30, 2004. We anticipate capital expenditures at Mohegan Sun to be within $45.0 million to $55.0 million during the fiscal year ending September 30, 2005, comprised primarily of anticipated maintenance capital expenditures.

We have also committed to pay $266.0 million in fiscal year 2005 for the acquisition of Pocono Downs. We also anticipate that we will spend up to $175.0 million on the construction, furnishing and equipping of a new slot machine facility at Pocono Downs, which is anticipated to open in Spring 2006, in addition to paying a one-time $50.0 million fee to the Commonwealth of Pennsylvania upon receipt of a gaming license.

Sources of Funding for Capital Expenditures

We will rely primarily on cash generated from operations to finance capital expenditures at Mohegan Sun. The purchase of Pocono Downs is expected to be funded through our recently amended bank credit facility. Subsequent expenditures for Pocono Downs, as described above, are expected to be funded through additional bank financing and/or the issuance of new senior subordinated notes.

Interest Expense

For the fiscal years ended September 30, 2003, 2002 and 2001 and for the nine months ended June 30, 2004 and 2003, we incurred the following in interest expense (in thousands):

	For the Fiscal Years Ended September 30,			For the Nine Months Ended June 30,
	2003	2002	2001	2004	2003
Bank credit facility	$4,690	$—	$—	$4,989	$163
Prior credit facility	4,628	12,312	7,062	—	7,066
8 1/8% senior notes	16,250	16,250	16,250	12,187	12,187
1999 8 3/4% senior subordinated notes	20,446	26,250	26,250	134	19,688
2001 8 3/8% senior subordinated notes	12,563	12,563	2,268	9,422	9,422
2002 8% senior subordinated notes	20,000	12,278	—	15,000	15,000
2003 6 3/8% senior subordinated notes	4,792	—	—	15,778	—
WNBA note	150	—	—	151	95
Line of credit	316	17	—	86	290
Change in fair value of derivative instruments	(2,994)	(1,254)	4,085	—	(2,994)
Interest settlement-derivative instruments	(4,082)	3,961	376	(2,552)	(2,001)
Reclassification of derivative instrument losses to earnings	787	—	—	303	590
Amortization of net deferred gain on sale of derivative instruments	(741)	—	—	(276)	(541)
Amortization of debt issuance costs	6,687	6,602	4,536	4,854	4,847
Capital lease obligations	—	9	263	—	—
Capitalized interest	—	(12,353)	(40,715)	—	—

Total interest expense	$83,492	$76,635	$20,375	$60,076	$63,812

Sufficiency of Resources

We believe that existing cash balances, financing arrangements and operating cash flows will provide us with sufficient resources to meet our existing debt obligations, relinquishment payments, distributions to the Tribe and foreseeable capital expenditure requirements with respect to current operations for the next twelve months. Distributions to the Tribe are anticipated to total $65.0 million, $67.5 million and $70.0 million for fiscal years 2004, 2005 and 2006, respectively. The planned acquisition of Pocono Downs in December 2004 will be funded through our recently amended bank credit facility. Subsequent investments in Pocono Downs related to the payment of a one time gaming license fee in Pennsylvania and the development of a slot machine facility at the racetrack will be funded through additional bank financing and/or the issuance of new senior subordinated notes.

Contractual Obligations and Commitments

Our future payment obligations as of June 30, 2004 related to our material debt obligations and the timing of those payments are set forth below.

Contractual Obligations (in thousands)	Remaining 2004(1)	2-3 years	4-5 years	After 5 years
Long-term debt(2)	$—	$243,668	$58,998	$733,000

(1)	Amounts represent obligations expected to be incurred from July 1, 2004 to September 30, 2004.
(2)	Long-term debt includes scheduled maturities for notes payable and amounts required to be paid pursuant to the bank credit facility, but excludes interest payments. The future payment obligations also do not take into effect our refinancing transaction subsequent to June 30, 2004. Refer to Note 3 and Note 8 to our unaudited condensed consolidated financial statements included in this prospectus.

In addition to the contractual obligations described above, we have certain other contractual commitments as of June 30, 2004 that require payments during the periods described below. The calculation of the estimated payments in the table below are based, in large part, on projections of future revenues over an extended period of time, as well as other factors which are indicated more fully in the footnotes to the following table. Since there are estimates and judgments used with respect to calculating these liabilities, future events that affect such estimates and judgments may cause the actual payments to differ from the estimates set forth below. The amounts included in the table are estimates and, while some agreements are perpetual in term, for the purposes of calculating these amounts, we have assumed that the table contains information for only ten years.

Contractual Commitments (in thousands)	Fiscal Year 2004(1)	2-3 years	4-5 years	6-10 years
Slot Win Contribution(2)	$209,061	$398,784	$335,870	$931,910
Relinquishment commitments(3)	68,542	129,963	106,565	295,677
Priority distributions(4)	15,452	31,826	33,307	90,206
Town of Montville commitment(5)	500	1,000	1,000	2,500

Total	$293,555	$561,573	$476,742	$1,320,293

(1)	Amounts due within fiscal year 2004 represent payment commitments from October 1, 2003 to September 30, 2004.
(2)	Slot win contributions are a portion of the gross slot revenues that must be paid by us to the State of Connecticut pursuant to the Mohegan Compact. The slot win contribution is the lesser of (a) 30% of gross slot revenues, or (b) the greater of (i) 25% of gross slot revenues or (ii) $80.0 million. The amounts shown in this table are estimates of the required payments for the next ten years.
(3)	Relinquishment payments are made by us to TCA under a relinquishment agreement. Relinquishment payments are five percent of revenues, as defined in the relinquishment agreement. The amounts shown in this table are estimates of the required payments for the next ten years and have been calculated in accordance with the relinquishment agreement. Refer to Note 6 to our unaudited condensed consolidated financial statements included in this prospectus for a further discussion of how the relinquishment payments are calculated.
(4)	Priority distributions are monthly payments required to be made by us to the Tribe pursuant to the priority distribution agreement. Refer to Note 5 to our unaudited condensed consolidated financial statements included in this prospectus for a further discussion of the priority distribution agreement. The payments are calculated based on net cash flows and are limited to a maximum amount of $14.0 million pursuant to the priority distribution agreement, as adjusted annually based on the Consumer Price Index, or CPI. The amounts included in the table are estimates of the required payments for the next ten years and, while this agreement is perpetual in term, for the purposes of calculating these amounts, we have assumed that we will pay the maximum amount in each of the years covered by the table, as adjusted by an annual CPI adjustment of 2.30%.
(5)	We have an agreement with the town of Montville to pay the town an annual payment of $500,000 to minimize the impact on the town resulting from the decreased tax revenues on reservation land held in trust.

Critical Accounting Policies and Estimates

Management has identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our condensed consolidated financial statements. The preparation of our condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, relinquishment liability, accruals for unredeemed Player’s Club points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. These estimates are based on the information that is currently available to us and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could vary from those estimates.

We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of our condensed consolidated financial statements:

Revenue Recognition

We recognize gaming revenues as gaming wins less gaming losses. Revenues from food and beverage, hotel, retail, entertainment and other services are recognized at the time the service is performed. Minimum rental revenues in the Shops at Mohegan Sun are recognized on a straight-line basis over the terms of the related leases. Percentage rents are recognized in the period in which the tenants exceed their respective percentage rent thresholds.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which results in bad debt expense. Management determines the adequacy of this allowance by continually evaluating individual customer receivables, considering the customer’s financial condition, credit history and current economic conditions. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Unredeemed Player’s Club Points

We maintain an accrual for unredeemed Player’s Club points, as more fully described under “—Explanation of Key Financial Statement Captions—Promotional Allowances.” The accrual is based on the estimated cost of the points expected to be redeemed at each balance sheet date. Management determines the adequacy of this accrual by periodically evaluating the historical redemption experience and projected trends related to this accrual. Actual results could differ from those estimates.

Self-insurance Accruals

We are self-insured up to certain limits for costs associated with workers’ compensation and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these costs, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also use information provided by independent consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential changes in future estimates, evaluate insurance accruals and make adjustments when necessary.

Derivative Instruments

We use derivative instruments, including interest rate caps, collars and swaps in our strategy to manage interest rate risk associated with the variable interest rate on our bank credit facility and the fixed interest rates on our senior notes and senior subordinated notes. Our objective in managing interest rate risk is to achieve the lowest possible cost of debt, manage volatility in the effective cost of debt and match debt service requirements to projected cash flows from assets. We continually monitor risk exposures from derivative instruments held and make the appropriate adjustments to manage these risks within management’s established limits. We account for our derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133, which requires that all derivative instruments be recorded on the consolidated balance sheet at fair value. In order to qualify for hedge accounting in accordance with SFAS 133, the underlying hedged item must expose us to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce our exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss and is recorded as a component to interest expense in the period of change. We exclude the change in the time value of money when assessing the effectiveness of the hedging relationship. All derivatives are evaluated quarterly.

Relinquishment Liability

In accordance with SFAS 5, we have recorded a relinquishment liability of the estimated present value of our obligations under the relinquishment agreement. We reassess the relinquishment liability (i) annually in conjunction with our budgeting process or (ii) when necessary to account for material increases or decreases in projected revenues over the relinquishment period. If the reassessment causes an overall increase to the projected revenues over the relinquishment period, the relinquishment liability will be increased by five percent of such increase in revenues, discounted at our risk-free rate of investment (an incremental layer). If the reassessment causes an overall decrease to the projected revenues over the relinquishment period, the relinquishment liability will be decreased by five percent of such decrease in revenues, discounted based upon a weighted-average discount rate (a decremental layer). The weighted-average discount rate is defined as the average discount rate used to discount all the previous incremental layers weighted by the amount of each such incremental layer. Further, we record a quarterly accretion to the relinquishment liability to reflect the impact of the time value of money. Since there is a high level of estimates and judgments used with respect to calculating this liability, future events that affect such estimates and judgments may cause the actual liability to differ significantly from the estimate.

Intangible Assets

Our trademark is no longer subject to amortization as it has been deemed to have an indefinite useful life. The trademark is evaluated periodically for impairment by applying a fair-value based test and, if impairment occurs, the amount of impaired trademark will be written off immediately. The intangible assets associated with the acquisition of the WNBA franchise are assessed periodically for impairment pursuant to appropriate accounting standards.

Litigation

We are subject to various claims and legal actions in the ordinary course of business. Some of these matters relate to personal injuries to customers and damage to customers’ personal assets. Management estimates guest claims expense and accrues for such liabilities based upon historical experience in the other current liabilities category in our accompanying consolidated balance sheets.

Impact of Inflation

Absent changes in competitive and economic conditions or in specific prices affecting the hotel and casino industry, we do not expect that inflation will have a significant impact on our operations. Changes in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the hotel and casino industry in general.

New Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” or FIN 46. FIN 46 provides an interpretation of Accounting Research Bulletin

No. 51, “Consolidated Financial Statements,” regarding the consolidation of variable interest entities and the corresponding improvement in the financial reporting by enterprises involved with these entities. In December 2003, the FASB deferred the latest date by which we must apply FIN 46 to the first reporting period beginning after December 15, 2004 for variable interest entities acquired prior to January 31, 2003. FIN 46 is currently effective for all new variable interest entities created or acquired after January 31, 2003, of which we have none. We do not believe the adoption of this standard for variable interest entities acquired prior to January 31, 2003 will affect our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt obligations, which are comprised primarily of our bank credit facility, which accrues interest based on short-term LIBOR rates, and our senior and senior subordinated notes, which accrue interest at fixed rates specified in each loan agreement. Our debt obligations are fully described under “-Liquidity, Capital Resources and Capital Spending-External Sources of Liquidity.”

We attempt to manage our interest rate risk through a controlled mix of our long-term fixed rate borrowings and variable rate borrowings and the use of derivative instruments, including interest rate swaps, in accordance with established policies and procedures. We do not hold or issue financial instruments, including derivative instruments, for speculative or trading purposes. No derivative instruments were held as of June 30, 2004.

The following table provides information as of June 30, 2004 about our current financial instruments (debt obligations) that are sensitive to changes in interest rates and does not take into effect our refinancing transaction subsequent to June 30, 2004 (refer to Note 8 to our unaudited condensed consolidated financial statements included in this prospectus for further information). The table presents principal payments and related weighted-average interest rates by expected maturity dates. Weighted-average variable rates are based on implied forward rates in respective yield curves, which should not be considered to be precise indicators of actual future interest rates. Fair values for variable-rate debt instruments are considered to approximate their carrying amounts and fair values for fixed-rate debt instruments, which are publicly traded, are based on quoted market prices as of June 30, 2004.

Expected Maturity Date

	Remaining 2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
	(in thousands)
Liabilities
Long-Term Debt (including current portion):
Fixed Rate	$—	$—	$200,000	$—	$—	$730,000	$930,000	$969,994
Average interest rate	—	—	8.1%	—	—	7.3%	7.5%
Variable Rate	$—	$9,334	$34,334	$34,334	$24,664	$3,000	$105,666	$105,666
Average interest rate	—	4.2%	5.8%	6.5%	6.5%	6.9%	5.6%

BUSINESS

Overview

The Tribe is a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. Under IGRA, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the state in which they operate. The Tribe and the State of Connecticut have entered into such a compact, the Mohegan Compact, which has been approved by the United States Secretary of the Interior.

We were established on July 15, 1995, as an instrumentality of the Tribe with the exclusive power to conduct and regulate gaming activities on tribal lands and the non-exclusive authority to conduct such activities elsewhere. On October 12, 1996, we opened a casino known as Mohegan Sun. Our gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games.

Our mailing address is One Mohegan Sun Boulevard, Uncasville, CT 06382 and our telephone number is (860) 862-8000. Our website is located at www.mohegansun.com. Through our website, we make available, free of charge, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) under the Securities Exchange Act of 1934. These reports are available as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC.

The following disclosure relating to our business is organized as follows:

•	Mohegan Sun

•	Other Business Developments

•	Strategy

•	Market and Competition from Other Gaming Operations

•	Mohegan Tribe of Indians of Connecticut

•	Mohegan Tribal Gaming Authority

•	Management Board and Executive Officers

•	Government Regulation

•	Material Agreements

•	Environmental Matters

•	Employees and Labor Relations

•	Properties

•	Legal Proceedings

Mohegan Sun

In October 1996, we opened a gaming and entertainment complex known as Mohegan Sun. Mohegan Sun is located on a 240-acre site on the Tribe’s reservation overlooking the Thames River with direct access from Routes I-395 and 2A via a four-lane access road constructed by us. Mohegan Sun is approximately 125 miles from New York City and approximately 100 miles from Boston, Massachusetts. In fiscal year 2002, we completed a major expansion of Mohegan Sun known as Project Sunburst. The first phase of Project Sunburst, the Casino of the Sky, which included increased gaming, restaurant and retail space and an entertainment arena, opened in September 2001. The remaining components, including an approximately 1,200-room luxury hotel and approximately 100,000 square feet of convention space, were fully opened in June 2002.

Mohegan Sun operates in an approximately 3.0 million square foot facility, which includes the following two casinos:

Casino of the Earth

The Casino of the Earth, the original casino at Mohegan Sun, has approximately 179,500 square feet of gaming space and offers:

•	approximately 3,850 slot machines and 180 table games (including blackjack, roulette, craps and baccarat);

•	food and beverage amenities, including three full-service themed fine dining restaurants, with a fourth area featuring cuisine from all three themes, a 610-seat buffet, a New York style delicatessen, a 24-hour coffee shop, a ten-station food court featuring international and domestic cuisine and multiple service bars, all operated by us, for a total of approximately 1,800 restaurant seats;

•	an approximately 10,000 square foot, 410-seat lounge featuring live entertainment seven days a week;

•	an approximately 9,000 square foot simulcasting race book facility; and

•	five retail shops providing shopping opportunities ranging from Mohegan Sun logo souvenirs to cigars.

Casino of the Sky

The Casino of the Sky has approximately 119,000 square feet of gaming space and offers:

•	approximately 2,400 slot machines and 110 table games (including blackjack, roulette, craps and baccarat);

•	food and beverage amenities, including two full-service restaurants, two quick-service restaurants, a 24-hour coffee shop, a 320-seat buffet, a six station food court featuring international and domestic cuisine and five lounges and bars operated by us, as well as four full-service and three quick-service restaurants operated by third parties, for a total of approximately 2,200 restaurant seats;

•	Mohegan After Dark, consisting of a nightclub, a lounge and a pub, which are all operated by a third party;

•	the Mohegan Sun Arena with seating for up to 10,000;

•	a 350-seat Cabaret;

•	the Shops at Mohegan Sun containing 29 different retail shops, four of which we own;

•	an approximately 1,200-room luxury hotel with room service;

•	an approximately 20,000 square foot spa operated by a third party;

•	approximately 100,000 square feet of convention space; and

•	a child care facility and an arcade style recreation area operated by a third party.

Mohegan Sun has parking spaces for approximately 13,000 guests and 3,100 employees. In addition, we operate the Mohegan Sun gasoline and convenience center, an approximately 4,000 square foot, 20-pump facility located adjacent to Mohegan Sun.

Connecticut Sun

In January 2003, we formed MBC for the purpose of holding a membership in the WNBA and owning and operating a professional basketball team in the WNBA. MBC entered into a membership agreement with the WNBA permitting it to operate the Connecticut Sun basketball team. The team plays its home games in the Mohegan Sun Arena. MBC is a guarantor of the outstanding notes and will guarantee the exchange notes.

Other Business Developments

Cowlitz Project

On July 23, 2004, we formed Mohegan Ventures-NW as a wholly owned unrestricted subsidiary. As an unrestricted subsidiary, Mohegan Ventures-NW is not required to be a guarantor of the outstanding notes, the exchange notes or our other debt obligations. Mohegan Ventures-NW holds a 54.15% membership interest in Salishan-Mohegan, a limited liability company formed with an unrelated third party to participate in the development and management of a casino to be located in Clark County, Washington, or the Cowlitz Project. The proposed casino will be owned by the Cowlitz Indian Tribe, or the Cowlitz Tribe. Salishan-Mohegan also has been designated as our unrestricted subsidiary. Pursuant to the Salishan-Mohegan Operating Agreement dated July 23, 2004, Mohegan Ventures-NW has contributed cash of approximately $2.5 million and certain non-exclusive licenses to Salishan-Mohegan as its initial capital contribution and has committed to lend up to an additional $3.5 million to Salishan-Mohegan in connection with development costs and certain land purchase contracts contributed to the venture.

On September 21, 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Tribe. Under the terms of the development agreement, Salishan-Mohegan will carry out all activities that are necessary to develop the Cowlitz Project, including advising the Cowlitz Tribe with its plan to place land into trust by the United States Department of the Interior, assisting the Cowlitz Tribe in the negotiation of a compact with the State of Washington, assisting in the arrangement of financing for the Cowlitz Project and administering and overseeing the planning, design, development, and construction of the Cowlitz Project. The development agreement provides for certain development fees, as defined in the development agreement. The management agreement is for a period of seven years during which Salishan-Mohegan will manage, operate, and maintain the planned casino. The management agreement also provides for a management fee, as defined in the management agreement. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of Washington and the United States Department of the Interior accepting land into trust on behalf of the Cowlitz Tribe. The management agreement is subject to approval by the NIGC.

Pocono Downs

On October 14, 2004, we entered into an agreement to purchase Downs Racing and its subsidiaries from subsidiaries of Penn National Gaming, Inc. Under the terms of the agreement, we will acquire Pocono Downs, a standardbred harness racing facility located on approximately 400 acres of land in Wilkes-Barre, Pennsylvania and five Pennsylvania off-track wagering operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). As part of the agreement, we have agreed to a $280 million purchase price before adjustments and other costs and the transaction is expected to close prior to December 31, 2004, subject to customary closing conditions and regulatory approvals. The agreement also provides us with both pre- and post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

Following the closing of the transaction, we will obtain the right to apply for a Pennsylvania Category One slot machine license which if approved, would initially permit the installation and operation of to 3,000 slot machines at Pocono Downs. Upon the issuance of a gaming license, we will proceed with our plans to open a new slot machine facility, which we anticipate will open in early 2006. The new facility will also include restaurants, lounges and a small entertainment venue. We anticipate that we will spend up to $175 million on the construction, furnishing and equipping of the new facility, in addition to paying a one-time $50 million fee to the Commonwealth of Pennsylvania upon receipt of a gaming license.

Menominee Project

On October 21, 2004, we entered into a management agreement with the Menominee Indian Tribe of Wisconsin, or the Menominee Tribe, and the Menominee Kenosha Gaming Authority. According to the management agreement, we were granted the exclusive right and obligation to manage, operate and maintain a planned casino and destination resort to be located in Kenosha, Wisconsin, or the Menominee Project, for a period of seven years in consideration of a management fee, as defined in the management agreement. The management agreement is subject to approval by the NIGC.

The Tribe previously entered into an agreement with the developer for the Menominee Project under which the Tribe will lend the developer funds necessary to develop the Menominee Project, including administering and overseeing the planning, design, development, and construction of the Menominee Project. The Tribe has lent approximately $3.1 million to the developer for use in these efforts. Development of the Menominee Project is subject to certain governmental and regulatory approvals, including, but not limited to, the United States Department of the Interior accepting land into trust on behalf of the Menominee Tribe and the approval of the Governor of Wisconsin. A non-binding Kenosha County referendum held on November 2, 2004 authorized the County Board to support the Menominee Project.

Strategy

Our overall strategy is to profit from expanding demand in the gaming market in the northeastern United States as well as diversify the Tribe’s business interests in the gaming industry outside of Mohegan Sun. Mohegan Sun’s initial success has resulted primarily from guests living within 100 miles of Mohegan Sun, which represents our primary market. We have also enjoyed additional success from guests living within a 100 to 200 mile radius of Mohegan Sun, which represents our secondary market. Based upon Mohegan Sun’s results and experience, we believe the gaming market in the northeastern United States is strong. We have developed Mohegan Sun into a full-scale entertainment and destination resort, which has lead to increases in the number of guests and lengthened the duration of their stays at Mohegan Sun. We completed a major expansion of Mohegan Sun, Project Sunburst, which included the addition of a luxury hotel, increased gaming and retail space, a convention center and an entertainment arena. With additional gaming capacity and the ability to capture a share of the overnight market, we believe Mohegan Sun’s market penetration will increase. We believe that Project Sunburst will create a long-term competitive advantage for Mohegan Sun in the gaming market in the northeastern United States. See “—Market and Competition from Other Gaming Operations.”

The Tribe has determined that it is in their long-term best interests to pursue diversification of their business interests, both directly and through us. As a result, from time to time, we and the Tribe identify and evaluate various business opportunities. These opportunities primarily include the management or ownership of, or investment in, other gaming enterprises through direct investments, acquisitions, joint venture arrangements and loan transactions. As described above under “Other Business Developments,” since June 30, 2004 we have entered into a number of contracts in furtherance of this diversification strategy. We and the Tribe are currently exploring various other opportunities, although there is no assurance that we or the Tribe will continue to pursue any of them or that any of them will be consummated.

Market and Competition from Other Gaming Operations

Mohegan Sun and Foxwoods are the only two legally authorized gaming operations offering both traditional slot machines and table games in New England. Foxwoods, operated by the Mashantucket Pequot Tribe under procedures approved by the United States Department of the Interior, is located approximately 10 miles from Mohegan Sun and is currently the largest gaming facility in the United States in terms of total gaming positions. Based on the size and success of Foxwoods and the rapid growth of Mohegan Sun, we believe that the gaming market in New England and the remaining northeastern United States remains underserved.

The existing gaming industry in the northeastern United States is highly competitive. Mohegan Sun currently competes primarily with Foxwoods, which has been in operation for approximately twelve years and may have greater financial resources and operating experience than us. In addition, Foxwoods has offered certain amenities to its guests for a significantly longer duration than Mohegan Sun, such as hotel accommodations and convention center services.

Since the completion of the Project Sunburst expansion in June 2002, including our approximately 1,200-room luxury hotel, we have broadened Mohegan Sun’s target market beyond day-trip customers to include guests making overnight stays at the resort. Consequently, Mohegan Sun now competes more directly for customers with casinos in Atlantic City, New Jersey. Many of these casinos have greater resources and greater name recognition than Mohegan Sun.

Under current law, outside of Atlantic City, New Jersey, full-scale commercial casino gaming in the northeastern United States may be conducted only by federally recognized Indian tribes operating under federal Indian gaming laws or on cruise ships in international waters. In recent years, there has been an increase in the number of Indian tribes seeking to engage in full-scale commercial casino gaming in the northeastern United States and in the number of individual groups seeking to obtain federal recognition as Indian tribes so that they may engage in commercial casino gaming in the northeastern United States. After obtaining federal recognition and before gaming operations may commence, a tribe must, among other things, have land taken into trust by the federal government, negotiate a gaming compact with the state in which they intend to engage in commercial casino gaming, adopt a tribal gaming ordinance and construct a facility. A tribe may also need to negotiate a gaming management agreement and obtain funding to construct a facility. As described below, many Indian tribes and individual groups seeking to gain federal recognition as Indian tribes are pursuing commercial casino gaming in the northeastern United States.

A number of states, including Maine, Massachusetts, Rhode Island, Pennsylvania and New York, have considered legalizing one or more forms of commercial casino gaming by non-Indians in one or more locations. In July 2004, Pennsylvania legalized slot machine gaming by non-Indians. Based on internal analysis of the existing and potential gaming market in the northeastern United States, we believe that competition from other commercial casino gaming operations will continue to increase in the future.

We are unable to predict whether any of the efforts by other federally recognized Indian tribes, individual groups attempting to gain federal recognition as Indian tribes or legalization of commercial casino gaming by non-Indians will lead to the establishment of additional commercial casino gaming operations in the northeastern United States. If established, we are uncertain of the impact such commercial casino gaming operations will have on our operations and our ability to meet our financial obligations.

The following is an assessment of the competitive prospects in Connecticut and the northeastern United States:

Connecticut

Currently, only the Tribe and the Mashantucket Pequot Tribe are authorized to conduct commercial casino gaming in Connecticut. As required by their individual Memorandum of Understanding, or MOU, with the State of Connecticut, the Tribe and the Mashantucket Pequot Tribe make monthly payments to the State of Connecticut based on a portion of the revenues from their slot machines. Pursuant to the terms of an exclusivity clause in each MOU, the payments will terminate if there is any change in state law that permits operation of slot machines or other commercial casino games or if any other person lawfully operates slot machines or other commercial casino games within the State of Connecticut (except those consented to by the Tribe and the Mashantucket Pequot Tribe).

In the spring of 2003, the Mashantucket Pequot Tribe announced a $99 million expansion at Foxwoods, which was substantially completed in late summer 2004. The expansion includes approximately 120,000 square feet of additional gaming space to accommodate approximately 1,000 slot machines, including 140 new dual-use bingo/slot machines and 200 smoke-free bingo seats; a 2,100 car parking garage; 7,500 square feet of food and beverage space featuring a Hard Rock Café; and 6,000 square feet of retail space. The Mashantucket Pequot Tribe is currently constructing two golf courses, with a golf academy, a 50,000 square foot clubhouse and golf villas. The golf courses are expected to be opened in the spring of 2005.

In June 2002, the BIA granted federal recognition to the Historic Eastern Pequot Tribe by combining the individual applications of the Eastern Pequot Tribe and the Paucatuck Eastern Pequot Tribe. The State of Connecticut and several other groups formally appealed the BIA’s recognition decision in October 2002 to the IBIA. The IBIA is under no mandated or specific timetable to render a decision on this appeal. The Historic Eastern Pequot Tribe has announced its intention to develop a casino in southeastern Connecticut.

On January 28, 2004, the Schaghticoke Tribe of Kent, Connecticut was granted federal recognition by the BIA. The State of Connecticut and several other groups have appealed the BIA’s recognition decision through the IBIA. The Schaghticoke Tribe has expressed an intention to develop a casino in western Connecticut.

In fiscal year 2004, the BIA made final determinations denying federal recognition for one Connecticut tribe, the Golden Hill Paugussett Tribe of Trumbull, Connecticut, and for the Hassanamisco Band of the Nipmuc Tribe officially based in Massachusetts. The Hassanamisco Band could pursue land claims in Connecticut if granted federal recognition based upon a significant historical presence within the boundaries of the State of Connecticut. If the Hassanamisco Band were ever to receive federal recognition, it would likely attempt to develop a casino in northeastern Connecticut near the Connecticut/Massachusetts border. The Hassanamisco Band also has publicized the existence of financial backers for the construction of gaming facilities. These tribes appealed the final determinations to the IBIA in September 2004. In October 2004, an appeals board within the IBIA agreed to accept the Hassanamisco Band’s appeal for federal recognition, but the BIA rejected the Golden Hill Paugussetts’ request to reconsider denial of federal recognition.

Rhode Island

Commercial casino gaming does not exist in Rhode Island, although the state’s two pari-mutuel facilities, Lincoln Greyhound Park and Newport Grand Jai Alai, offer approximately 3,510 video slot machines. Lincoln Greyhound Park and Newport Grand Jai Alai have obtained approval from the Rhode Island Lottery Commission for approximately 800 additional video slot machines. In October 2004, Lincoln Greyhound Park announced that it will install the remaining approved slot machines, approximately 460, in May 2005.

The Narragansett Indian Tribe of Rhode Island, with a reservation in Charlestown, is the only federally recognized Indian Tribe in Rhode Island. However, under specific terms of the Narragansett Land Claims Settlement Act with the federal government, the Narragansett Tribe is prohibited from opening a gaming facility under IGRA. Accordingly, the Narragansett Tribe may only open a gaming facility approved under state law via both a local and statewide referendum.

In November 1994, Rhode Island voters defeated numerous local and statewide gaming referendums and passed a referendum, which requires that any new gaming proposals be approved in a statewide referendum. The Rhode Island State Legislature recently approved legislation to include a referendum on the November 2004 ballot to determine whether a casino operated by an affiliate of Harrah’s Entertainment, in conjunction with the Narragansett Tribe, should be permitted in West Warwick, Rhode Island. Harrah’s Entertainment has options to buy approximately 84 acres of land in West Warwick where they plan to build the casino. The Rhode Island Supreme Court provided an advisory opinion in August 2004 that the proposed casino referendum and related legislation were unconstitutional, and the Superior Court subsequently ruled that the referendum could not be placed on the November 2004 ballot. However, it has been reported that Harrah’s and the Narragansett Tribe continue to pursue a referendum to be placed on the November 2005 ballot. There are several pending federal recognition petitions from other Rhode Island groups, but none are being actively considered by the BIA for federal recognition. It is not clear if, or when, federal recognition for these groups will be achieved.

New York

Mohegan Sun also currently faces competition from several casinos and gaming facilities located on Indian tribal lands in New York, and to a lesser extent from racetracks in New York that operate VLTs. New York has six federally recognized tribes located in the central, northern and western parts of the state. Three of these tribes, the Oneida Nation of New York, the Seneca Nation and the St. Regis Mohawk Tribe of New York, currently engage in casino gaming. In addition to these three tribes, other Indian tribes have announced potential casino projects, which if completed, will add significant casino space and hotel rooms to the northeastern United States gaming market. In addition, racetracks located in Monticello, Saratoga Springs, Farmington and Buffalo, New York currently operate an aggregate of approximately 5,100 VLTs. On July 7, 2004 the Appellate Division of the New York State Supreme Court ruled that the legislation authorizing VLTs at these racetracks violated the requirement of the state’s constitution that all revenue from lottery games be dedicated to education aid; however, the court unanimously ruled that Indian owned casinos could still be operated in New York. Despite the New York State Supreme Court ruling, VLTs at racetracks are still operating.

In October 2001, the New York State Legislature approved legislation that permitted as many as six gaming operations by Indian tribes in New York, in addition to the Oneida Nation’s Turning Stone Casino and St. Regis Akwesasne Casino already in operations. Up to three of these additional casinos may be owned by the Seneca Nation and three may be located in either Ulster County or Sullivan County. This legislation approved the use of traditional slot machines, rather than VLTs, where the possession and use of traditional slot machines is authorized pursuant to a tribal-state compact. The Seneca Nation opened one of these additional gaming operations, the Seneca Niagara Casino, in December 2002 in Niagara Falls, New York. In May 2004, the Seneca Nation opened its second facility, an approximately 125,000 square foot temporary facility on its reservation in Salamanca, New York, with construction of a permanent facility scheduled to begin later this year. The Seneca Nation may also operate one additional gaming facility in western New York pursuant to an approved gaming compact negotiated with the Governor of New York. The October 2001 legislation also authorizes the Governor of New York to negotiate and execute tribal-state compacts for the remaining three gaming operations with yet to be determined tribes for sites in Ulster and Sullivan counties. The development and management of these proposed Indian gaming projects are also contingent upon various other regulatory approvals, including receipt of approvals from the BIA.

Summarized below is the status of current and potential gaming operations by federally recognized tribes in the State of New York:

•	Oneida Nation—The Oneida Nation of New York operates Turning Stone Casino Resort on its reservation near Syracuse, New York, approximately 270 miles from Mohegan Sun. We believe that Turning Stone Casino Resort currently has approximately 2,100 VLTs, 100 table games, 20 tables for live poker and 350 hotel rooms. The Oneida Nation has begun an approximately $308 million expansion effort at Turning Stone, which will include, among other things, the addition of approximately 400 hotel rooms and suites and increase overall gaming space by approximately 30,000 square feet. In October 2004, the Oneida Nation partially opened its expanded convention space and a new 19-story hotel at Turning Stone. Substantial completion of the expansion is expected in early 2005. In June 2004 the New York State Supreme Court ruled that the Oneida Gaming Compact with the State of New York was invalid because it had not been approved by the state legislature. According to recent news reports, the NIGC has warned the Oneida Nation to resolve its compact dispute with the State of New York or they may face enforcement actions. The Oneida Nation is financing the expansion with a bank credit facility, bond financing and tax-exempt bonds. Turning Stone currently draws customers primarily from the Syracuse market.

Public news reports suggest that the Oneida Nation may be negotiating a deal with the owner of the Concord Resort Hotel & Golf Club, located in the Catskill region of New York, regarding a project valued at approximately $1.5 billion. This project would include a $650 million casino and 1,100-room resort to be owned by the Oneida Nation and an $850 million development surrounding the casino and resort to be owned by Concord. The owner of the Concord resort has publicly acknowledged that Concord has engaged in conversations with the Oneida Nation, but both the owner and the Oneida Nation have refused to comment on the details of such conversations.

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St. Regis Mohawk Tribe—The St. Regis Mohawk Tribe opened a casino located in Hogansburg, New York near the Canadian border in April 1999. We believe this casino has approximately 20 table games and approximately 660 VLTs. The St. Regis Mohawk Tribe recently reached an agreement with the State of New York on a new compact that will, among other things, permit the tribe to install slot machines at the casino in exchange for payments to the State. In April 2001, the St. Regis Mohawk Tribe entered into an agreement with Park Place Entertainment Corporation (now Caesars Entertainment Inc.), a Nevada based gaming and entertainment company, for exclusive rights to develop a casino project in Sullivan County, New York. In August 2001, the St. Regis Mohawk Tribe signed an agreement with Sullivan County to build a $500 million resort on Anawana Lake at Kutsher’s Resort and Country Club in the Catskills. This resort will include a 750-room hotel and 160,000 square feet of gaming space.

In October 2003, the BIA published a notice in the Federal Register of its intent to take 66 acres of land at this site into trust for the tribe pending review and approval of an environmental impact statement. The Mohawk Tribe and the Governor of New York had reached an agreement on a MOU, which would have (1) established the terms of a gaming compact between the Mohawk Tribe and the state; (2) settled the tribe’s land claims suit, (3) settled an ongoing dispute with respect to the taxation of tribal businesses and (4) authorized traditional slot machines at the tribe’s casino in Hogansburg, NY in exchange for a payment of part of the slot revenues to the state. The MOU has never been approved by the state legislature or the membership of the Mohawk Tribe. However, as discussed above, the tribe has reached an agreement on a compact for its casino in Hogansburg, New York and has a tentative agreement with the State of New York to settle its land claim dispute. The settlement of the land claim dispute is scheduled for a tribal vote in November 2004. In November 2003, the tribe and Caesars Entertainment, Inc. signed an amended management and development agreement that will govern the construction and operation of their planned resort to be located in Sullivan County We believe that the settlement of the tribe’s land claim disputes and agreement on a compact for the tribe’s Hogansburg, New York casino may clear the way for the tribe to negotiate a compact with the State for a gaming facility to be constructed in Sullivan County.

•	Seneca Nation—As discussed above, the Seneca Nation has reached an agreement with the Governor of New York for a gaming compact that allows the Seneca Nation to operate three casinos. The United States Department of the Interior effectively approved this gaming compact. The Seneca Nation opened one of these three casinos in Niagara Falls in December 2002, in accordance with certain provisions of IGRA that allow gaming on Seneca aboriginal tribal lands. This casino offers full-scale gaming similar to that offered at Mohegan Sun, however, we do not draw a significant number of customers from the Niagara Falls market. We believe that the Niagara Falls facility has approximately 2,900 slot machines and approximately 110 table games. The Seneca Nation began construction of a second facility in November 2003 on their reservation in Salamanca, New York. An approximately 125,000 square foot temporary facility opened in May 2004, featuring approximately 1,700 slot machines and 25 table games, and construction of a permanent facility is expected to begin in late 2004. We believe the remaining Seneca casino, which is to be located in Cheektowaga near Buffalo, New York and is expected to feature approximately 1,800 slot machines, will be delayed as a result of an ongoing dispute with the City of Buffalo.

In addition, public news reports state that the owner of the Concord Resort Hotel & Golf Club, who have had discussions with the Oneida Nation of New York, have also had preliminary discussions with the Seneca Nation regarding the development of a casino operation at the Concord resort.

On November 12, 2004 Governor Pataki announced that an agreement had been reached with the Seneca-Cayuga Tribe of Oklahoma. The terms of the agreement include a settlement of the Tribe’s land-claim and an agreement to negotiate a class III compact for a gaming facility to be located in the Catskills. The agreement is still subject to the approval of the federal and state legislatures. The Seneca-Cayuga had previously entered into an exclusive development agreement with Empire Resorts, the same entity who has obtained exclusive management and development agreements with the Cayuga Tribe of

New York for a proposed casino in Monticello. Empire has recently announced that it has reached an agreement to purchase the Concord and Grossinger’s resort hotels in Sullivan County, both sites which could be used for the future development of a casino resort.

•	Stockbridge-Munsee Community of Mohican Indians of Wisconsin—The Stockbridge-Munsee Community of Mohican Indians of Wisconsin is considering opening a casino in Sullivan County, New York, in connection with the settlement of litigation regarding a Stockbridge-Munsee land claim in Madison County, New York. In addition, a federal court judge lifted a stay, effective December 12, 2003, on a land claim suit which, if successful, may allow the Stockbridge-Munsee Tribe to proceed with their attempt to acquire land in New York and have that land placed into trust. The Stockbridge-Munsee Tribe has also acquired 125 acres of land in Sullivan County. Trading Cove Associates, or TCA, the entity responsible for the administration and supervision of the construction manager and the entire construction process of Project Sunburst, has announced its intention to provide financial backing for this group. Any project is contingent upon various regulatory approvals, including negotiation of a gaming compact with the Governor of New York and receipt of approval for land into trust from the BIA.

•	Cayuga Indian Nation—In April 2004, the Cayuga Indian Nation of New York, a federally recognized Indian tribe without a reservation, received approval of their land into trust application from the Eastern Area Office of the BIA. The Cayuga Tribe requested that the United States take approximately 30 acres of land located adjacent to the Monticello Raceway into trust for the benefit of the Cayuga Tribe for the purposes of conducting gaming. If approved by the BIA, the Cayuga Tribe, in conjunction with Empire Resorts, Inc. as its developer and manager, intends to construct and operate a $700 million casino resort at the site. In June 2004, the Governor of New York and the Cayuga tribal leaders announced they had signed a memorandum of understanding that would, among other things, settle the Cayuga Tribe’s land claim against New York and require the Governor of New York to negotiate a compact with the Cayuga Tribe to conduct gaming at the site. In August 2004, the office of the Governor of New York announced that talks ended between the state and the Cayuga Nation after the tribe rejected the state’s comprehensive land settlement agreement. We believe the discontinued talks between the tribe and the Governor’s office will delay the development of a casino at the Monticello property.

•	Shinnecock Tribe—The Shinnecock Tribe has announced it intends to construct an approximately 65,000 square-foot commercial casino gaming facility on its reservation near the Hamptons in Long Island, New York. The Shinnecock Tribe is recognized by the State of New York, but has yet to receive federal recognition. The Shinnecock Tribe has a pending federal recognition petition, but the BIA is not actively considering the petition. A federal district court ordered the Shinnecock Tribe to halt all construction for at least 18 months while the BIA reviews the tribe’s application for federal recognition. Recent public news reports state that the tribe will appeal the court’s decision.

Other tribes, including the Oneida Tribe of Wisconsin and the Seneca-Cayuga Tribe of Oklahoma, are also attempting to develop various forms of gaming operations in the state of New York. In addition, there are several pending federal recognition petitions from other New York groups, but none are being actively considered by the BIA for federal recognition. It is not clear if or when federal recognition for these groups will be achieved.

Currently, there are no non-Indian casinos operating in the State of New York, and the establishment of non-Indian commercial casino operations would require the approval of two successive state legislatures, followed by the voters in a statewide referendum. However, gambling boats began operating “cruises to nowhere” out of the New York City and Long Island areas in January 1998. To date, New York has not prohibited gambling boat operations and only a small number of operators have applied for licenses for offshore gambling cruises. These “cruises to nowhere,” during which casino gaming activities are conducted on board once the boat is in international waters, are permitted under federal law unless prohibited by the state from which they operate. Due to the difference in the gaming experience, we do not believe that the “cruises to nowhere” are significant competition to Mohegan Sun.

Massachusetts

Although the Governor of Massachusetts, Mitt Romney, has indicated his willingness to consider proposals for gambling as a method to offset state budget deficits, the Massachusetts State House of Representatives rejected a bill authorizing various forms of commercial gambling during its Spring 2003 session. In November 2003, the Massachusetts State Senate postponed a vote on a plan to license two resort casinos as well as slot machine parlors at each of the State’s four racetracks.

The Wampanoag Tribe of Gay Head (Aquinnah) of Massachusetts, located on the island of Martha’s Vineyard, is currently the only federally recognized Indian tribe in Massachusetts. The Wampanoag Tribe has announced plans to open a high-stakes bingo facility in southeastern Massachusetts, and although no state compact would be required, significant hurdles, including local government approval, still remain. To date no such facility has been constructed. The Wampanoag Tribe also has proposed developing a casino in southeastern Massachusetts.

A separate band of the Nipmuc Tribe, the Chaubanagungamaug Band, also submitted a petition for federal recognition. In June 2004, the BIA made a final determination denying federal recognition to the tribe. The tribe appealed the final determination to the IBIA in September 2004. In October 2004, an appeals board within the IBIA agreed to accept the Chaubanagungamaug Band’s appeal for federal recognition. If the Chaubanagungamaug Band were to receive federal recognition, it would likely attempt to develop a casino in Massachusetts.

The United States Court of Appeals for the District of Columbia reversed a federal court order, which required the BIA to make a final determination on the Mashpee Tribe’s petition for federal recognition by December 2002. As a result, the BIA is not actively considering the Mashpee Tribe’s application for federal recognition and a specific timetable for a determination has not been established. A number of other petitions for federal recognition are pending in Massachusetts, but we believe potential recognition of these pending petitions is several years away, if at all.

New Jersey

In the state of New Jersey, Mohegan Sun primarily competes for overnight customers with casinos located in Atlantic City. The Atlantic City gaming market currently consists of twelve casino properties, with a total of approximately 14,000 hotel rooms and 1.4 million square feet of gaming space, containing approximately 42,000 slot machines and 1,400 table games. These properties include the Borgata, a casino resort complex completed in the summer of 2003 and the first new casino in Atlantic City in 13 years. The property features a 40 story hotel with approximately 2,000 rooms and suites, a 135,000 square foot casino, restaurants, retail shops, a spa and pool, and entertainment venues.

Several proposed developments and expansions of casino, hotel, retail and entertainment space have also commenced or been completed in Atlantic City. Some of these projects are listed below:

•	In April 2002, Aztar Corporation began an expansion of its Tropicana Atlantic City property to include an additional 500 hotel rooms and a 200,000 square foot retail, dining and entertainment complex. It is anticipated that the project will be completed in November 2004.

•	In mid-2004, Resorts Atlantic City completed replacing one of its hotel towers with a new 400-room hotel tower including 14,000 square feet of additional gaming space, containing approximately 800 additional slot machines.

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In August 2004, Boyd Gaming and MGM Mirage announced a planned $200 million expansion of their jointly owned Borgata Hotel and Casino. The expansion will add an additional 500,000 square feet to the facility, including more gaming, retail and restaurant space, two additional nightclubs and a larger spa. Construction is expected to begin in December 2004. In October 2004, Boyd Gaming and MGM Mirage announced a Phase II expansion, to begin during the first phase of its initial expansion and to be completed in mid-2007. The Phase II expansion will include a new hotel tower, containing approximately 800 guest rooms, a new spa, two swimming pools and additional meeting room space.

•	In mid-2004, Caesars Entertainment Inc. began construction on The Pier at Caesars, a $145 million upscale retail, dining, and entertainment facility to be located on the Atlantic City Boardwalk. The facility will be attached to the Caesars Atlantic City by skywalk and is scheduled to open in the summer of 2005.

In addition, the state legislature has considered adding slot machines or VLTs at the state racetracks. There are no federally recognized Indian tribes in the state and no petitions for recognition are being actively considered by the BIA.

Pennsylvania

In July 2004, Pennsylvania’s governor signed into law legislation to legalize slot machines in that state for licensees to be chosen by a new state gambling control board. An aggregate of 61,000 slot machines may be permitted for up to 14 locations throughout Pennsylvania. The holders of racing licenses in Pennsylvania may apply for 7 of the licenses available to operate slot machines at the racetracks. The Pocono Downs racetrack located in Wilkes-Barre, Pennsylvania, which we have agreed to acquire, is one of the sites eligible for a gaming license under the Pennsylvania legislation.

Maine

There are no casinos allowed in Maine other than one cruise boat that operates out of Maine and provides casino gaming off-shore. There are four federally recognized tribes in Maine, one of which, the Penobscot Tribe, operates a high stakes bingo facility in Old Town, in east central Maine. The Penobscot Tribe and the Passamaquoddy Tribe are attempting to gain approval for full-scale casino operations at various locations in Maine; however, to date, these efforts have been unsuccessful. None of the other federally recognized tribes in Maine have negotiated a tribal-state compact or otherwise taken significant steps of developing casino operations.

The Penobscot Tribe and the Passamaquoddy Tribe were successful in getting a referendum on the November 2003 ballot so that the voters would be permitted to vote on whether the state should permit one commercial casino gaming operation to be run by the tribes. This referendum was rejected by the voters. In the same election, Maine voters approved a referendum to permit slot machines at the state’s two racetracks. However, the approval was still subject to the approval of a local referendum permitting the slot machines. This bill was approved in June 2003 in Bangor, one of the host towns; however, the bill was rejected in Scarborough, the remaining host town in November 2003. The referendum provided for up to 1,500 slot machines at the Bangor Historical Raceway. In October 2004, the Maine Harness Racing Commission granted Penn National an unconditional racing license for Bangor Historical Raceway for the 2004 racing season. The annual license represents the completion of the first regulatory approval necessary for Penn National to proceed with its development at the Bangor Historical Raceway where they intend to place approximately 1,500 slot machines into service by mid-2006. Penn National must still, among other things, obtain a gaming license before it can operate slot machines at the racetrack. The towns of Westbrook and Saco in southern Maine rejected referenda in a December 30, 2003 vote that would have allowed Scarborough Downs to build a harness racetrack with slot machines in their cities.

New Hampshire

There are no casinos allowed in New Hampshire and no significant initiatives currently underway to legalize commercial casino gaming. The Governor of New Hampshire has recently proposed placing 3,750 VLTs at existing racetracks in the state. Over the past several years, a number of legislative initiatives to expand legalized gambling activities in New Hampshire have been defeated. There are no federally recognized Indian tribes in the state and no petitions for recognition pending.

Vermont

There are no casinos allowed in Vermont and no significant legislative initiatives currently underway to allow commercial casino gaming. There are no federally recognized tribes in Vermont, but a petition for federal recognition is pending from the St. Francis/Sokoki Band of Abenakis in Swanton. We believe any approval of this petition is still several years away.

Mohegan Tribe of Indians of Connecticut

General

The Tribe became a federally recognized Indian tribe in 1994. The Tribe currently has approximately 1,625 members and approximately 970 adult voting members. Although it only recently received federal recognition, the Tribe has lived in a cohesive community for hundreds of years in what is today southeastern Connecticut. The Tribe historically has cooperated with the United States and is proud of the fact that members of the Tribe have fought on the side of the United States in every war from the Revolutionary War to Operation Iraqi Freedom. The Tribe believes that this philosophy of cooperation exemplifies its approach to developing Mohegan Sun.

Although the Tribe is a sovereign entity, it has sought to work with, and to gain the support of, local communities in establishing Mohegan Sun. For example, the Tribe gave up its claim to extensive tracts of land that had been guaranteed by various treaties in consideration for certain arrangements in the Mohegan Compact. As a result, local residents and businesses whose property values had been clouded by this dispute were able to gain clear title to their property. In addition, the Tribe has been sensitive to the concerns of the local community in developing Mohegan Sun. This philosophy of cooperation has enabled the Tribe to build a solid alliance among local, state and federal officials to achieve its goal of building Mohegan Sun.

Governance of the Tribe

The Tribe’s Constitution provides for the governance of the Tribe by a Tribal Council consisting of nine members, and a Council of Elders consisting of seven members. The registered voters of the Tribe elect all members of the Tribal Council and the Council of Elders. As the result of an amendment to the Tribe’s Constitution in September 2003, the members of both the Council of Elders and the Tribal Council will be elected on a staggered term basis. Effective with the election for the Council of Elders held in October 2004, three elected members of the Council of Elders serve two-year terms which expire in October 2006 and four elected members of the Council of Elders serve four-year terms which expire in October 2008. Similarly, effective with the next Tribal Council election in October 2005, four elected Tribal Council members shall serve two-year terms and five elected Tribal Council members shall serve four-year terms. Thereafter, elected members of both the Council of Elders and the Tribal Council shall serve four-year terms. Members of the Tribal Council must be at least 21 when elected, and members of the Council of Elders must be at least 55 when elected. The members of the Tribal Council are the same individuals who serve on our Management Board.

The Tribe’s Constitution vests all legislative and executive powers of the Tribe in the Tribal Council, with the exception of the power to enroll Tribal members, which is vested in the Council of Elders. The powers of the Tribal Council include the power to establish an executive branch departmental structure with agencies and subdivisions and to delegate appropriate powers to such agencies and sub-divisions.

The Tribe may amend the provisions of its Constitution that established us and the Gaming Disputes Court, which is described below. Such an amendment requires the approval of two-thirds of the members of the Tribal Council and must be ratified by a vote of a two-thirds majority of all votes cast, with at least 40% of the registered voters of the Tribe voting. In addition, the Tribe’s Constitution currently prohibits the Tribe from enacting any law that would impair the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of gaming on Tribal lands. An amendment to this provision requires the affirmative vote of 75% of all registered voters of the Tribe. Prior to the enactment of any such amendment by the Tribal Council, any non-Tribal party will have the opportunity to seek a ruling from the Appellate Branch of the Gaming Disputes Court that the proposed amendment would constitute an impermissible impairment of contract.

The Council of Elders acts in the capacity of an appellate court of final review and may hear appeals of any case or controversy arising under the Tribe’s Constitution, except those matters related to Mohegan Sun, which are required to be submitted to the Gaming Disputes Court.

Gaming Disputes Court

The Tribal Council has established the Gaming Disputes Court by Tribal ordinance and vested it with exclusive jurisdiction over all disputes related to gaming at Mohegan Sun. The Gaming Disputes Court is composed of a Trial Division and an Appellate Branch. A single judge presides over cases at the trial level. Trial Division decisions can be appealed to the Appellate Branch where cases are presided over by three judges, one of whom will be the Chief Judge, and none of whom will have presided at the Trial Division over the specific case being heard. Decisions of the Appellate Branch are final, and no further appeal is available.

The Gaming Disputes Court has jurisdiction over all disputes or controversies related to gaming between any person or entity and us, the Tribe or TCA, who managed Mohegan Sun from its inception until December 31, 1999. The Gaming Disputes Court also has jurisdiction over all disputes arising out of our regulatory powers, including licensing actions. The Tribe has adopted the substantive law of the State of Connecticut as the applicable law of the Gaming Disputes Court to the extent that such law is not in conflict with Mohegan Tribal Law. Also, the Tribe has adopted all of Connecticut’s rules of civil and appellate procedure and professional and judicial conduct to govern the Gaming Disputes Court.

Judges of the Gaming Disputes Court are chosen by the Tribal Council from a publicly available list of eligible retired federal judges and Connecticut Attorney Trial Referees, who are appointed by the Chief Justice of the Connecticut Supreme Court, each of whom must remain licensed to practice law in the State of Connecticut.

Judges are selected sequentially as cases are filed with the clerk of the Gaming Disputes Court. The Chief Judge of the Gaming Disputes Court, who serves as the Gaming Disputes Court’s administrative superintendent, is chosen by the Tribal Council from the list of eligible judges and serves a five-year term. The remaining judges may serve an unlimited term on the bench. Judges of the Gaming Disputes Court are subject to discipline and removal for cause pursuant to the rules of the Gaming Disputes Court. The Chief Judge is vested with the sole authority to revise the rules of the Gaming Disputes Court. Judges are compensated by the Tribe at an agreed rate of pay commensurate with their duties and responsibilities. Such rate cannot be diminished during a judge’s tenure.

Below is a description of certain information regarding judges currently serving on the Gaming Disputes Court:

Paul M. Guernsey, Chief Judge. Age: 54. Judge Guernsey has served on the Gaming Disputes Court since 1996. He was appointed Acting Chief Judge in November 1999 and appointed as Chief Judge in January 2000. Judge Guernsey has also served as Fact Finder for the New London Judicial District from 1990 to 1992 and as State of Connecticut Attorney Trial Referee, Judicial District of New London, since 1992.

F. Owen Eagan, Judge. Age: 73. Judge Eagan was appointed to the Gaming Disputes Court in 1996. He served as U.S. Magistrate Judge from 1975 to 1996 and was formerly Assistant U.S. Attorney for the District of Connecticut and U.S. Attorney for the District of Connecticut. He is currently an adjunct law faculty member at Western New England School, a position he has held since 1978.

Frank A. Manfredi, Judge. Age: 52. Judge Manfredi was appointed to the Gaming Disputes Court in 2001. He has been a partner at Cotter, Greenfield, Manfredi & Lanes, P.C. since 1983. Judge Manfredi has also served as State of Connecticut Attorney Trial Referee since 1993, State of Connecticut Attorney Fact Finder since 1992 and Town Attorney for the Town of Preston since 1988.

Thomas B. Wilson, Judge. Age: 64. Judge Wilson was appointed to the Gaming Disputes Court in 1996. Judge Wilson served as a partner and director at Suisman, Shapiro, Wool, Brennan & Gray, P.C. from 1967-2003. Judge Wilson has also served as State Attorney Trial Referee since 1988 and as Town Attorney for the Town of Ledyard from 1971 to 1979, 1983 to 1991 and 1995 to the present.

Mohegan Tribal Gaming Authority

The Tribe established us in July 1995 with the exclusive power to conduct and regulate gaming activities on tribal lands for the Tribe and the non-exclusive authority to conduct such activities elsewhere. We are governed by a nine-member Management Board, consisting of the nine members of the Tribal Council (the governing body of the Tribe). Any change in the composition of the Tribal Council results in a corresponding change in our Management Board. See “—Mohegan Tribe of Indians of Connecticut” and “—Management Board and Executive Officers.”

We have three major functions. The first function is to direct the operation, management and promotion of gaming enterprises on tribal lands and all related activities. The second major function is to regulate gaming activities on tribal lands. Our Management Board has appointed an independent Director of Regulation to be responsible for the regulation of gaming activities at Mohegan Sun. The Director of Regulation serves at the will of the Management Board and ensures the integrity of the gaming operation through the promulgation and enforcement of appropriate regulations. The Director of Regulation and his staff also are responsible for performing background investigations and licensing of non-gaming employees as well as vendors seeking to provide non-gaming products or services within the casino. Pursuant to the Mohegan Compact, the State of Connecticut is responsible for performing background investigations and licensing of gaming employees as well as vendors seeking to provide gaming products or services within the casino. The third major function is to identify and evaluate various diversification opportunities in conjunction with the Tribe. These opportunities primarily include the management and ownership of, or investments in, other gaming enterprises through direct investment, acquisition, joint venture arrangements and loan transactions.

Management Board and Executive Officers

We are governed by a nine-member Management Board, consisting of the nine members of the Tribal Council. Any change in the composition of the Tribal Council results in a corresponding change in our Management Board. The current terms for the Tribal Council members expire in October 2005, at which time the registered voters of the Tribe may reelect current Tribal Council members who choose to run for reelection or elect new Tribal Council members. See “—Mohegan Tribe of Indians of Connecticut” and “—Mohegan Tribal Gaming Authority.”

The following table provides information with respect to (1) the members of the Management Board and (2) each of the executive officers of the Mohegan Tribal Gaming Authority and Mohegan Sun.

Name	Age	Position
Mark F. Brown	47	Chairman and Member, Management Board
Peter J. Schultz	50	Vice Chairman and Member, Management Board
Christine Damon-Murtha	57	Corresponding Secretary and Member, Management Board
Shirley M. Walsh	60	Recording Secretary and Member, Management Board
Jayne G. Fawcett	68	Ambassador and Member, Management Board
Maynard L. Strickland	64	Treasurer and Member, Management Board
Roland J. Harris	57	Member, Management Board
Bruce S. Bozsum	44	Member, Management Board
Glenn R. LaVigne	44	Member, Management Board
William J. Velardo	49	Chief Executive Officer, Mohegan Tribal Gaming Authority
Leo M. Chupaska	56	Chief Financial Officer, Mohegan Tribal Gaming Authority
Mitchell Grossinger Etess	46	President and Chief Executive Officer, Mohegan Sun
Jeffrey E. Hartmann	43	Executive Vice President and Chief Operating Officer, Mohegan Sun
Alan J. Greenstein	45	Senior Vice President and Chief Financial Officer, Mohegan Sun
Michael W. Bloom	46	Senior Vice President, Marketing, Mohegan Sun
Jon A. Arnesen	57	Senior Vice President, Hotel Operations, Mohegan Sun
Gary S. Crowder	54	Senior Vice President, Food and Beverage, Mohegan Sun
Robert J. Soper	32	Senior Vice President, Administration, Mohegan Sun
Daniel W. Garrow	54	Senior Vice President of Information Systems and Chief Information Officer, Mohegan Sun
Paul S. Munick	51	Senior Vice President of Sports and Entertainment, Mohegan Sun

Mark F. Brown—Mr. Brown has been a member of our Management Board since October 1995. Mr. Brown became the Chairman of the Management Board in October 2000. Mr. Brown worked with the Tribe’s historian during the period in which the Tribe was working to obtain federal recognition and also served on the Tribal Constitutional Review Board from 1993 to 1995. Mr. Brown served as a law enforcement officer for over twelve years. Prior to his work in law enforcement, Mr. Brown was involved in retail sales and management.

Peter J. Schultz—Mr. Schultz was seated on the Management Board and was elected Vice Chairman of the Management Board in October 2000. Mr. Schultz held the position of Human Resources Director for the Tribe from February 1997 to September 2000. From 1982 to 1997, Mr. Schultz was employed by Aetna Life and Casualty, a large insurance company, culminating with the position of Manager of Organizational Development at the Aetna Institute.

Christine Damon-Murtha—Ms. Murtha was seated on the Management Board and was elected Corresponding Secretary in October 2000. Ms. Murtha was employed in the Finance Department for the Tribe from 1996 to 1998 and as a reporter and photographer for the Tribe’s Communication Department from 1998 to September 2000. Ms. Murtha held the position of Supervisor/Senior Accounting Analyst with Travelers Insurance Company from 1984 to 1992. Ms. Murtha serves as Tribal Council liaison for the Environmental Department of the Tribe.

Shirley M. Walsh—Ms. Walsh has been the Recording Secretary of the Management Board and the Tribal Council since October 1995 and has been a member of the Management Board since July 1995. Ms. Walsh has worked for the Tribe in various capacities for almost eleven years. Prior to that time, she was employed for 13 years by a local certified public accountant. Ms. Walsh chaired the Tribal Election Committee from 1994 to 1995 and has served on several other committees for the Tribe.

Jayne G. Fawcett—Ms. Fawcett has been a member of the Management Board since its inception in July 1995. Ms. Fawcett served as the Vice Chair of the Management Board and the Tribal Council from October 1995 until October 2000. Ms. Fawcett worked as a social worker for the State of Connecticut in 1987 and is a retired teacher after 27 years of service. Ms. Fawcett was a Chairman of the Tribe’s Constitutional Review Board from 1992 to 1993. Currently, she oversees the Tribe’s public relations and serves as the Tribe’s Public Relations Ambassador.

Maynard L. Strickland—Mr. Strickland has been the Treasurer of the Management Board since October 2004 and a member of the Management Board since October 1995. Before that, Mr. Strickland owned and operated several restaurants in Norwich, Connecticut, and Florida for 20 years.

Roland J. Harris—Mr. Harris has been a member of the Management Board since October 1995. He served as Chairman of the Management Board and the Tribal Council from October 1995 until October 2000. Mr. Harris was the founder of the firm Harris and Clark, Inc., Civil Engineers, Land Surveyors and Land Planners. Mr. Harris has served as First Selectman and CEO of the Town of Griswold, Connecticut, and also as its Planning and Zoning Commissioner. He has also served as Deputy Chief of the Griswold Fire Department and as Fire Marshal and Inspector of the Town of Griswold. Prior to assuming the Chairmanship of the Management Board in 1995, Mr. Harris served as the Tribal Planner.

Bruce S. Bozsum—Mr. Bozsum was elected as a member of the Management Board effective October 4, 2004. Mr. Bozsum replaced Donald M. Chapman, who resigned from his position in the Mohegan Tribal Council, and will serve the final year of Mr. Chapman’s five-year term. Mr. Bozsum currently serves as the manager of cultural programs for the Tribe.

Glenn R. LaVigne—Mr. LaVigne has been a member of the Management Board since January 1996. Mr. LaVigne was previously employed by the Town of Montville, Connecticut, and oversaw building and maintenance for Montville’s seven municipal buildings. Mr. LaVigne serves as council liaison for development and construction.

William J. Velardo—Mr. Velardo currently serves as Chief Executive Officer of the Authority and has 28 years of experience in the casino and hotel industry. Mr. Velardo was recently named Chief Executive Officer of the Mohegan Tribal Gaming Authority and served as the Authority’s President and Chief Executive Officer from October 1999 to August 2004. Previously, Mr. Velardo served as its Executive Vice President and General Manager from October 1995 to October 1999. Prior to his employment with the Authority, Mr. Velardo was Chief Operating Officer for River City, a riverboat gaming venture in New Orleans, Louisiana. From 1991 to 1994, Mr. Velardo served as Senior Vice President, Casino Operations at Trump Plaza Hotel and Casino in New Jersey. Mr. Velardo participated in the opening of the Mirage in Las Vegas, Nevada, a casino, where he served as Vice President, Table Games from 1989 to 1991. Mr. Velardo also worked as Assistant Casino Manager and Pit Manager at Caesar’s Tahoe and Caesar’s Palace casinos.

Leo M. Chupaska—Mr. Chupaska was named Chief Financial Officer of the Authority in August 2004. Prior to this position, Mr. Chupaska served as Chief Financial Officer of the Tribe and was with the Tribe from September 1996 through August 2004, and was a member of the Financial Advisory Group of the Authority’s Audit Committee. Prior to joining the Tribe, Mr. Chupaska served as Director of Financial Services for Lawrence and Memorial Hospital in New London, Connecticut. Mr. Chupaska is a certified public accountant.

Mitchell Grossinger Etess—Mr. Etess was recently named President and Chief Executive Officer of Mohegan Sun. Prior to that, Mr. Etess served as Executive Vice President of Marketing of the Authority. He has over 20 years of experience in the casino and hotel industry. Mr. Etess served as the Authority’s Executive Vice President of Marketing from October 1999 to August 2004 and served as its Senior Vice President of Marketing from November 1995 to October 1999. Prior to his employment with the Authority, Mr. Etess was Vice President of Marketing at Players Island and, from 1989 to 1994, was Senior Vice President of Marketing and Hotel Operations at Trump Plaza Hotel and Casino. Prior thereto, Mr. Etess held various management positions in the hospitality and advertising industries.

Jeffrey E. Hartmann—Mr. Hartmann was recently named Executive Vice President and Chief Operating Officer of Mohegan Sun. Prior to that, Mr. Hartmann served as Executive Vice President, Finance and the Chief

Financial Officer of the Authority. Mr. Hartmann has 12 years of experience in the casino and hotel industry. Mr. Hartmann served as the Authority’s Executive Vice President of Finance and Chief Financial Officer from October 1999 through August 2004 and served as its Senior Vice President of Finance and Chief Financial Officer from December 1996 to October 1999. Prior to joining the Authority, Mr. Hartmann worked for Foxwoods from August 1991 to December 1996, including as Vice President of Finance for Foxwoods Management Company. Mr. Hartmann was employed by Coopers & Lybrand, LLP, an independent public accounting firm, as an Audit Manager from 1984 to 1991. Mr. Hartmann is a certified public accountant.

Alan J. Greenstein—Mr. Greenstein was recently named Senior Vice President, Chief Financial Officer of Mohegan Sun and has 19 years of experience in the casino and hotel industry. Mr. Greenstein served as the Authority’s Vice President, Financial Controller from 2002 to August 2004, Vice President of Casino Accounting from 1997 to 2002 and Director of Casino Accounting from 1995 to 1997. Prior to his employment with the Authority, Mr. Greenstein was the Casino Controller for River City, a riverboat gaming venture in New Orleans, Louisiana. From 1990 to 1994, Mr. Greenstein served as Casino Controller for Trump Plaza Hotel and Casino in New Jersey. Mr. Greenstein served as the Casino Assistant Controller and then the Coin Operations Manager at the Sands Hotel and Casino from 1988 to 1990. Mr. Greenstein worked for Caesar’s World, Inc. from 1985 to 1988. Mr. Greenstein is a certified public accountant.

Michael W. Bloom—Mr. Bloom has been the Senior Vice President of Marketing since March 1996 and has over 20 years of experience in the casino and hotel industry. Prior to his employment with the Authority, Mr. Bloom was Director of Marketing from May 1994 to February 1996 for the Casino Windsor and Northern Belle Casinos in Windsor, Ontario. Mr. Bloom also held several positions from 1984 to 1994 at the Tropicana in Atlantic City, where he was Director of Hotel Operations and Executive Director of Marketing Administration.

Jon A. Arnesen—Mr. Arnesen has been the Senior Vice President of Hotel Operations for the Authority since 1999 and has over 20 years of experience in the casino and hotel industry. Prior to joining Mohegan Sun, Mr. Arnesen was the Chief Operating Officer for Millamax Gaming & Hospitality in Fort Lauderdale, Florida, from 1996 to 1999 and served as President and Chief Operating Officer for Carnival Gaming & Hospitality in San Juan, Puerto Rico, from 1990 to 1996. Mr. Arnesen has also managed and directed hotel operations for Trump Taj Mahal Resorts and Resorts International in Atlantic City, New Jersey, and the Tropicana Resort in Las Vegas, Nevada.

Gary S. Crowder—Mr. Crowder has served as the Senior Vice President of Food and Beverage since April 2000 and has more than 30 years of experience in the hospitality industry. Prior to his employment with Mohegan Sun, he held the position of Vice President of Food and Beverage at the MGM Grand in Las Vegas from 1998 to 1999 and the Grand Casino in Mississippi from 1993 to 1995. Mr. Crowder has also served as Director of Food and Beverage at the Walt Disney World Dolphin Resort Hotel in Orlando, Bally’s Resort in Reno, Nevada, Resorts International in Atlantic City and Tropicana Casinos in Atlantic City.

Robert J. Soper—Mr. Soper serves as the Senior Vice President of Administration at Mohegan Sun. Mr. Soper has served in this position since June 2001. Prior to this position, Mr. Soper served as Senior Attorney for the Tribe from 1997 to 2001.

Daniel W. Garrow—Mr. Garrow has over 30 years of experience in the information services industry and has served as Senior Vice President of Information Systems and Chief Information Officer since June 2002. Prior to joining Mohegan Sun in 1998, Mr. Garrow was the Management Information Director of the Oneida Indian Nation in Oneida, New York, from 1992 to 1998.

Paul S. Munick—Mr. Munick was recently named Senior Vice President of Sports and Entertainment for Mohegan Sun and has been the President of MBC since February 2003. Mr. Munick served as the Vice President of Sports and Entertainment for Mohegan Sun from 1999 to September 2004. Prior to joining Mohegan Sun, Mr. Munick served as Vice President of Athletics and Family Entertainment at Madison Square Garden in New York City from 1993 to 1998 and was Vice President of Athletics from 1990 to 1993. Mr. Munick holds a Master’s Degree in Sports Administration from Ohio University and a Bachelor’s degree in Economics from Stony Brook University.

Compensation of the Management Board

We do not directly compensate the individual members of the Management Board. The Tribe compensates members of the Management Board for the services they render as members of the Tribal Council and as members of the Management Board. The members of the Management Board received the following amounts for their services as members of the Management Board for fiscal year 2003: Mr. Brown, $75,000; Mr. Schultz, $69,000; Ms. Fawcett, $66,000; Mr. Harris, $66,000; Mr. LaVigne, $65,000; Mr. Strickland, $66,000; Ms. Walsh, $65,000; Ms. Murtha, $55,000; and Mr. Chapman, $58,000. In addition, the Tribe pays life insurance premiums on behalf of each member of the Management Board to maintain life insurance on each member in the amount of $500,000.

Compensation of Executive Officers

William J. Velardo and Mitchell Grossinger Etess, Chief Executive Officers of the Authority and Mohegan Sun respectively, set the compensation for relevant executive officers other than themselves and our Chief Financial Officer of the Authority and our Chief Operating Officer of Mohegan Sun. The compensation of our Chief Executive Officers and our Chief Operating Officer has been determined in accordance with their employment agreements, which were approved by the Management Board in March 2004. Leo M. Chupaska, Chief Financial Officer of the Authority, and the Authority’s Management Board are currently in the process of finalizing the terms of his employment agreement with the Authority. A description of the existing agreements is provided below.

The following table sets forth the compensation paid to the Chief Executive Officer of the Authority and each of the other four most highly compensated executive officers for fiscal year 2003, referred to collectively as the named executive officers:

SUMMARY COMPENSATION TABLE

		Annual Compensation						All Other Compensation(1)
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation(2)		Life Insurance		401(k) Plan Matching Contributions		Retirement Plan Contributions
William J. Velardo Chief Executive Officer, Mohegan Tribal Gaming Authority	2003 2002 2001	$ $ $	978,000 894,000 831,000	$ $ $	309,000 295,000 294,000	$ $ $	28,000 31,000 84,000	$ $ $	64,000 64,000 64,000	$ $ $	6,000 6,000 5,100	$ $ $	600 600 200
Mitchell Grossinger Etess President and Chief Executive Officer, Mohegan Sun	2003 2002 2001	$ $ $	573,000 564,000 522,000	$ $ $	188,000 179,000 183,000	$ $ $	13,000 14,000 40,000	$ $ $	30,000 30,000 30,000	$ $ $	6,000 6,000 5,100	$ $ $	600 600 200
Jeffrey E. Hartmann Executive Vice President and Chief Operating Officer, Mohegan Sun	2003 2002 2001	$ $ $	542,000 530,000 472,000	$ $ $	178,000 170,000 174,000	$ $ $	11,000 12,000 32,000	$ $ $	24,000 24,000 24,000	$ $ $	6,000 6,000 5,100	$ $ $	600 600 200
Michael W. Bloom Senior Vice President of Marketing, Mohegan Sun	2003 2002 2001	$ $ $	250,000 231,000 203,000	$ $ $	41,000 30,000 58,000	$ $ $	— — —	$ $ $	— — —	$ $ $	6,000 5,500 5,100	$ $ $	600 600 200
Jon A. Arnesen Senior Vice President of Hotel Operations, Mohegan Sun	2003 2002 2001	$ $ $	228,000 209,000 197,000	$ $ $	41,000 30,000 62,000	$ $ $	16,000 — —	$ $ $	— — —	$ $ $	— — —	$ $ $	600 600 200

1)	Represents our payment of premiums on life insurance policies for which the employee is the owner and beneficiary, employer matching contributions to our 401(k) plan and our contributions on the employee’s behalf to a non-contributory defined contribution plan, or the Retirement Plan.
2)	Represents our reimbursement for the payment of income taxes pertaining to certain life insurance benefits for our chief executive officer and executive vice presidents. Also includes $16,000 for the forgiveness of a loan issued to Jon Arnesen in a prior year including $6,000 for income tax reimbursements pertaining to the forgiveness of the loan.

Employment Agreements

On March 31, 2004, we entered into amended and restated employment agreements with each of William J. Velardo, Mitchell Grossinger Etess and Jeffrey E. Hartmann. The term of each agreement runs until December 31, 2009, with automatic renewal for an additional term of five years unless either we or the employee provide notice to the other of an intention to terminate. Under the employment agreements, commencing on March 31, 2004, each of Messrs. Velardo, Etess and Hartmann is entitled to receive an annual salary of $978,000, $573,000 and $542,000, respectively. The annual salary is subject to an annual increase on each subsequent January 1, of no less than five percent of the then current annual salary. Each employee is also entitled to receive an annual bonus of not less that 33 1/3% of the base salary in effect for the period for which the annual bonus is paid.

Each employment agreement provides that, if the employee is terminated for cause or if the employee terminates his employment voluntarily, then the employee will not be entitled to any further compensation. If the employee is terminated other than for cause, then the employee will be entitled to receive, at termination, a severance payment equal to his annual salary plus an annual bonus equal to 100% of his annual salary from the date of termination to the expiration date of the employment agreement.

These employment agreements further provide that the applicable employee may not, without our prior written consent, compete with us in specified states in the northeastern United States during the term of his employment and for a one-year period following a termination for cause or a voluntary termination of employment. Also, during this period, the applicable employee may not hire or solicit our other employees or encourage any such employees to leave employment with us. Under these employment agreements, the applicable employee may not disclose any of our confidential information while employed by us or thereafter. This confidentiality obligation will survive the termination of such employee’s employment and employment agreement.

On July 24, 2000 and January 5, 2001, we entered into employment agreements with Jon Arnesen and Michael Bloom, respectively. Under the employment agreements, Messrs. Arnesen and Bloom were entitled to receive base salaries of $175,000 and $201,600, respectively.

The employment agreements provide that if the employee is terminated for cause, then the employee will not be entitled to any further compensation. If the employee voluntarily terminates his employment and provides the required 60-day written notice, then we will pay the employee’s base salary for 60 days following the employee’s resignation, so long as the employee remains in compliance with all of the other covenants under the agreement. If the employee is terminated other than for cause, then the employee will receive his base salary for a one year period and a lump sum payment of $25,000 for relocation expenses.

The employment agreements further provide that the applicable employee may not, without our prior written consent, compete with us in specified states in the northeastern United States during the term of his employment and for a one-year period following termination of his employment. Also, during this period, the applicable employee may not hire or solicit our other employees or encourage any such employees to leave employment with us. Under these employment agreements, the applicable employee may not disclose any of our confidential information while employed by us or thereafter.

Government Regulation

General

We are subject to certain federal, state and tribal laws applicable to both commercial relationships with Indians generally and to Indian gaming and the management and financing of Indian casinos specifically. In addition, we are subject to federal and state laws applicable to the gaming industry generally and to the distribution of gaming equipment. The following description of the regulatory environment in which gaming takes place and in which we operate is only a summary and not a complete recitation of all applicable law. Moreover, since this particular regulatory environment is more susceptible to changes in public policy considerations than others, it is impossible to predict how particular provisions will be interpreted from time to time or whether they will remain intact. Changes in such laws could have a material adverse impact on our operations. See “Risk Factors.”

Tribal Law and Legal Systems

Applicability of State and Federal Law

Federally recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. The power of Indian tribes to enact their own laws to regulate gaming derives from the exercise of this tribal sovereignty. Indian tribes maintain their own governmental systems and often their own judicial systems. Indian tribes have the right to tax persons and enterprises conducting business on tribal lands, and also have the right to require licenses and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

Absent the consent of the Tribe or action of the United States Congress, the laws of the State of Connecticut do not apply to us or the Tribe. Under the federal law that recognizes the Tribe, the Tribe consented to, among other things, the extension of Connecticut criminal law and Connecticut state traffic controls over Mohegan Sun.

Waiver of Sovereign Immunity; Jurisdiction; Exhaustion of Tribal Remedies

Indian tribes enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. In order to sue an Indian tribe (or an agency or instrumentality of an Indian tribe, such as us), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Further, in most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. A commercial dispute is unlikely to present a federal question, and some courts have ruled that an Indian tribe as a party is not a citizen of any state for purposes of establishing diversity jurisdiction in the federal courts. State courts also may lack jurisdiction over suits brought by non-Indians against Indian tribes in Connecticut. The remedies available against an Indian tribe also depend, at least in part, upon the rules of comity requiring initial exhaustion of remedies in tribal tribunals and, as to some judicial remedies, the tribe’s consent to jurisdictional provisions contained in the disputed agreements. The United States Supreme Court has held that, where a tribal court exists, jurisdiction in that forum first must be exhausted before any dispute can be heard properly by federal courts which would otherwise have jurisdiction. Where a dispute as to the jurisdiction of the tribal forum exists, the tribal court first must rule as to the limits of its own jurisdiction.

In connection with most of our contractual arrangements, including our outstanding indebtedness, we, the Tribe and MBC agreed to waive our and their respective sovereign immunity from unconsented suit to permit any court of competent jurisdiction to (1) enforce and interpret the terms of our applicable outstanding indebtedness, and award and enforce the award of damages owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings, or arbitration; (2) determine whether any consent or approval of the Tribe or us has been granted improperly or withheld unreasonably; (3) enforce any judgment prohibiting the Tribe or us from taking any action, or mandating or obligating the Tribe or us to take any action, including a judgment compelling the Tribe or us to submit to binding arbitration and (4) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. 1302 (or any successor statute).

The Indian Gaming Regulatory Act of 1988

Regulatory Authority

The operation of casinos and of all gaming on Indian land is subject to IGRA, which is administered by the NIGC, an independent agency within the United States Department of the Interior, which exercises primary federal regulatory responsibility over Indian gaming. The NIGC has exclusive authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III Gaming (as described below), approve management agreements for gaming facilities, conduct investigations and generally monitor tribal gaming. Certain responsibilities under IGRA (such as the approval of per capita distribution plans to tribal members and the approval of transfer of lands into trust status for gaming) are retained by the BIA. The BIA also has responsibility to review and approve land leases and other agreements relating to Indian lands. Criminal enforcement is the exclusive responsibility of the United States Department of Justice, except to the extent such enforcement responsibility is shared with the State of Connecticut under the Mohegan Compact and under the federal law that recognizes the Tribe.

The NIGC is empowered to inspect and audit all Indian gaming facilities, to conduct background checks on all persons associated with Class II Gaming, to hold hearings, issue subpoenas, take depositions, adopt regulations and assess fees and impose civil penalties for violations of IGRA. IGRA also prohibits illegal gaming on Indian land and theft from Indian gaming facilities. The NIGC has adopted rules implementing specific provisions of IGRA, which govern, among other things, the submission and approval of tribal gaming ordinances or resolutions and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of any gaming. Tribes are required to issue gaming licenses only under articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations for primary management officials and key employees and to maintain their facilities in a manner that adequately protects the environment and the public health and safety. These rules also set out review and reporting procedures for tribal licensing of gaming operation employees.

Additionally, the NIGC established the Minimum Internal Control Standards, or MICS, that require each tribe or its designated tribal government body or agency to establish and implement tribal MICS by February 4, 2000. We established and implemented tribal MICS on February 4, 2000. As of September 30, 2003, we believe we were in material compliance with the MICS.

Tribal Ordinances

Under IGRA, except to the extent otherwise provided in a tribal-state compact, Indian tribal governments have primary regulatory authority over Class III Gaming on land within a tribe’s jurisdiction. Therefore, our gaming operations, and persons engaged in gaming activities, are guided by and subject to the provisions of the Tribe’s ordinances and regulations regarding gaming.

IGRA requires that the NIGC review tribal gaming ordinances and authorizes the NIGC to approve such ordinances only if they meet specific requirements relating to (1) the ownership, security, personnel background, record keeping and auditing of a tribe’s gaming enterprises; (2) the use of the revenues from such gaming; and (3) the protection of the environment and the public health and safety. The Tribe adopted its gaming ordinance in July 1994, and the NIGC approved the gaming ordinance in November 1994.

Classes of Gaming

IGRA classifies games that may be conducted on Indian lands into three categories. “Class I Gaming” includes social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. “Class II Gaming” includes bingo, pull-tabs, lotto, punch boards, tip jars, certain non-banked card games (if such games are played legally elsewhere in the state), instant bingo and other games similar to bingo, if those games are played at the same location where bingo is played. “Class III Gaming” includes all other forms of gaming, such as slot machines, video casino games (e.g., video blackjack and video poker), so-called “table games” (e.g., blackjack, craps and roulette) and other commercial gaming (e.g., sports betting and pari-mutuel wagering).

Class I Gaming on Indian lands is within the exclusive jurisdiction of the Indian tribes and is not subject to IGRA. Class II Gaming is permitted on Indian lands if (1) the state in which the Indian lands lie permits such gaming for any purpose by any person, organization or entity; (2) the gaming is not otherwise specifically prohibited on Indian lands by federal law; (3) the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the NIGC; (4) an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming; (5) the primary management officials and key employees are tribally licensed; and (6) several other requirements are met. Class III Gaming is permitted on Indian lands if the conditions applicable to Class II Gaming are met and, in addition, the gaming is conducted in conformance with the terms of a tribal-state compact (a written agreement between the tribal government and the government of the state within whose boundaries the tribe’s lands lie).

With the growth of the Internet and other modern advances, computers and other technology aids are increasingly used to conduct specific kinds of gaming. The United States Congress has considered legislation that limits and/or prohibits gaming conducted over the Internet. The use of technology to conduct gaming operations and a state’s ability to regulate such activity have been the subject of several court cases in the past few years with no clear resolution of the issue.

Tribal-State Compacts

IGRA requires states to negotiate in good faith with Indian tribes that seek to enter into tribal-state compacts for the conduct of Class III Gaming. Such tribal-state compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of such laws and regulations, taxation by the Indian tribe of gaming activities in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach of compacts, standards for the operation of gaming and maintenance of the gaming facility, including licensing and any other subjects that are directly related to the operation of gaming activities. While the terms of tribal-state compacts vary from state to state, compacts within one state tend to be substantially similar. Tribal-state compacts usually specify the types of permitted games, establish technical standards for gaming, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and licensing of casino employees and may require the tribe to pay a portion of the state’s expenses for establishing and maintaining regulatory agencies. Some tribal-state compacts are for set terms, while others are for indefinite duration.

IGRA provides that if an Indian tribe and state fail to successfully negotiate a tribal-state compact, the United States Department of the Interior may approve gaming procedures pursuant to which Class III gaming may be conducted on Indian lands. The Mohegan Compact, approved by the United States Secretary of the Interior in 1994, does not have a specific term and will remain in effect until terminated by written agreement of both parties, or the provisions are modified as a result of a change in applicable law. Our gaming operations are subject to the requirements and restrictions contained in the Mohegan Compact which authorizes the Tribe to conduct most forms of Class III Gaming.

Tribal-state compacts have been the subject of litigation in a number of states, including, but not limited to, Alabama, California, Florida, Kansas, Michigan, Mississippi, New Mexico, New York, Oklahoma, Oregon, South Dakota, Texas, Washington and Wisconsin. Tribes frequently seek to enforce the constitutionality of the provision of IGRA which entitles tribes to bring suit in federal court against a state that fails to negotiate a tribal-state compact in good faith. The United States Supreme Court resolved this issue by holding that the Indian Commerce Clause does not grant Congress authority to abrogate sovereign immunity granted to the states under the Eleventh Amendment. Accordingly, IGRA does not grant jurisdiction over a state that did not consent to be sued.

There has been litigation in a number of states challenging the authority of state governors, under state law, to enter into tribal-state compacts without legislative approval. Federal courts have upheld such authority in Louisiana and Mississippi. The highest state courts of Arizona, Kansas, Michigan, New Mexico, New York and Rhode Island have held that the governors of those states did not have authority to enter into such compacts without the consent or authorization of the legislatures of those states. In the New Mexico and Kansas cases, the courts held that the authority to enter into such compacts is a legislative function under their respective state constitutions. The court in the New Mexico case also held that state law does not permit casino-style gaming.

In Connecticut, there has been no litigation challenging the governor’s authority to enter into tribal-state compacts. If such a suit were filed, however, the Tribe does not believe that the precedent in the New Mexico or Kansas cases would apply. The Connecticut Attorney General has issued a formal opinion, which states that “existing [state] statutes provide the Governor with the authority to negotiate and execute the . . . [Mohegan] Compact.” Thus, the Attorney General declined to follow the Kansas case. In addition, the United States Court of Appeals for the Second Circuit has held, in a case brought by the Mashantucket Pequot Tribe, that Connecticut law authorizes casino gaming. After execution of the Mohegan Compact, the Connecticut Legislature passed a law requiring that future gaming compacts be approved by the legislature, but that law does not apply to previously executed compacts such as the Mohegan Compact.

Possible Changes in Federal Law

Several bills have been introduced in the United States Congress, which would amend IGRA. While there have been a number of technical amendments to the law, to date there have been no material changes to IGRA. Any amendment of IGRA could change the regulatory environment and requirements within which the Tribe could conduct gaming.

Material Agreements

The following is a summary of the material terms of several of our and the Tribe’s material agreements. This summary does not restate these agreements in their entirety. We urge you to read these agreements because they, and not these summaries, define our rights and obligations and the rights and obligations of the Tribe. Copies of these agreements are included as exhibits to the registration statement of which this prospectus forms a part.

Gaming Compact with the State of Connecticut

In April 1994, the Tribe and the State of Connecticut entered into a gaming compact to authorize and regulate the Tribe’s conduct of gaming on the Tribe’s land. The Mohegan Compact has a perpetual term and is substantively similar to the procedures that govern gaming operations of the Mashantucket Pequot Tribe in Connecticut and provide, among other things, as follows:

(1) The Tribe is authorized to conduct on its reservation those Class III gaming activities specifically enumerated in the Mohegan Compact or amendments thereto. The forms of Class III gaming authorized under the Mohegan Compact include (a) specific types of games of chance, (b) video facsimiles of such authorized games of chance (i.e., slot machines), (c) off-track pari-mutuel betting on animal races, (d) pari-mutuel betting, through simulcasting, on animal races and (e) certain other types of pari-mutuel betting on games and races conducted at the gaming facility (some types of which currently are, together with off-track pari-mutuel telephone betting on animal races, under a moratorium).

(2) The Tribe must establish standards of operations and management of all gaming operations in order to protect the public interest, ensure the fair and honest operation of gaming activities and maintain the integrity of all Class III gaming activities conducted on the Tribe’s lands. The first of such standards was set forth in the Mohegan Compact and approved by the State of Connecticut gaming agency. State of Connecticut gaming agency approval is required for any revision to such standards. The Tribe must supervise the implementation of these standards by regulation through a Tribal gaming agency.

(3) Criminal law enforcement matters relating to Class III gaming activities are under the concurrent jurisdiction of the State of Connecticut and the Tribe.

(4) All gaming employees must obtain and maintain a gaming employee license issued by the State of Connecticut gaming agency.

(5) Any enterprise providing gaming services or gaming equipment to the Tribe is required to hold a valid, current gaming services registration issued by the State of Connecticut gaming agency.

(6) The State of Connecticut annually assesses the Tribe for the costs attributable to its regulation of the Tribe’s gaming operations and for the provision of law enforcement at the Tribe’s gaming facility.

(7) Net revenues from the Tribe’s gaming operations may be applied only for purposes related to Tribal government operations and general welfare, Tribal economic development, charitable contributions and payments to local governmental agencies.

(8) Tribal ordinances and regulations governing health and safety standards at the gaming facilities may be no less rigorous than the applicable laws and regulations of the State of Connecticut.

(9) Service of alcoholic beverages within any gaming facility is subject to regulation by the State of Connecticut.

(10) The Tribe waives any defense which it may have by virtue of sovereign immunity with respect to any action brought in United States District Court to enforce the Mohegan Compact.

In May 1994, the Tribe and the State of Connecticut entered into a MOU which sets forth certain matters regarding the implementation of the Mohegan Compact. The MOU stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut. This payment is known as the slot win contribution. For each 12-month period commencing July 1, 1995, the slot win contribution shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80.0 million. The slot win contribution payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines or other commercial casino games within the State of Connecticut except those operations consented to by the Tribe and the Mashantucket Pequot Tribe.

Agreement with the Town of Montville

On June 16, 1994, the Tribe and the Town of Montville entered into an agreement whereby the Tribe agreed to pay to the town a recurring annual payment of $500,000 to minimize the impact on the town resulting from the decreased tax revenues on reservation land held in trust. Additionally, the Tribe agreed to make a one-time payment of $3.0 million towards infrastructure improvements to the town’s water system. The Tribe assigned its rights and obligations in the agreement with the Town of Montville to us. As of September 30, 2002, we fulfilled the obligation to make a one-time payment of $3.0 million for improvements to the municipal water system, which has been included in other assets within the accompanying consolidated balance sheets beginning on page F-1 of this prospectus and is being amortized over 40 years.

Land Lease from the Tribe to the Authority

Mohegan Sun is located upon land that is held in trust for the Tribe by the United States. We entered into a land lease with the Tribe under which the Tribe leases to us the property and all buildings, improvements and related facilities constructed or installed on the property. The lease was approved by the Secretary of the Interior on, and became effective as of, September 29, 1995. Summarized below are several key provisions of this lease. See also “-Properties.”

Term

The term of the lease is 25 years with an option, exercisable by us, to extend the term for one additional 25-year period. Upon the termination of the lease, we will be required to surrender to the Tribe possession of the property and improvements, excluding any equipment, furniture, trade fixtures or other personal property.

Rent and Other Operating Expenses

We are required to pay to the Tribe a nominal annual rental fee. For any period when the Tribe or another agency or instrumentality of the Tribe is not the tenant under the lease, the rent will be eight percent of the tenant’s gross revenues from the premises. We are responsible for the payment of all costs of owning, operating, constructing, maintaining, repairing, replacing and insuring the leased property.

Use of Leased Property

We may use the leased property and improvements solely for the construction and operation of Mohegan Sun, unless prior approval is obtained from the Tribe for any proposed alternative use. Similarly, no construction or alteration of any building or improvement located on the leased property by us may be made unless complete and final plans and specifications have been approved by the Tribe. Following foreclosure of any mortgage on our interest under the lease or any transfer of such interest to the holder of such mortgage in lieu of foreclosure, the leased property and improvements may be used for any lawful purpose, subject only to applicable codes and governmental regulations; provided, however, that a non-Indian holder of the leased property may not conduct gaming operations on the property.

Permitted Mortgages and Rights of Permitted Mortgages

We may not mortgage, pledge or otherwise encumber our leasehold estate in the leased property except to a holder of a permitted mortgage. Under the lease, a “permitted mortgage” includes the leasehold mortgage securing our obligations under the new credit facility granted by us that provides, among other things, that (1) the Tribe will have the right to notice of, and to cure, any default by us, (2) the Tribe will have the right to prior notice of an intention by the holder to foreclose on the permitted mortgage and the right to purchase the mortgage in lieu of any foreclosure and (3) the permitted mortgage is subject and subordinated to any and all access and utility easements granted by the Tribe under the lease. As provided in the lease, each holder of a permitted mortgage has the right to notice of any default by us under the lease and the opportunity to cure such default within any applicable cure period.

Default Remedies

We will be in default under the lease if, subject to the notice provisions, we fail to make lease payments or to comply with our covenants under the lease or if we pledge, encumber or convey our interest in the lease in violation of the terms of the lease. Following a default, the Tribe may, with approval from the United States Secretary of the Interior, terminate the lease unless a permitted mortgage remains outstanding with respect to the leased property. In that case, the Tribe may not (1) terminate the lease or our right to possession of the leased property, (2) exercise any right of re-entry, (3) take possession of and/or relet the leased property or any portion thereof or (4) enforce any other right or remedy which may materially and adversely affect the rights of the holder of the permitted mortgage, unless the default triggering such rights was a monetary default which such holder failed to cure after notice.

Priority Distribution Agreement with the Tribe

On August 1, 2001, we entered into a priority distribution agreement with the Tribe, which obligates us to make monthly payments to the Tribe to the extent of our net cash flows, as defined in the priority distribution agreement. The priority distribution agreement, which has a perpetual term, also clarifies and records the terms pursuant to which we made such payments to the Tribe prior to the effective date of the priority distribution agreement. The priority distribution agreement obligates us to make monthly priority distribution payments to the Tribe in a maximum aggregate amount of $14.0 million per calendar year, adjusted annually in accordance with the formula specified in the priority distribution agreement to reflect the effects of inflation. However, payments pursuant to the priority distribution agreement do not reduce our obligation to make payments for governmental services provided by the Tribe or any payments under any other agreements with the Tribe to the extent that such agreements are permitted under the new credit facility. See “Certain Indebtedness—Bank Credit Facility.” The monthly payments under the priority distribution agreement are our limited obligations payable only to the extent of our net cash flows and are not secured by a lien or encumbrance on any of our assets or property.

Relinquishment Agreement with Trading Cove Associates

General

In February 1998, we entered into the relinquishment agreement with TCA, under which we and TCA agreed to terminate the management agreement with TCA. This termination occurred on December 31, 1999. On

January 1, 2000, we assumed the day-to-day management of Mohegan Sun. To compensate TCA for terminating its management rights, we agreed to pay to TCA five percent of revenues, as defined in the relinquishment agreement, generated by Mohegan Sun during the 15-year period commencing on January 1, 2000 and ending on December 31, 2014.

Relinquishment Payments

The payments under the relinquishment agreement are divided into senior relinquishment payments and junior relinquishment payments, each of which are 2.5% of revenues (as defined in the relinquishment agreement). Senior relinquishment payments are payable quarterly in arrears and commenced on April 25, 2000 and the junior relinquishment payments are payable semi-annually in arrears and commenced on July 25, 2000. Under the relinquishment agreement, revenues are defined as gross gaming revenues (other than Class II gaming revenue) and all other facility revenues (including hotel revenues, room service, food and beverage sales, parking revenues, ticket revenues and other fees or receipts from the Mohegan Sun Arena and convention center and all rental or other receipts from the lessees, licensees and concessionaires, but not the gross receipts of such lessees, licensees and concessionaires) and proceeds of business interruption insurance.

Subordination of Relinquishment Payments/Priority Distribution to the Tribe

The relinquishment agreement provides that each of the senior and junior relinquishment payments are subordinated in right to payment of senior secured obligations, which includes the new credit facility and capital lease obligations, and that the junior relinquishment payments are further subordinated to payment of all other senior obligations, including our senior notes. The relinquishment agreement also provides that all relinquishment payments are subordinated in right of payment to the minimum priority distribution payment, as defined in the relinquishment agreement, from us to the Tribe to the extent then due.

Trademarks

In connection with the relinquishment agreement, TCA granted to us an exclusive, irrevocable, perpetual, world-wide and royalty-free license with respect to trademarks and other similar rights including the “Mohegan Sun” name, used at or developed for Mohegan Sun. We agreed, however, that we will only use the word “Sun” in conjunction with Mohegan Sun and Project Sunburst facilities and together with “Mohegan” or “Mohegan Tribe.” We have capitalized $130.0 million of the relinquishment liability in connection with the trademark value of the Mohegan Sun brand name.

Environmental Matters

The site on which Mohegan Sun is located formerly was occupied by United Nuclear Corporation, a naval products manufacturer of, among other things, nuclear reactor fuel components. United Nuclear Corporation’s facility was officially decommissioned on June 8, 1994 when the Nuclear Regulatory Commission confirmed that all licensable quantities of such nuclear material had been removed from the site and that any residual contamination from such material was remediated according to the Nuclear Regulatory Commission approved decommissioning plan.

From 1991 through 1993, United Nuclear Corporation commissioned environmental audits and soil sampling programs which detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. The Connecticut Department of Environmental Protection, or DEP, reviewed the environmental audits and reports and established cleanup requirements for the site. In December 1994, the DEP approved United Nuclear Corporation’s remedial plan, which determined that groundwater remediation was unnecessary because although the groundwater beneath the site was contaminated, it met the applicable groundwater criteria given the classification of the groundwater under the site. In addition, extensive remediation of contaminated soils and additional investigation were completed to achieve the DEP’s cleanup criteria and demonstrate that the remaining soils complied with applicable cleanup criteria. Initial construction at the site also involved extensive soil excavation. According to the data gathered in a 1995 environmental report commissioned by United Nuclear Corporation, remediation is complete and is consistent with the applicable Connecticut cleanup requirements. The DEP has reviewed and approved the cleanup activities at the site, and, as part of the DEP’s approval, United Nuclear Corporation was required to perform post-closure groundwater monitoring at the site to ensure the adequacy of the cleanup. In addition, under the terms of United Nuclear Corporation’s environmental certification and indemnity agreement with the Department of the Interior (which took the former United Nuclear Corporation land into trust for the Tribe), United Nuclear Corporation agreed to indemnify the Department for environmental actions and expenses based on acts or conditions existing or occurring as a result of United Nuclear Corporation’s activities on the property.

We are not currently incurring, and did not incur in the nine months ended June 30, 2004 and fiscal years 2003, 2002 and 2001, any material costs related to compliance with environmental requirements with respect to the site’s former use by the United Nuclear Corporation. Notwithstanding the foregoing, no assurance can be given that any existing environmental studies reveal all environmental liabilities, or that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise currently exist.

Employees and Labor Relations

As of June 30, 2004, Mohegan Sun employed approximately 8,800 full-time employees, and 1,500 seasonal and part-time employees. Pursuant to the Tribal Employment Rights Ordinance, when recruiting and hiring personnel, except with respect to key personnel, Mohegan Sun is obligated to give preference first to qualified members of the Tribe and then to enrolled members of other Indian tribes. See “Certain Relationships and Related Transactions.” None of Mohegan Sun’s employees are covered by collective bargaining agreements.

Properties

Mohegan Sun is located on 240 acres of the Tribe’s approximately 405-acre reservation just outside of Uncasville, Connecticut, approximately one mile from the interchange of Interstate 395 and Connecticut Route 2A. The land located in southeastern Connecticut upon which Mohegan Sun is situated is held in trust for the Tribe by the United States. Mohegan Sun has its own exit from Route 2A, giving patrons direct access to Interstate 395 and Interstate 95, the main highways connecting Boston, Providence and New York City. By highway, Mohegan Sun is approximately 125 miles from New York City, 100 miles from Boston, Massachusetts, 35 miles from Hartford, Connecticut and 50 miles from Providence, Rhode Island.

We have a lease with the Tribe for land on which Mohegan Sun is located. The initial term of the lease is 25 years, with an option to renew for one additional 25-year term provided that we are not in default under the lease. The lease also provides that all improvements constructed on the site will become the property of the Tribe. The lease is a net lease requiring that we assume all costs of operating, constructing, maintaining, repairing, replacing and insuring the leased property, in addition to the payment of a nominal annual rental fee. See “—Material Agreements—Land Lease from the Tribe to the Authority.”

We have entered into various lease agreements for properties adjacent to Mohegan Sun. The properties are owned by MTIC Acquisitions, L.L.C., a Connecticut limited liability company controlled by the Tribe. The properties are used for providing access and/or parking for Mohegan Sun.

We do not own, lease or have any interest in any other property.

Legal Proceedings

We are a defendant in litigation incurred in our normal course of business. We believe that, based on the advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on our financial position, results of operations or cash flows.

CERTAIN INDEBTEDNESS

The following is a summary of the material terms of several of our material debt obligations. This summary does not restate in entirety the terms of the agreements under which we incurred the indebtedness. We urge you to read these agreements because they, and not these summaries, define our rights and obligations, and, in some cases, those of the Tribe.

Bank Credit Facility

We have a recently amended loan agreement for up to $600.0 million from a syndicate of financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent, or the bank credit facility. The bank credit facility is comprised of a revolving loan of up to $450.0 million and a $150.0 million term loan, both of which mature on March 31, 2008. The maximum aggregate principal amount of $600.0 million available for borrowing includes amounts available under letters of credit. As of June 30, 2004, the amount available under letters of credit totaled $350,000, of which no amount was drawn. Pursuant to the terms of the bank credit facility, the term loan shall reduce by one-eleventh of the initial principal balance, or approximately $13.6 million, beginning on September 30, 2005 and continuing each quarter thereafter. The revolving loan has no mandatory amortization provisions and is payable in full on March 31, 2008. Also, pursuant to the terms of the bank credit facility, the term loan shall reduce automatically and permanently on the date and by the amount of any voluntary prepayment of the term loan. We had $98.7 million outstanding under the bank credit facility as of June 30, 2004, which does not give effect to the recent amendment described below.

The bank credit facility is collateralized by a lien on substantially all of our assets and a leasehold mortgage on the land and improvements which comprise Mohegan Sun. We will also be required to pledge additional assets, such as the Pocono Downs assets, as collateral after we acquire them. In addition, our obligations under the bank credit facility are guaranteed by MBC. The bank credit facility subjects us to a number of restrictive covenants, including financial covenants. These financial covenants relate to, among other things, our permitted total debt and senior debt leverage ratios, our minimum fixed charge coverage ratio and our maximum capital expenditures. The bank credit facility includes non-financial covenants by us and the Tribe of the type customarily found in loan agreements for similar transactions including requirements that:

•	the Tribe preserve its existence as a federally recognized Indian tribe;

•	the Tribe causes us to continually operate Mohegan Sun in compliance with all applicable laws; and

•	except under specific conditions, limit us from selling or disposing of our assets, limit the incurrence by us of other debt or contingent obligations and limit our ability to extend credit, make investments or commingle our assets with assets of the Tribe.

As of June 30, 2004, we and the Tribe were in compliance with all of our respective covenant requirements in the bank credit facility.

At our option, each advance of loan proceeds accrues interest on the basis of a base rate or on the basis of a one-month, two-month, three-month, six-month or twelve-month London Inter-Bank Offered Rate, or LIBOR, plus in either case, the applicable spread at the time each loan is made. We also pay commitment fees for the unused portion of the $450.0 million revolving loan on a quarterly basis equal to the applicable spread for commitment fees times the average daily unused commitment for that calendar quarter. Applicable spreads are based on our total leverage ratio, as defined in the bank credit facility. The applicable spread for base rate advances will be between 0.50% and 1.25%, and the applicable spread for LIBOR rate advances will be between 1.75% and 2.50%. The applicable spread for commitment fees will be between 0.375% and 0.50%. The base rate is the higher of Bank of America’s announced prime rate or the federal funds rate plus 0.50%. Interest on LIBOR loans is payable at the end of each applicable interest period or quarterly in arrears, if earlier. Interest on base rate advances will be payable quarterly in arrears. As of June 30, 2004, we had no base rate loans. All outstanding advances as of June 30, 2004 are based on one-month LIBOR plus the applicable spread. As of June 30, 2004, one-month LIBOR was 1.37% and the applicable spread was 2.25%. The applicable rate for commitment fees on unused amounts was 0.50% as of June 30, 2004.

In July 2004, we received the requisite consent of our lenders for amendment No. 2 to our bank credit facility. The amendment No. 2, among other things, permitted us to use the proceeds from a notes offering to repurchase our 2001 senior subordinated notes. The amendment No. 2 also allows us to prepay up to an additional $100.0 million in principal with respect to our other senior subordinated obligations.

On October 14, 2004, we received the requisite consent of our lenders to Amendment No. 3 to our bank credit facility, which we refer to as the amendment. The amendment, among other things, provided for an increase in the total loan commitment from $382.7 million to $600.0 million, comprised of a $450.0 million revolving loan and a $150.0 million term loan. The amendment also permits us to make the Downs Racing acquisition described under “Business—Other Business Developments—Pocono Downs” and certain other investments planned for Pocono Downs. The amendment also modified certain provisions of the loan agreement, including our covenants relating to total leverage ratio requirements.

Upon funding under the amendment on October 18, 2004, we received proceeds of $58.3 million from the increase in the term loan commitment from $91.7 million to $150.0 million. The proceeds were used to pay down existing principal amounts outstanding on the revolving loan.

8 1/8% Senior Notes

On March 3, 1999, we issued $200.0 million senior notes with fixed interest payable at a rate of 8 1/8% per annum. Interest on the senior notes is payable semi-annually on January 1 and July 1. The senior notes mature on January 1, 2006. The senior notes are our uncollateralized general obligations and rank pari passu in right of payment with all our current and future uncollateralized senior indebtedness. Borrowings under the bank credit facility and other capital lease obligations are collateralized by first priority liens on substantially all of our assets. As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the Tribe, the holders of collateralized debt may be paid in full in cash before any payment may be made with respect to the senior notes. The senior notes rank equally in right of payment with 50% of our payment obligations under the relinquishment agreement that are then due and owing, and rank senior to the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing, the remaining 2001 senior subordinated notes, the 2002 senior subordinated notes, 2003 senior subordinated notes and the 2004 senior subordinated notes. MBC is a guarantor of the senior notes.

On July 15, 2004, we commenced a cash tender offer and consent solicitation to repurchase any or all of our outstanding senior notes, at a subsequently determined price of 107.068% of the original principal amount tendered. The tender offer expired on August 11, 2004. As part of the tender offer, we solicited and received requisite consents to certain proposed amendments to the indentures governing the senior notes which eliminated substantially all of the restrictive covenants thereunder. The aggregate amount paid for the senior notes at the initial closing on August 3, 2004 was $200.5 million, which represented an original principal amount of senior notes tendered of approximately $186.0 million, a tender and consent solicitation premium of $13.2 million and accrued interest of $1.3 million. No additional senior notes were tendered after the initial closing. An aggregate principal amount of $14.0 million of the senior notes currently remain outstanding.

2001 8 3/8% Senior Subordinated Notes

On July 26, 2001, we issued $150.0 million senior subordinated notes with fixed interest payable at a rate of 8 3/8% per annum. Interest on the 2001 senior subordinated notes is payable semi-annually on January 1 and July 1. The 2001 senior subordinated notes mature on July 1, 2011. The first call date for the 2001 senior subordinated notes is July 1, 2006. The 2001 senior subordinated notes are our uncollateralized general obligations and are subordinated to the bank credit facility, the remaining senior notes and in a liquidation, bankruptcy or similar proceeding, 50% of our payment obligations under the relinquishment agreement that are then due and owing. The 2001 senior subordinated notes rank equally with the 2002 senior subordinated notes, 2003 senior subordinated notes, 2004 senior subordinated notes and the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing. MBC is a guarantor of the 2001 senior subordinated notes.

On July 15, 2004, we commenced a cash tender offer and consent solicitation to repurchase any or all of our outstanding 2001 senior subordinated notes at a subsequently determined price of 113.355% of the original principal amount tendered. The tender offer expired on August 11, 2004. As part of the tender offer, we solicited and received requisite consents to certain proposed amendments to the indentures governing the 2001 senior subordinate notes which eliminated substantially all of the restrictive covenants thereunder. The aggregate amount paid for the senior subordinated notes at the initial closing on August 3, 2004 was $152.5 million, which represented an original principal amount of senior subordinated notes tendered of approximately $133.7 million, a tender and consent solicitation premium of $17.8 million and accrued interest of $995,000. No additional 2001 senior subordinated notes were tendered after the initial closing. An aggregate principal amount of $16.3 million of the 2001 senior subordinated notes currently remain outstanding.

2002 8% Senior Subordinated Notes

On February 20, 2002, we issued $250.0 million senior subordinated notes with fixed interest payable at a rate of 8% per annum. Interest on the 2002 senior subordinated notes is payable semi-annually on April 1 and October 1. The 2002 senior subordinated notes mature on April 1, 2012. The first call date for the 2002 senior subordinated notes is April 1, 2007. The 2002 senior subordinated notes are our uncollateralized general obligations and are subordinated to the bank credit facility, the remaining senior notes and in a liquidation, bankruptcy or similar proceeding, 50% of our payment obligations under the relinquishment agreement that are then due and owing. The 2002 senior subordinated notes rank equally with the remaining 2001 senior subordinated notes, the 2003 senior subordinated notes, the 2004 senior subordinated notes and the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing. MBC is a guarantor of the 2002 senior subordinated notes.

2003 6 3/8% Senior Subordinated Notes

On July 9, 2003, we issued $330.0 million senior subordinated notes with fixed interest payable at a rate of 6 3/8% per annum. Interest on the 2003 senior subordinated notes is payable semi-annually on January 15 and July 15. The 2003 senior subordinated notes mature on July 15, 2009 and are callable at any time. The 2003 senior subordinated notes are our uncollateralized general obligations and are subordinated to the bank credit facility, the remaining senior notes and in a liquidation, bankruptcy or similar proceeding, 50% of our payment obligations under the relinquishment agreement that are then due and owing. The 2003 senior subordinated notes rank equally with the remaining 2001 senior subordinated notes, the 2002 senior subordinated notes, the 2004 senior subordinated notes and the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing. MBC is a guarantor of the 2003 senior subordinated notes.

2004 7 1/8% Senior Subordinated Notes

On August 3, 2004, we issued $225.0 million senior subordinated notes with fixed interest payable at a rate of 7 1/8% per annum. The net proceeds from this financing were used to repurchase a portion of the outstanding 2001 senior subordinated notes and a portion of the outstanding senior notes tendered in the tender offer described above, and to pay fees and expenses associated with the issuance. The 2004 senior subordinated notes mature on August 15, 2014. The first call date for the 2004 senior subordinated notes is August 15, 2009. Interest on the 2004 senior subordinated notes is payable semi-annually on February 15 and August 15, with the first interest payment scheduled for February 15, 2005. The 2004 senior subordinated notes are our uncollateralized general obligations and are subordinated to the bank credit facility, the remaining senior notes, and in a liquidation, bankruptcy or similar proceeding, 50% of our payment obligations under the relinquishment agreement that are then due and owing. The 2004 senior subordinated notes rank equally with the remaining 2001 senior subordinated notes, the 2002 senior subordinated notes, the 2003 senior subordinated notes and the remaining 50% of our payment obligations under the relinquishment agreement that are then due and owing. MBC is a guarantor of the 2004 senior subordinated notes.

The senior and senior subordinated note indentures contain certain financial and non-financial covenants that we and the Tribe must comply with. The financial covenants include the limitations of restricted payments and the incurrence of indebtedness, while the non-financial covenants relate to reporting obligations, compliance with laws and regulations, and our continued existence. As of June 30, 2004, both we and the Tribe were in compliance with all of our and their respective covenant requirements in the senior and senior subordinated note indentures.

WNBA Promissory Note

We and MBC are parties to a membership agreement with WNBA, LLC, or the membership agreement. The membership agreement sets forth the terms and conditions pursuant to which MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. The Authority guaranteed the obligations of MBC under the membership agreement.

In consideration for this acquisition, MBC paid $2.0 million (with funds advanced by us) and issued a promissory note dated January 28, 2003 to the WNBA, or the WNBA Note, for $8.0 million that accrues interest at an annual rate equal to three-month LIBOR plus 1.5%. We guaranteed the obligations of MBC under the WNBA Note. Pursuant to the WNBA Note, principal payments of $1.0 million, subject to adjustment for certain revenue thresholds, and interest payments are required to be paid to the WNBA on each anniversary of the WNBA Note.

Line of Credit

We have a $25.0 million revolving loan agreement with Fleet National Bank, or the line of credit. At our option, each advance accrues interest on the basis of the bank’s variable prime rate or on the basis of seven or thirty day LIBOR, plus the applicable spread at the time the advance is made pursuant to the terms of the line of credit. Borrowings under the line of credit are our uncollateralized obligations. The line of credit expires in March 2006. The line of credit subjects us to certain covenants, including a covenant to maintain at least $25.0 million available for borrowing under the bank credit facility. As of June 30, 2004, we were in compliance with all covenant requirements in the line of credit. As of June 30, 2004, no amounts were outstanding under the line of credit.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Provided by the Tribe to the Authority

The Tribe provides governmental and administrative services to us in conjunction with the operation of Mohegan Sun. During the nine months ended June 30, 2004 and 2003, we incurred $11.5 million and $9.8 million, respectively, of expenses for such services. During the fiscal years ended September 30, 2003, 2002 and 2001, we incurred $13.1 million, $10.0 million and $10.9 million, respectively, of expenses for such services.

The Mohegan Tribal Utility Authority (an entity owned by the Tribe) was established by the Tribe in 1996 to provide utility services to the Tribe, its affiliated entities, which includes us, and other tenants located on the reservation. We purchase utilities, including electricity, gas, water, and sewer, from the Mohegan Tribal Utility Authority. We incurred costs of $12.6 million during each of the nine month periods ended June 30, 2004 and 2003. During the fiscal years ended September 30, 2003, 2002 and 2001, we incurred costs of $16.7 million, $13.9 million and $7.1 million, respectively, for these utilities.

Leases by the Authority to the Tribe

On October 1, 2000, we and Little People, LLC (an entity owned by the Tribe) entered into a lease agreement, whereby Little People, LLC leases retail space located in the Shops at Mohegan Sun from us. The lease term expires on June 30, 2006 and may be renewed on a monthly basis. Little People, LLC is not obligated to pay any base rent. We reimburse the Tribe for sales where patron player’s club points are utilized. We reimbursed the Tribe for patron player’s club points in the amounts of $192,000 and $189,000 for the nine months ended June 30, 2004 and 2003, respectively, and $244,000, $241,000, and $3,000 for the fiscal years ended September 30, 2003, 2002, and 2001, respectively.

Leases by the Tribe to the Authority

We lease the land on which Mohegan Sun is located from the Tribe pursuant to a long-term lease. We are required to pay to the Tribe a nominal annual rental fee under the lease. The lease has an initial term of 25 years and it is renewable for an additional 25-year term upon expiration.

The Tribe, through MTIC Acquisitions, LLC, a Connecticut limited liability company owned by the Tribe, has entered into various land lease agreements with us for access, parking and related purposes for Mohegan Sun. For the nine months ended June 30, 2004 and 2003, expenses totaled $196,000 and $200,000, respectively, relating to these land lease agreements. For the fiscal years ended September 30, 2003, 2002 and 2001, we expensed $262,000, $353,000 and $386,000, respectively, relating to these land lease agreements.

Distributions by the Authority to the Tribe

In August, 2001, the Tribe issued gaming authority priority distribution payment public improvement bond anticipation notes, or the series 2001 BANS. The series 2001 BANS were defeased by the Tribe’s subsequent issuance of series 2001 bonds. In December 2003, the Tribe issued gaming authority priority distribution payment public improvement bonds series 2003, or the series 2003 bonds. We have no obligations to make any payments under the series 2001 BANS, the series 2001 bonds, or the series 2003 bonds. Debt service on the series 2001 bonds and the series 2003 bonds is paid by the Tribe from 95% of amounts received from us under the priority distribution agreement. The priority distribution agreement obligates us to make monthly priority distribution payments to the Tribe in a maximum aggregate amount of $14.0 million per calendar year, adjusted annually in accordance with the formula specified in the priority distribution agreement to reflect the effects of inflation. However, payments pursuant to the priority distribution agreement do not reduce our obligations to make payments pursuant to invoices for governmental services provided by the Tribe or any payments under any other agreements with the Tribe to the extent that such agreements are permitted under the bank credit facility.

The priority distribution payments are limited obligations payable only to the extent of our net cash flows, as defined in the priority distribution agreement, and are not secured by a lien or encumbrance on any of our assets or property. The remaining 5% of each priority distribution payment is remitted to the Tribe free and clear of any lien. We made payments associated with the Priority Distribution Agreement of $11.6 million and $11.3 million for the nine months ended June 30, 2004 and 2003, respectively, and $15.1 million for each of the fiscal years ended September 30, 2003 and 2002 and $14.0 million for the fiscal year ended September 30, 2001. Our payment obligation under the relinquishment agreement is subordinated in right of payment to the minimum distribution payment as defined in the relinquishment agreement, from us to the Tribe to the extent then due.

In compliance with the restrictive covenants of our bank credit facility and indentures, we distributed to the Tribe $37.1 million and $27.0 million, net of $11.6 million and $11.3 million relating to priority distribution payments for the nine months ended June 30, 2004 and 2003, respectively. We distributed to the Tribe $44.9 million, $27.0 million and $30.0 million, net of $15.1 million, $15.1 million and $14.0 million related to the priority distribution agreement, for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

Mohegan Tribal Employment Rights Ordinance

On September 25, 1995, the Tribe adopted the Mohegan Tribal Employment Rights Ordinance, or the TERO, which sets forth hiring and contracting preference requirements for employers and entities conducting business on Tribal land or working on behalf of the Tribe. Pursuant to the TERO, an employer is required to give hiring, promotion, training, retention and other employment-related preferences to Native Americans who meet the minimum qualifications for the applicable employment position. However, this preference requirement does not apply to key employees, as such persons are defined in the TERO.

Similarly, any entity awarding a contract to be performed on Tribal land or on behalf of the Tribe must give preference, first to certified Mohegan entities and second to other certified Indian entities. This contracting preference is conditioned upon the bid by the preferred certified entity being within 5% of the lowest bid by a non-certified entity (unless the preferred certified entity’s bid exceeds $100,000 of the lowest bid by a non-certified entity). The TERO establishes procedures and requirements for certifying Mohegan entities and other Indian entities. Certification is based largely on the level of ownership and control exercised by the members of the Tribe or other Indian tribes, as the case may be, over the entity bidding on a contract. A number of contracts for Project Sunburst were awarded to companies controlled by Native Americans, including Tribal members, under the TERO provision described above.

Approximately 120 of our current employees are members of the Tribe.

Services from Entities in Which Members Have an Interest

We engaged McFarland Johnson, Inc. for surveying, civil engineering and professional design services. Roland Harris, a current member and a former Chairman of the Management Board and the Tribal Council, was a consultant for this firm pursuant to a consulting agreement, which expired in May 2001. For the fiscal years ended September 30, 2003, 2002 and 2001, we incurred $83,000, $372,000 and $175,000, respectively, for such services provided by McFarland Johnson. For the nine months ended June 30, 2003, we incurred $83,000 for such services. No such services were performed for the nine months ended June 30, 2004. McFarland Johnson formerly conducted business as Harris and Clark, Inc. We believe that the terms of this engagement are comparable to those that would pertain to an arms length engagement with an unaffiliated firm.

Service Provided by the Authority to the Tribe

In July 1999, the Tribe commenced construction of a public safety facility within the Eagleview Complex that services the Mohegan Reservation, including Mohegan Sun. We initially funded the construction and were subsequently reimbursed by the Tribe. We also have initially funded other Tribal projects and subsequently have been reimbursed by the Tribe, including the construction of a temporary Tribal office, construction of roads and improvements made to the Town of Montville’s wastewater collection and treatment facilities. As of June 30, 2004, we had incurred a total amount of $50.7 million for these projects which was reimbursed by the Tribe.

DESCRIPTION OF THE EXCHANGE NOTES

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the exchange notes. Copies of the forms of Indenture and Registration Rights Agreement are filed as exhibits to the registration statement of which this prospectus forms a part and are available from the Authority upon request. You can find the definitions of some terms used in this section in the Indenture and under the subheading “—Definitions.” Reference is made to the Indenture for all of such terms, as well as any other capitalized terms used herein for which no definition is provided. The term “exchange notes” refers to the 7 1/8% senior subordinated notes due 2014 being offered by the Authority in this exchange offer. The term “outstanding notes” refers to the Authority’s currently outstanding 7 1/8% senior subordinated notes due 2014 that may be exchanged for the exchange notes. The term “notes” refers to the outstanding notes and the exchange notes, collectively. The term “Indenture” refers to the indenture that applies to both the outstanding notes and the exchange notes.

The Authority issued the outstanding notes under the Indenture, dated August 3, 2004, among the Authority, the Tribe and U.S. Bank National Association, as Trustee. The terms of the exchange notes are identical in all material respects to the outstanding notes, except that (1) the exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the outstanding notes and (2) holders of the exchange notes will not be entitled to certain rights of holders of outstanding notes under the Registration Rights Agreement. The terms of the outstanding notes included and the terms of the exchange notes will be those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Trust Indenture Act”). The exchange notes are subject to all such terms, and holders of the exchange notes should refer to the Indenture and the Trust Indenture Act for a complete statement of applicable terms.

Ranking

These exchange notes are:

•	unsecured general obligations of the Authority;

•	subordinated in right of payment to all existing and future senior indebtedness of the Authority, including, without limitation, the remaining senior notes and up to $600.0 million of indebtedness under the bank credit facility;

•	subordinated in a liquidation, bankruptcy or similar proceeding to 50% of the Authority’s payment obligations under the relinquishment agreement that are then due and owing, but effectively not subordinated to such payment obligations that are not yet due under the relinquishment agreement since the payment obligations under the relinquishment agreement cannot be accelerated by their terms;

•	ranked equally in right of payment with the Authority’s 6 3/8% senior subordinated notes due 2009;

•	ranked equally in right of payment with the Authority’s remaining 8 3/8% senior subordinated notes due 2011;

•	ranked equally in right of payment with the Authority’s 8% senior subordinated notes due 2012; and

•	ranked equally to the remaining 50% of the Authority’s payment obligations under the relinquishment agreement that are then due and owing, but effectively senior to such payment obligations that are not yet due under the relinquishment agreement since payment obligations under the relinquishment agreement cannot be accelerated by their terms.

Subsidiaries

As of the date of the Indenture, the Authority has no Restricted Subsidiaries other than MBC, which guarantees the exchange notes on a senior subordinated basis. However, the Indenture permits the Authority to create Subsidiaries and generally requires that these Subsidiaries be designated as Restricted Subsidiaries (i.e., subject to the terms of the Indenture) unless specific conditions are met. If these conditions are met, the Authority is permitted to designate a Subsidiary as an Unrestricted Subsidiary, such as Mohegan Ventures-NW and Salishan-Mohegan. Unrestricted Subsidiaries are not subject to many of the restrictive covenants of the Indenture.

Principal, Maturity and Interest

Subject to the Authority’s compliance with the covenant described below under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Authority may issue notes under the Indenture in an unlimited aggregate principal amount, of which $225.0 million is being issued in this offering. The Authority will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 15, 2014.

Interest on these notes will accrue at the rate of 7 1/8% per year and will be payable semi-annually in arrears on February 15 and August 15, beginning on February 15, 2005. The Authority will make each interest payment to the holders of record of these notes on the immediately preceding February 1 and August 1.

Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subordination

The payment of principal, premium and interest, if any, on the notes and the Subsidiary Guarantees, if any, will be subordinated to the prior payment in full of all Senior Indebtedness of the Authority including, without limitation, the remaining Senior Notes, Senior Relinquishment Payments and the Bank Credit Facility.

In the event of any distribution to creditors:

(1) in a liquidation or dissolution of the Authority or the Tribe;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Authority, the Tribe or their respective property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Authority’s or the Tribe’s assets and liabilities;

the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of the notes will be entitled to receive any payment distributions with respect to the notes (except that holders of the notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”); and until all Obligations with respect to such Senior Indebtedness are paid in full, any distributions to which the holders of the notes would be entitled but for the subordination provisions of the Indenture shall be made to holders of Senior Indebtedness (except that holders of the notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”).

The Authority also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) until all principal and other Obligations with respect to Senior Indebtedness have been paid in full if:

(1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Authority or the Representative.

If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for the purposes of this provision unless and until:

(1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, premium and interest on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

Payments on the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which all Senior Indebtedness is paid in full in cash or such default is cured or waived in writing; and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

The Authority must promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Authority or the Tribe, holders of these notes may recover less ratably than holders of Senior Indebtedness. See “Risk Factors—Risks Related to the Notes and the Exchange—Your right to receive payments on the notes and the guarantee will be junior in priority to our senior indebtedness. Therefore, if we do not have sufficient funds to pay all of our debts, then the senior debt will be paid before any payment may be made with respect to the notes.”

Special and Optional Redemptions

Special Redemption

If, at any time after the issue date, any Gaming Regulatory Authority requires a holder or beneficial owner of the notes to be licensed or otherwise qualified under applicable gaming laws in order for the Authority to maintain any of its gaming licenses or franchises and the holder or beneficial owner does not obtain such license or qualification within the time periods described in the Indenture and at its own cost and expense, then the Authority will have the right to either:

•	require such holder or beneficial owner of the notes to dispose of its notes within the time period specified by the Gaming Regulatory Authority or within 30 days of receipt of the request by such Gaming Regulatory Authority, whichever is shorter; or

•	redeem such holder’s or beneficial owner’s notes at a redemption price equal to the least of (1) the principal amount of the notes held by the holder or the beneficial owner, (2) the price paid for the notes by the holder or the beneficial owner and (3) the current market price of the notes, in each case, including all accrued and unpaid interest and Additional Interest, if any, to the earlier of the redemption date or the date a finding of unsuitability is made by the applicable Gaming Regulatory Authority.

The Authority will comply with the redemption procedures for the notes described in the Indenture unless otherwise required by a Gaming Regulatory Authority.

Optional Redemption

At any time prior to August 15, 2009, the Authority may, at its option, redeem all or part of the notes. The redemption price will equal the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points;

plus accrued and unpaid interest thereon to the Redemption Date.

At any time or from time to time on or after August 15, 2009, the Authority, at its option, may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage
2009	103.563%
2010	102.375%
2011	101.188%
2012 and thereafter	100.000%

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each holder of the notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon surrender and cancellation of the original note. The notes called for redemption become due on the date fixed for redemption at the redemption price. On and after the Redemption Date, interest ceases to accrue on the notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of the notes will have the right to require the Authority to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Authority will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase.

Within 20 business days following any Change of Control, the Authority will mail a notice to each holder (and, unless the Trustee makes the mailing on behalf of the Authority, to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. If the Authority wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so. The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, the Authority, to the extent lawful, will:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Authority.

The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Authority will notify the Trustee and will instruct the Trustee to notify the holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Authority repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Bank Credit Facility contains restrictions on the Authority’s ability to purchase any notes upon a Change of Control. The Bank Credit Facility also provides that particular types of change of control events with respect to the Authority constitute a default under the Bank Credit Facility. Any future credit agreements or other agreements relating to secured indebtedness to which the Authority becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Authority is prohibited from purchasing all or a portion of the notes, the Authority could seek the consent of its lenders and other creditors to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Authority does not obtain such a consent or repay such borrowings, the Authority will remain prohibited from purchasing all or a portion of the notes. In such case, the Authority’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Credit Facility, the Senior Notes Indenture (to the extent the Senior Notes remain outstanding) and the Indentures for the Existing Senior Subordinated Notes.

The Authority will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Authority and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Management Board and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefore received by the Authority or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities that would appear on the Authority’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof, provided, however, that the Authority will not be permitted to make any Asset Sale of Key Project Assets.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to:

(1) repay permanently term Indebtedness under Credit Facilities of the Authority or any Restricted Subsidiary;

(2) repay revolving credit Indebtedness under Credit Facilities and correspondingly permanently reduce commitments with respect thereto;

(3) acquire a majority of the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business;

(4) make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business;

(5) make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business; or

(6) reduce permanently Indebtedness (including the Senior Notes) that is not Subordinated Indebtedness.

Pending the final application of any such Net Proceeds, the Authority may reduce temporarily revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Authority will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase and will be payable in cash, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other Indebtedness (to the extent that such other Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Covenants

Set forth below are several of the covenants that are contained in the Indenture.

Restricted Payments

The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) make any payment on or with respect to any of the Authority’s or any of its Restricted Subsidiaries’ Equity Interests;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority held by the Tribe or any Affiliate of the Tribe;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at Stated Maturity thereof;

(4) make any payment or distribution to the Tribe (or any other agency, instrumentality or political subunit thereof) or make any general distribution to the members of the Tribe (other than Government Service Payments); or

(5) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (5) above are collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after March 3, 1999 (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after March 3, 1999 to the end of the Authority’s most recently ended fiscal quarter for which internal consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds or fair market value (as determined in good faith by the Management Board and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee) of assets or property (other than cash) received by the Authority after March 3, 1999 from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe, plus (iii) to the extent that any Restricted Investment that was made after March 3, 1999 is sold, liquidated or otherwise disposed of for cash or an amount equal to the fair market value thereof (as determined in good faith by the Management Board and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee), the lesser of (a) the cash return of capital or fair market value amount, as the case may be, with respect to such Restricted Investment (less the cost of disposition, if any) and (b) the initial amount of such Restricted Investment, plus (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after March 3, 1999, the lesser of (x) the fair market value of the Authority’s Investment in such Subsidiary as of the date of such redesignation or (y) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(2) the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis;

(3) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Authority held by any member of the Authority’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.0 million;

(4) the redemption or purchase of Subordinated Indebtedness of the Authority in the event that the holder of such Subordinated Indebtedness has failed to qualify or be found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness;

(5) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of clause (C)(ii) above); and

(6) any other Restricted Payments in an amount not to exceed $75.0 million at any one time outstanding.

The Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall (i) any entity (including any Subsidiary of the Authority or the Authority or any operating division thereof) engaged in a Principal Business be transferred to or held by an Unrestricted Subsidiary or (ii) any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary. In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Restricted Payments covenant unless the Investment constitutes a Permitted Investment. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Authority or such

Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Management Board whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Authority shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Restricted Payments covenant were computed.

Ranking of Payments Under the Relinquishment Agreement

The Authority will not designate the Senior Relinquishment Payments (as defined in the Relinquishment Agreement) as Designated Senior Indebtedness and the Authority will not amend Section 6.2 of the Relinquishment Agreement in a manner adverse to the holders of the notes.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Authority will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Authority’s Subsidiaries may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Authority’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.

So long as no Default or Event of Default shall have occurred and be continuing, or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:

(1) the incurrence by the Authority or its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to Credit Facilities; provided that the aggregate principal amount of all such Indebtedness and letters of credit outstanding under all Credit Facilities, after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority thereunder), does not exceed $500.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Authority or any of its Restricted Subsidiaries since March 3, 1999 to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) the incurrence by the Authority and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Authority of Indebtedness represented by the outstanding notes in an aggregate principal amount of $225.0 million and the exchange notes;

(4) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary not to exceed 100% of the lesser of cost and fair market value of the assets financed and, in an aggregate principal amount under this clause not to exceed $50.0 million at any time outstanding;

(5) the incurrence by the Authority or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or replace Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (3) or (4) of this paragraph;

(6) the incurrence by the Authority or any of its Restricted Subsidiaries of Hedging and Swap Obligations that are incurred with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(7) the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by a Wholly Owned Restricted Subsidiary of Indebtedness owed to another Wholly Owned Restricted Subsidiary or to the Authority; provided that if at any time any such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this covenant;

(9) the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $25.0 million;

(10) the incurrence by the Authority’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Authority that was not permitted by this clause (10); or

(11) to the extent that such incurrence does not result in the incurrence by the Authority or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Authority or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Authority shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

The Authority:

(1) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless

(a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and

(b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” and

(2) will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority unless upon such issuance, the Authority’s investment in any such formerly Wholly Owned Restricted Subsidiary would otherwise qualify as a Permitted Investment.

Liens

The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, or any proceeds therefrom, which secures either:

(a) Subordinated Indebtedness, unless the notes are secured by a Lien on such property, assets or proceeds, which Lien is senior in priority to the Liens securing such Subordinated Indebtedness or

(b) pari passu Indebtedness, unless the notes are equally and ratably secured with the Liens securing such pari passu Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Except as set forth in the next paragraph, the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Authority or any of the Authority’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Authority or any of the Authority’s Restricted Subsidiaries;

(2) make loans or advances to the Authority or any of the Authority’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Authority or any of the Authority’s Restricted Subsidiaries.

The restrictions in the preceding paragraph will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture and the notes;

(3) the Credit Facilities;

(4) applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Transactions with Affiliates

The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person; and

(2) the Authority delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the preceding paragraph:

(1) any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary;

(2) transactions between or among the Authority and/or its Restricted Subsidiaries;

(3) payment of reasonable Management Board fees to members of the Management Board;

(4) transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Authority or any of its Subsidiaries;

(5) Government Service Payments;

(6) transactions pursuant to the Relinquishment Agreement;

(7) Restricted Payments or Permitted Investments that are made in compliance with the covenant described above under the caption “—Restricted Payments;”

(8) contractual arrangements existing on the date of the Indenture and any renewals, extensions and modifications thereof that are not materially adverse to holders; and

(9) provision by the Authority or any of its Restricted Subsidiaries of development or management services to an Unrestricted Subsidiary engaged in a Principal Business or Related Business, provided that the Authority or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

Subsidiary Guarantees

Mohegan Basketball Club LLC will be a Subsidiary Guarantor. If the Authority acquires or creates any Restricted Subsidiary after the date of the Indenture that guarantees other debt of the Authority or which is obligated on other debt in excess of $25.0 million (as measured with respect to each such Restricted Subsidiary), then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within 20 business days of the date on which it is acquired or created.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. Any Subsidiary Guarantees will be subordinated to Senior Indebtedness in the same manner and to the same extent as the notes.

No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

The Indenture will permit the merger of one or more Subsidiary Guarantors with or into another Subsidiary Guarantor or with or into the Authority; provided that in the case of a merger with or into the Authority, the Authority is the surviving entity.

In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor or if a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock or a redesignation of such Subsidiary Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with or the redesignation is accomplished in accordance with the applicable provisions of the Indenture. See “—Repurchase at the Option of Holders—Asset Sales.”

Sale and Leaseback Transactions

The Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the Resort; provided that the Authority or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Management Board and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is subject of such sale and leaseback transaction; and

(3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Restrictions on Leasing and Dedication of Property

Except as provided in the next paragraph, the Authority will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority’s property and assets owned or leased by the Authority and located on the Resort (each, a “Lease Transaction”).

The first paragraph of this covenant will not prohibit any of the following Lease Transactions:

(1) the Authority may enter into a Lease Transaction with respect to any space with any Person (including, without limitation, a lease for the purpose of developing, constructing, operating and managing retail establishments within the Resort), provided that:

(a) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort;

(b) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and

(c) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;

(2) the Lease and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders;

(3) the Authority may enter into a management or operating agreement with respect to any of the Authority’s property and assets with any Person; provided that:

(a) the manager or operator has experience in managing or operating similar operations; and

(b) such management or operating agreement is on commercially reasonable and fair terms to the Authority; and

(4) the Relinquishment Agreement and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders.

No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to any lessee or any financing party of any lessee, and no person other than the Authority may conduct gaming or casino operations on any property that is the subject of a Lease Transaction.

No Senior Subordinated Indebtedness

Notwithstanding the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” (1) the Authority will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Authority and senior in any respect in right of payment to the notes and (2) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee.

Covenants of the Tribe

Set forth below are several of the covenants of the Tribe contained in the Indenture.

The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:

(1) increase or impose any tax or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:

(a) payments that are due under any agreement in effect on the Closing Date or payments which are not materially adverse to the economic interests of holders of the notes;

(b) payments that the Authority has agreed to reimburse each holder for the economic effect thereof, if any;

(c) payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(d) pursuant to the Tribal Tax Code; or

(e) Government Service Payments;

(2) amend the terms of the Lease in any material manner that would be materially adverse to the economic interests of holders of the notes;

(3) amend the Tribal Gaming Ordinance in effect on the Closing Date (unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort) to restrict or eliminate the exclusive right of the Authority to conduct gaming operations on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut in a manner that would be materially adverse to the economic interests of holders; or

(4) take any other action, enter into any agreement, amend its constitution or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of holders; provided that, except as set forth in the previous clause (3), nothing herein shall restrict the ability of the Tribe, directly or indirectly, to engage in any business, including a Gaming enterprise, outside of the Authority.

Moreover, except with the consent of a majority in interest of holders or as required by federal or state law, the Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, to, directly or indirectly impose, tax or otherwise make a charge on the notes, the Indenture or any payments or deposits to be made thereunder.

Additional covenants of the Tribe contained in the Indenture include the following:

(1) Upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the holders of the notes shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the notes before any payment or any distribution to the Tribe; and

(2) The Tribe agrees that the Authority shall have sole and exclusive jurisdiction to operate the Resort.

Gaming Licenses

The Authority will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort, provided, that, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Authority will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be open and fully operating.

The Authority shall file with the Trustee and provide holders of notes any notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact, or any successor provision.

Ownership Interests in the Authority

Neither the Tribe nor the Authority shall permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

Existence of the Authority and Maintenance of the Lease

The Authority shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents and their respective rights (contractual, charter and statutory), licenses and franchises; provided, however, that neither the Authority nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Management Board or Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Authority or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the holders. In addition, the Authority shall do, or cause to be done, all things necessary to perform any material covenants set forth in the Lease in order to keep the Lease in full force and effect.

Liquidation or Dissolution

The Authority shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Authority shall not consolidate or merge with or into any other Person.

Limitations on Lines of Business

The Authority shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Principal Business or a Related Business.

Maintenance of Insurance

Until the notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.

Customary insurance coverage shall be deemed to include the following:

(1) workers’ compensation insurance to the extent required to comply with all applicable state, territorial, or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

(2) comprehensive general liability insurance with minimum limits of $2.0 million;

(3) umbrella or bumbershoot liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $100.0 million; and

(4) property insurance protecting the property against loss or damage by fire, lightning, wind-storm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an “all-risk” policy or a property policy covering “special” causes of loss (such insurance shall provide coverage of not less than the Maximum Foreseeable Loss (as determined from time to time) of any improvements and with a deductible no greater than $500,000 (other than earthquake insurance, for which the deductible may be up to 10% of the Maximum Foreseeable Loss)).

Payments for Consent

The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes, as the case may be, unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Designation of Designated Senior Indebtedness Under the Relinquished Agreement

The Authority will not designate any indebtedness as “Designated Senior Indebtedness” under the Relinquishment Agreement that is not also designated as Designated Senior Indebtedness under the Indenture.

Methods of Receiving Payments on the Notes

If a holder that holds at least $1.0 million in principal amount of notes has given wire transfer instructions to the Authority, the Authority will make all principal, premium and interest payments, including Additional Interest payments, if any, on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Authority elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee initially will act as Paying Agent and Registrar. The Authority may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Authority may act as Paying Agent or Registrar.

Transfer and Exchange

A holder may transfer or exchange the notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Authority may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Authority is not required to transfer or exchange any note selected for redemption. Also, the Authority is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

The registered holder of a note will be treated as the owner of it for all purposes.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Authority will furnish to the holders of notes (which, with the consent of such holders, may be by electronic transmission) and the Trustee within 15 days after the end of the time periods specified in the SEC’s rules and regulations for filings of current, quarterly and annual reports:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Authority were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Authority and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the consolidated financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Authority and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Authority, to the extent that would be required by the rules, regulations or interpretive positions of the SEC) and, with respect to the annual information only, a report thereon by the Authority’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Authority were required to file such reports.

In addition, in the event that the Authority consummates an Exchange Offer, whether or not required by the rules and regulations of the SEC, the Authority will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

In addition, the Authority has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Authority shall file with the Trustee and provide to holders of notes, within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default by the Authority for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes;

(2) default by the Authority in payment when due of the principal of or premium, if any, on the notes;

(3) failure by the Authority or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” or “—Covenants—Liquidation or Dissolution;”

(4) failure by the Authority or any of its Restricted Subsidiaries for (i) 30 days after notice to the Authority by the Trustee or the holders of at least 25% in principal amount of the then outstanding notes to comply with the provisions described under “—Covenants—Restricted Payments” or “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) 60 days after notice to the Authority by the Trustee or the holders of at least 25% in principal amount of the then outstanding notes to comply with any covenant, representation, warranty or other agreements in the Indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Authority or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Authority or any of its Restricted Subsidiaries to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to the Authority or any of its Restricted Subsidiaries;

(8) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort;

(9) cessation of gaming operations for a period of more than 90 consecutive days at the Resort (other than as a result of a casualty loss);

(10) the Lease ceases to be in full force and effect; and

(11) failure by the Tribe to comply with the provisions described under “—Covenants—Covenants of the Tribe” for 30 days after notice to the Authority and the Tribe by the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Authority, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the Trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to specific limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the interests of the holders of the notes.

The holders of not less than a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes (including in connection with an offer to purchase) (provided, however, that the holders of a majority in aggregate principal amount of the then outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the case of any Event of Default which occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have to pay if the Authority had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium also shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Authority will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Authority will be required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority or the Tribe or holder of an Ownership Interest of the Authority, any Subsidiary Guarantor or the Tribe, as such, shall have any liability for any obligations of the Authority under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Upon compliance with the conditions set forth below, the Authority may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Authority’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Authority’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, upon compliance with the conditions set forth below, the Authority may, at its option and at any time, elect to have the obligations of the Authority released with respect to particular covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

The following are the conditions to the exercise of either Legal Defeasance or Covenant Defeasance:

(1) the Authority shall have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Authority must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Authority shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Authority has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Authority shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Authority or any of the Authority’s Restricted Subsidiaries is a party or by which the Authority or any of the Authority’s Restricted Subsidiaries is bound;

(6) the Authority must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Authority shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Authority with the intent of preferring the holders of notes over any other creditors of the Authority or with the intent of defeating, hindering, delaying or defrauding creditors of the Authority or others; and

(8) the Authority shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in this section, the Authority, the Tribe and the Trustee may amend or supplement the Indenture and the notes with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding, provided that without the consent of each holder affected, an amendment or waiver (with respect to any notes held by a non-consenting holder) may not:

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by the provisions in the Indenture described above under the caption “—Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

Without the consent of holders of at least 66 2/3% of the aggregate principal amount of the notes then outstanding, the Authority may not amend, alter or waive the provisions set forth in the section entitled “—Repurchase at the Option of Holders—Change of Control.” In addition, any waiver or amendment to the provisions of Article 10 of the Indenture (which relates to subordination) will require the consent of holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the foregoing, without the consent of any holder of notes, the Authority, the Tribe and the Trustee may amend or supplement the Indenture or the notes to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of the Authority’s obligations to the holders of the notes in the case of a merger or consolidation or sale of all or substantially all of the Authority’s assets;

(4) make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of such holder;

(5) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6) allow any Subsidiary to execute a supplemental indenture relating to a Subsidiary Guarantee.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Authority has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable

Government Securities, or a combination thereof, in amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of any such deposit or shall occur as a result of any such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Authority is a party or by which it is bound;

(3) the Authority has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Authority has delivered irrevocable instructions to the Trustee under the Indenture to apply any deposited money toward the payment of the notes at maturity or the Redemption Date, as the case may be.

In addition, the Authority must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Authority or any Guarantor, the Indenture limits its right to obtain payment of claims, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to specific exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the notes will be, subject to specific exceptions, governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).

Book-Entry, Delivery and Form

The exchange notes will initially be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, held in book-entry form (“global notes”). The exchange notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), and DTC or its nominee will initially be the sole registered holder of the exchange notes for all purposes under the Indenture. Except as shown below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Initially, the Trustee will act as Paying Agent and Registrar. The exchange notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Authority takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Authority that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Authority that, pursuant to procedures established by it, (1) upon deposit of the global notes, DTC will credit the accounts of Participants with individual beneficial interests in such global notes representing the respective portions of the principal amount of exchange notes held by such Participant and (2) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interest in the global notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and premium, if any, Additional Interest, if any, and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Authority and the Trustee will treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Authority, the Trustee nor any agent of the Authority or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Authority that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Authority. Neither the Authority nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Authority and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interest in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same Day Settlement and Payment.”

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds.

DTC has advised the Authority that it will take any action permitted to be taken by a holder of the exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

Certificated Notes

In accordance with the Indenture, definitive exchange notes in registered certificated form (“certificated notes”) shall be issued in exchange for the outstanding notes in the exchange offer, if requested by a holder of such outstanding note or an owner of such beneficial interest. In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. Also, certificated notes may be issued if (1) DTC (i) notifies the Authority that it is unwilling or unable to continue as depositary for the global notes and the Authority thereupon fails to appoint a successor depositary or (ii) has ceased to be a clearing agency registered under the Exchange Act, (2) the Authority, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes or (3) there shall have occurred and be continuing a Default or Event of Default with respect to the exchange notes. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Indenture will require that payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to exchange notes in certificated form, the Authority will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof that holds at least $1.0 million in principal amount of exchange notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in the PORTAL Market and to trade in the Depositary’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Authority expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Exchange Offer; Registration Rights

The Authority and the initial purchasers entered into the Registration Rights Agreement. The following is a summary of the material provisions of the Registration Rights Agreement. Reference is made to the Registration Rights Agreement for any capitalized terms used in this section for which no definition is provided.

Pursuant to the Registration Rights Agreement, the Authority agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement and pursuant to the exchange offer, the Authority will offer to the holders of Transfer Restricted Securities, who are able to make the required representations, the opportunity to exchange their Transfer Restricted Securities for exchange notes. If:

(1) the Authority is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities notifies the Authority prior to the 20th business day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer; or

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns outstanding notes acquired directly from the Authority or an affiliate of the Authority,

then the Authority will file with the SEC a Shelf Registration Statement to cover resales of the outstanding notes or exchange notes, as the case may be, by the holders thereof who satisfy specific conditions relating to the provision of information in connection with the Shelf Registration Statement. The Authority will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

For purposes of the foregoing, “Transfer Restricted Securities” means each outstanding note or exchange notes until:

(1) the date on which such outstanding note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of an outstanding note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such outstanding note or exchange notes, as the case may be, has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The Registration Rights Agreement provides that:

(1) the Authority will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the Closing Date;

(2) the Authority will use its best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 150 days after the Closing Date;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Authority will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, the Exchange Notes in exchange for all outstanding notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Authority will use its best efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

If:

(a) the Authority fails to file the Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing;

(b) such Registration Statement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(c) the Authority fails to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement without being cured within seven days (each such event referred to in clauses (a) through (d) above a “Registration Default”), then the Authority will pay additional interest to each holder of outstanding notes or exchange notes, as the case may be, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 25 basis points per 90-day period of the principal amount of outstanding notes or exchange notes held by such holder. The amount of the Additional Interest will increase by an additional 25 basis points with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest of 1% per annum of the principal amount of outstanding notes or exchange notes. All accrued Additional Interest will be paid by the Authority on each date on which the payment of Additional Interest is due (which date shall be the next Interest Payment Date as provided in the outstanding notes or exchange notes) to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of outstanding notes may be required to make specific representations to the Authority (as described in the Registration Rights Agreement) in order to participate in the exchange offer, and holders of either outstanding notes or exchange notes, as the case may be, will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding notes or exchange notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

Definitions

Set forth below are some defined terms used in the Indenture. Reference is made to the Indenture for all of such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning set forth in the notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders—Change of Control” and not by the provisions described above under “—Repurchase at the Option of Holders—Asset Sales;” and

(2) the issuance by the Authority or any of its Restricted Subsidiaries of Equity Interests of any of the Authority’s or its Restricted Subsidiaries’ Restricted Subsidiaries or the sale by the Authority or any of its Subsidiaries of any Equity Interests in any of their respective Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to the Authority and its Restricted Subsidiaries of less than $1.0 million;

(2) a transfer of assets between or among the Authority and its Wholly Owned Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Authority or to another Wholly Owned Restricted Subsidiary;

(4) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Covenants—Restricted Payments;”

(5) any Event of Loss; and

(6) any lease or sublease permitted under the covenant described under the caption entitled “—Covenants—Restrictions on Leasing and Dedication of Property.”

The Authority is prohibited from making an Asset Sale of Key Project Assets.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authority” means the Mohegan Tribal Gaming Authority together with any subdivision, agency or subunit that has no separate legal existence from the Mohegan Tribal Gaming Authority, and any successor and assignee thereto.

“BIA” means the Bureau of Indian Affairs.

“Bank Credit Facility” means that certain Amended and Restated Loan Agreement, dated as of March 25, 2003, by and among the Authority, the Tribe, the lenders thereunder and Bank of America, N.A. as Administrative Agent and the Documentation Agent and Syndication Agent referred to therein, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding any interest under the Relinquishment Agreement.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the Authority ceases to be a wholly-owned unit, instrumentality or subdivision of the government of the Tribe;

(2) the Authority ceases to have the exclusive legal right to operate the Resort;

(3) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days; or

(4) the Authority sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into any other Person.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701 et seq. as the same may, from time to time, be amended, or such other Compact as may be substituted therefor.

“Comparable Treasury Issue” means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the notes (and which is not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means:

(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Completion Guarantee and Keep-Well Agreement” means (i) the guarantee by the Authority or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Authority, (ii) the agreement by the Authority or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Authority in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Regulatory Authority.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss (including, without limitation, any non-cash charges or losses arising from adjustments relating to the Relinquishment Agreement) plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on the income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations); plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges associated with equity option plans and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period (including, without limitation, any non-cash items arising from adjustments relating to the Relinquishment Agreement); minus

(6) to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by the Authority or any of its Subsidiaries from any Person (other than the Authority or any of its Subsidiaries) in respect of any Investment for such period, all determined on a consolidated basis and in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income shall be reduced by the amount of payments pursuant to the Relinquishment Agreement, paid or payable, for such period based on five percent of the revenues (as defined in the Relinquishment Agreement) generated in such period.

“Consumer Price Index” means The Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982–1984=100 as compiled and released by the Bureau of Labor Statistics.

“Credit Facilities” means, with respect to the Authority or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Bank Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the covenant described under the caption entitled “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Indebtedness” means Indebtedness under the Bank Credit Facility and any other Indebtedness permitted under the Indenture the principal amount of which is $20.0 million or more and that has been designated by the Authority as “Designated Senior Indebtedness.”

“Development Services Agreement” means that certain Development Services Agreement dated February 7, 1998 among the Authority, the Tribe and TCA.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:

(1) any loss, destruction or damage of such property or asset;

(2) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4) any settlement in lieu of clause (2) or (3) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Authority’s 7 1/8% Senior Subordinated Notes due 2014 to be issued in exchange for the notes pursuant to the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of the Authority and MBC, as guarantor, under the Senior Notes, the Existing Senior Subordinated Notes (and other existing Indebtedness of Mohegan Basketball Club LLC) in existence on the date of the Indenture, until such amounts are repaid.

“Existing Senior Subordinated Notes” means the Authority’s 6 3/8% Senior Subordinated Notes due 2009, 8 3/8% Senior Subordinated Notes due 2011 and the 8% Senior Subordinated Notes due 2012.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indenture.

“Gaming” means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority, including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any division of the Authority or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Government Service Payments” means (1) monthly payments to the Tribe by the Authority pursuant to the terms of that certain Priority Distribution Agreement between the Authority and the Tribe dated August 31, 2001 in an annual amount of $14.0 million (as of March 1999), which amount has been and shall be adjusted annually on the last day of each calendar year commencing with the year 2000 by the Consumer Price Index as published for the applicable year, and (2) amounts equal to those reflected on each annual audited income statement of the Authority as prepared in accordance with GAAP relating to payment for governmental services (including charges for utilities, police and fire department services, health and emergency medical services, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority, and similar pro rata costs of other tribal departments, in each case, to the extent that the costs of such departments are attributable to the operations of the Authority) by the Authority to the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging and Swap Obligations” means, with respect to any Person:

(1) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) the obligations of such Person under other agreements or arrangements relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

“IGRA” means the Indian Gaming Regulatory Act of 1988, PL 100-497, U.S.C. 2701 et seq. as same may, from time to time, be amended.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) any Hedging and Swap Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging and Swap Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Authority.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Covenants—Restricted Payments.”

“Key Project Assets” means:

(1) the Lease and any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States;

(2) any improvements (including, without limitation, the Resort) to the leasehold estate under the Lease or such real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Authority to be no longer useful to the operations of the Resort); and

(3) any business records of the Authority or the Tribe relating to the operation of the Resort.

“Lease” means the Land Lease between the Tribe and the Authority dated September 29, 1995, as the same may be amended in accordance with the terms thereof and of the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Board” means the Management Board of the Authority or any authorized committee of the Management Board of the Authority, as applicable.

“Maximum Foreseeable Loss” means the maximum foreseeable casualty loss associated with the Resort determined from time to time by AON Risk Services or another professional insurance consultant retained by the Authority, provided that the amount thereof shall be not less than $750,000,000. As of January 20, 2004, the Maximum Foreseeable Loss was determined to be $1.0 billion.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss; less

(3) in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Authority or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness (other than, in the case of the notes only, the repayment of Senior Indebtedness), secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NIGC” means the National Indian Gaming Commission.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Authority nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Authority or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which such Indebtedness specifies that the lenders thereunder will not have any recourse to the stock or assets of the Authority or any of its Restricted Subsidiaries;

provided, however, that the Authority or any of its Restricted Subsidiaries may (x) execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary engaged in a Principal Business or Related Business or (y) make a loan to an Unrestricted Subsidiary, and such actions referred to in the foregoing clauses (x) and (y) shall not constitute Indebtedness which is not Non-Recourse Debt.

“Notes” means the Authority’s 7 1/8% Senior Subordinated Notes due 2014.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.

“Permitted Asset Swap” means the exchange by the Authority or any Restricted Subsidiary of any assets for other assets from a Person; provided that, the assets received in such exchange are believed by the Authority in good faith to be of substantially equivalent value and substantially all of which are either (i) long term assets that are used or useful in the Principal Business, (ii) cash or (iii) any combination of the foregoing clauses (i) and (ii).

“Permitted Investments” means:

(1) any Investment in the Authority or in a Restricted Subsidiary of the Authority that is engaged in a Principal Business or a Related Business;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Authority or any Restricted Subsidiary of the Authority in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Authority and a Subsidiary Guarantor, and is engaged in a Principal Business or a Related Business or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Authority or a Restricted Subsidiary of the Authority;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provision of the Indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any Investment in any Persons having an aggregate fair market value (as determined in good faith by the Management Board and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed the sum of (i) $125.0 million, plus (ii) twenty percent (20%) of Consolidated Cash Flow for the twelve (12) calendar months preceding the date of any such Investment, at any one time outstanding;

(6) Government Service Payments;

(7) payroll advances to employees of the Authority or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $250,000 at any one time outstanding;

(8) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms; and

(9) Investments related to Hedging and Swap Obligations, so long as such Hedging and Swap Obligations are not used for speculative purposes.

“Permitted Junior Securities” means Equity Interests in the Authority or any Subsidiary Guarantor debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness pursuant to the Indenture.

“Permitted Liens” means:

(1) Liens securing Indebtedness that was permitted by the terms of the Indenture to be incurred under clauses (1), (2), (4), (5), (6), (7) (to the extent that the Indebtedness so guaranteed is permitted to be secured by the Indenture), (9) or (11) of the second paragraph of the covenant described under the caption entitled “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) Liens in favor of the Authority or a Restricted Subsidiary;

(3) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers’ compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

(4) Liens existing on the date of the Indenture;

(5) Liens arising as a result of survey exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Authority or any of its Restricted Subsidiaries;

(6) Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(7) Liens incurred as a result of any interest or title of a lessor or lessee under any lease of property (including any Lien granted by such lessor or lessee but excluding any Lien arising in respect of a Financing Lease);

(8) Liens in favor of the Tribe representing the ground lessor’s interest under the Lease;

(9) Liens on property existing at the time or acquisition thereof by the Authority or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(10) Liens for taxes, assessments or governmental charges, claims or rights that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(11) Liens incurred in the ordinary course of business of the Authority or a Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property and materially impair the use thereof in the operation of business by the Authority; provided however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA; and

(12) Liens created by or resulting from any legal proceeding with respect to which the Authority or a Restricted Subsidiary is prosecuting an appeal proceeding for review and the Authority or such Restricted Subsidiary is maintaining adequate reserves in connection with GAAP.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Authority or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Authority or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of prepayment premiums, consent fees and reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that if the original maturity date of such Indebtedness is after the Stated Maturity of the notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 180 days after the notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Authority or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principal Business” means (1) (a) Gaming and (b) hotel and resort businesses and any activity or business incidental, directly or indirectly related, or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, any golf, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance Gaming and other businesses, in either case operated by the Authority at the Resort and (2) casino gaming and related businesses (including, without limitation, those described in clause (1)(b) above) located outside the State of Connecticut.

“Redemption Date” means, when used with respect to any note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to the Indenture.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and Citigroup Global Markets Inc. and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Authority will appoint in its place another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Related Business” means any business related to the Principal Business.

“Relinquishment Agreement” means the Relinquishment Agreement dated February 7, 1998 between the Authority and TCA.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date if such note were not redeemed. However, if such Redemption Date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Representative” means the indenture trustee or other trustee, agent or representative for any Senior Indebtedness.

“Resort” means the multi-amenity gaming and entertainment resort located on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements constructed or proposed to be constructed adjacent thereto, as described in this prospectus, but excluding (i) any obsolete personal property or real property improvement determined by the Authority to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means:

(1) all Indebtedness outstanding under the Credit Facilities and all Hedging and Swap Obligations with respect thereto including, without limitation, all principal, interest, fees and other amounts payable with respect thereto, including any interest which accrues following any bankruptcy or insolvency of the Authority, the Tribe or any Subsidiary Guarantor;

(2) the Senior Notes (to the extent not repurchased, while such notes remain outstanding);

(3) any other Indebtedness permitted to be incurred by the Authority under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes;

(4) all Obligations with respect to the foregoing; and

(5) at any time the Senior Relinquishment Payments (as defined in the Relinquishment Agreement) to the extent then due and owing pursuant to the terms of the Relinquishment Agreement.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

(1) any Indebtedness of the Authority to any of its Restricted Subsidiaries or other Affiliates; or

(2) any Indebtedness that is incurred in violation of the Indenture.

“Senior Notes” means the Authority’s 8 1/8% Senior Notes due 2006.

“Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the date of the Indenture, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness that by its terms is expressly subordinated in right of payment in any respect to the payment of any obligation on the notes.

“Subsidiary” means:

(1) any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of the Indenture; or

(2) with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality of the Authority shall not be a Subsidiary of the Authority.

“Subsidiary Guarantee” means the joint and several guarantee by the Authority’s Subsidiaries of the Authority’s obligations under the notes, in substantially the form of such Subsidiary Guarantee attached as Exhibit D to the Indenture.

“Subsidiary Guarantor” means any Subsidiary of the Authority that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture.

“TCA” means Trading Cove Associates.

“Treasury Rate” means an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The semiannual equivalent yield to maturity will be computed as of the second business day immediately preceding such Redemption Date.

“Tribal Council” means the Tribe’s nine member elected council which exercises all the legislative and executive powers of the Tribe.

“Tribal Gaming Ordinance” means the ordinance and any amendments thereto, and all related or implementing ordinances, including, without limitation, the Gaming Authority Ordinance, enacted on July 15, 1995, which are enacted by the Tribe or authorize and regulate gaming on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut pursuant to IGRA.

“Tribal Tax Code” means any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that may be imposed by the State of Connecticut that the Tribe may impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than those imposed by the State of Connecticut.

“Tribe” means the Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.

“Unrestricted Subsidiary” means any Subsidiary that is designated in writing by the Authority as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Authority or any Restricted Subsidiary of the Authority unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Authority or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Authority;

(3) is a Person with respect to which neither the Authority nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Authority or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of the Authority or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Authority or any of its Restricted Subsidiaries; provided, however, that the Authority or any of its Restricted Subsidiaries may execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary engaged in a Principal Business or a Related Business, and the execution and performance (if such performance is a permitted incurrence of Indebtedness under the Indenture) of such Completion Guarantee and Keep-Well Agreement shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary.

Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “—Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Authority as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Authority shall be in default of such covenant). The Authority may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Authority of

any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Board or Board of Directors, as the case may be, of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences regarding the participation in the exchange offer and of the ownership and disposition of the exchange notes. This summary is limited to the U.S. federal income tax consequences relevant to holders who purchased outstanding notes in connection with their original issue at the issue price for cash and to notes that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements of the Internal Revenue Service, or IRS, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this offering circular may affect the tax consequences described herein, possibly with retroactive effect.

This summary is intended for general information only and does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to holders subject to special U.S. federal income tax rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a straddle, hedge, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	former citizens or residents of the United States; and

•	persons subject to the alternative minimum tax.

Moreover, this summary does not address any aspect of U.S. federal tax law other than income taxation and does not describe any state, local or non-U.S. tax laws that may be applicable to holders.

Persons considering the tender of an outstanding note for an exchange note are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	a citizen or resident alien individual of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust; or

•	a trust that was in existence on August 20, 1996, that was treated as a U.S. person under U.S. federal income tax law immediately prior to such date and that made a valid election to be treated as a U.S. person under the Code.

A “non-U.S. holder” is a beneficial owner of a note that is neither a U.S. holder nor a partnership.

The U.S. federal income tax treatment of a partner in a partnership holding notes generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment by the partnership in the notes.

Exchange of Outstanding Notes for Exchange Notes

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders. Rather, the exchange notes will be treated as a continuation of the outstanding notes for federal income tax purposes, and are referred to together as “notes” in this summary of federal income tax consequences. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note, and the initial basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

Taxation of U.S. Holders

Stated Interest on the Notes

Stated interest paid or accrued on the notes will be taxable to a U.S. holder as ordinary interest income when it is paid or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Liquidated Damages on Notes

We intend to take the position for U.S. federal income tax purpose that any payments of liquidated damages should be taxable to you as additional interest income when paid or accrued, in accordance with your method of accounting. This position is based in part on the assumption that as of the date of issuance of the notes, the possibility that liquidated damages will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the notes. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income from the notes with respect to the payments of liquidated damages.

Market Discount

The resale value of your notes may be affected by the market discount rules under the Code. Under these rules, if a U.S. holder acquires a note for an amount that is less than its stated principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount.

A U.S. holder that purchases a note with market discount is required to treat any payment on, or any gain upon the sale, exchange, or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that has not previously been included in gross income. If a U.S. holder disposes of the note in certain otherwise nontaxable transactions, accrued market discount is includible in gross income by the U.S. holder, as ordinary income, as if such U.S. holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

A U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount. A U.S. holder may, however, elect to include market discount in gross income currently as it accrues, rather than upon a disposition of the note, in which case the interest deferral rule will not apply. An election to include market discount in gross income on an accrual basis will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in such U.S. holder’s gross income under such an election.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition (including redemption or repurchase) of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition of the note (except to the extent the amount realized is attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in income), and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be the amount such U.S. holder paid for the note. Gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, or other taxable disposition, the note has been held for more than one year. Long-term capital gains for non-corporate taxpayers are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply in connection with payments of principal and interest on the notes and payments of the proceeds from a sale or other disposition of the notes. A U.S. holder may be subject to U.S. backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, if you are a non-U.S. holder of notes, interest paid to you will not be subject to U.S. federal income taxes or withholding tax if the interest is not effectively connected with your conduct of a trade or business within the United States, provided that you:

•	do not actually or constructively own a 10% or greater interest in us;

•	are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

•	are not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•	provide the appropriate certification as to your foreign status. You can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your U.S. trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your U.S. trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, you must provide a properly-executed Form W-8BEN before the payment of interest and you may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Liquidated Damages on Notes

Any payment of liquidated damages on the notes as discussed under “Taxation of U.S. Holders—Liquidated Damages on Notes” should be treated as a payment of interest to the non-U.S. holder as discussed above.

Sale or Other Taxable Dispositions of the Notes

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless any of the following is true:

•	your investment in the note is effectively connected with your conduct of a U.S. trade or business;

•	if you are a non-U.S. holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which sale, redemption or other disposition takes place, and certain other requirements are met; or

•	you are subject to provisions of U.S. tax laws applicable to certain U.S. expatriates.

If you have a U.S. trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sales proceeds with respect to the notes would be subject to U.S. federal income tax on a net basis at the rate applicable to United States persons generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation’s U.S. trade or business.

Information Reporting and Backup Withholding

United States backup withholding tax will not apply to payments on the notes to a non-U.S. holder if the statement described above under “Taxation of Non-U.S. holders—Payments of Interest” is duly provided by such holder. Information reporting requirements may apply with respect to interest payments on the notes, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of proceeds of the sale of notes effected outside the United States by a foreign office of a “broker” as defined in applicable United States Treasury regulations, unless such broker:

•	is a United States person as defined in the Code;

•	is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership with certain U.S. connections.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in one of the categories listed in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the notes provides the statement described above under “Taxation of Non-U.S. holders—Payments of Interest” or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s United States federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Authority has agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Authority will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, the Authority will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal or in an electronic message through DTC’s ATOP. The Authority has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the outstanding notes (including any broker-dealers) against specific types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with regard to the validity of the exchange notes will be passed upon for the Authority by Hogan & Hartson L.L.P.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of September 30, 2003 and 2002 and for each of the three years in the period ended September 30, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial statements of the Mohegan Tribal Gaming Authority for the nine-month periods ended June 30, 2004 and 2003 included in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated July 21, 2004 appearing herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN GET MORE INFORMATION

The Authority has filed with the SEC a Registration Statement on Form S-4 (Reg. No. 333-120119) with respect to the exchange notes it is offering of which this prospectus forms a part. This prospectus does not contain all the information contained in the registration statement, including exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about the Authority and the exchange notes it is offering. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

In addition, the Authority files annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the following location:

Public Reference Room

450 Fifth Street, NW

Room 1024

Washington, DC 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

Through our website, www.mohegansun.com, we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) under the Securities Exchange Act of 1934. These materials are available as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. You may also obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Mohegan Tribal Gaming Authority

Attn: Chief Financial Officer

One Mohegan Sun Boulevard

Uncasville, CT 06382

Phone: (860) 862-8000

Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets of Mohegan Tribal Gaming Authority as of September 30, 2003 and 2002	F-3

Consolidated Statements of Income of Mohegan Tribal Gaming Authority for the Fiscal Years Ended September 30, 2003, 2002, and 2001	F-4

Consolidated Statements of Changes in Capital of Mohegan Tribal Gaming Authority for the Fiscal Years Ended September 30, 2003, 2002 and 2001	F-5

Consolidated Statements of Cash Flows of Mohegan Tribal Gaming Authority for the Fiscal Years Ended September 30, 2003, 2002 and 2001	F-6

Notes to Consolidated Financial Statements of Mohegan Tribal Gaming Authority	F-7

Report of Independent Registered Public Accounting Firm	F-33

Condensed Consolidated Balance Sheets of Mohegan Tribal Gaming Authority as of June 30, 2004 (unaudited) and September 30, 2003	F-34

Condensed Consolidated Statements of Income of Mohegan Tribal Gaming Authority for the Quarters and Nine Months Ended June 30, 2004 and 2003 (unaudited)	F-35

Condensed Consolidated Statements of Changes in Capital of Mohegan Tribal Gaming Authority for the Quarters and Nine Months Ended June 30, 2004 and 2003 (unaudited)	F-36

Condensed Consolidated Statements of Cash Flows of Mohegan Tribal Gaming Authority for the Quarters and Nine Months Ended June 30, 2004 and 2003 (unaudited)	F-37

Notes to Condensed Consolidated Financial Statements of Mohegan Tribal Gaming Authority	F-38

Report of Independent Registered Public Accounting Firm

To the Management Board

of Mohegan Tribal Gaming Authority:

In our opinion, the consolidated balance sheets and the related consolidated statements of income, of changes in capital and of changes in cash flows present fairly, in all material respects, the financial position of Mohegan Tribal Gaming Authority and its subsidiary (the “Authority”) at September 30, 2003 and September 30, 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Authority’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, effective October 1, 2001, the Authority adopted Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”).

/s/    PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut

November 13, 2003

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$73,264	$85,017
Receivables, net	13,434	14,130
Due from Tribe	2,453	92
Inventories	13,822	14,314
Other current assets	15,379	5,890

Total current assets	118,352	119,443

Non-current assets:
Property and equipment, net	1,386,338	1,449,667
Trademark and other intangible assets, net	129,375	119,692
Other assets, net	24,446	25,253

Total assets	$1,658,511	$1,714,055

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$1,000	$101,000
Current portion of relinquishment liability	85,865	79,764
Trade payables	15,202	11,234
Construction payables	1,360	28,823
Accrued interest payable	22,323	26,278
Other current liabilities	95,750	69,150

Total current liabilities	221,500	316,249

Non-current liabilities:
Long-term debt, net of current portion	1,101,649	1,052,173
Relinquishment liability, net of current portion	419,699	477,828
Other long-term liabilities	14,558	3,172

Total liabilities	1,757,406	1,849,422

Commitments and contingencies (Note 12)

Capital:
Retained deficit	(98,592)	(134,277)
Accumulated other comprehensive loss	(303)	(1,090)

Total capital	(98,895)	(135,367)

Total liabilities and capital	$1,658,511	$1,714,055

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	For the Fiscal Year Ended
	September 30, 2003	September 30, 2002	September 30, 2001
Revenues:
Gaming	$1,061,376	$958,617	$751,091
Food and beverage	87,040	75,062	49,508
Hotel	52,444	20,884	—
Retail, entertainment and other	79,654	66,497	59,009

Gross revenues	1,280,514	1,121,060	859,608
Less—Promotional allowances	(91,712)	(77,050)	(71,372)

Net revenues	1,188,802	1,044,010	788,236

Operating costs and expenses:
Gaming	606,344	550,085	400,673
Food and beverage	52,886	45,349	25,275
Hotel	12,910	5,239	—
Retail, entertainment and other	36,567	24,807	15,178
Advertising, general and administrative	169,349	138,005	90,946
Pre-opening costs and expenses	—	7,755	31,344
Depreciation and amortization	92,123	78,721	31,295
Relinquishment liability reassessment	(22,710)	(19,631)	(74,410)

Total operating costs and expenses	947,469	830,330	520,301

Income from operations	241,333	213,680	267,935

Other income (expense):
Accretion of discount to the relinquishment liability	(33,592)	(36,333)	(35,833)
Interest income	269	418	2,920
Interest expense, net of capitalized interest	(83,492)	(76,635)	(20,375)
Loss on early extinguishment of debt	(27,396)	—	—
Write-off of debt issuance costs	(403)	(826)	—
Other expense, net	(1,034)	(272)	(115)

Total other expense	(145,648)	(113,648)	(53,403)

Income from continuing operations	95,685	100,032	214,532
Loss from discontinued operations	—	—	(591)

Net income	$95,685	$100,032	$213,941

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

(in thousands)

	For the Fiscal Year Ended September 30, 2003		For the Fiscal Year Ended September 30, 2002		For the Fiscal Year Ended September 30, 2001
	Capital	Comprehensive Income	Capital	Comprehensive Income	Capital	Comprehensive Income
Retained deficit at October 1	$(134,277)		$(192,177)		$(362,118)
Net income	95,685	$95,685	100,032	$100,032	213,941	$213,941

Distributions to Tribe	(60,000)		(42,132)		(44,000)

Retained deficit at September 30	(98,592)		(134,277)		(192,177)

Accumulated other comprehensive loss at October 1	(1,090)		(1,991)		—
Reclassification of derivative instrument losses to earnings		787		—		—
Unrealized gain (loss) on derivative instruments		—		901		(1,991)

Other comprehensive income (loss)	787	787	901	901	(1,991)	(1,991)

Comprehensive income		$96,472		$100,933		$211,950

Accumulated other comprehensive loss at September 30	(303)		(1,090)		(1,991)

Total capital ending balance at September 30	$(98,895)		$(135,367)		$(194,168)

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Fiscal Year Ended
	September 30, 2003	September 30, 2002	September 30, 2001
Cash flows provided by (used in) operating activities:
Net income	$95,685	$100,032	$213,941
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	92,123	78,721	31,295
Accretion of discount to the relinquishment liability	33,592	36,333	35,833
Cash paid for accretion of discount to the relinquishment liability	(34,277)	(36,207)	(32,637)
Relinquishment liability reassessment	(22,710)	(19,631)	(74,410)
Loss on early extinguishment of debt	27,396	6	—
Payment of tender offer costs	(23,044)	—	—
Change in fair value of derivative instruments	(2,994)	(1,254)	4,085
Loss on disposition of assets	1,040	265	116
Provision for losses on receivables	1,223	991	411
Amortization of debt issuance costs	6,687	6,602	4,536
Write-off of debt issuance costs	403	826	—
Amortization of deferred gain on sale of derivative instruments	(741)	—	—
Reclassification of derivative instrument losses to earnings	787	—	—
Changes in operating assets and liabilities:
Increase in operating assets, net	(6,299)	(3,037)	(12,006)
Increase in current liabilities	26,613	20,052	30,174

Net cash flows provided by operating activities	195,484	183,699	201,338

Cash flows provided by (used in) investing activities:
Purchase of property and equipment, net of change in construction payables of ($27,463), ($126,674) and $143,707, respectively	(57,740)	(351,417)	(585,035)
Investment in WNBA franchise (see Note 14)	(2,259)	—	—
Proceeds from asset sales	1,094	148	95
Issuance of tenant and other third-party loans	(500)	(1,181)	(1,078)
Payments received on tenant loans	117	195	—

Net cash flows used in investing activities	(59,288)	(352,255)	(586,018)

Cash flows provided by (used in) financing activities:
Old Bank Credit Facility borrowings	35,000	258,000	348,000
Old Bank Credit Facility repayments	(286,000)	(265,000)	(90,000)
New Bank Credit Facility borrowings—revolving loan	206,000	—	—
New Bank Credit Facility repayments—revolving loan	(140,000)	—	—
New Bank Credit Facility borrowings—term loan	100,000	—	—
Line of credit borrowings	67,000	10,000	—
Line of credit repayments	(67,000)	(10,000)	—
Proceeds from issuance of long-term debt	330,000	250,000	150,000
Payments on long-term debt	(294,759)	—	—
Principal portion of relinquishment liability payments	(28,633)	(14,911)	(9,658)
Distributions to Tribe	(60,000)	(42,132)	(44,000)
Capitalized debt issuance costs	(10,570)	(7,416)	(6,314)
Payments on capital lease obligations	—	(1,520)	(4,877)
Net proceeds from sale of derivative instruments	1,072	2,173	—
Increase (decrease) in other long-term liabilities	(59)	95	82

Net cash flows provided by (used in) financing activities	(147,949)	179,289	343,233

Net increase (decrease) in cash and cash equivalents	(11,753)	10,733	(41,447)
Cash and cash equivalents at beginning of year	85,017	74,284	115,731

Cash and cash equivalents at end of year	$73,264	$85,017	$74,284

Supplemental disclosures:
Cash paid during the year for interest	$84,716	$70,715	$50,031

The accompanying notes are an integral part of these consolidated financial statements

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION:

The Mohegan Tribe of Indians of Connecticut (the “Tribe”) established the Mohegan Tribal Gaming Authority (the “Authority”) in July 1995 with the exclusive power to conduct and regulate gaming activities for the Tribe on Tribal lands. The Tribe is a federally recognized Indian tribe with an approximately 405-acre reservation located in southeastern Connecticut. Under the Indian Gaming Regulatory Act of 1988, (“IGRA”), federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact (the “Mohegan Compact”), which has been approved by the United States Secretary of the Interior. The Authority is primarily engaged in the ownership, operation and development of gaming facilities. On October 12, 1996, the Authority opened a casino known as the Mohegan Sun Casino (“Mohegan Sun”). The Authority is governed by a nine-member Management Board, consisting of the same nine members as those of the Tribal Council (the governing body of the Tribe). Any change in the composition of the Tribal Council results in a corresponding change in the Authority’s Management Board.

On January 27, 2003, the Authority created a wholly owned subsidiary, the Mohegan Basketball Club LLC (“MBC”), for the purpose of acquiring a membership in the Women’s National Basketball Association (“WNBA”) and the right to own and operate a professional basketball team in the WNBA. Refer to Note 14 for a further discussion of the Authority’s investment in a WNBA franchise.

NOTE 2—DISCONTINUED OPERATIONS:

On November 29, 2000, the Authority discontinued bingo operations in order to build the Hall of the Lost Tribes, a smoke-free slot machine venue. Pursuant to Accounting Principles Board Opinion No. 30 “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” the consolidated financial statements of the Authority have been restated to reflect the disposition of bingo operations as discontinued operations. Accordingly, the revenues, costs and expenses have been excluded from the captions in the Consolidated Statements of Income and have been reported as “Loss from discontinued operations.” The loss for fiscal year 2001 relates to severance pay and disposal of bingo inventory.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of the Authority and its wholly owned subsidiary, MBC. In consolidation, all intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Authority classifies as cash and cash equivalents deposits that can be redeemed on demand and investments with a maturity of three months or less when purchased. Cash equivalents are carried at cost, which approximates market value.

Receivables

Accounts receivable consists primarily of casino receivables, which represent credit extended to approved casino customers, and hotel and other non-gaming receivables. The Authority maintains an allowance for doubtful accounts which is based on management’s estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the creditworthiness of the customer. Future business or economic trends could affect the collectibility of these receivables.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost or market and consist principally of food and beverage, retail, and operating supplies. Cost is determined using an average cost method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line basis. Useful life estimates of asset categories are as follows:

Buildings and land improvements	40 years
Furniture and equipment	3-7 years

The costs of significant improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the determination of net income. Interest incurred for construction related projects during the construction period is capitalized at the Authority’s weighted-average borrowing rate and amortized over the life of the related asset.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the carrying value of the Authority’s assets is reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on current and future levels of income and expected future cash flows as well as other factors, then an impairment loss is recognized in the Consolidated Statement of Income. The Authority believes no such impairment exists at September 30, 2003.

Trademark

In connection with the Relinquishment Agreement (see Note 13), Trading Cove Associates (“TCA”) granted the Authority an exclusive, irrevocable, perpetual, world-wide and royalty-free license with respect to trademarks and other similar rights, including the “Mohegan Sun” name used at or developed for Mohegan Sun. The trademarks were appraised by an independent valuation firm to have a value of $130.0 million. The independent valuation firm used the Income Approach—Relief From Royalty Method. Through the fiscal year ended September 30, 2001, the trademark was amortized on a straight-line basis over approximately 38 years. The balance of the trademark is as follows (in thousands):

	As of September 30,
	2003	2002
Trademark	$130,000	$130,000
Accumulated amortization	(10,308)	(10,308)

Trademark, net	$119,692	$119,692

The Authority adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) on October 1, 2001. Under SFAS 142, the Mohegan Sun trademark is no longer subject to amortization over its estimated useful life as it has been deemed to have an indefinite useful life. However, SFAS 142 requires the trademark to be evaluated at least annually for impairment by applying a fair-value based test and, if impairment occurs, the amount of the impaired trademark must be written off immediately. With the adoption of SFAS 142, the Authority no longer records amortization of the trademark. For the fiscal year ended September 30, 2001, the Authority recorded $3.4 million related to the amortization of the

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

trademark. The Authority applied the fair value test as of September 30, 2003 and 2002 and determined that no impairment existed. Had SFAS 142 been in effect, the Authority’s results would have been as follows (in thousands):

	For the Fiscal Year Ended September 30,
	2003	2002	2001
Net income	$95,685	$100,032	$213,941
Trademark amortization	—	—	3,436

As adjusted net income	$95,685	$100,032	$217,377

Other Intangible Assets

In January 2003, MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. As part of the acquisition, an independent valuation firm estimated a fair value for the player roster value, which is recorded as an intangible asset on the accompanying consolidated balance sheet, and the remainder of the acquisition cost has been recorded as franchise value, which is also included on the accompanying consolidated balance sheet. These assets are being amortized on a straight-line basis over their estimated useful lives. Refer to Note 14 for further discussion regarding the Authority’s accounting for these assets. In accordance with SFAS 144, the Authority believes no impairment of these intangible assets exists at September 30, 2003.

Deferred Financing Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense based on the related debt agreements using the effective interest method or the straight-line method, which approximates the effective interest method. The unamortized amounts are included in other assets in the accompanying consolidated balance sheets.

Unredeemed Player’s Club Points

The Authority maintains an accrual for unredeemed Player’s Club points. The accrual is based on the estimated cost of the points expected to be redeemed at each balance sheet date. Management determines the adequacy of this accrual by periodically evaluating the historical redemption experience and projected trends related to this accrual. Actual results could differ from those estimates.

Self-insurance Accruals

The Authority is self-insured up to certain limits for costs associated with workers’ compensation, unemployment and employee medical coverage. Liabilities for insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. These accruals are included in other current liabilities in the accompanying consolidated balance sheet. In estimating these costs, the Authority considers historical loss experience and makes judgments about the expected levels of costs per claim. The Authority also uses information provided by independent consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The Authority believes the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these accruals; however, changes in health care costs, state unemployment eligibility laws, accident frequency and

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

severity and other factors can materially affect the estimate for these liabilities. The Authority continually monitors the potential changes in future estimates, evaluates insurance accruals and makes adjustments when necessary.

Relinquishment Liability

The Authority, in accordance with SFAS No. 5 “Accounting for Contingencies,” has recorded a relinquishment liability of the estimated present value of its obligations under the Relinquishment Agreement (see Note 13). The Authority reassesses projected revenues (and consequently the relinquishment liability) (i) annually in conjunction with the Authority’s budgeting process or (ii) when necessary to account for material increases or decreases in projected revenues over the relinquishment period. If the reassessment causes an overall increase to the projected revenues over the relinquishment period, the relinquishment liability will be increased by five percent of such increases in revenues, discounted at the Authority’s risk-free rate of investment (an incremental layer). If the reassessment causes an overall decrease to the projected revenues over the relinquishment period, the relinquishment liability will be decreased by five percent of such decrease in revenues, discounted based upon a weighted-average discount rate (a decremental layer). The weighted-average discount rate is defined as the average discount rate used to discount all previous incremental layers weighted by the amount of each such incremental layer. Further, the Authority records a quarterly accretion to the relinquishment liability to reflect the impact of the time value of money. Since there is a high level of estimates and judgments used with respect to calculating the relinquishment liability, future events that affect such estimates and judgments may cause the actual liability to differ significantly from the estimate.

Fair Value of Financial Instruments

The fair value amounts presented below are reported to satisfy the disclosure requirements of SFAS No. 107, “Disclosures about Fair Values of Financial Instruments” (“SFAS 107”) and are not necessarily indicative of the amounts that the Authority could realize in a current market exchange.

The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued expenses, promissory notes and bank financing facilities approximate fair value.

The fair value of the Authority’s other financing facilities is as follows (in millions):

	As of September 30,
	2003	2002
8 1/8 Senior Notes	$215.5	$206.3
1999 8 3/4% Senior Subordinated Notes	$5.6	$310.9
2001 8 3/8% Senior Subordinated Notes	$162.9	$153.4
2002 8% Senior Subordinated Notes	$269.1	$252.5
2003 6 3/8% Senior Subordinated Notes	$332.9	$—

The estimated fair value of the Authority’s other financing facilities was based on quoted market prices on or about September 30, 2003.

Revenue Recognition

The Authority recognizes gaming revenue as gaming wins less gaming losses. Revenues from food and beverage, hotel, retail, entertainment and other services are recognized at the time the service is performed.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Minimum rental revenues in the Shops at Mohegan Sun are recognized on a straight-line basis over the terms of the related leases. Percentage rents are recognized in the period in which the tenants exceed their respective percentage rent thresholds.

Promotional Allowances

The Authority operates the Mohegan Sun complimentary program in which food and beverage, hotel, retail, entertainment and other services are provided to guests based on points that are earned through the Mohegan Sun Player’s Club. The retail value of these complimentary items is included in gross revenues and then deducted as promotional allowances, except for the redemption at third party tenant restaurants and the Shops at Mohegan Sun, which are charged directly to gaming expenses.

The retail value of providing such promotional allowances was included in revenues as follows (in thousands):

	For the Fiscal Year Ended September 30,
	2003	2002	2001
Food and beverage	$31,140	$29,417	$25,841
Hotel	18,482	8,069	—
Retail, entertainment and other	42,090	39,564	45,531

Total	$91,712	$77,050	$71,372

The estimated cost of providing such promotional allowances was included in gaming expenses as follows (in thousands):

	For the Fiscal Year Ended September 30,
	2003	2002	2001
Food and beverage	$29,898	$29,269	$29,198
Hotel	7,026	4,393	—
Retail, entertainment and other	32,910	31,279	33,626

Total	$69,834	$64,941	$62,824

In August 2001, the EITF released Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” (“ EITF 01-9’). The purpose of this Issue is to codify EITF Issue No. 00-14, “Accounting for Certain Sales Incentives,” EITF No. 00-22, “Accounting for Points and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future,” and EITF No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.” EITF 01-9 requires that discounts resulting from a reduction in or refund of the selling price of a product or service in a single exchange transaction be recorded as a reduction of revenues. Additionally, cash or equivalent amounts provided or returned to customers as part of a transaction are not to be shown as an expense, but instead as a reduction to the related revenue.

The Authority records free or discounted food and beverage and other services in accordance with EITF 01-9. The Authority offers cash inducements and discounts on patron losses in certain circumstances that result in a reduction to gaming revenues. The offsets to gaming revenues were $930,000 and $547,000 relating to discounts provided on patron losses for fiscal years ending September 30, 2003 and 2002, respectively, and

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$306,000 and $459,000 relating to Player’s Club points redeemed for cash for the fiscal years ended September 30, 2003 and 2002, respectively. There were no discounts provided on patron losses or Player’s Club points redeemed for cash for the fiscal year ended September 30, 2001.

Gaming Expenses

Gaming expenses primarily include the slot win contribution, which the Authority is required to pay to the State of Connecticut (see Note 12), expenses associated with slot operations, table games, poker, keno and racebook expenses, certain marketing expenses, and promotional expenses for the redemption of Mohegan Sun Player’s Club points at outlets owned by Mohegan Sun, as well as third party tenant restaurants and the Shops at Mohegan Sun.

Advertising

The Authority expenses the production costs of advertising the first time the advertising takes place. Prepaid rental fees associated with billboard advertising are capitalized and amortized over the term of the related rental agreement. Total advertising costs for the fiscal years ended September 30, 2003, 2002 and 2001 were $37.7 million, $34.4 million and $29.3 million, respectively. Prepaid advertising on the Authority’s balance sheet at September 30, 2003 and 2002 was $71,000 and $204,000, respectively.

Pre-Opening Costs and Expenses

For the fiscal years ended September 30, 2002 and 2001, pre-opening costs and expenses consisted primarily of direct incremental personnel costs, marketing and advertising expenses related to Project Sunburst, which was substantially completed in June 2002. In accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities,” pre-opening costs and expenses were expensed as incurred.

Derivative Instruments

The Authority uses derivative instruments, including interest rate caps, collars and swaps in its strategy to manage interest rate risk associated with the variable interest rate on its bank credit facility and the fixed interest rates on the Authority’s senior notes and senior subordinated notes. The Authority’s objective in managing interest rate risk is to achieve the lowest possible cost of debt for the Authority, manage volatility in the effective cost of debt and match debt service requirements to projected cash flows from assets. The Authority does not believe that there is any material risk exposure with respect to derivative instruments it currently holds. The Authority continually monitors these exposures and makes the appropriate adjustments to manage these risks within management’s established limits. The Authority accounts for its derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which requires that all derivative instruments be recorded on the consolidated balance sheet at fair value.

In order for derivative instruments to qualify for hedge accounting in accordance with SFAS 133 and be considered effective, the underlying hedged item must expose the Authority to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Authority’s exposure to market fluctuation throughout the hedge period. When these criteria are not met, the instrument is considered to be ineffective and a change in the market value of the financial instrument is recognized as a gain or loss and is recorded as a component to interest expense in the period of change. The Authority excludes the change in the time value of money when assessing the effectiveness of the hedging relationships. All derivatives are evaluated quarterly.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivative instruments entered into by the Authority which qualify for hedge accounting are designated as either a fair value hedge or a cash flow hedge:

•	A fair value hedge is a hedge of the fair value of a recognized asset or liability. For fair value hedge transactions, changes in fair value of the derivative instrument are generally offset in the consolidated income statement by changes in the fair value of the item being hedged. Gains and losses on these hedges are capitalized as part of the original debt instrument and, upon termination, are amortized and recorded as a reduction in interest expense over the remaining term of the item being hedged.

•	A cash flow hedge is a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability. For cash flow hedge transactions, changes in the fair value of the derivative instrument are reported in other comprehensive income. The gains and losses on cash flow hedge transactions reported in other comprehensive income are reclassified to earnings in the periods in which earnings are affected by the variability of the cash flows of the hedged item.

Net interest paid or received pursuant to derivative instruments is included as a component of interest expense in the period earned. Pending interest settlements earned on derivative instruments held at the end of a period are also included as a component of interest expense and recorded in other current assets on the consolidated balance sheet. In addition, current and long-term portions of the fair value of derivative instruments held are separately recorded on the consolidated balance sheet. The current portion is based on estimated interest settlements for the subsequent one-year period for derivative instruments held and the long-term portion is based on estimated interest settlements through the remaining maturity of the instruments. These estimates are based on forward-looking LIBOR curves at the consolidated balance sheet date.

Income Taxes

The Tribe is a sovereign Indian nation with independent legal jurisdiction over its people and its lands. Like other sovereign governments, the Tribe and its entities, including the Authority, are not subject to federal, state or local income taxes.

Management’s Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgements that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. The most significant estimates included in the accompanying consolidated financial statements relate to the relinquishment liability, the liability associated with the unredeemed Player’s Club points and employee medical coverage, State of Connecticut unemployment and workers’ compensation self-insurance reserves. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the fiscal year 2002 and 2001 consolidated financial statements have been reclassified to conform to the fiscal year 2003 presentation.

New Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections as of April 2002” (“SFAS 145”). The key provision of

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS 145 rescinds the existing rule that all gains or losses from the extinguishment of debt should be classified as extraordinary items. Instead, such gains and losses must be analyzed to determine if they meet the criteria for extraordinary item classification based on the event being both unusual and infrequent. Prior period gains and losses must be analyzed to determine if they meet the criteria to be classified as extraordinary items. If they fail the criteria, prior period gains and losses must be reclassified. The Authority adopted SFAS 145 on October 1, 2002. In accordance with SFAS 145, the Authority recorded a loss on early extinguishment of debt as a component of income from continuing operations in its fiscal 2003 consolidated statement of income. Refer to Note 8 for further discussion regarding the early extinguishment of debt.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, as previously required under EITF Issue 94-3. Examples of costs covered by SFAS 146 include, lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Authority adopted SFAS 146 on January 1, 2003. The adoption of this standard did not affect the Authority’s financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 clarifies the requirements related to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. Disclosure of guarantees is required for financial statements of interim or annual periods ending after December 15, 2002. Initial recognition and measurement will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The Authority adopted the disclosure requirements for guarantees during the quarter ended December 31, 2002 and adopted the recognition and measurement requirements during the quarter ended March 31, 2003. The adoption of this standard did not affect the Authority’s financial position, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 provides an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” regarding the consolidation of variable interest entities and the corresponding improvement in the financial reporting by enterprises involved with these entities. In October 2003, the FASB deferred the latest date by which FIN 46 must be applied, to the first reporting period ending after December 15, 2003. The Authority does not believe the adoption of this standard will affect the Authority’s financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Authority adopted SFAS 149 on July 1, 2003. The adoption of this standard did not affect the Authority’s financial position, results of operations or cash flows.

NOTE 4—CASH AND CASH EQUIVALENTS:

At September 30, 2003 and 2002, the Authority had cash and cash equivalents of $73.3 million and $85.0 million, respectively, of which, $13.2 million and $24.6 million, respectively, were invested in deposits that

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

could be redeemed on demand and investments with original maturities of less than three months when purchased. For reporting purposes, cash and cash equivalents include all operating cash and in-house funds.

NOTE 5—RECEIVABLES, NET:

Components of receivables, net are as follows (in thousands):

	As of September 30,
	2003	2002
Gaming	$7,077	$6,709
Hotel	925	3,418
Other	7,127	5,244

Subtotal	15,129	15,371
Allowance for doubtful accounts	(1,695)	(1,241)

Receivables, net	$13,434	$14,130

NOTE 6—PROPERTY AND EQUIPMENT, NET:

Components of property and equipment, net are as follows (in thousands):

	As of September 30,
	2003	2002
Land	$28,581	$28,581
Land improvements	44,119	44,119
Buildings and improvements	1,229,921	1,226,486
Furniture and equipment	311,082	301,124
Construction in process	6,455	5,962

Subtotal	1,620,158	1,606,272
Less: accumulated depreciation	(233,820)	(156,605)

Property and equipment, net	$1,386,338	$1,449,667

For the fiscal years ended September 30, 2003, 2002 and 2001 depreciation expense totaled $91.5 million, $78.6 million and $27.8 million, respectively. Capitalized interest totaled $12.4 million and $40.7 million for the fiscal years ended September 30, 2002 and 2001, respectively. There was no capitalized interest for the fiscal year ended September 30, 2003.

NOTE 7—OTHER CURRENT ASSETS AND OTHER CURRENT LIABILITIES:

Components of other current assets are as follows (in thousands):

	As of September 30,
	2003	2002
Prepaid expenses	$4,874	$3,729
Accrued interest settlement earned on derivative instruments	2,080	—
Fair market value of derivative instruments held, current portion	5,343	—
Non-qualified deferred compensation	3,082	2,161

Total other current assets	$15,379	$5,890

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of other current liabilities are as follows (in thousands):

	As of September 30,
	2003	2002
Accrued payroll and related taxes and benefits	$34,639	$28,852
Slot win contribution payable (Note 12)	16,019	14,985
Other	45,092	25,313

Total other current liabilities	$95,750	$69,150

NOTE 8—FINANCING FACILITIES:

Financing facilities, as described below, consisted of the following (in thousands):

	As of September 30,
	2003	2002
Old Bank Credit Facility	$—	$251,000
New Bank Credit Facility	166,000	—
8 1/8% Senior Notes	200,000	200,000
1999 8 3/4% Senior Subordinated Notes	5,241	300,000
2001 8 3/8% Senior Subordinated Notes	150,000	150,000
2002 8% Senior Subordinated Notes	250,000	250,000
2003 6 3/8% Senior Subordinated Notes	330,000	—
WNBA Promissory Note	8,000	—

Subtotal	1,109,241	1,151,000
Deferred gain on derivative instruments sold	2,504	2,173
Fair market value of derivative instruments held	(9,096)	—

Total debt	$1,102,649	$1,153,173

Maturities of the Authority’s debt as of September 30, 2003 are as follows (in thousands):

Fiscal Year	Long-Term Debt Maturities
2004	$1,000
2005	17,667
2006	234,334
2007	34,334
2008	83,665
Thereafter	738,241

Total	$1,109,241

Old Bank Credit Facility

On March 25, 2003, the Authority repaid the entire $251.0 million outstanding under its reducing, revolving, collateralized credit facility (the “Old Bank Credit Facility”). As of March 25, 2003, the Old Bank Credit Facility was terminated and related unamortized debt issuance costs of $403,000 were written off.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Bank Credit Facility

On March 25, 2003, the Authority entered into an Amended and Restated Loan Agreement (the “New Bank Credit Facility”), for up to $391.0 million from a syndicate of 12 financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent. The New Bank Credit Facility replaces the Old Bank Credit Facility and is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may seek to increase the size of the New Bank Credit Facility, so long as, among other things, the aggregate principal amount is not in excess of $500.0 million. The maximum aggregate principal amount of $500.0 million includes amounts available under letters of credit. As of September 30, 2003, this amount totaled $350,000, of which no amount was drawn (refer to “Letters of Credit” below). Pursuant to the terms of the New Bank Credit Facility, the term loan shall reduce automatically by one-twelfth of the initial principal balance, or $8.3 million, beginning on June 30, 2005 and continuing each quarter thereafter. The revolving loan has no mandatory amortization provisions and is payable in full on March 31, 2008. The Authority had $224.7 million available for borrowing under the revolving loan as of September 30, 2003.

The New Bank Credit Facility is collateralized by a lien on substantially all of the Authority’s assets and a leasehold mortgage on the land and improvements which comprise Mohegan Sun. In addition, the Authority’s obligations under the New Bank Credit Facility are guaranteed by MBC. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC. The New Bank Credit Facility subjects the Authority to a number of restrictive covenants, including financial covenants. These financial covenants relate to, among other things, the Authority’s permitted total debt and senior debt leverage ratios, its minimum fixed charge coverage ratio and its maximum capital expenditures. The New Bank Credit Facility includes other covenants by the Tribe and the Authority of the type customarily found in loan agreements for similar transactions. The non-financial covenants in the New Bank Credit Facility include requirements that:

•	the Tribe preserve its existence as a federally recognized Indian tribe;

•	the Tribe cause the Authority to continually operate Mohegan Sun in compliance with all applicable laws; and

•	except under specific conditions, limit the Authority from selling or disposing of its assets, limit the incurrence by the Authority of other debt or contingent obligations and limit the Authority’s ability to extend credit, make investments or commingle its assets with assets of the Tribe.

As of September 30, 2003, the Authority and the Tribe were in compliance with all of their respective covenant requirements in the New Bank Credit Facility.

At the Authority’s option, each advance of loan proceeds accrues interest on the basis of a base rate or on the basis of a one-month, two-month, three-month, six-month or twelve-month London Inter-Bank Offered Rate (“LIBOR”), plus in either case, the applicable spread, which is based on the Authority’s Total Leverage Ratio, as defined in the New Bank Credit Facility at the time each loan is made. The applicable spread for base rate advances shall be between 0.50% and 1.25%, and the applicable spread for LIBOR rate advances shall be between 1.75% and 2.50%. The base rate is the higher of Bank of America’s announced prime rate or the federal funds rate plus 0.50%. Interest on LIBOR loans shall be payable at the end of each applicable interest period or quarterly, if earlier. Interest on base rate advances shall be payable quarterly. As of September 30, 2003, the Authority had no base rate loans. Accrued interest on the New Bank Credit Facility was $64,000 at September 30, 2003.

The initial advances under the New Bank Credit Facility were LIBOR based advances and were comprised of the full $100.0 million term loan and advances of $121.0 million and $30.0 million under the revolving loan.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The proceeds of the initial advances were used to repay the entire outstanding $251.0 million indebtedness under the Old Bank Credit Facility. All outstanding advances are based on one-month LIBOR plus the applicable spread. As of September 30, 2003, one-month LIBOR was 1.12% and the applicable spread was 2.50%.

In June 2003, the Authority received the requisite consent of its lenders for Amendment No. 1 to the New Bank Credit Facility. The amendment permitted, among other things, the repurchase of all or any portion of the Authority’s outstanding indebtedness under the 1999 senior subordinated notes and the payment of both a premium with respect to such repurchase and the costs of issuance of new notes, which in the aggregate may not exceed $35.0 million.

8 1/8% Senior Notes

On March 3, 1999, the Authority issued $200.0 million Senior Notes with fixed interest payable at a rate of 8.125% per annum (the “Senior Notes”). The proceeds from this financing were used to extinguish or defease existing debt, pay transaction costs and fund initial costs related to the major expansion of Mohegan Sun known as Project Sunburst. Interest on the Senior Notes is payable semi-annually on January 1 and July 1. The Senior Notes mature on January 1, 2006. The Senior Notes are uncollateralized general obligations of the Authority and rank pari passu in right of payment with all current and future uncollateralized senior indebtedness of the Authority. Borrowings under the New Bank Credit Facility and other capital lease obligations are collateralized by first priority liens on substantially all of the assets of the Authority. As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Authority or the Tribe, the holders of collateralized debt may be paid in full in cash before any payment may be made with respect to the Senior Notes. The Senior Notes rank equally in right of payment with 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing, and rank senior to the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing, the 1999 Senior Subordinated Notes, the 2001 Senior Subordinated Notes, 2002 Senior Subordinated Notes and the 2003 Senior Subordinated Notes. MBC is a guarantor of the Senior Notes. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC. As of September 30, 2003 and 2002, accrued interest on the Senior Notes was $4.1 million.

1999 8 3/4% Senior Subordinated Notes

On March 3, 1999, the Authority issued $300.0 million Senior Subordinated Notes with fixed interest payable at a rate of 8.75% per annum (the “1999 Senior Subordinated Notes”). The proceeds from this financing were used to extinguish or defease existing debt, pay transaction costs and fund initial costs related to Project Sunburst. Interest on the 1999 Senior Subordinated Notes is payable semi-annually on January 1 and July 1. The 1999 Senior Subordinated Notes mature on January 1, 2009. The first call date for the 1999 Senior Subordinated Notes is January 1, 2004. The 1999 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the New Bank Credit Facility, the Senior Notes and in a liquidation, bankruptcy or similar proceeding 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 1999 Senior Subordinated Notes rank equally with the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing, the 2001 Senior Subordinated Notes, 2002 Senior Subordinated Notes and the 2003 Senior Subordinated Notes. MBC is a guarantor of the 1999 Senior Subordinated Notes. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC. As of September 30, 2003 and September 30, 2002, accrued interest on the 1999 Senior Subordinated Notes was $115,000 and $6.6 million, respectively.

On June 19, 2003, the Authority commenced a cash tender offer and consent solicitation to repurchase all of its outstanding 1999 Senior Subordinated Notes, at a price of 107.75% of the principal amount tendered. The

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tender offer closed in July 2003. As part of the tender offer, the Authority received consent to certain proposed amendments to the indenture governing the 1999 Senior Subordinated Notes. The aggregate amount paid for the tendered 1999 Senior Subordinated Notes was $302.5 million, representing an original principal amount tendered of approximately $280.3 million. This amount included a tender and consent solicitation premium of $21.7 million and accrued interest of $545,000. An aggregate principal amount of $14.5 million of the 1999 Senior Subordinated Notes remained after the tender offer and were repurchased in a separate transaction at a price of 107.75% of the principal amount, resulting in a total payment of $15.7 million, including a premium payment of $1.1 million and accrued interest of $99,000. The Authority recorded a loss on early extinguishment of debt pertaining to this transaction of $27.4 million in its fiscal 2003 consolidated statement of income. The loss was comprised of an aggregate tender premium amount of $22.8 million, a write-off of unamortized debt issuance costs of $4.4 million and other transaction costs totaling approximately $200,000. An aggregate principal amount of $5.2 million of the 1999 senior subordinated notes remained outstanding as of September 30, 2003.

2001 8 3/8% Senior Subordinated Notes

On July 26, 2001, the Authority issued $150.0 million Senior Subordinated Notes with fixed interest payable at a rate of 8.375% per annum (the “2001 Senior Subordinated Notes”). The proceeds from this financing were used to pay transaction costs, pay down $90.0 million on the Old Bank Credit Facility and fund costs related to Project Sunburst. Interest on the 2001 Senior Subordinated Notes is payable semi-annually on January 1 and July 1. The 2001 Senior Subordinated Notes mature on July 1, 2011. The first call date for the 2001 Senior Subordinated Notes is July 1, 2006. The 2001 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the New Bank Credit Facility, the Senior Notes and in a liquidation, bankruptcy or similar proceeding 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2001 Senior Subordinated Notes rank equally with the 1999 Senior Subordinated Notes, the 2002 Senior Subordinated Notes, the 2003 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a guarantor of the 2001 Senior Subordinated Notes. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC. As of September 30, 2003 and 2002, accrued interest on the 2001 Senior Subordinated Notes was $3.1 million.

2002 8% Senior Subordinated Notes

On February 20, 2002, the Authority issued $250.0 million Senior Subordinated Notes with fixed interest payable at a rate of 8.0% per annum (the “2002 Senior Subordinated Notes”). The proceeds from this financing were used to pay transaction costs and pay down $243.0 million on the Old Bank Credit Facility. Interest on the 2002 Senior Subordinated Notes is payable semi-annually on April 1 and October 1. The 2002 Senior Subordinated Notes mature on April 1, 2012. The first call date for the 2002 Senior Subordinated Notes is April 1, 2007. The 2002 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the New Bank Credit Facility, the Senior Notes and, in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2002 Senior Subordinated Notes rank equally with the 1999 Senior Subordinated Notes, the 2001 Senior Subordinated Notes, the 2003 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a guarantor of the 2002 Senior Subordinated Notes. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC. As of September 30, 2003 and September 30, 2002, accrued interest on the 2002 Senior Subordinated Notes was $10.0 million and $12.3 million, respectively.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2003 6 3/8% Senior Subordinated Notes

On July 9, 2003, the Authority issued $330.0 million Senior Subordinated Notes with fixed interest payable at a rate of 6.375% per annum (the “2003 Senior Subordinated Notes”). The proceeds from this financing were used to repurchase substantially all of the outstanding 1999 Senior Subordinated Notes and to pay fees and expenses associated with the issuance. Interest on the 2003 Senior Subordinated Notes is payable semi-annually on January 15 and July 15, with the first interest payment scheduled for January 15, 2004. The 2003 Senior Subordinated Notes mature on July 15, 2009. The 2003 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the New Bank Credit Facility, the Senior Notes and, in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2003 Senior Subordinated Notes rank equally with the remaining 1999 Senior Subordinated Notes, the 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a guarantor of the 2003 Senior Subordinated Notes. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC. In September 2003, the Authority commenced an offer to exchange the 2003 Senior Subordinated Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933, as amended. The exchange offer was completed subsequent to fiscal year-end with all outstanding notes being exchanged. As of September 30, 2003, accrued interest on the 2003 Senior Subordinated Notes was $4.8 million.

The senior and senior subordinated note indentures contain certain financial and non-financial covenants that we and the Tribe must comply with. The financial covenants include the limitation of restricted payments and the incurrence of indebtedness, while the non-financial covenants relate to reporting obligations, compliance with laws and regulations and our continued existence. As of September 30, 2003, both we and the Tribe were in compliance with all of our and their respective covenant requirements in the senior and senior subordinated note indentures.

WNBA Promissory Note

On January 28, 2003, the Authority and MBC entered into a Membership Agreement with WNBA, LLC (the “Membership Agreement”). The Membership Agreement set forth the terms and conditions pursuant to which MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. The Authority guaranteed the obligations of MBC under the Membership Agreement.

In consideration for this acquisition, MBC paid $2.0 million (with funds advanced from the Authority) and issued a promissory note to the WNBA (the “WNBA Note”) for $8.0 million that accrues interest at an annual rate equal to three-month LIBOR plus 1.5%. The Authority guaranteed the obligations of MBC under the WNBA Note. Pursuant to the WNBA Note, principal payments of $1.0 million, subject to adjustment for certain revenue thresholds, are required to be paid to the WNBA on each anniversary of the WNBA Note. Interest payments are also due on each anniversary date. As of September 30, 2003, accrued interest on the WNBA Note was $150,000. Refer to Note 14 for a further discussion of the Authority’s investment in a WNBA franchise. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC.

Line of Credit

On March 24, 2003, the Authority voluntarily terminated its $25.0 million revolving loan agreement with Fleet National Bank. On June 27, 2003, the Authority entered into a new $25.0 million revolving loan agreement with Fleet National Bank, (the “Line of Credit”). At the Authority’s option, each advance shall bear interest at either the bank’s variable Prime Rate or on the basis of seven or thirty day LIBOR, plus the applicable margin

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pursuant to the terms of the Line of Credit. Borrowings under the Line of Credit are uncollateralized obligations of the Authority. The Line of Credit expires in June 2004. The Line of Credit subjects the Authority to certain covenants, including a covenant to maintain at least $25.0 million available for borrowing under the New Bank Credit Facility. As of September 30, 2003, the Authority was in compliance with all covenant requirements in the Line of Credit. As of September 30, 2003, no amounts were outstanding under the Line of Credit.

Derivative Instruments

The Authority is considered an “end user” of derivative instruments and engages in derivative transactions for risk management purposes only.

Derivative instruments held by the Authority at September 30, 2003 are as follows (in thousands):

	Maturity Date	Notional Value	Estimated Fair Value
Interest rate swaps on 2001 senior subordinated notes due 2011
Six-month LIBOR plus 363 basis points	July 1, 2011	$35,000	$475
Six-month LIBOR plus 364 basis points	July 1, 2011	35,000	454
Interest rate swaps on 2003 senior subordinated notes due 2009
Six-month LIBOR plus 297 basis points	July 15, 2009	82,500	(1,995)
Six-month LIBOR plus 297 basis points	July 15, 2009	82,500	(1,984)
Six-month LIBOR plus 297 basis points	July 15, 2009	82,500	(2,019)
Six-month LIBOR plus 298 basis points	July 15, 2009	82,500	(1,947)

		$400,000	$(7,016)

Accrued interest settlement earned on derivative instruments			(2,080)

Total			$(9,096)

Six-month LIBOR was 1.18% on September 30, 2003.

On July 10, 2003, the Authority entered into four interest rate swap agreements, each based on six-month LIBOR plus spreads of 297 to 298 basis points and each hedging $82.5 million of the 2003 Senior Subordinated Notes. On July 29, 2003, the Authority entered into two other interest rate swap agreements, each based on six- month LIBOR plus spreads of 363 to 364 basis points and each hedging $35.0 million of the 2001 Senior Subordinated Notes. Under these agreements, the Authority makes payments on the variable interest rate provided by the derivative instrument and receives payments equal to the fixed interest rate on the debt being hedged. These interest rate swap agreements qualified for hedge accounting in accordance with SFAS 133, as amended, and were designated as fair value hedges. The fair market value asset (liability) of the interest rate swap agreements of ($9.6 million) and $500,000 have adjusted the carrying value of the 2003 and 2001 Senior Subordinated Notes, respectively, as of September 30, 2003. The Authority has classified the net fair market value liability of $9.1 million into its current and non-current components on the consolidated balance sheet, which resulted in $5.3 million recorded to other current assets and $14.4 million recorded to other long-term liabilities. An estimate of $2.1 million for accrued interest settlements earned on these derivative instruments through September 30, 2003 has been recorded as an offset to interest expense and is included in other current assets in the consolidated balance sheet.

On March 25, 2003, the Authority terminated an interest rate cap entered into in March 2000 related to the Old Bank Credit Facility. This instrument qualified for hedge accounting and was designated as a cash flow hedge. The interest rate cap had no value at termination and therefore there was no gain or loss recognized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 18, 2003, the Authority entered into two interest rate swap agreements, each based on six-month LIBOR plus spreads of 418 basis points and 420 basis points, respectively, and each hedging $75.0 million of the 2001 Senior Subordinated Notes. The Authority elected not to use hedge accounting for these interest rate swap agreements, and accordingly, all gains and losses resulting from changes in the fair market value of the derivative instruments were recognized in the Authority’s consolidated statements of income as a component of interest expense. On May 9, 2003, the Authority sold these derivative instruments and recorded the proceeds to the Authority of $485,000 as an offset to interest expense.

On February 25, 2003, the Authority entered into two interest rate swap agreements, each based on six-month LIBOR plus spreads of 388 basis points and 387.5 basis points, respectively, and each hedging $75.0 million of the 2001 Senior Subordinated Notes. These interest rate swap agreements qualified for hedge accounting and were designated as fair value hedges. On March 10, 2003, the Authority sold these instruments for a gain of $1.1 million. The $1.1 million gain was deferred and added to the carrying value of the 2001 Senior Subordinated Notes and is being amortized and recorded as a reduction in interest expense over the remaining term of the 2001 Senior Subordinated Notes. For the year ended September 30, 2003, the Authority recorded amortization of $72,000 as an offset to interest expense and expects to record approximately $129,000 as an offset to interest expense over the next twelve months.

In September 2002, the Authority entered into two interest rate swap agreements, each based on six-month LIBOR plus spreads of 522 basis points and 486 basis points, respectively, and hedging $100.0 million of the Senior Notes and $100.0 million of the 1999 Senior Subordinated Notes, respectively. In November 2002, the Authority entered into two interest rate swap agreements, each based on six-month LIBOR plus spreads of 490 basis points and 495 basis points, respectively, and each hedging $50.0 million of the Senior Notes. In February 2003, the Authority terminated these four interest rate swap agreements that did not qualify for hedge accounting in accordance with SFAS 133, as amended. For the year ended September 30, 2003, the Authority recorded a gain of $3.0 million representing the change in the fair value of the instruments and recorded the proceeds of $177,000 at termination as an offset to interest expense.

In September 2002, the Authority modified an interest rate swap and interest rate collar agreement, which were designated as cash flow hedges. The resulting fair market value liability at the date of modification is being reclassified from other comprehensive loss to interest expense over the original terms of the derivative instruments. For the fiscal year ended September 30, 2003, the Authority reclassified approximately $787,000 of the fair market value liability into interest expense and expects to reclassify approximately $303,000 of the fair market value liability into interest expense over the next twelve months.

In August 2002, the Authority entered into three interest rate swap agreements, each based on six-month LIBOR plus a spread of 437 basis points with one instrument hedging $100.0 million of the Senior Notes and two instruments each hedging $50.0 million of the Senior Notes. These interest rate swap agreements qualified for hedge accounting and were designated as fair value hedges. During September 2002, the Authority sold these agreements for a gain of $2.2 million. The $2.2 million gain was deferred and added to the carrying value of the Senior Notes and is being amortized and recorded as a reduction to interest expense over the remaining term of the Senior Notes. For the year ended September 30, 2003, the Authority recorded amortization of $669,000 as an offset to interest expense and expects to record approximately $669,000 as an offset to interest expense over the next twelve months.

The aggregate fair market value change of the Authority’s derivative instruments not accounted for under hedge accounting was $3.0 million and $1.3 million, each recorded as an offset to interest expense, and $4.1 million, recorded as an increase to interest expense, for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. The Authority also recorded a reduction to interest expense of $4.1 million for the fiscal year

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ended September 30, 2003 compared to an increase to interest expense of $4.0 million and $376,000 for the fiscal years ended September 30, 2002 and 2001, respectively, related to actual and estimated accrued interest settlements on the Authority’s derivative instruments. As of September 30, 2002, derivative instruments having an aggregate fair market value liability of $3.0 million was included in other long-term liabilities in the accompanying consolidated balance sheets.

Letters of Credit

The Authority maintains letters of credit in order to satisfy potential workers’ compensation liabilities that may arise. The Authority has available a $250,000 uncollateralized letter of credit that will expire in August 2004. The Authority also has a $100,000 uncollateralized letter of credit that expires in March 2004. As of September 30, 2003, no amounts were drawn on the letters of credit.

NOTE 9—LEASES:

At September 30, 2001, the Authority was obligated under capital leases to make future minimum lease payments of $1.6 million, of which $54,000 represented interest. These capital leases consisted principally of furniture and equipment, and the depreciation of these assets was included in total depreciation and amortization on the Authority’s Consolidated Statement of Income. In October and November 2001, the Authority repaid the total obligation under the capital leases.

The Authority leases space to certain tenants in the Shops at Mohegan Sun. The Authority also leases, to third parties, the rights to utilize the Authority’s antenna on the Arena. Minimum future rental income on non-cancelable leases expected to be received by the Authority is as follows (in thousands):

	Fiscal Year Ending September 30,
	2004	2005	2006	2007	2008	Thereafter	Total
Minimum future rental income	$3,110	$3,290	$3,270	$2,156	$2,189	$8,622	$22,637

The Authority also has loaned funds to tenants related to the Shops at Mohegan Sun. As of September 30, 2003 and 2002, outstanding tenant loans were $1.8 million and $2.0 million, respectively. These loans mature in periods between three and ten years. These amounts have been included in other assets in the accompanying consolidated balance sheets.

NOTE 10—RELATED PARTY TRANSACTIONS:

The Tribe provides governmental and administrative services to the Authority in conjunction with the operation of Mohegan Sun. During the fiscal years ended September 30, 2003, 2002 and 2001, the Authority incurred $13.1 million, $10.0 million and $10.9 million, respectively, of expenses for such services.

The Authority and Little People, LLC (an entity owned by the Tribe) have entered into a lease agreement, whereby Little People, LLC leases retail space located in the Shops at Mohegan Sun from the Authority. The lease term expires on September 30, 2006 and may be renewed on a monthly basis. Little People, LLC is not obligated to pay any rent. The Authority reimburses the Tribe for sales where patron Player’s Club points are utilized. The Authority reimbursed the Tribe for patron Player’s Club points in the amounts of $244,000, $241,000 and $3,000, for fiscal years ended September 30, 2003, 2002 and 2001, respectively.

The Tribe, through one of its limited liability companies, has entered into various land lease agreements with the Authority for access, parking and related purposes for Mohegan Sun. For the fiscal years ended September 30, 2003, 2002 and 2001, the Authority expensed $262,000, $353,000 and $386,000, respectively, relating to these land lease agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Mohegan Tribal Utility Authority (an entity owned by the Tribe) was established by the Tribe in 1996 to provide utility services to the Tribe, its affiliated entities, which includes the Authority, and other tenants located on the reservation. The Authority purchases its utilities, including electricity, gas, water and sewer, from the Mohegan Tribal Utility Authority. During the fiscal years ended September 30, 2003, 2002 and 2001, the Authority incurred costs of $16.7 million, $13.9 million and $7.1 million, respectively, for such utilities.

On September 25, 1995, the Tribe adopted the Mohegan Tribal Employment Rights Ordinance (the “TERO”), which sets forth hiring and contracting preference requirements for employers and entities conducting business on Tribal land or working on behalf of the Tribe. Pursuant to the TERO, an employer is required to give hiring, promotion, training, retention and other employment-related preferences to Native Americans who meet the minimum qualifications for the applicable employment position. However, this preference requirement does not apply to key employees, as such persons are defined in the TERO.

Similarly, any entity awarding a contract to be performed on Tribal land or on behalf of the Tribe must give preference, first to certified Mohegan entities and second to other certified Indian entities. This contracting preference is conditioned upon the bid by the preferred certified entity being within 5% of the lowest bid by a non-certified entity (unless the preferred certified entity’s bid exceeds $100,000 of the lowest bid by a non-certified entity). The TERO establishes procedures and requirements for certifying Mohegan entities and other Indian entities. Certification is based largely on the level of ownership and control exercised by the members of the Tribe or other Indian tribes, as the case may be, over the entity bidding on a contract. A number of contracts for Project Sunburst were awarded to companies controlled by Tribal members under the TERO provision described above.

As of September 30, 2003, approximately 120 employees of the Authority were members of the Tribe.

The Authority engages McFarland Johnson, Inc. for surveying, civil engineering and professional design services. Roland Harris, a current member and a former Chairman of the Management Board and the Tribal Council, was a consultant for this firm pursuant to a consulting agreement which expired in May 2001. For the fiscal years ended September 30, 2003, 2002 and 2001, the Authority incurred $83,000, $372,000 and $175,000, respectively, for such services provided by McFarland Johnson. McFarland Johnson formerly conducted business as Harris and Clark, Inc. The Authority believes that the terms of this engagement are comparable to those that would pertain to an arms length engagement with an unaffiliated firm.

The Authority leases the land on which Mohegan Sun is located from the Tribe pursuant to a long-term lease. The Authority is required to pay to the Tribe a nominal rental under the lease (see Note 12). The lease has an initial term of 25 years and it is renewable for an additional 25-year term upon expiration.

NOTE 11—EMPLOYEE BENEFIT PLANS:

The Authority maintains a retirement savings plan for its employees under Section 401(k) of the Internal Revenue Code (“401(k) Plan”). The plan allows employees of the Authority to defer up to the lesser of the maximum amount prescribed by the Internal Revenue Code or 15% of their income on a pre-tax basis, through contributions to the 401(k) Plan. The Authority matches 100% of the eligible employees’ contributions up to a maximum of 3% of their eligible compensation. The Authority recorded matching contributions, net of forfeitures, of approximately $3.6 million, $3.7 million and $2.7 million to this plan for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

The Authority, together with the Tribe, maintains a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) for certain key employees. This plan allows participants to defer up to 100% of

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

their pre-tax income to the plan. For the fiscal years ended September 30, 2003, 2002 and 2001, employee contributions, net of withdrawals, and changes in fair value of investments totaled $921,000, $658,000 and $657,000, respectively.

The Authority sponsors a retirement plan (the “Retirement Plan”) for all employees under the provisions of Section 401(a) of the Internal Revenue Code. The Retirement Plan was effective July 2, 2001. Contributions to the Retirement Plan by the Authority are discretionary. Since, inception of the plan, contributions have been allocated to eligible employee accounts based on a rate of $0.30 per qualified hour worked. Employees become eligible after 90 days of employment and become fully vested after seven years of credited service. For the fiscal years ended September 30, 2003, 2002 and 2001, the Authority has contributed $4.5 million, $3.9 million and $986,000, net of forfeitures, to the Retirement Plan, respectively.

NOTE 12—COMMITMENTS AND CONTINGENCIES:

The Mohegan Compact

In May 1994, the Tribe and the State of Connecticut entered into a Memorandum of Understanding (“MOU”) which sets forth certain matters regarding implementation of the Mohegan Compact. The MOU stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut (“Slot Win Contribution”). The Slot Win Contribution payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines or other commercial casino table games within Connecticut, except those consented to by the Tribe and the Mashantucket Pequot Tribe. For each 12-month period commencing July 1, 1995, the Slot Win Contribution shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80.0 million.

The Authority reflected expenses associated with the Slot Win Contribution totaling $194.3 million, $179.6 million and $144.6 million, respectively, for the fiscal years ended September 30, 2003, 2002 and 2001. As of September 30, 2003, outstanding Slot Win Contribution payments to the State of Connecticut totaled $16.0 million.

Priority Distribution Agreement

On August 1, 2001, the Authority and the Tribe entered into an agreement (the “Priority Distribution Agreement”), which obligates the Authority to make monthly payments to the Tribe to the extent of the Authority’s net cash flow, as defined in the Priority Distribution Agreement. The Priority Distribution Agreement, which has a perpetual term, also clarifies and records the terms pursuant to which the Authority made such payments to the Tribe prior to the effective date of the Priority Distribution Agreement. The Priority Distribution Agreement limits the maximum aggregate payments by the Authority to the Tribe in each calendar year to $14.0 million, as adjusted annually in accordance with the formula specified in the Priority Distribution Agreement to reflect the effects of inflation. However, payments pursuant to the Priority Distribution Agreement do not reduce the Authority’s obligations to make payments to reimburse the Tribe for governmental services provided by the Tribe or any payments under any other agreements with the Tribe. The monthly payments under the Priority Distribution Agreement are limited obligations of the Authority payable only to the extent of its net cash flow and are not secured by a lien or encumbrance on any assets or property of the Authority. The Authority’s consolidated financial statements reflect payments associated with the Priority Distribution Agreement of $15.1 million for fiscal years ended September 30, 2003 and 2002 and $14.0 million for the fiscal year ended September 30, 2001.

Agreement with the Town of Montville

On June 16, 1994, the Tribe and the Town of Montville (the “Town”) entered into an agreement whereby the Tribe agreed to pay to the Town an annual payment of $500,000 to minimize the impact on the Town

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

resulting from the decreased tax revenues on reservation land held in trust. Additionally, the Tribe agreed to make a one-time payment of $3.0 million towards infrastructure improvements to the Town’s water system. The Tribe assigned its rights and obligations in the agreement with the Town of Montville to the Authority. As of September 30, 2002, the Authority fulfilled the obligation to make a one-time payment of $3.0 million for improvements to the municipal water system, which has been included in other assets in the accompanying consolidated balance sheets and is being amortized over 40 years.

Land Lease from the Tribe to the Authority

The land upon which Mohegan Sun is situated is held in trust for the Tribe by the United States. The Tribe and the Authority have entered into a land lease under which the Tribe leases to the Authority the property and all buildings, improvements and related facilities constructed or installed on the property. The lease was approved by the Secretary of the Interior on September 29, 1995. Summarized below are several key provisions of this lease.

Term

The term of the lease is 25 years with an option, exercisable by the Authority, to extend the term for one additional 25-year period. Upon the termination of the lease, the Authority will be required to surrender to the Tribe possession of the property and improvements, excluding any equipment, furniture, trade fixtures or other personal property.

Rent and Other Operating Expenses

The Authority is required to pay to the Tribe a nominal annual rental fee. For any period when the Tribe or another agency or instrumentality of the Tribe is not the tenant under the lease, the rent will be 8% of the tenant’s gross revenues from the premises. The Authority is responsible for the payment of all costs of owning, operating, constructing, maintaining, repairing, replacing and insuring the leased property.

Use of Leased Property

The Authority may use the leased property and improvements solely for the construction and operation of Mohegan Sun, unless prior approval is obtained from the Tribe for any proposed alternative use. Similarly, no construction or alteration of any building or improvement located on the leased property by the Authority may be made unless complete and final plans and specifications have been approved by the Tribe. Following foreclosure of any mortgage on the Authority’s interest under the lease or any transfer of such interest to the holder of such mortgage in lieu of foreclosure, the leased property and improvements may be used for any lawful purpose, subject only to applicable codes and governmental regulations; provided, however, that a non-Indian holder of the leased property may in no event conduct gaming operations on the property.

Permitted Mortgages and Rights of Permitted Mortgages

The Authority may not mortgage, pledge or otherwise encumber its leasehold estate in the leased property except to a holder of a permitted mortgage. Under the lease, a “permitted mortgage” includes the leasehold mortgage securing the Authority’s obligations under the Bank Credit Facility granted by the Authority that provides, among other things, that (1) the Tribe will have the right to notice of, and to cure, any default of the Authority, (2) the Tribe will have the right to prior notice of an intention by the holder to foreclose on the permitted mortgage and the right to purchase the mortgage in lieu of any foreclosure, and (3) the permitted mortgage is subject and subordinated to any and all access and utility easements granted by the Tribe under the lease.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As provided in the lease, each holder of a permitted mortgage has the right to notice of any default of the Authority under the lease and the opportunity to cure such default within any applicable cure period.

Default Remedies

The Authority will be in default under the lease if, subject to the notice provisions, it fails to make lease payments or to comply with its covenants under the lease or if it pledges, encumbers or conveys its interest in the lease in violation of the terms of the lease. Following a default, the Tribe may, with approval from the Secretary of the Interior, terminate the lease unless a permitted mortgage remains outstanding with respect to the leased property. In that case, the Tribe may not (1) terminate the lease or the Authority’s right to possession of the leased property, (2) exercise any right of re-entry, (3) take possession of and/or relet the leased property or any portion thereof, or (4) enforce any other right or remedy which may materially and adversely affect the rights of the holder of the permitted mortgage, unless the default triggering such rights was a monetary default which such holder failed to cure after notice.

Radio Station Guarantee

In June 2001, the Authority entered into an agreement with AAA Entertainment, LLC (“AAA”) to operate the radio station WMOS on the premises of Mohegan Sun. The Authority consented to the assignment of this agreement, including all terms and conditions of the agreement, to Citadel Broadcasting Company (“Citadel”) in April 2003. The term of the agreement shall expire on the earliest of (a) the closing of or the acquisition of the station by the Authority at any time for any reason, or (b) if the Federal Communications Commission revokes or refuses to renew the license of the station or the license is otherwise cancelled for any reason or (c) three years after the commencement date. Either party may, upon notice to the other given not less than 120 days prior to the expiration of the initial term, extend the agreement for up to two additional one-year terms. In the event WMOS’s annual net revenue is less than $600,000, the Authority agrees to reimburse Citadel $600,000 less the actual net revenue. Citadel will retain 100% of WMOS’s annual net revenues between $600,000 and $750,000, and the Authority will share one-half of annual net revenues that exceed $750,000. Amounts to be reimbursed are assessed monthly, but payments are calculated on a cumulative annual basis. The maximum potential future payments (undiscounted) the Authority could be required to make under the initial term of the agreement is $400,000. If both additional one-year renewal options were exercised, the maximum potential future payments (undiscounted) the Authority could be required to make under the renewal options is $1.4 million, which includes a 9% increase during each of the one-year renewal periods. Payments to either Citadel or AAA under this agreement totaled $166,000 and $104,000 for the fiscal years ended September 30, 2003 and 2002, respectively.

ACLS of New England, Inc.

In October 2002, the Authority entered into a 10-year laundry services agreement with ACLS of New England, Inc. (“ACLS”). The Authority has an option to renew the agreement for one additional 10-year term. Under the laundry services agreement, the Authority will pay an agreed upon rate for laundry services, adjusted annually for the Consumer Price Index and unusual increases in energy costs. Additionally, the Authority has made a $500,000 loan to ACLS to develop the laundry service facility. Pursuant to the terms of the loan, interest may accrue based on the exercise of the renewal options or other certain circumstances. In the event that circumstances occur where interest will be accrued, interest shall accrue commencing from the date of the advance at an annual rate of five percent.

The Authority also entered into a co-investment agreement with the Mashantucket Pequot Tribal Nation (“MPTN”) and ACLS. Under the terms of the co-investment agreement, the Authority and MPTN are guarantors of a term loan entered into between ACLS and Citizens Bank of Connecticut. The term of the co-investment

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement is for ten years and, in the event of default by ACLS, the maximum potential future payments (undiscounted) the Authority could be required to make is approximately $6.4 million.

Litigation

The Authority is a defendant in certain litigation incurred in the normal course of business. In the opinion of management, based on the advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Authority’s financial position, results of operations or cash flows.

NOTE 13—TCA AGREEMENTS:

Relinquishment Agreement

In February 1998, the Authority and TCA entered into an agreement (the “Relinquishment Agreement”). Effective January 1, 2000 (the “Relinquishment Date”), the Relinquishment Agreement superseded a then existing management agreement with TCA. The Relinquishment Agreement provides, among other things, that the Authority will make certain payments to TCA out of, and determined as a percentage of, Revenues (as defined in the Relinquishment Agreement) generated by Mohegan Sun over a 15-year period commencing on the Relinquishment Date. The payments (“Senior Relinquishment Payments” and “Junior Relinquishment Payments”) have separate schedules and priority. Senior Relinquishment Payments commenced on April 25, 2000, twenty-five days following the end of the first three-month period following the Relinquishment Date and continue at the end of each three-month period thereafter until January 25, 2015. Junior Relinquishment Payments commenced on July 25, 2000, twenty-five days following the end of the first six-month period following the Relinquishment Date and continue at the end of each six-month period thereafter until January 25, 2015. Each Senior Relinquishment Payment and Junior Relinquishment Payment is an amount equal to 2.5% of the Revenues generated by Mohegan Sun over the immediately preceding three-month or six-month payment period, as the case may be. “Revenues” are defined in the Relinquishment Agreement as gross gaming revenues (other than Class II gaming revenue) and all other facility revenues (including, without limitation, hotel revenues, room service, food and beverage sales, ticket revenues, fees or receipts from convention/events center and all rental or other receipts from lessees and concessionaires but not the gross receipts of such lessees, licenses and concessionaires).

In the event of any bankruptcy, liquidation or reorganization or similar proceeding relating to the Authority or the Tribe, the Relinquishment Agreement provides that each of the Senior and Junior Relinquishment Payments are subordinated in right to payment of senior secured obligations, which includes the New Bank Credit Facility and capital lease obligations, and that the Junior Relinquishment Payments are further subordinated to payment of all other senior obligations, including the Authority’s Senior Notes. The Relinquishment Agreement also provides that all relinquishment payments are subordinated in right of payment to the minimum priority distribution payments, which are monthly payments required to be made by the Authority to the Tribe, to the extent then due. The Authority, in accordance with SFAS 5, “Accounting for Contingencies,” has recorded a relinquishment liability of the estimated present value of its obligations under the Relinquishment Agreement (see Note 3).

A relinquishment liability of $549.1 million was established at September 30, 1998 based on the present value of the estimated future Mohegan Sun revenues utilizing the Authority’s risk-free investment rate. At September 30, 2003, the carrying amount of the relinquishment liability was $505.6 million as compared to $557.6 million at September 30, 2002. The decrease during the fiscal year ended September 30, 2003 is due to $62.9 million in relinquishment payments, offset by $33.6 million for the accretion of discount to the relinquishment liability and $22.7 million for a relinquishment liability reassessment adjustment. Of the $62.9

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million in relinquishment payments, $28.6 million represents payment of principal and $34.3 million represents payment of the accretion of discount to the relinquishment liability. During the fiscal year ended September 30, 2002, the Authority paid $51.1 million in relinquishment payments, consisting of $14.9 million in principal amounts and $36.2 million for the payment of the accretion of discount to the relinquishment liability. During the fiscal year ended September 30, 2001, the Authority paid $42.3 million in relinquishment payments, consisting of $9.7 million in principal amounts and $32.6 million for the payment of the accretion of discount to the relinquishment liability. The accretion of the relinquishment liability discount resulted from the impact of the discount for the time value of money. The relinquishment liability reassessment adjustment of $22.7 million, $19.6 million and $74.4 million for the fiscal years ended September 30, 2003, 2002 and 2001, respectively, resulted from revised revenue projections as of the end of the current year compared to estimates of revenue projections as of the end of the prior year on the determination of the relinquishment liability. In fiscal years 2003, 2002 and 2001, the Authority reviewed current revenue forecasts and reduced revenue projections for the period in which the Relinquishment Agreement applies, due to uncertainties involving economic market conditions that have affected our revenues and future competition from potential additional Native American and commercial casinos in the northeastern gaming market. At September 30, 2003 and September 30, 2002, relinquishment payments earned but unpaid were $17.3 million and $16.3 million, respectively.

Development Agreement

On February 7, 1998, the Authority and TCA entered into a development services agreement (the “Development Agreement”). Under the Development Agreement, TCA is responsible for the administration and supervision of the construction manager and the entire construction process of Project Sunburst. TCA is acting as the Authority’s representative in connection with construction contracts that are approved by the Authority. Specifically, TCA is responsible for overseeing all persons performing work on the expansion site, inspecting the progress of construction, determining completion dates and reviewing contractor payment requests submitted to the Authority.

Payment of the Development Fee

Under the Development Agreement, the Authority is required to pay to TCA a development fee of $14.0 million. Pursuant to the payment schedule described in the Development Agreement, on January 15, 2000, the Authority began paying the development fee to TCA on a quarterly basis, based upon the estimated percentage of completion of Project Sunburst. As of September 30, 2003, the Authority had incurred $14.0 million related to the TCA development fee, of which $13.9 million has been paid. All amounts incurred have been included in property and equipment, net in the accompanying consolidated balance sheets.

Termination and Disputes

The Development Agreement terminates upon the earlier of (a) completion of Project Sunburst or (b) February 7, 2008. In addition, each party has the right to terminate the Development Agreement if there is a material default or failure to perform a material duty or obligation by the other party. The parties must submit disputes arising under the Development Agreement to arbitration and have agreed that punitive damages may not be awarded to either party by an arbitrator. The Authority has also waived its sovereign immunity for the purpose of permitting, compelling or enforcing arbitration and has agreed to be sued by TCA in any court of competent jurisdiction for the purposes of compelling arbitration or enforcing any arbitration or judicial award arising out of the Development Agreement.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—INVESTMENT IN WNBA FRANCHISE:

On January 27, 2003, the Authority created a wholly owned subsidiary, MBC, for the purpose of acquiring a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. On January 28, 2003, the Authority and MBC entered into the Membership Agreement with WNBA, LLC. The Membership Agreement set forth the terms and conditions pursuant to which MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. The Authority guaranteed the obligations of MBC under the Membership Agreement. MBC is a full and unconditional guarantor of the Authority’s outstanding indebtedness under the New Bank Credit Facility and senior and senior subordinated notes. Refer to Note 15 for condensed consolidating financial information of the Authority and MBC.

In consideration for this acquisition, MBC paid $2.0 million (with funds advanced from the Authority) and issued the WNBA Note for $8.0 million that accrues interest at an annual rate equal to three-month LIBOR plus 1.5%. The Authority guaranteed the obligations of MBC under the WNBA Note. Pursuant to the WNBA Note, principal payments of $1.0 million, subject to adjustment for certain revenue thresholds, are required to be paid on each anniversary of the WNBA Note. Interest payments are also due on each anniversary date. As of September 30, 2003, accrued interest on the WNBA Note was $150,000.

MBC recorded an aggregate investment of $10.3 million for the acquisition, of which $10.0 million represents the purchase price and $259,000 pertains to capitalized purchase costs. As part of the acquisition, an independent valuation firm estimated the fair value of the player roster at approximately $4.8 million, and the remaining $5.5 million was recorded as franchise value. The player roster value is being amortized over seven years. As of September 30, 2003, accumulated amortization on the player roster value was $454,000. The franchise value is being amortized over thirty years. As of September 30, 2003, accumulated amortization on the franchise value was $122,000. For the year ended September 30, 2003, amortization expense associated with these intangible assets totaled $576,000.

In connection with MBC’s purchase of a membership in the WNBA, MBC has an approximately 3.6% ownership position in WNBA, LLC, which is being accounted for under the cost method. Under the Limited Liability Company Agreement of WNBA, LLC, if at any time WNBA, LLC’s board of governors determines that additional funds are necessary or desirable for the WNBA, LLC’s or any league entity’s general business, the board of governors may require additional cash capital contributions. In that circumstance, each member of the league shall be obligated to contribute to WNBA, LLC an amount of cash equal to that member’s proportionate share of ownership. Pursuant to the WNBA Note, the principal payment due on the WNBA Note after any such contribution made by MBC will be reduced by the contribution amount. Through September 30, 2003, there were no cash capital contributions required by WNBA, LLC.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL STATEMENT INFORMATION:

The Authority’s outstanding public debt, comprised of its senior and certain of its senior subordinated notes, is fully and unconditionally guaranteed by MBC. Separate financial statements and other disclosures concerning MBC are not presented below because the Authority believes that they are not material to investors. Financial statement information for fiscal year 2002 is also not presented below due to the formation of MBC in January 2003. Condensed consolidating financial statement information for the Authority and MBC, relating to fiscal year September 30, 2003, is as follows (in thousands):

CONDENSED CONSOLIDATING BALANCE SHEET

	As of September 30, 2003
	Authority	MBC	Consolidating Adjustments	Consolidated Total
ASSETS
Property and equipment, net	$1,386,130	$208	$—	$1,386,338
Other assets, net	265,199	10,492	(3,518)	272,173

Total assets	$1,651,329	$10,700	$(3,518)	$1,658,511

LIABILITIES AND CAPITAL
Other current liabilities	$219,500	$5,518	$(3,518)	$221,500
Long-term debt, net of current portion	1,094,649	7,000	—	1,101,649
Relinquishment liability, net of current portion	419,699	—	—	419,699
Other long-term liabilities	14,558	—	—	14,558
Investment in subsidiary	1,818	—	(1,818)	—

Total liabilities	1,750,224	12,518	(5,336)	1,757,406
Total capital	(98,895)	(1,818)	1,818	(98,895)

Total liabilities and capital	$1,651,329	$10,700	$(3,518)	$1,658,511

CONDENSED CONSOLIDATING STATEMENT OF INCOME

	For the Fiscal Year Ended September 30, 2003
	Authority	MBC(1)	Consolidating Adjustments	Consolidated Total
Net revenues	$1,186,043	$3,252	$(493)	$1,188,802
Operating costs and expenses:
Gaming and other operations	706,379	2,821	(493)	708,707
Advertising, general and administrative	167,843	1,506	—	169,349
Depreciation and amortization	91,528	595	—	92,123
Relinquishment liability reassessment	(22,710)	—	—	(22,710)

Total operating costs and expenses	943,040	4,922	(493)	947,469

Income (loss) from operations	243,003	(1,670)	—	241,333
Accretion of discount to the relinquishment liability	(33,592)	—	—	(33,592)
Loss on early extinguishment of debt	(27,396)	—	—	(27,396)
Interest expense, net	(83,342)	(150)	—	(83,492)
Equity interest	(1,818)	—	1,818	—
Other income (expense), net	(1,170)	2	—	(1,168)

Net income (loss)	$95,685	$(1,818)	$1,818	$95,685

(1)	Period from date of inception (January 27, 2003) to September 30, 2003.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	For the Fiscal Year Ended September 30, 2003
	Authority	MBC(1)	Consolidating Adjustments	Consolidated Total
Net cash flows provided by operating activities	$192,425	$3,059	$—	$195,484

Net cash flows used in investing activities	(56,803)	(2,485)	—	(59,288)

Old Bank Credit Facility repayments	(286,000)	—	—	(286,000)
New Bank Credit Facility borrowings—revolving loan	206,000	—	—	206,000
Proceeds from issuance of long-term debt	330,000	—	—	330,000
Payments on long-term debt	(294,759)	—	—	(294,759)
Other cash flows provided by financing activities	(103,190)	—	—	(103,190)

Net cash flows used in financing activities	(147,949)	—	—	(147,949)

Net increase (decrease) in cash and cash equivalents	(12,327)	574	—	(11,753)
Cash and cash equivalents at beginning of period	85,017	—	—	85,017

Cash and cash equivalents at end of period	$72,690	$574	$—	$73,264

(1)	Period from date of inception (January 27, 2003) to September 30, 2003.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management Board of

Mohegan Tribal Gaming Authority:

We have reviewed the accompanying condensed consolidated balance sheet of Mohegan Tribal Gaming Authority and its subsidiary (“the Authority”) as of June 30, 2004, and the related condensed consolidated statements of income and of changes in capital for each of the three-month and nine-month periods ended June 30, 2004 and 2003 and the condensed consolidated statements of cash flows for the nine-month periods ended June 30, 2004 and 2003. These interim financial statements are the responsibility of the Authority’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of September 30, 2003, and the related consolidated statements of income, of changes in capital and of cash flows for the year then ended and in our report dated November 13, 2003 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/    PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut

July 21, 2004

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

MOHEGAN TRIBAL GAMING AUTHORITY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$76,644	$73,264
Receivables, net	11,578	13,434
Due from Tribe	923	2,453
Inventories	14,861	13,822
Other current assets.	10,399	15,379

Total current assets	114,405	118,352

Non-current assets:
Property and equipment, net	1,341,264	1,386,338
Trademark and other intangible assets, net	127,721	129,375
Other assets, net	20,002	24,446

Total assets	$1,603,392	$1,658,511

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$1,000	$1,000
Current portion of relinquishment liability	93,129	85,865
Trade payables	22,117	25,670
Accrued interest payable	29,196	22,323
Other current liabilities	87,097	86,642

Total current liabilities	232,539	221,500

Non-current liabilities:
Long-term debt, net of current portion	1,031,748	1,101,649
Relinquishment liability, net of current portion	392,663	419,699
Other long-term liabilities	108	14,558

Total liabilities	1,657,058	1,757,406

Commitments and contingencies (Note 5)

Capital:
Retained deficit	(53,666)	(98,592)
Accumulated other comprehensive loss	—	(303)

Total capital	(53,666)	(98,895)

Total liabilities and capital	$1,603,392	$1,658,511

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended June 30, 2004	For the Quarter Ended June 30, 2003	For the Nine Months Ended June 30, 2004	For the Nine Months Ended June 30, 2003
Revenues:
Gaming	$280,274	$270,864	$828,234	$776,354
Food and beverage	22,267	21,634	66,213	63,116
Hotel	12,970	13,221	38,208	37,265
Retail, entertainment and other	24,062	19,008	69,830	56,297

Gross revenues	339,573	324,727	1,002,485	933,032
Less-Promotional allowances	(28,621)	(26,571)	(82,870)	(78,703)

Net revenues	310,952	298,156	919,615	854,329

Operating costs and expenses:
Gaming	156,214	150,108	463,823	439,126
Food and beverage	10,413	8,849	30,934	27,452
Hotel	3,522	3,542	10,852	9,566
Retail, entertainment and other	8,339	8,526	30,312	25,674
Advertising, general and administrative	46,555	45,956	133,974	128,644
Corporate development	127	—	1,332	—
Depreciation and amortization	24,301	22,974	71,302	68,883

Total operating costs and expenses	249,471	239,955	742,529	699,345

Income from operations	61,481	58,201	177,086	154,984

Other income (expense):
Accretion of discount to the relinquishment liability	(7,485)	(8,398)	(22,455)	(25,194)
Interest income	23	61	174	213
Interest expense	(20,407)	(20,961)	(60,076)	(63,812)
Loss on early extinguishment of debt	—	—	(248)	—
Write-off of debt issuance costs	—	—	—	(403)
Other expense, net	(797)	(598)	(845)	(688)

Total other expense	(28,666)	(29,896)	(83,450)	(89,884)

Net income	$32,815	$28,305	$93,636	$65,100

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

(in thousands)

(unaudited)

	For the Quarter Ended June 30, 2004		For the Quarter Ended June 30, 2003
	Capital	Comprehensive Income	Capital	Comprehensive Income
Retained deficit at April 1	$(70,175)		$(119,982)
Net income	32,815	$32,815	28,305	$28,305

Distributions to Tribe	(16,306)		(15,780)

Retained deficit at June 30	(53,666)		(107,457)

Accumulated other comprehensive loss at April 1	—	—	(697)
Reclassification of derivative instrument losses to earnings.				197

Other comprehensive income	—	—	197	197

Comprehensive income		$32,815		$28,502

Accumulated other comprehensive loss at June 30.	—		(500)

Total capital ending balance at June 30	$(53,666)		$(107,957)

	For the Nine Months Ended June 30, 2004		For the Nine Months Ended June 30, 2003
	Capital	Comprehensive Income	Capital	Comprehensive Income
Retained deficit at October 1	$(98,592)		$(134,277)
Net income	93,636	$93,636	65,100	$65,100

Distributions to Tribe	(48,710)		(38,280)

Retained deficit at June 30	(53,666)		(107,457)

Accumulated other comprehensive loss at October 1	(303)		(1,090)
Reclassification of derivative instrument losses to earnings.		303		590

Other comprehensive income	303	303	590	590

Comprehensive income		$93,939		$65,690

Accumulated other comprehensive loss at June 30.	—		(500)

Total capital ending balance at June 30	$(53,666)		$(107,957)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Nine Months Ended June 30, 2004	For the Nine Months Ended June 30, 2003
Cash flows provided by (used in) operating activities:
Net income	$93,636	$65,100
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	71,302	68,883
Accretion of discount to the relinquishment liability	22,455	25,194
Cash paid for accretion of discount to the relinquishment liability	(19,625)	(21,680)
Loss on early extinguishment of debt	248	—
Payment of tender offer costs	(229)	—
Change in fair value of derivative instruments	—	(2,994)
Loss on disposition of assets	845	693
Provision for losses on receivables	489	791
Amortization of debt issuance costs	4,854	4,847
Write-off of debt issuance costs	—	403
Amortization of net deferred gain on settlement of derivative instruments	(276)	(541)
Reclassification of derivative instrument losses to earnings	303	590
Changes in operating assets and liabilities:
(Increase) decrease in receivables	2,905	(1,143)
(Increase) decrease in inventories	(1,039)	686
Increase in other assets	(358)	(19,741)
Increase (decrease) in trade payables	(3,553)	7,215
Increase in other current liabilities	8,119	18,178

Net cash flows provided by operating activities	180,076	146,481

Cash flows provided by (used in) investing activities:
Purchases of property and equipment, net of change in construction payables of $(741) and $(27,621), respectively	(26,187)	(49,959)
Investment in WNBA franchise	—	(2,259)
Proceeds from asset sales	82	1,037
Issuance of third-party loans	(654)	(500)
Payments received on third-party loans	147	84

Net cash flows used in investing activities	(26,612)	(51,597)

Cash flows provided by (used in) financing activities:
Prior bank credit facility borrowings	—	35,000
Prior bank credit facility repayments	—	(286,000)
Bank Credit Facility borrowings—revolving loan	62,000	176,000
Bank Credit Facility repayments—revolving loan	(121,000)	(80,000)
Bank Credit Facility borrowings—term loan	—	100,000
Bank Credit Facility repayments—term loan	(8,334)	—
Line of credit borrowings	99,000	50,000
Line of credit repayments	(99,000)	(50,000)
Payments on long-term debt	(6,241)	—
Principal portion of relinquishment liability payments	(22,602)	(17,595)
Distributions to Tribe	(48,710)	(38,280)
Capitalized debt issuance costs	(39)	(4,071)
Net proceeds (payment) from settlement of derivative instruments	(5,147)	1,072
Decrease in other long-term liabilities	(11)	(59)

Net cash flows used in financing activities	(150,084)	(113,933)

Net increase (decrease) in cash and cash equivalents	3,380	(19,049)
Cash and cash equivalents at beginning of period	73,264	85,017

Cash and cash equivalents at end of period	$76,644	$65,968

Supplemental disclosures:
Cash paid during the period for interest	$46,242	$49,712

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION:

The Mohegan Tribe of Indians of Connecticut (the “Tribe”) established the Mohegan Tribal Gaming Authority (the “Authority”) in July 1995 with the exclusive power to conduct and regulate gaming activities for the Tribe on Tribal lands and the non-exclusive jurisdiction to conduct such activities elsewhere. The Tribe is a federally recognized Indian tribe with an approximately 405-acre reservation located in southeastern Connecticut. Under the Indian Gaming Regulatory Act of 1988, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact (the “Mohegan Compact”), which has been approved by the United States Secretary of the Interior. The Authority is primarily engaged in the ownership, operation and development of gaming facilities. On October 12, 1996, the Authority opened a casino known as the Mohegan Sun Casino (“Mohegan Sun”). The Authority is governed by a nine-member Management Board, consisting of the same nine members as those of the Mohegan Tribal Council (the governing body of the Tribe). Any change in the composition of the Tribal Council results in a corresponding change in the Authority’s Management Board.

The Authority has a wholly owned subsidiary, the Mohegan Basketball Club LLC (“MBC”), which owns and operates a professional basketball team in the Women’s National Basketball Association (“WNBA”), the Connecticut Sun. MBC owns approximately 3.9% of the membership interests in WNBA, LLC.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In accordance with Rule 10-01, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair statement of the results for the interim period have been included. Operating results for the quarter and nine months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2004.

The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended September 30, 2003. In addition, certain amounts in the 2003 condensed consolidated financial statements have been reclassified to conform to the 2004 presentation.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Authority and its wholly owned subsidiary, MBC. In consolidation, all intercompany balances and transactions have been eliminated.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 provides an

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” regarding the consolidation of variable interest entities and the corresponding improvement in the financial reporting by enterprises involved with these entities. In December 2003, the FASB deferred the latest date by which FIN 46 must be applied by the Authority for variable interest entities acquired prior to January 31, 2003, to the first annual reporting period beginning after December 15, 2004. FIN 46 is currently effective for all variable interest entities created or acquired after January 31, 2003, of which the Authority has none. The Authority does not believe the adoption of this standard for variable interest entities acquired prior to January 31, 2003 will affect the Authority’s financial position, results of operations or cash flows.

NOTE 3—FINANCING FACILITIES:

Financing facilities, as described below, consist of the following (in thousands):

	June 30, 2004	September 30, 2003
Bank Credit Facility	$98,666	$166,000
8 1/8% Senior Notes	200,000	200,000
1999 8 3/4% Senior Subordinated Notes.	—	5,241
2001 8 3/8% Senior Subordinated Notes	150,000	150,000
2002 8% Senior Subordinated Notes	250,000	250,000
2003 6 3/8% Senior Subordinated Notes	330,000	330,000
WNBA Promissory Note	7,000	8,000

Subtotal	1,035,666	1,109,241
Deferred gain (loss) on derivative instruments sold.	(2,918)	2,504
Fair market value of derivative instruments held	—	(9,096)

Total debt	$1,032,748	$1,102,649

Bank Credit Facility

The Authority has a loan agreement for up to $391.0 million from a syndicate of financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent (the “Bank Credit Facility”). The Bank Credit Facility is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may seek to increase the size of the Bank Credit Facility, so long as, among other things, the aggregate principal amount available for borrowing is not in excess of $500.0 million. The maximum aggregate principal amount of $500.0 million available for borrowing includes amounts available under letters of credit. As of June 30, 2004, amounts available under outstanding letters of credit totaled $350,000, of which no amount was drawn (refer to “Letters of Credit” below). Pursuant to the terms of the Bank Credit Facility, the term loan shall reduce by one-twelfth of the initial principal balance, or $8.3 million, beginning on June 30, 2005 and continuing each quarter thereafter. The revolving loan has no mandatory amortization provisions and is payable in full on March 31, 2008. Also, pursuant to the terms of the Bank Credit Facility, the term loan shall reduce automatically and permanently on the date and by the amount of any voluntary prepayment of the term loan. In June 2004, the Authority made a prepayment of $8.3 million on the term loan, which effectively reduced the term loan commitment from $100.0 million to $91.7 million. The Authority had $283.7 million available for borrowing under the Bank Credit Facility as of June 30, 2004. Refer to Note 8 for discussion regarding a subsequent reduction in the amount available for borrowing associated with a tender offer transaction August 2004.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The Bank Credit Facility is collateralized by a lien on substantially all of the Authority’s assets and a leasehold mortgage on the land and improvements which comprise Mohegan Sun. In addition, the Authority’s obligations under the Bank Credit Facility are guaranteed by MBC. Refer to Note 7 for condensed consolidating financial information of the Authority and MBC. The Bank Credit Facility subjects the Authority to a number of restrictive covenants, including financial covenants. These financial covenants relate to, among other things, the Authority’s permitted total debt and senior debt leverage ratios, its minimum fixed charge coverage ratio and its maximum capital expenditures. The Bank Credit Facility includes non-financial covenants by the Tribe and the Authority of the type customarily found in loan agreements for similar transactions including requirements that:

•	the Tribe preserve its existence as a federally recognized Indian tribe;

•	the Tribe cause the Authority to continually operate Mohegan Sun in compliance with all applicable laws; and

•	except under specific conditions, limit the Authority from selling or disposing of its assets, limit the incurrence by the Authority of other debt or contingent obligations and limit the Authority’s ability to extend credit, make investments or commingle its assets with assets of the Tribe.

As of June 30, 2004, the Authority and the Tribe were in compliance with all of their respective covenant requirements in the Bank Credit Facility.

At the Authority’s option, each advance of loan proceeds accrues interest on the basis of a base rate or on the basis of a one-month, two-month, three-month, six-month or twelve-month London Inter-Bank Offered Rate (“LIBOR”), plus in either case, the applicable spread at the time each loan is made. The Authority also pays commitment fees for the unused portion of the $291.0 million revolving loan on a quarterly basis equal to the applicable spread for commitment fees times the average daily unused commitment for that calendar quarter. Applicable spreads are based on the Authority’s Total Leverage Ratio, as defined in the Bank Credit Facility. The applicable spread for base rate advances will be between 0.50% and 1.25%, and the applicable spread for LIBOR rate advances will be between 1.75% and 2.50%. The applicable spread for commitment fees will be between 0.375% and 0.50%. The base rate is the higher of Bank of America’s announced prime rate or the federal funds rate plus 0.50%. Interest on LIBOR loans is payable at the end of each applicable interest period or quarterly in arrears, if earlier. Interest on base rate advances will be payable quarterly in arrears. As of June 30, 2004, the Authority had no base rate loans. All outstanding advances as of June 30, 2004 are based on one-month LIBOR plus the applicable spread. As of June 30, 2004, one-month LIBOR was 1.37% and the applicable spread was 2.25%. The applicable spread for commitment fees was 0.50% as of June 30, 2004. Accrued interest, including commitment fees, on the Bank Credit Facility was $10,000 and $64,000 at June 30, 2004 and September 30, 2003, respectively.

In July 2004, the Authority received the requisite consent of its lenders for Amendment No. 2 to the Bank Credit Facility. The amendment, among other things, permitted the Authority to use the proceeds from a notes offering to repurchase its 8 3/8% Senior Subordinated Notes due 2011. Refer to Note 8 for further information. The Amendment also allows the Authority to prepay up to an additional $100.0 million in principal with respect to its other senior subordinated obligations.

8 1/8% Senior Notes

On March 3, 1999, the Authority issued $200.0 million Senior Notes due 2006 with fixed interest payable at a rate of 8 1/8% per annum (the “Senior Notes”). The proceeds from this financing were used to extinguish or defease existing debt, pay transaction costs and fund initial costs related to the major expansion of Mohegan Sun

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

known as Project Sunburst. Interest on the Senior Notes is payable semi-annually on January 1 and July 1. The Senior Notes mature on January 1, 2006. The Senior Notes are uncollateralized general obligations of the Authority and rank pari passu in right of payment with all current and future uncollateralized senior indebtedness of the Authority. Borrowings under the Bank Credit Facility and other capital lease obligations are collateralized by first priority liens on substantially all of the assets of the Authority. As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Authority or the Tribe, the holders of collateralized debt may be paid in full in cash before any payment may be made with respect to the Senior Notes. The Senior Notes rank equally in right of payment with 50% of the Authority’s payment obligations under the Relinquishment Agreement (described in Note 6 below) that are then due and owing, and rank senior to the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing, the 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes and the 2003 Senior Subordinated Notes. MBC is a guarantor of the Senior Notes. Refer to Note 7 for condensed consolidating financial information of the Authority and MBC. As of June 30, 2004 and September 30, 2003, accrued interest on the Senior Notes was $8.1 million and $4.1 million, respectively.

In July 2004, the Authority commenced a cash tender offer to repurchase all of its outstanding Senior Notes. In connection with and as part of the tender offer, which closed in August 2004, the Authority solicited and received necessary consents to amend the indenture governing these notes to eliminate substantially all of the restrictive covenants thereunder. Approximately $14.0 million principal amount of the Senior Notes remain outstanding. For more information regarding the tender offer, refer to Note 8 of these condensed consolidated financial statements.

1999 8 3/4% Senior Subordinated Notes

On March 3, 1999, the Authority issued $300.0 million Senior Subordinated Notes due 2009 with fixed interest payable at a rate of 8 3/4% per annum (the “1999 Senior Subordinated Notes”). The proceeds from this financing were used to extinguish or defease existing debt, pay transaction costs and fund initial costs related to Project Sunburst. Interest on the 1999 Senior Subordinated Notes was payable semi-annually on January 1 and July 1. The 1999 Senior Subordinated Notes were scheduled to mature in January 2009. The first call date for the 1999 Senior Subordinated Notes was in January 2004. The 1999 Senior Subordinated Notes were uncollateralized general obligations of the Authority. At September 30, 2003, accrued interest on the 1999 Senior Subordinated Notes was $115,000.

In July 2003, the Authority completed a cash tender offer and consent solicitation to repurchase all of its outstanding 1999 Senior Subordinated Notes. The aggregate principal amount tendered of the 1999 Senior Subordinated Notes was $294.8 million. In January 2004, the Authority used the remaining proceeds from its July 2003 offering of $330.0 million 6 3/8% Senior Subordinated Notes to redeem its outstanding $5.2 million 1999 Senior Subordinated Notes. These remaining notes were redeemed at a price of 104.375% per $1,000 principal amount redeemed, or $5.5 million in aggregate, including a premium of $229,000 and accrued interest of $19,000. As a result of the repurchase and redemption, no 1999 Senior Subordinated Notes are outstanding.

2001 8 3/8% Senior Subordinated Notes

On July 26, 2001, the Authority issued $150.0 million Senior Subordinated Notes due 2011 with fixed interest payable at a rate of 8 3/8% per annum (the “2001 Senior Subordinated Notes”). The proceeds from this financing were used to pay transaction costs and fund costs related to Project Sunburst. Interest on the 2001 Senior Subordinated Notes is payable semi-annually on January 1 and July 1. The 2001 Senior Subordinated

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Notes mature on July 1, 2011. The first call date for the 2001 Senior Subordinated Notes is July 1, 2006. The 2001 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the Senior Notes and in a liquidation, bankruptcy or similar proceeding 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2001 Senior Subordinated Notes rank equally with the 2002 Senior Subordinated Notes, the 2003 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a guarantor of the 2001 Senior Subordinated Notes. Refer to Note 7 for condensed consolidating financial information of the Authority and MBC. As of June 30, 2004 and September 30, 2003, accrued interest on the 2001 Senior Subordinated Notes was $6.3 million and $3.1 million, respectively.

In July 2004, the Authority commenced a cash tender offer to repurchase all of its outstanding 2001 Senior Subordinated Notes. In connection with and as part of the tender offer, the Authority solicited and received necessary consents to amend the indenture governing these notes to eliminate substantially all of the restrictive covenants thereunder. Approximately $16.3 million principal amount of the 2001 Senior Subordinated Notes remain outstanding. For more information regarding the tender offer, refer to Note 8 of these condensed consolidated financial statements.

2002 8% Senior Subordinated Notes

On February 20, 2002, the Authority issued $250.0 million Senior Subordinated Notes due 2012 with fixed interest payable at a rate of 8.0% per annum (the “2002 Senior Subordinated Notes”). The proceeds from this financing were used to pay transaction costs and fund costs related to Project Sunburst. Interest on the 2002 Senior Subordinated Notes is payable semi-annually on April 1 and October 1. The 2002 Senior Subordinated Notes mature on April 1, 2012. The first call date for the 2002 Senior Subordinated Notes is April 1, 2007. The 2002 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the Senior Notes and, in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2002 Senior Subordinated Notes rank equally with the 2001 Senior Subordinated Notes, the 2003 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a guarantor of the 2002 Senior Subordinated Notes. Refer to Note 7 for condensed consolidating financial information of the Authority and MBC. As of June 30, 2004 and September 30, 2003, accrued interest on the 2002 Senior Subordinated Notes was $5.0 million and $10.0 million, respectively.

2003 6 3/8% Senior Subordinated Notes

On July 9, 2003, the Authority issued $330.0 million Senior Subordinated Notes due 2009 with fixed interest payable at a rate of 6 3/8% per annum (the “2003 Senior Subordinated Notes”). The proceeds from this financing were used to repurchase all of the outstanding 1999 Senior Subordinated Notes and to pay fees and expenses associated with the issuance. Interest on the 2003 Senior Subordinated Notes is payable semi-annually on January 15 and July 15, with the first interest payment paid on January 15, 2004. The 2003 Senior Subordinated Notes mature on July 15, 2009 and are callable at any time. The 2003 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the Senior Notes and, in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2003 Senior Subordinated Notes rank equally with the 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

guarantor of the 2003 Senior Subordinated Notes. Refer to Note 7 for condensed consolidating financial information of the Authority and MBC. In November 2003, the Authority completed an offer to exchange the 2003 Senior Subordinated Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933, as amended, with all outstanding notes being exchanged. As of June 30, 2004 and September 30, 2003, accrued interest on the 2003 Senior Subordinated Notes was $9.7 million and $4.8 million, respectively.

The senior and senior subordinated note indentures contain certain financial and non-financial covenants with which the Authority and the Tribe must comply. The financial covenants include, among other things, limitations on restricted payments and the incurrence of indebtedness, while the non-financial covenants include, among other things, reporting obligations, compliance with laws and regulations and the Authority’s continued existence. As of June 30, 2004, both the Authority and the Tribe were in compliance with all of their respective covenant requirements in the senior and senior subordinated note indentures.

WNBA Promissory Note

The Authority and MBC are parties to a Membership Agreement with WNBA, LLC (the “Membership Agreement”). The Membership Agreement sets forth the terms and conditions pursuant to which MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. The Authority guaranteed the obligations of MBC under the Membership Agreement.

In consideration for this acquisition, MBC paid $2.0 million (with funds advanced from the Authority) and issued a promissory note dated January 28, 2003 to the WNBA (the “WNBA Note”) for $8.0 million that accrues interest at an annual rate equal to three-month LIBOR plus 1.5%. The Authority guaranteed the obligations of MBC under the WNBA Note. Pursuant to the WNBA Note, principal payments of $1.0 million, subject to adjustment for certain revenue thresholds, and interest payments are required to be paid to the WNBA on each anniversary of the WNBA Note. As of June 30, 2004 and September 30, 2003, accrued interest on the WNBA Note was $80,000 and $150,000, respectively. Refer to Note 7 for condensed consolidating financial information of the Authority and MBC.

Line of Credit

On June 22, 2004, the Authority amended its $25.0 million revolving loan agreement with Fleet National Bank (the “Line of Credit”). At the Authority’s option, each advance accrues interest on the basis of the bank’s variable prime rate or on the basis of seven or thirty day LIBOR, plus the applicable spread at the time the advance is made pursuant to the terms of the Line of Credit. Borrowings under the Line of Credit are uncollateralized obligations of the Authority. The Line of Credit expires in March 2006. The Line of Credit subjects the Authority to certain covenants, including a covenant to maintain at least $25.0 million available for borrowing under the Bank Credit Facility. As of June 30, 2004, the Authority was in compliance with all covenant requirements in the Line of Credit. As of June 30, 2004 and September 30, 2003, no amounts were outstanding under the Line of Credit.

Derivative Instruments

The Authority is considered an “end user” of derivative instruments and engages in derivative transactions from time to time for risk management purposes only. There were no derivative instruments held by the Authority as of June 30, 2004.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

On July 10, 2003, the Authority entered into four interest rate swap agreements, each based on six-month LIBOR plus spreads of 297 to 298 basis points and each hedging $82.5 million of the 2003 Senior Subordinated Notes. On July 29, 2003, the Authority entered into two other interest rate swap agreements, each based on six-month LIBOR plus spreads of 363 to 364 basis points and each hedging $35.0 million of the 2001 Senior Subordinated Notes. Under these agreements, the Authority made payments on the variable interest rate provided by the derivative instrument and received payments equal to the fixed interest rate on the debt being hedged. These interest rate swap agreements qualified for hedge accounting in accordance with SFAS 133, as amended, and were designated as fair value hedges. In the quarter ended March 31, 2004, the Authority sold these instruments for an aggregate loss of $5.1 million. The $5.1 million loss was deferred and added to the carrying value of the respective notes being hedged and is being amortized and recorded in interest expense over the remaining term of the respective notes. For the quarter and nine months ended June 30, 2004, the Authority recorded amortization of $239,000 and $322,000, respectively, on the aggregate loss of $5.1 million to interest expense and expects to record approximately $937,000 to interest expense over the next twelve months. The portion of the unamortized loss that relates to the 2001 Senior Subordinated Notes that was tendered and paid in August 2004 will be recognized as a component of loss on early extinguishment of debt.

On February 25, 2003, the Authority entered into two interest rate swap agreements, each based on six-month LIBOR plus spreads of 388 basis points and 387.5 basis points, respectively, and each hedging $75.0 million of the 2001 Senior Subordinated Notes. These interest rate swap agreements qualified for hedge accounting and were designated as fair value hedges. On March 10, 2003, the Authority sold these instruments for a gain of $1.1 million. The $1.1 million gain was deferred and added to the carrying value of the 2001 Senior Subordinated Notes and is being amortized and recorded as a reduction in interest expense over the remaining term of the 2001 Senior Subordinated Notes. For the quarter and nine months ended June 30, 2004, the Authority recorded amortization of $32,000 and $97,000, respectively, as an offset to interest expense and expects to record approximately $24,000 as an offset to interest expense over the next twelve months. The portion of the unamortized gain that relates to the 2001 Senior Subordinated Notes that was tendered and paid in August 2004 will be recognized as an offset to loss on early extinguishment of debt.

In September 2002, the Authority modified an interest rate swap and interest rate collar agreement, which were designated as cash flow hedges. The resulting fair market value liability at the date of modification was reclassified from other comprehensive loss to interest expense over the original terms of the derivative instruments. There was no remaining unamortized amount of the fair market value liability in the quarter ended June 30, 2004. For the nine months ended June 30, 2004, the Authority reclassified the remaining unamortized amounts of the fair market value liability of approximately $303,000 into interest expense.

In August 2002, the Authority entered into three interest rate swap agreements, each based on six-month LIBOR plus a spread of 437 basis points with one instrument hedging $100.0 million of the Senior Notes and two instruments each hedging $50.0 million of the Senior Notes. These interest rate swap agreements qualified for hedge accounting and were designated as fair value hedges. During September 2002, the Authority sold these agreements for a gain of $2.2 million. The $2.2 million gain was deferred and added to the carrying value of the Senior Notes and is being amortized and recorded as a reduction to interest expense over the remaining term of the Senior Notes. For the quarter and nine months ended June 30, 2004, the Authority recorded amortization of $167,000 and $501,000, respectively, as an offset to interest expense and expects to record approximately $99,000 as an offset to interest expense over the next twelve months. The portion of the unamortized gain that relates to the Senior Notes that was tendered and paid in August 2004 will be recognized as an offset to loss on early extinguishment of debt.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The aggregate fair market value change in all of the Authority’s derivative instruments was $3.0 million for the nine months ended June 30, 2003, which has been recorded as an offset to interest expense in the Authority’s condensed consolidated statements of income. There was no change in the aggregate fair market value on the Authority’s derivative instruments recorded as an offset to or as a component of interest expense for the quarter and nine months ended June 30, 2004 as all derivative instruments qualified for hedge accounting. The Authority recorded a reduction to interest expense of $2.6 million for the nine months ended June 30, 2004, related to actual and estimated accrued interest settlements on the Authority’s derivative instruments. There was no interest settlements during the quarter ended June 30, 2004. For the quarter and nine months ended June 30, 2003, the Authority recorded a reduction to interest expense of $0.5 million and $2.0 million, respectively, related to interest settlements.

Letters of Credit

The Authority maintains letters of credit to satisfy potential workers’ compensation liabilities that may arise. The Authority has outstanding a $250,000 uncollateralized letter of credit that will expire on August 31, 2004 but is renewable at the option of the beneficiary. As of June 30, 2004, the Authority also had outstanding a $100,000 uncollateralized letter of credit that was scheduled to expire in March 2005. As of June 30, 2004, no amounts were drawn on the letters of credit. In July 2004, the $100,000 uncollateralized letter of credit was terminated.

NOTE 4—RELATED PARTY TRANSACTIONS:

The Tribe provides governmental and administrative services to the Authority in conjunction with the operation of Mohegan Sun. During the quarters ended June 30, 2004 and 2003, the Authority incurred $3.8 million and $3.3 million, respectively, and for the nine months ended June 30, 2004 and 2003, incurred $11.5 million and $9.8 million, respectively, of expenses for such services. The Tribe, through one of its limited liability companies, has entered into various land lease agreements with the Authority for access, parking and related purposes for Mohegan Sun. The Authority expensed $65,000 for each of the quarters ended June 30, 2004 and 2003 relating to these land lease agreements. For the nine months ended June 30, 2004 and 2003, expenses totaled $196,000 and $200,000, respectively.

The Authority purchases its utilities from an entity owned by the Tribe, the Mohegan Tribal Utility Authority, including electricity, gas, water and sewer. The Authority incurred costs of $4.0 million for such utilities during each of the quarters ended June 30, 2004 and 2003. The Authority incurred costs of $12.6 million during each of the nine month periods ended June 30, 2004 and 2003.

NOTE 5—COMMITMENTS AND CONTINGENCIES:

The Mohegan Compact

In May 1994, the Tribe and the State of Connecticut entered into a Memorandum of Understanding (“MOU”) which sets forth certain matters regarding implementation of the Mohegan Compact. The MOU stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut (“Slot Win Contribution”). The Slot Win Contribution payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines or other commercial casino table games within Connecticut, except those consented to by the Tribe and the Mashantucket Pequot Tribe. For each 12-month period commencing July 1, 1995, the Slot Win Contribution shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80.0 million.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The Authority reflected expenses associated with the Slot Win Contribution totaling $52.2 million and $49.9 million for the quarters ended June 30, 2004 and 2003, respectively. The Authority reflected expenses of $152.7 million and $141.2 million for the nine months ended June 30, 2004 and 2003, respectively. As of June 30, 2004 and September 30, 2003, outstanding Slot Win Contribution payments to the State of Connecticut totaled $16.6 million and $16.0 million, respectively.

Priority Distribution Agreement

On August 1, 2001, the Authority and the Tribe entered into an agreement (the “Priority Distribution Agreement”), which obligates the Authority to make monthly payments to the Tribe to the extent of the Authority’s net cash flow, as defined in the Priority Distribution Agreement. The Priority Distribution Agreement, which has a perpetual term, also clarifies and records the terms pursuant to which the Authority made such payments to the Tribe prior to the effective date of the Priority Distribution Agreement. The Priority Distribution Agreement limits the maximum aggregate payments by the Authority to the Tribe in each calendar year to $14.0 million, as adjusted annually in accordance with the formula specified in the Priority Distribution Agreement to reflect the effects of inflation. However, payments pursuant to the Priority Distribution Agreement do not reduce the Authority’s obligations to make payments to reimburse the Tribe for governmental services provided by the Tribe or any payments under any other agreements with the Tribe. The monthly payments under the Priority Distribution Agreement are limited obligations of the Authority and are not secured by a lien or encumbrance on any assets or property of the Authority. The Authority’s condensed consolidated financial statements reflect payments associated with the Priority Distribution Agreement of $3.9 million and $11.6 million for the quarter and nine months ended June 30, 2004, respectively, and $3.8 million and $11.3 million for the quarter and nine months ended June 30, 2003, respectively.

ACLS of New England, Inc.

The Authority has a 10-year laundry services agreement with ACLS of New England, Inc. (“ACLS”). The Authority has an option to renew the agreement for one additional 10-year term after its expiration in October 2012. Under the laundry services agreement, the Authority will pay an agreed upon rate for laundry services, adjusted annually for the Consumer Price Index and unusual increases in energy costs. Additionally, the Authority has made a $500,000 loan to ACLS to develop the laundry service facility. Pursuant to the terms of the loan, interest may accrue based on the exercise of the renewal options or other certain circumstances. In the event that circumstances occur where interest will be accrued, interest shall accrue commencing from the date of the advance at an annual rate of five percent.

The Authority also entered into a co-investment agreement with the Mashantucket Pequot Tribal Nation (“MPTN”) and ACLS. Under the terms of the co-investment agreement, the Authority and MPTN are guarantors of a term loan entered into between ACLS and Citizens Bank of Connecticut. The term of the co-investment agreement is for ten years and, in the event of default by ACLS, the maximum potential future payments (undiscounted) the Authority could be required to make is approximately $6.4 million.

Litigation

The Authority is a defendant in certain litigation incurred in the normal course of business. In the opinion of management, based on the advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Authority’s financial position, results of operations or cash flows.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

NOTE 6—TCA AGREEMENTS:

Relinquishment Agreement

In February 1998, the Authority and Trading Cove Associates (“TCA”) entered into an agreement (the “Relinquishment Agreement”). Effective January 1, 2000 (the “Relinquishment Date”), the Relinquishment Agreement superseded a then existing management agreement with TCA. The Relinquishment Agreement provides, among other things, that the Authority will make certain payments to TCA out of, and determined as a percentage of, Revenues (as defined in the Relinquishment Agreement) generated by Mohegan Sun over a 15-year period commencing on the Relinquishment Date. The payments (“Senior Relinquishment Payments” and “Junior Relinquishment Payments”) have separate schedules and priority. Senior Relinquishment Payments commenced on April 25, 2000, twenty-five days following the end of the first three-month period following the Relinquishment Date and continue at the end of each three-month period thereafter until January 25, 2015. Junior Relinquishment Payments commenced on July 25, 2000, twenty-five days following the end of the first six-month period following the Relinquishment Date and continue at the end of each six-month period thereafter until January 25, 2015. Each Senior Relinquishment Payment and Junior Relinquishment Payment is an amount equal to 2.5% of the Revenues generated by Mohegan Sun over the immediately preceding three-month or six-month payment period, as the case may be. “Revenues” are defined in the Relinquishment Agreement as gross gaming revenues (other than Class II gaming revenue) and all other facility revenues (including, without limitation, hotel revenues, room service, food and beverage sales, ticket revenues, fees or receipts from convention/events center and all rental or other receipts from lessees and concessionaires but not the gross receipts of such lessees, licenses and concessionaires).

In the event of any bankruptcy, liquidation or reorganization or similar proceeding relating to the Authority, the Relinquishment Agreement provides that each of the Senior and Junior Relinquishment Payments then due and owing are subordinated in right to payment of senior secured obligations, which include the Bank Credit Facility and capital lease obligations, and that the Junior Relinquishment Payments then due and owing are further subordinated to payment of all other senior obligations, including the Authority’s Senior Notes. The Relinquishment Agreement also provides that all relinquishment payments are subordinated in right of payment to the minimum priority distribution payments, which are monthly payments required to be made by the Authority to the Tribe, to the extent then due. The Authority, in accordance with SFAS 5, “Accounting for Contingencies,” has recorded a relinquishment liability of the estimated present value of its obligations under the Relinquishment Agreement.

A relinquishment liability of $549.1 million was established at September 30, 1998 based on the present value of the estimated future Mohegan Sun revenues utilizing the Authority’s risk-free investment rate. At June 30, 2004, the carrying amount of the relinquishment liability was $485.8 million as compared to $505.6 million at September 30, 2003. The decrease during the nine months ended June 30, 2004 is due to $42.2 million in relinquishment payments, offset by $22.4 million for the accretion of discount to the relinquishment liability. Of the $42.2 million in relinquishment payments, $22.6 million represents payment of principal and $19.6 million represents payment of the accretion of discount to the relinquishment liability. During the nine months ended June 30, 2003, the Authority paid $39.3 million in relinquishment payments, consisting of $17.6 million in principal amounts and $21.7 million for the payment of the accretion of discount to the relinquishment liability. The accretion of discount to the relinquishment liability resulted from the impact of the discount for the time value of money. At June 30, 2004 and September 30, 2003, relinquishment payments earned but unpaid were $25.2 million and $17.3 million, respectively.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

NOTE 7—CONDENSED CONSOLIDATING FINANCIAL STATEMENT INFORMATION:

The Authority’s outstanding public debt, comprised of its senior and senior subordinated notes, is fully and unconditionally guaranteed by MBC. Separate financial statements and other disclosures concerning MBC are not presented below because the Authority believes that they are not material to investors. Condensed consolidating financial statement information for the Authority and MBC, as of June 30, 2004 and September 30, 2003 and for the quarters and nine months ended June 30, 2004 and 2003, is as follows (in thousands):

CONDENSED CONSOLIDATING BALANCE SHEETS

	As of June 30, 2004
	Authority	MBC	Consolidating Adjustments	Consolidated Total
ASSETS
Property and equipment, net	$1,341,070	$194	$—	$1,341,264
Other assets, net	259,269	8,128	(5,269)	262,128

Total assets	$1,600,339	$8,322	$(5,269)	$1,603,392

LIABILITIES AND CAPITAL
Total current liabilities	$230,341	$7,467	$(5,269)	$232,539
Long-term debt, net of current portion	1,025,748	6,000	—	1,031,748
Relinquishment liability, net of current portion	392,663	—	—	392,663
Other long-term liabilities	108	—	—	108
Investment in subsidiary	5,145	—	(5,145)	—

Total liabilities	1,654,005	13,467	(10,414)	1,657,058
Total capital	(53,666)	(5,145)	5,145	(53,666)

Total liabilities and capital	$1,600,339	$8,322	$(5,269)	$1,603,392

	As of September 30, 2003
	Authority	MBC	Consolidating Adjustments	Consolidated Total
ASSETS
Property and equipment, net	$1,386,130	$208	$—	$1,386,338
Other assets, net	265,199	10,492	(3,518)	272,173

Total assets	$1,651,329	$10,700	$(3,518)	$1,658,511

LIABILITIES AND CAPITAL
Total current liabilities	$219,500	$5,518	$(3,518)	$221,500
Long-term debt, net of current portion	1,094,649	7,000	—	1,101,649
Relinquishment liability, net of current portion	419,699	—	—	419,699
Other long-term liabilities	14,558	—	—	14,558
Investment in subsidiary	1,818	—	(1,818)	—

Total liabilities	1,750,224	12,518	(5,336)	1,757,406
Total capital	(98,895)	(1,818)	1,818	(98,895)

Total liabilities and capital	$1,651,329	$10,700	$(3,518)	$1,658,511

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	For the Quarter Ended June 30, 2004
	Authority	MBC	Consolidating Adjustments	Consolidated Total
Net revenues	$309,583	$1,581	$(212)	$310,952
Operating costs and expenses:
Gaming and other operations	177,541	1,159	(212)	178,488
Advertising, general and administrative	45,773	909	—	46,682
Depreciation and amortization	23,061	1,240	—	24,301

Total operating costs and expenses	246,375	3,308	(212)	249,471

Income (loss) from operations	63,208	(1,727)	—	61,481
Accretion of discount to the relinquishment liability	(7,485)	—	—	(7,485)
Interest expense	(20,360)	(47)	—	(20,407)
Equity interest	(1,774)	—	1,774	—
Other income (expense), net	(774)	—	—	(774)

Net income (loss)	$32,815	$(1,774)	$1,774	$32,815

	For the Quarter Ended June 30, 2003
	Authority	MBC	Consolidating Adjustments	Consolidated Total
Net revenues	$297,322	$937	$(103)	$298,156
Operating costs and expenses:
Gaming and other operations	169,979	1,149	(103)	171,025
Advertising, general and administrative	45,271	685	—	45,956
Depreciation and amortization	22,798	176	—	22,974

Total operating costs and expenses	238,048	2,010	(103)	239,955

Income (loss) from operations	59,274	(1,073)	—	58,201
Accretion of discount to the relinquishment liability	(8,398)	—	—	(8,398)
Interest expense	(20,905)	(56)	—	(20,961)
Equity interest	(1,128)	—	1,128	—
Other income (expense), net	(538)	1	—	(537)

Net income (loss)	$28,305	$(1,128)	$1,128	$28,305

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

	For the Nine Months Ended June 30, 2004
	Authority	MBC	Consolidating Adjustments	Consolidated Total
Net revenues	$918,235	$1,599	$(219)	$919,615
Operating costs and expenses:
Gaming and other operations	534,567	1,573	(219)	535,921
Advertising, general and administrative	133,808	1,498	—	135,306
Depreciation and amortization	69,597	1,705	—	71,302

Total operating costs and expenses	737,972	4,776	(219)	742,529

Income (loss) from operations	180,263	(3,177)	—	177,086
Accretion of discount to the relinquishment liability	(22,455)	—	—	(22,455)
Interest expense.	(59,925)	(151)	—	(60,076)
Equity interest	(3,327)	—	3,327	—
Other income (expense), net	(920)	1	—	(919)

Net income (loss)	$93,636	$(3,327)	$3,327	$93,636

	For the Nine Months Ended June 30, 2003
	Authority	MBC	Consolidating Adjustments	Consolidated Total
Net revenues.	$853,495	$937	$(103)	$854,329
Operating costs and expenses:
Gaming and other operations	500,735	1,186	(103)	501,818
Advertising, general and administrative	127,910	734	—	128,644
Depreciation and amortization	68,592	291	—	68,883

Total operating costs and expenses	697,237	2,211	(103)	699,345

Income (loss) from operations	156,258	(1,274)	—	154,984
Accretion of discount to the relinquishment liability	(25,194)	—	—	(25,194)
Interest expense.	(63,716)	(96)	—	(63,812)
Equity interest	(1,369)	—	1,369	—
Other income (expense), net	(879)	1	—	(878)

Net income (loss)	$65,100	$(1,369)	$1,369	$65,100

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Nine Months Ended June 30, 2004
	Authority	MBC	Consolidating Adjustments	Consolidated Total
Net cash flows provided by (used in) operating activities	$181,450	$(1,374)	$—	$180,076

Purchases of property and equipment	(26,150)	(37)	—	(26,187)
Other cash flows used in investing activities	(425)	—	—	(425)

Net cash flows used in investing activities	(26,575)	(37)	—	(26,612)

Bank Credit Facility borrowings—revolving loan	62,000	—	—	62,000
Bank Credit Facility repayments—revolving loan	(121,000)	—	—	(121,000)
Bank Credit Facility repayments—term loan	(8,334)	—	—	(8,334)
Line of credit borrowings	99,000	—	—	99,000
Line of credit repayments	(99,000)	—	—	(99,000)
Distributions to Tribe	(48,710)	—	—	(48,710)
Principal portion of relinquishment liability payments	(22,602)	—	—	(22,602)
Other cash flows provided by (used in) financing activities	(12,288)	850	—	(11,438)

Net cash flows provided by (used in) financing activities	(150,934)	850	—	(150,084)

Net increase (decrease) in cash and cash equivalents	3,941	(561)	—	3,380
Cash and cash equivalents at beginning of period	72,690	574	—	73,264

Cash and cash equivalents at end of period	$76,631	$13	$—	$76,644

	For the Nine Months Ended June 30, 2003
	Authority	MBC	Consolidating Adjustments	Consolidated Total
Net cash flows provided by operating activities.	$147,005	$(524)	$—	$146,481

Purchases of property and equipment.	(49,862)	(97)	—	(49,959)
Other cash flows provided by (used in) investing activities.	621	(2,259)	—	(1,638)

Net cash flows used in investing activities	(49,241)	(2,356)	—	(51,597)

Prior bank credit facility borrowings	35,000	—	—	35,000
Prior bank credit facility repayments.	(286,000)	—	—	(286,000)
Bank Credit Facility borrowings—revolving loan	176,000	—	—	176,000
Bank Credit Facility repayments—revolving loan	(80,000)	—	—	(80,000)
Bank Credit Facility borrowings—term loan	100,000	—	—	100,000
Line of credit borrowings	50,000	—	—	50,000
Line of credit repayments	(50,000)	—	—	(50,000)
Distributions to Tribe	(38,280)	—	—	(38,280)
Principal portion of relinquishment liability payments	(17,595)			(17,595)
Other cash flows provided by (used in) financing activities	(6,828)	3,770	—	(3,058)

Net cash flows provided by (used in) financing activities	(117,703)	3,770	—	(113,933)

Net increase (decrease) in cash and cash equivalents	(19,939)	890	—	(19,049)
Cash and cash equivalents at beginning of period	85,017	—	—	85,017

Cash and cash equivalents at end of period	$65,078	$890	$—	$65,968

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

NOTE 8—SUBSEQUENT EVENTS

Tender Offer

On July 15, 2004, the Authority commenced a cash tender offer and consent solicitation to repurchase any or all of its outstanding Senior Notes, at a subsequently determined price of 107.068% and any or all of its outstanding 2001 Senior Subordinated Notes at a subsequently determined price of 113.355% of the original principal amount tendered. The tender offer expired on August 11, 2004. As part of the tender offer, the Authority solicited and received requisite consents to certain proposed amendments to the indentures governing the Senior Notes and Senior Subordinated Notes which eliminated substantially all of the restrictive covenants thereunder. The aggregate amount paid for the Senior Notes at the initial closing on August 3, 2004 was $200.5 million, which represented an original principal amount of Senior Notes tendered of approximately $186.0 million, a tender and consent solicitation premium of $13.2 million and accrued interest of $1.3 million. The aggregate amount paid for the Senior Subordinated Notes at the initial closing was $152.5 million which represented an original principal amount of Senior Subordinated Notes tendered of approximately $133.7 million, a tender and consent solicitation premium of $17.8 million and accrued interest of $995,000. No additional Senior Notes or 2001 Senior Subordinated Notes were tendered after the initial closing. The Authority will record a loss on early extinguishment of debt pertaining to this transaction of approximately $34.0 million in its consolidated statement of income for the fiscal year ended September 30, 2004. The loss will be comprised of an aggregate tender premium amount of $31.0 million, a write-off of unamortized debt issuance costs of approximately $3.4 million and other transaction costs totaling approximately $1.1 million, offset by an approximate net gain of $1.5 million from the recognition of the remaining net deferred gain on derivative instruments sold in connection with the existing notes.

2004 7 1/8% Senior Subordinated Notes

On August 3, 2004, the Authority issued $225.0 million Senior Subordinated Notes due 2014 with fixed interest payable at a rate of 7 1/8% per annum (the “2004 Senior Subordinated Notes”). The net proceeds from this financing were used to repurchase the outstanding 2001 Senior Subordinated Notes and a portion of the outstanding Senior Notes tendered in the tender offer described above, and to pay fees and expenses associated with the issuance. The Authority also used $130.0 million of availability under its Bank Credit Facility to repurchase the remaining outstanding Senior Notes, as tendered. The 2004 Senior Subordinated Notes mature on August 15, 2014. The first call date for the 2004 Senior Subordinated Notes is August 15, 2009. Interest on the 2004 Senior Subordinated Notes is payable semi-annually on February 15 and August 15, with the first interest payment scheduled for February 15, 2005. The 2004 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the remaining Senior Notes, and in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2004 Senior Subordinated Notes rank equally with the remaining 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes, the 2003 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a guarantor of the 2004 Senior Subordinated Notes. As is customary in transactions of this type, the Authority has agreed to offer to exchange within 90 days the 2004 Senior Subordinated Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933, as amended.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Salishan-Mohegan, LLC

On July 23, 2004, the Authority formed Mohegan Ventures-Northwest, LLC as a wholly owned unrestricted subsidiary (“Mohegan Ventures-NW”). As an unrestricted subsidiary, Mohegan Ventures-NW is not required to be a guarantor of the Authority’s debt obligations. Mohegan Ventures-NW holds a 54.15% membership interest in Salishan-Mohegan, LLC, a limited liability company (“Salishan-Mohegan”) formed with Salishan Company, LLC to participate in the development and/or management of a casino to be located in Clark County, Washington and owned and operated by the Cowlitz Indian Tribe. Salishan Company, LLC is a limited liability company in the state of Washington and an entity unrelated to the Authority that held certain land purchase contracts integral to the development of a casino and serves as a primary liaison to the Cowlitz Indian Tribe. Salishan-Mohegan also has been designated as an unrestricted subsidiary of the Authority. Pursuant to an Operating Agreement dated July 23, 2004 between Mohegan Ventures-NW and Salishan Company, LLC, Mohegan Ventures-NW contributed cash and certain non-exclusive licenses, valued collectively at approximately $3.0 million, to Salishan-Mohegan as its initial capital contribution and is committed to lend up to an additional $3.5 million to Salishan-Mohegan in connection with development costs and certain land purchase contracts which Salishan Company, LLC contributed to the venture.

$225,000,000

Mohegan Tribal Gaming Authority

Offer To Exchange

7 1/8% Senior Subordinated Notes due 2014,

Which Have Been Registered Under the Securities Act,

For Any And All Outstanding

7 1/8% Senior Subordinated Notes due 2014

Interest Payable February 15 and August 15, Beginning on February 15, 2005

PROSPECTUS

Dated November 16, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

All current and former officers, employees and members of the Authority are entitled to be indemnified by the Authority pursuant to Section 7 of Mohegan Tribal Ordinance No. 95-2, the ordinance that established the Authority, “against reasonable expenses actually and necessarily incurred by that person in connection with the defense of any action, suit or proceeding in which that person is made a party by reason of being, or having been, such officer, employee or member of the Authority.” Indemnification is not available in the event of an adjudication of liability for negligence or misconduct in the performance of duty or for actions beyond the scope of employment. The Authority also may reimburse such persons for the reasonable costs of settlements of actions, suits or proceedings (so long as such settlements do not involve findings of neglect, misconduct or ultra vires acts) deemed by the Management Board to be in the best interests of the Authority.

The managers of MBC are entitled to indemnification by MBC pursuant to Section 8.5 of MBC’s operating agreement and Section 5-3 of Mohegan Tribal Ordinance 2000-08, the Mohegan Tribe Limited Liability Company Code, which we refer to herein as the LLC Code. Section 8.5 of MBC’s operating agreement indemnifies MBC’s managers from and against any claim by a third party seeking monetary damages arising out of the performance of the managers’ duties in good faith and in accordance with the operating agreement and the LLC Code. Additionally, the LLC Code provides that if a manager is successful on the merits, or otherwise in defense, of any claim, suit, or matter, therein, such manager shall be indemnified by the members of a limited liability company against expense, including attorneys’ fees, that the manager actually and reasonably incurred.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules.

The following financial statement schedule is filed with this registration statement:

Page
Report of Independent Registered Public Accounting Firm on Financial Statement Schedules	S-1
Schedule II—Valuation and Qualifying Accounts	S-2

Schedules other than that listed above are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

II-1

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Authority has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on November 15, 2004.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ MARK F. BROWN
Mark F. Brown Chairman and Member, Management Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 15th day of November, 2004.

Signatures	Title

/s/ MARK F. BROWN Mark F. Brown	Chairman and Member, Management Board

* Peter J. Schultz	Vice-Chairman and Member, Management Board

* William J. Velardo	Chief Executive Officer, Mohegan Tribal Gaming Authority (Principal Executive Officer)

* Leo M. Chupaska	Chief Financial Officer, Mohegan Tribal Gaming Authority (Principal Financial and Accounting Officer)

* Shirley M. Walsh	Recording Secretary and Member, Management Board

* Christine D. Murtha	Corresponding Secretary and Member, Management Board

* Bruce S. Bozsum	Member, Management Board

Signatures	Title

* Jayne G. Fawcett	Ambassador and Member, Management Board

* Roland J. Harris	Member, Management Board

* Maynard L. Strickland	Treasurer and Member, Management Board

* Glenn R. LaVigne	Member, Management Board

*	Pursuant to Power of Attorney

By:	/S/ MARK F. BROWN
Mark F. Brown Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the MBC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on November 15, 2004.

MOHEGAN BASKETBALL CLUB LLC

By:	/s/ JEFFREY E. HARTMANN
Jeffrey E. Hartmann Manager and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 15th day of November, 2004.

Signatures	Title

/s/ WILLIAM J. VELARDO William J. Velardo	Manager and President (Principal Executive Officer)

/s/ JEFFREY E. HARTMANN Jeffrey E. Hartmann	Manager and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Manager and Executive Vice President of Marketing

/s/ ROBERT J. SOPER Robert J. Soper	Manager and Secretary

Report of Independent Registered Public Accounting Firm

on

Financial Statement Schedule

To the Management Board

of Mohegan Tribal Gaming Authority:

Our audits of the consolidated financial statements referred to in our report dated November 13, 2003 appearing in this registration statement of Mohegan Tribal Gaming Authority and its subsidiary (the “Authority”) also included an audit of the financial statement schedules listed in Item 21(b) of this registration statement. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/    PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut

November 13, 2003

S-1

Schedule II

MOHEGAN TRIBAL GAMING AUTHORITY

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2003, 2002 and 2001

(in thousands)

	Column A	Column B	Column C	Column D	Column E
	Balance beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions from reserves(1)	Balance at end of period
Description:

Fiscal Year Ended September 30, 2003
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$1,241	$1,223	$—	$769	$1,695
Fiscal Year Ended September 30, 2002
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$765	$991	$—	$515	$1,241
Fiscal Year Ended September 30, 2001
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$736	$411	$—	$382	$765

(1)	Deductions from reserves include the write-off of uncollectible accounts, net of recoveries of accounts previously written off.

S-2

EXHIBIT INDEX

Exhibit No.	Description
3.1	Constitution of the Mohegan Tribe of Indians of Connecticut, as amended.*

3.2	Ordinance No. 95-2 of the Tribe for Gaming on Tribal Lands, enacted on July 15, 1995 (filed as Exhibit 3.2 to the Authority’s Amendment No. 1 to the Authority’s Registration Statement on Form S-1, filed with the SEC on February 29, 1996, and incorporated by reference herein).

3.3	Articles of Organization of Mohegan Basketball Club LLC, dated as of January 27, 2003 (filed as Exhibit 3.3 to the 2003 Form S-4, and incorporated by reference herein).

3.4	Operating Agreement of Mohegan Basketball Club LLC, a Mohegan Tribe of Indians of Connecticut limited liability company, dated as of January 24, 2003 (filed as Exhibit 3.4 to the 2003 Form S-4, and incorporated by reference herein).

4.1	Relinquishment Agreement, dated February 7, 1998, by and among the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut and Trading Cove Associates (filed as Exhibit 10.14 to the Authority’s Form 10-K405 for the fiscal year ended September 30, 1998, filed with the SEC on December 29, 1998, and incorporated by reference herein).

4.2	Indenture, dated March 3, 1999, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut and First Union National Bank, as Trustee, relating to the 8 1/8% Senior Notes Due 2006 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.3 to the Authority’s Registration Statement on Form S-4, filed with the SEC on April 21, 1999 (the “1999 Form S-4”), and incorporated by reference herein).

4.3	Supplemental Indenture, dated as of January 27, 2003, among the Mohegan Tribal Gaming Authority, the Mohegan Basketball Club LLC, the other Subsidiary Guarantors (as defined in the Indenture) and Wachovia Bank, National Association (formerly known as First Union National Bank), as Trustee, relating to the 8 1/8% Senior Notes Due 2006 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.3 to the Authority’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 8, 2003 (the “June 2003 10-Q”), and incorporated by reference herein).

4.4	Second Supplemental Indenture, dated as of July 28, 2004, among the Mohegan Tribal Gaming Authority, the Mohegan Basketball Club LLC and Wachovia Bank, National Association (formerly known as First Union National Bank), as Trustee, relating to the 8 1/8% Senior Notes Due 2006 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.4 to the Authority’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 16, 2004 (the “June 2004 10-Q”), and incorporated by reference herein).

4.5	Form of Global 8 1/8% Senior Note Due 2006 of the Mohegan Tribal Gaming Authority (contained in the Indenture filed as Exhibit 4.3 to the 1999 Form S-4, and incorporated by reference herein).

4.6	Senior Registration Rights Agreement, dated March 3, 1999, among the Mohegan Tribal Gaming Authority, Salomon Smith Barney Inc., NationsBanc Montgomery Securities, LLC, SG Cowen Securities Corporation, Bear, Sterns & Co. Inc., BankBoston Robertson Stephens Inc. and Fleet Securities, Inc. (filed as Exhibit 4.5 to the 1999 Form S-4, and incorporated by reference herein).

4.7	Indenture, dated as of July 26, 2001, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut and State Street Bank and Trust Company, as Trustee, relating to the 8 3/8% Senior Subordinated Notes Due 2011 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.9 to the Authority’s Registration Statement on Form S-4, File No. 333-69472, filed with the SEC on September 14, 2001, and incorporated by reference herein).

Exhibit No.	Description
4.8	Supplemental Indenture, dated as of January 27, 2003, among the Mohegan Tribal Gaming Authority, the Mohegan Basketball Club LLC, the other Subsidiary Guarantors (as defined in the Indenture) and the State Street Bank and Trust Company, as Trustee, relating to the 8 3/8% Senior Subordinated Notes Due 2011 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.12 to the June 2003 10-Q, and incorporated by reference herein).

4.9	Second Supplemental Indenture, dated as of July 28, 2004, among the Mohegan Tribal Gaming Authority, the Mohegan Basketball Club LLC and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as Trustee, relating to the 8 3/8% Senior Subordinated Notes Due 2011 of the Mohegan Tribal Gaming Authority (filed as exhibit 4.9 to the June 2004 10-Q and incorporated by reference herein).

4.10	Form of Global 8 3/8% Senior Subordinated Notes Due 2011 of the Mohegan Tribal Gaming Authority (contained in the Indenture filed as Exhibit 4.9 to the 2001 Form S-4, and incorporated by reference herein).

4.11	Registration Rights Agreement, dated July 26, 2001, among the Mohegan Tribal Gaming Authority, Salomon Smith Barney Inc., Banc of America Securities LLC, Fleet Securities, Inc., SG Cowen Securities Corporation, Commerzbank Capital Markets Corp., McDonald Investments Inc. and Wells Fargo Brokerage Services, LLC (filed as Exhibit 4.11 to the 2001 Form S-4, and incorporated by reference herein).

4.12	Indenture, dated as of February 20, 2002, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut and State Street Bank and Trust Company, as Trustee, relating to the 8% Senior Subordinated Notes Due 2012 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.12 to the Authority’s Registration Statement on Form S-4, filed with the SEC on March 27, 2002 (the “2002 Form S-4”), and incorporated by reference herein).

4.13	Supplemental Indenture, dated as of January 27, 2003, among the Mohegan Tribal Gaming Authority, the Mohegan Basketball Club LLC, the other Subsidiary Guarantors (as defined in the Indenture) and the State Street Bank and Trust Company, as Trustee, relating to the 8% Senior Subordinated Notes Due 2012 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.16 to the June 2003 10-Q, and incorporated by reference herein).

4.14	Form of Global 8% Senior Subordinated Notes Due 2012 of the Mohegan Tribal Gaming Authority (contained in the Indenture filed as Exhibit 4.12 to the 2002 Form S-4, and incorporated by reference herein).

4.15	Registration Rights Agreement, dated February 20, 2002, among the Mohegan Tribal Gaming Authority, Banc of America Securities LLC, Salomon Smith Barney Inc., Fleet Securities, Inc., SG Cowen Securities Corporation, Commerzbank Securities, McDonald Investments Inc., Wells Fargo Brokerage Services, LLC and Credit Lyonnais Securities (filed as Exhibit 4.14 to the 2002 Form S-4, and incorporated by reference herein).

4.16	Indenture, dated as of July 9, 2003, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, Mohegan Basketball Club LLC and U.S. Bank National Association, as Trustee, relating to the 6 3/8% Senior Subordinated Notes Due 2009 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.19 to the June 2003 10-Q, and incorporated by reference herein).

4.17	Form of Global 6 3/8% Senior Subordinated Notes Due 2009 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.20 to the June 2003 10-Q, and incorporated by reference herein).

4.18	Registration Rights Agreement, dated as of July 9, 2003, among the Mohegan Tribal Gaming Authority, Mohegan Basketball Club LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., Fleet Securities, Inc., SG Cowen Securities Corporation, Credit Lyonnais Securities (USA) Inc., The Royal Bank of Scotland plc, Wells Fargo Securities, LLC, McDonald Investments Inc. and Commerzbank Capital Markets Corp. (filed as Exhibit 4.21 to the June 2003 10-Q, and incorporated by reference herein).

Exhibit No.	Description
4.19	Indenture, dated as of August 3, 2004, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, Mohegan Basketball Club LLC and U.S. Bank National Association, as Trustee, relating to the 7 1/8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.19 to the June 2004 10-Q, and incorporated by reference herein).

4.20	Form of Global 7 1/8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.20 to the June 2004 10-Q, and incorporated by reference herein).

4.21	Registration Rights Agreement, dated as of August 3, 2004, among the Mohegan Tribal Gaming Authority, Mohegan Basketball Club LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, SG Americas Securities, LLC, Greenwich Capital Markets, Inc., McDonald Investments Inc., Caylon Securities (USA) Inc., Commerzbank Capital Markets Corp. and Wells Fargo Securities LLC (filed as Exhibit 4.21 to the June 2004 10-Q, and incorporated by reference herein).

5.1	Opinion of Hogan and Hartson L.L.P.*

10.1	The Mohegan Tribe—State of Connecticut Gaming Compact between the Mohegan Tribe of Indians of Connecticut and the State of Connecticut (filed as Exhibit 10.1 to the 1996 Form S-1 and incorporated herein by reference).

10.2	Agreement, dated April 25, 1994, between the Mohegan Tribe of Indians of Connecticut and the State of Connecticut resolving certain land claims (filed as Exhibit 10.2 to the 1996 Form S-1 and incorporated herein by reference).

10.3	Memorandum of Understanding, dated April 25, 1994, between the Mohegan Tribe of Indians of Connecticut and the State of Connecticut regarding implementation of the Compact and the Resolution Agreement (filed as Exhibit 10.3 to the 1996 Form S-1 and incorporated herein by reference).

10.4	Agreement, dated June 16, 1994, between the Mohegan Tribe of Indians of Connecticut and the Town of Montville, Connecticut (filed as Exhibit 10.4 to the 1996 Form S-1, and incorporated herein by reference).

10.5	Land Lease, dated September 29, 1995, between the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.5 to the 1996 Form S-1, and incorporated herein by reference).

10.6	Amendment to the Land Lease, dated February 19, 1999, between the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.6 to the 1999 Form S-4, and incorporated herein by reference).

10.7	Defeasance Escrow Deposit Agreement, dated as of March 3, 1999, by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut and First Union National Bank (filed as Exhibit 10.11 to the 1999 Form S-4, and incorporated herein by reference).

10.8	The Merrill Lynch Non-Qualified Deferred Compensation Plan Trust Agreement, dated September 1, 1998, between the Mohegan Tribal Gaming Authority and Merrill Lynch Trust (filed as Exhibit 10.16 to the 1998 Form 10-K, and incorporated by reference herein).

10.9	Mohegan Retirement Plan dated as July 30, 2001 between the Mohegan Tribe of Indians of Connecticut and Fleet National Bank (filed as Exhibit 10.18 to the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the SEC on December 19, 2002 (the “2002 Form 10-K), and incorporated by reference herein).

10.10	Priority Distribution Agreement between the Mohegan Tribal Gaming Authority and the Mohegan Tribe of Indians of Connecticut, dated August 1, 2001 (filed as Exhibit 10.1 to the Authority’s Quarterly Report on Form 10-Q for the period ended September 30, 2001 (the “June 2001 10-Q”), and incorporated by reference herein).

Exhibit No.	Description
10.11	Administrative Services Agreement between the Mohegan Tribal Gaming Authority and Fleet Retirement Plan A Services, dated July 30, 2001 (filed as Exhibit 10.2 to the June 2001 10-Q, and incorporated by reference herein).

10.12	Standard Form of Agreement Between Owner and Construction Manager where the Construction Manager is NOT a Constructor, AIA Document B801/Cma, and Supplemental Conditions, dated July 9, 1999 (filed as Exhibit 10.21 to the 2002 Form 10-K, and incorporated by reference herein).

10.13	General Conditions of the Contract for Construction, Construction Manager-Advisor Edition, AIA Document A201/CMa, and Supplementary Conditions to the Agreement Between Owner and Construction Manager (filed as Exhibit 10.22 to the 2002 Form 10K, and incorporated by reference herein).

10.14	Employment Agreement, dated July 24, 2000, by and between the Mohegan Tribal Gaming Authority and John Arnesen (filed as Exhibit 10.20 to the Authority’s Amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 2001, filed with the SEC on November 12, 2002 (the “2001 10-K/A”), and incorporated by reference herein).

10.15	Employment Agreement, dated January 5, 2001, by and between the Mohegan Tribal Gaming Authority and Michael Bloom (filed as Exhibit 10.21 to the 2001 10-K/A, and incorporated by reference herein).

10.16	Employment Agreement, dated June 14, 2000, by and between the Mohegan Tribal Gaming Authority and Gary Crowder (filed as Exhibit 10.22 to the 2001 10-K/A, and incorporated by reference herein).

10.17	Employment Agreement, dated October 4, 2001, by and between the Mohegan Tribal Gaming Authority and Robert Soper (filed as Exhibit 10.23 to the 2001 10-K/A, and incorporated by reference herein).

10.18	Employment Agreement, dated June 23, 2000, by and between the Mohegan Tribal Gaming Authority and Daniel Garrow (filed as Exhibit 10.32 to the 2002 Form 10K, and incorporated by reference herein).

10.19	Membership Agreement, dated January 28, 2003, by and among WNBA, LLC, the Mohegan Basketball Club LLC, the Mohegan Tribal Gaming Authority and the Mohegan Tribe of Indians of Connecticut (filed as Exhibit 10.1 to the Form 8-K filed with the SEC on January 30, 2003, and incorporated by reference herein).

10.20	Amended and Restated Loan Agreement, dated as of March 25, 2003, by and among The Mohegan Tribe of Indians of Connecticut, the Mohegan Tribal Gaming Authority, the Lenders named therein and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.1 to the Form 8-K filed file with the SEC on March 27, 2003, and incorporated by reference herein).

10.21	Amendment No. 1 to the Amended and Restated Loan Agreement, dated as of June 26, 2003, by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut and Bank of America National Trust and Savings Association (filed as Exhibit 99.1 to the Form 8-K filed with the SEC on July 1, 2003, and incorporated by reference herein).

10.22	Loan Agreement, dated June 27, 2003, between Mohegan Tribal Gaming Authority and Fleet National Bank (filed as Exhibit 10.2 to the June 2003 10-Q, and incorporated by reference herein).

10.23	Revolving Loan Note, dated June 27, 2003, between Mohegan Tribal Gaming Authority and Fleet National Bank (filed as Exhibit 10.3 to the June 2003 10-Q, and incorporated by reference herein).

10.24	Amended and Restated Employment Agreement, dated March 31, 2004, by and between the Mohegan Tribal Gaming Authority and William J. Velardo (filed as Exhibit 10.1 to the March 2004 10-Q, and incorporated by reference herein).

Exhibit No.	Description
10.25	Amended and Restated Employment Agreement, dated March 31, 2004, by and between the Mohegan Tribal Gaming Authority and Jeffrey E. Hartmann (filed as Exhibit 10.2 to the March 2004 10-Q, and incorporated by reference herein).

10.26	Amended and Restated Employment Agreement, dated March 31, 2004, by and between the Mohegan Tribal Gaming Authority and Mitchell Grossinger Etess (filed as Exhibit 10.3 to the March 2004 10-Q, and incorporated by reference herein).

10.27	First Amendment to Loan Agreement, dated June 11, 2004, between Mohegan Tribal Gaming Authority and Fleet National Bank (filed as Exhibit 10.1 to the June 2004 10-Q, and incorporated by reference herein).

10.28	Second Amendment to Loan Agreement, dated June 22, 2004, between Mohegan Tribal Gaming Authority and Fleet National Bank (filed as Exhibit 10.2 to the June 2004 10-Q, and incorporated by reference herein).

10.29	Amendment No. 2 to the Amended and Restated Loan Agreement, dated as of July 28, 2004, by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.1 to the Form 8-K filed with the SEC on July 29, 2004, and incorporated by reference herein).

10.30	Management Agreement between The Cowlitz Indian Tribe and Salishan-Mohegan, LLC, dated September 21, 2004.*

10.31	Development Agreement between The Cowlitz Indian Tribe and Salishan-Mohegan, LLC, dated September 21, 2004.*

10.32	Purchase Agreement by and among PNGI Pocono Corp., PNGI, LLC, and Mohegan Tribal Gaming Authority as of October 14, 2004. (filed as Exhibit 10.2 to the Form 8-K filed with the SEC on October 18, 2004, and incorporated by reference herein).

10.33	Amendment No. 3 to Amended and Restated Loan Agreement, dated October 14, 2004, by and among the Mohegan Tribe of Indians of Connecticut, the Mohegan Tribal Gaming Authority and Bank of America, N.A. (filed as Exhibit 10.1 to the Form 8-K filed with the SEC on October 18, 2004, and incorporated by reference herein).

10.34	Third Amendment to Loan Agreement, dated August 31, 2004, between Mohegan Tribal Gaming Authority and Fleet National Bank.*

10.35	Management Agreement by and among the Menominee Indian Tribe of Wisconsin, the Menominee Kenosha Gaming Authority and the Mohegan Tribal Gaming Authority, dated October 21, 2004.*

12.1	Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP.†

23.3	Awareness Letter.†

24.1	Power of Attorney of Mohegan Tribal Gaming Authority (included on signature page to initial filing).

24.2	Power of Attorney of Mohegan Basketball Club LLC (included on signature page to initial filing).

25.1	Statement on Form T-1 of Eligibility of Trustee.*

*	Previously filed.
†	Filed herewith.